As filed with the U.S. Securities and Exchange Commission on February 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN ACQUISITION VENTURES CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-3720717
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

42 Broadway, 12th Floor

New York, NY 10004

310-740-0710

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Christoffersen

42 Broadway, 12th Floor

New York, NY 10004

310-740-0710

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J.P. Galda J.P. Galda & Co. 40 East Montgomery Avenue LTW 220 Ardmore, PA 19003 Tel: (215) 815-1534 Email: jpgalda@jpgaldaco.com	Randolf W. Katz Clark Hill PLC 555 Flower Street, 24th Floor Los Angeles, CA 90071 Tel: (213) 417-5310 Email: rkatz@clarkhill.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF

WESTERN ACQUISITION VENTURES CORP.

AND

PROSPECTUS FOR SHARES OF COMMON STOCK OF

WESTERN ACQUISITION VENTURES CORP.

WESTERN ACQUISITION VENTURES CORP.

42 Broadway, 12th Floor

New York, NY 10004

To the Stockholders of Western Acquisition Ventures Corp.:

As we previously announced, Western Acquisition Ventures Corp. (“Western”), Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion, Inc., a Delaware corporation (“Cycurion”) entered into that certain Agreement and Plan of Merger, dated as of November 21, 2022 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into Cycurion with Cycurion surviving the merger as a wholly owned subsidiary of Western (the transactions contemplated by the Business Combination Agreement, the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”).

The Business Combination Agreement provides that Western has agreed to acquire all of the outstanding equity interests of Cycurion for an aggregate of 9,500,000 shares of Western common stock, par value $0.0001 per share (the “Merger Consideration Shares”). As further discussed in this proxy statement/prospectus, the parties agreed to a pre-money valuation of Cycurion of $95 million.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the merger (the “Effective Time”), each share of Cycurion’s capital stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive the Per-Share Merger Consideration (i.e., the portion of the Merger Consideration Shares with respect to (i) a single share of Cycurion’s common stock or (ii) a share of Cycurion’s Series A Convertible Preferred Stock, as the case may be, equal, in each case, to the quotient obtained by dividing (x) the Merger Consideration Shares by (y) the Fully Diluted Company Shares). As used herein, “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Cycurion’s common stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Cycurion’s Series A Convertible Preferred Stock (on an as-if-converted to Cycurion’s common stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Cycurion “Rollover Warrant Shares”; plus (d) the aggregate number of Cycurion “Rollover RSU Shares”.

In addition, pursuant to the Business Combination, at the Effective Time, each Cycurion RSU Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Western and shall be converted into that number of whole Parent RSU Awards (as defined below) equal to the product (rounded down to the nearest whole number) of: (i) the number of Cycurion RSU Awards held by that holder as of immediately prior to the Effective Time; multiplied by (ii) the Common Stock Exchange Ratio (a “Parent RSU Award”; and, collectively, the “Parent RSU Awards”). Further, each Cycurion Warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Cycurion Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Cycurion common stock subject to such Cycurion Warrant immediately prior to the Effective Time by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Cycurion common stock of such Cycurion Warrant divided by (y) the Common Stock Exchange Ratio (a “Converted Warrant”; and, collectively, the “Converted Warrants”)).

In connection with the execution of the Business Combination Agreement, the Sponsor and Western’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Western and Cycurion, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Western board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Western, the Sponsor and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for twelve (12) months following the Closing Date. As of February [●], 2023 the Sponsor, A.G.P. and Insiders own [●]% of Western’s issued and outstanding shares of Common Stock.

In addition, also in connection with the execution of the Business Combination Agreement, Cycurion’s officers, directors and certain key stockholders (the “Cycurion Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Western and Cycurion, pursuant to which the Cycurion Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination. The Cycurion Key Stockholders also entered into Lock-Up Agreements with Western and the investors in the PIPE Transaction (as defined below) pursuant to which the Cycurion Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in the Lock-Up Agreements) shall not be transferred for twelve (12) months following the Closing Date, subject to certain exceptions.

It is anticipated that, upon completion of the Business Combination, Western’s Public Stockholders will retain an ownership interest of approximately 7.5%, the Sponsor and Insiders will retain an ownership interest of approximately 33.9%, Cycurion Equity holders will own approximately 58.3% and a service provider receiving stock as partial compensation will own approximately 0.3% in the post-Business Combination company. The ownership percentage with respect to New Cycurion following the Business Combination does not take into account (i) any further redemption of any shares by Western’s Public Stockholders, (ii) the issuance of any shares upon Closing under the Equity Incentive Plan, which is intended to be adopted following consummation of the Business Combination, or (iii) Public Warrants and Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. The total potential ownership interest of the Sponsor and A.G.P. in New Cycurion following the Business Combination, assuming exercise and conversion of all securities they own is 3,877,000 shares of New Cycurion common stock, or 37.9%, assuming maximum redemptions and an aggregate of 10,232,957 shares of New Cycurion Common Stock issued and outstanding upon exercise of outstanding warrants owned by Sponsor. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Western’s existing stockholders in the post-Business Combination company will be different.

Western’s Units, each consisting of one share of Common Stock and one redeemable warrant, Western’s shares of Common Stock, par value $0.0001 per share, and Western’s warrants, each exercisable for one share of Common Stock (the “Public Warrants”), are currently listed on the Nasdaq Stock Market LLC under the symbols “WAVSU” “WAVS” and “WAVSW” respectively. Pursuant to the Current Charter, Western is providing its Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Western to pay its taxes) of Western’s initial public offering (the “Western IPO”).

Western is holding a special meeting (the “Special Meeting”) of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Western Special Meeting, which will be held on [·], 2023, at 10:00 a.m., Eastern time, via live webcast at the following address: [·], unless postponed or adjourned to a later date, Western will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus.

Western is providing this proxy statement/prospectus and accompanying proxy card to Western stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Whether or not you plan to attend the Special Meeting, Western urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors,” beginning on page 55.

After careful consideration, the disinterested members of Western’s board of directors have unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and Western’s board of directors has determined that it is advisable to consummate the Business Combination.

On behalf of Western’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Stephen Christoffersen

Chief Executive Officer

Western Acquisition Ventures Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [•], 2023 and is first being mailed to the stockholders of Western on or about [•], 2023.

Western Acquisition Ventures Corp.

42 Broadway, 12th Floor

New York, NY 10004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF WESTERN ACQUISITION VENTURES CORP.

To Be Held On [•], 2023

To the Stockholders of Western Acquisition Ventures Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Western Acquisition Ventures Corp., a Delaware corporation (“Western,” “we,” “our” or “us”), will be held on [•] , 2023, at 10:00 am, Eastern time, via live webcast at the following address: [●].

You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:

i.	Proposal 1 — The Business Combination Proposal — to approve the Agreement and Plan of Merger, dated as of November 21, 2022 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Western, Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion, Inc., a Delaware corporation (“Cycurion”); and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Cycurion with Cycurion surviving the merger as a wholly owned subsidiary of Western (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”). In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
ii.	Proposal 2 — The Nasdaq Proposal — to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 9,500,000 shares of Common Stock in connection with the Business Combination (the “Nasdaq Proposal”);
iii.	Proposal 3 — The Charter Amendment Proposal — to approve the proposed third amended and restated certificate of incorporation of Western (the “Proposed Charter”), which will replace Western’s amended and restated certificate of incorporation, dated January 11, 2022, as amended on January 11, 2023 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (the “Charter Amendment Proposal”). A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;
iv.	Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):
a.	to change the post-Business Combination company’s corporate name from “Western Acquisition Ventures Corp.” to “Cycurion, Inc.” (we refer to such proposal as “Advisory Charter Proposal A”);
b.	increasing the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from 1 million to 5 million (we refer to such proposal as “Advisory Charter Proposal B”);
c.	prohibiting stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter Proposal C”); and
d.	removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company (we refer to such proposal as “Advisory Charter Proposal D”);

v.	Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Emmit Mc Henry, Alvin McCoy, III, Kurt Mc Henry, Gerald R. Czarnecki, Leela J. Gray, J. Derek Penn, Henry V. Stoever, IV (current members of the Cycurion board of directors) and Stephen Christoffersen (Western’s Chairman and CEO) to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified (we refer to this proposal as the “Directors Proposal”);
vi.	Proposal 6 — The Equity Incentive Plan Proposal — to approve the 2023 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination, including the authorization of the initial share reserve under the Equity Incentive Plan (the “Equity Incentive Plan Proposal”); and
vii.	Proposal 7 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, or the Equity Incentive Plan Proposal (the “Adjournment Proposal”).We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, and the Equity Incentive Plan Proposal, as the “Proposals.”

Only holders of record of Western common stock at the close of business on [●], 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Western stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Western for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, Western is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination, the shares of Western common stock (“Public Shares”) then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Western to pay its taxes) of Western’s initial public offering (the “Western IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $7.9 million on February 4, 2023, the estimated per share redemption price would have been approximately $10.25.

Public Stockholders may elect to redeem their shares whether they vote for the Business Combination Proposal, against the Business Combination Proposal, if they abstain from voting, or if they fail to vote their shares. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Common Stock sold in the Western IPO. Western Acquisition Ventures Sponsor LLC, a Delaware limited liability company (the “Sponsor”), as well as its officers and directors and A.G.P. have agreed to waive their redemption rights with respect to any shares of Western common stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of February 4, 2023, the Sponsor, A.G.P. and Western’s officers and directors own 80.8% of the issued and outstanding shares of Western common stock. The Sponsor, A.G.P. and Western’s officers and directors have agreed to vote any shares of Western common stock owned by them in favor of the Business Combination Proposal.

The approval of the Charter Amendment requires the affirmative vote of 65% of the issued and outstanding shares of Western common stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of Western common stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal will not be presented to the Western stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination. Western’s board of directors has already unanimously approved the Business Combination. As a result of these agreements, it is certain that each of the Proposals will be approved regardless of the vote of the Public Stockholders.

As of February 4, 2023, there was approximately $7.9 million in the Trust Account. Each redemption of shares of Western common stock by its Public Stockholders will decrease the amount in the Trust Account. Net tangible assets must be maintained at a minimum of $5,000,001 upon consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. Whether or not you plan to attend the Special Meeting, we urge you to read the proxy statement/prospectus carefully. Please pay particular attention to the section therein entitled “Risk Factors.”

If you have any questions or need assistance voting your shares, please call us at [•] or Morrow Sodali LLC,. the Company’s proxy solicitation agent at: Toll Free: (800) 662-5200, or Collect: (203) 658-9400. Thank you for your participation. We look forward to your continued support.

[●], 2023

By Order of the Board of Directors

Stephen Christoffersen

Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Western (File No. 333-[•]) (the “Registration Statement”), constitutes a prospectus of Western under Section 5 of the Securities Act, with respect to the shares of Western common stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of Western stockholders at which Western stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

Western files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Western’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

Email: WAVS.info@investor.morrowsodali.com

If you are a stockholder of Western and would like to request documents, please do so by [●], 2023 to receive them before the Western Special Meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Western stockholders nor the issuance by Western of its Common Stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Western has been provided by Western and information contained in this proxy statement/prospectus regarding Cycurion has been provided by Cycurion.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources, and Western’s and Cycurion’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. The market and industry data used in this prospectus involve a number of assumptions and limitations, and any estimates underlying such market information and other factors, including those described in the section titled “Risk Factors,” could cause actual results to differ materially from those expressed in the third-party estimates and in our estimates.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Western” refer to Western Acquisition Ventures Corp., and the terms “New Cycurion,” and “post-Business Combination company” refer to Cycurion, Inc., and its subsidiaries following the consummation of the Business Combination.

In this document:

“A.G.P./Alliance Global Partners,” or “A.G.P.” means the lead underwriter in Western’s IPO and financial advisor to Western in connection with the IPO.

“BCMA” means that certain business combination marketing agreement, dated January 11, 2022, by and between Western and A.G.P.

“Board” means the board of directors of Western.

“Business Combination” means the business combination pursuant to the Business Combination Agreement.

“Business Combination Agreement” means the Agreement and Plan of Merger, dated as of November 21, 2022, by and among Western, Merger Sub and Cycurion.

“Charter” or “Current Charter” means Western’s current amended and restated certificate of incorporation dated January 11, 2022, as amended on January 11, 2023, as filed with the Secretary of State of the State of Delaware.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cycurion” means Cycurion, Inc., a Delaware corporation, prior to the Business Combination.

“Cycurion Equityholders” refers to the holders of equity interests in Cycurion as of the time immediately before the Business Combination.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Western common stock initially purchased by our sponsor and A.G,P, in a private placement, all of which shares are referred to herein as “Founder Shares.”

“GAAP” refers to the generally accepted accounting principles.

“JOBS Act” means the Jumpstart Our Business Startup Act of 2012, as amended.

“Merger Consideration” and “Merger Consideration Shares” means the shares of Common Stock and Preferred Stock to be issued as part of the consideration for the Business Combination.

“Merger Sub” means WAV Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Western.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Nasdaq Capital Market” means The Nasdaq Stock Market, LLC’s Nasdaq Capital Market listing tier.

“New Cycurion” refers to Western following the consummation of the Business Combination.

“Private Placement” means the private placement to our sponsor (and/or their designees) of the Private Warrants that occurred simultaneously with the Western IPO.

“Private Warrants” means the warrants sold in the Private Placement.

“Public Shares” means the shares of Western common stock sold as part of the units in the Western IPO (whether purchased in the offering or thereafter in the open market).

“Public Stockholders” means the holders of our Public Shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchased public shares, provided that each initial stockholder’s and member of our management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares.

“Public Warrants” means the warrants underlying the Units sold in the Western IPO.

“Proposals” means the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“RSU” means restricted stock unit.

“Special Meeting” means the special meeting of the stockholders of Western, to be held on          , 2023, at          , Eastern time, via live webcast.

“Sponsor” or “our sponsor” means Western Acquisition Ventures Sponsor LLC, a Delaware limited liability company.

“Trust Account” means the Trust Account of Western, which holds the net proceeds of the Western IPO, together with interest earned thereon, less amounts released to pay tax obligations.

“Units” means units of Western consisting of one share of Common Stock and one Public Warrant.

“ValueScope” means ValueScope LLC, a financial advisor to Western with respect to the valuation of the Business Combination.

“Western” means Western Acquisition Ventures Corp.

“Western common stock” or “common stock” means common stock of Western, $0.0001 par value.

“Western IPO” means Western’s initial public offering, which was consummated on January 11, 2022.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of Western stockholders. The following questions and answers do not include all the information that is important to stockholders of Western. We urge the stockholders of Western to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.Why am I receiving this proxy statement/prospectus?

●	Western stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement, among other Proposals. Western has entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. We refer to this merger as the “Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are the Proposals on which Western stockholders are being asked to vote.

Proposal 1 — The Business Combination Proposal — to approve the Business Combination Agreement, by and among Western, Merger Sub, and Cycurion; and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Cycurion with Cycurion surviving the merger as a wholly owned subsidiary of Western (the transactions contemplated by the Business Combination Agreement. In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

Proposal 2 — The Nasdaq Proposal — to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 9,500,000 shares of Common Stock in connection with the Business Combination;

Proposal 3 — The Charter Amendment Proposal — to approve the Proposed Charter, which will replace Western’s Current Charter, and will be in effect upon the consummation of the Business Combination. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals:

viii.	to change the post-Business Combination company’s corporate name from “Western Acquisition Ventures Corp.” to “Cycurion, Inc.”;
ix.	increasing the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from 1 million to 5 million;
x.	prohibiting stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent; and
xi.	removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company;

Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Emmit McHenry, Alvin Mccoy, III, Kurt McHenry, Gerald R. Czarnecki, Leela J. Gray, J. Derek Penn, Henry

V. Stoever, IV (current members of the Cycurion board of directors) and Stephen Christoffersen (Western’s CEO) to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified;

Proposal 6 — The Equity Incentive Plan Proposal — to approve the 2023 Equity Incentive Plan, a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination, including the authorization of the initial share reserve under the Equity Incentive Plan; and

Proposal 7 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal. the Directors Proposal, or the Equity Incentive Plan Proposal.

As a result of the ownership of the Sponsor, A.G.P and the founding stockholders, each of the Proposals will be approved regardless of the vote of the Public Stockholders.

Q:Are the Proposals conditioned on one another?

A:Unless the Business Combination Proposal is approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal and the Equity Incentive Plan Proposal will not be presented to the stockholders of Western at the Special Meeting. The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Western does not consummate the Business Combination and fails to complete an initial business combination by July 11, 2023, Western will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Q:What will happen in the Business Combination?

A:At the Closing, Merger Sub will merge with and into Cycurion, with Cycurion surviving such merger as the surviving entity. As a result, Cycurion will become a wholly-owned subsidiary of Western. In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Western’s Public Stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. Upon the closing of the Business Combination, Western will change its name to “Cycurion, Inc.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:What equity stake will current stockholders of Western and Cycurion Equity holders hold in New Cycurion after the Closing?

A:It is anticipated that, upon completion of the Business Combination, Western’s Public Stockholders will retain an ownership interest of approximately 7.5%, the Sponsor, A.G.P. and Insiders will retain an ownership interest of approximately 33.9%, Cycurion Equity holders will own approximately 58.3% and a service provider receiving stock as partial compensation will own approximately 0.3% in the post-Business Combination company. The ownership percentage with respect to New Cycurion following the Business Combination does not take into account (i) any further redemption of any shares by Western’s Public Stockholders, (ii) the issuance of any shares upon Closing under the Equity Incentive Plan, which is intended to be adopted following consummation of the Business Combination, or (iii) Public Warrants and Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. The total potential ownership interest of the Sponsor and A.G.P. in New Cycurion following the Business Combination, assuming exercise and conversion of all securities they own is 3,877,000 shares of New Cycurion common stock, or 37.9%, assuming maximum redemptions and an aggregate of 10,232,957 shares of New Cycurion Common Stock issued and outstanding upon exercise of outstanding warrants owned by Sponsor. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Western’s existing stockholders in the post-Business Combination company will be different. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Western’s existing stockholders in the post-Business Combination company will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed approve Business Combination?

Yes. In order to assess the fairness of the transaction, the Board retained Valuescope LLC to provide a fairness opinion on November 1, 2022. For a description of the opinion issued by Valuescope to Western, please see “Proposal No. 1: The Business Combination Proposal — Opinion of the Financial Advisor.” In selecting ValueScope, the Board considered, among other things, the fact that ValueScope, is a reputable investment banking firm with substantial experience advising companies. ValueScope, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

Q:What role did A.G.P. have in negotiating the terms of the Business Combination Agreement?

A:A.G.P. acted as a non-exclusive advisor to Western in the Business Combination, provided assistance in structuring and negotiating the terms of the Business Combination on behalf of Western. A.G.P.’s interests in the Business Combination may be different from or in addition to (and may conflict with) the interests of Western’s stockholders. For a description of A.G.P.’s interests in the Business Combination, see “Risk Factors — Risks Related to Western and the Business Combination — Western’s Sponsor, directors, officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.”

As discussed below under “Proposal 1 — The Business Combination Proposal — Background of the Business Combination,” A.G.P. assisted the Company in structuring and negotiating a definitive purchase agreement with respect to a Business Combination; (ii) assisted the Company in arranging meetings with the Company’s stockholders to discuss this and other potential Business Combinations, to the extent legally permissible; (iii) introduced the Company to potential investors to purchase the Company’s securities in connection with the Business Combination; and (iv) assisted the Company with relevant financial analysis, presentations, press releases and filings, notwithstanding having interests that may be different from or in addition to (and may conflict with) the interests of Western’s stockholders. For example, A.G.P. negotiated with Western concerning the amount of A.G.P.’s deferred underwriting fee at the same time that A.G.P. and Cycurion were negotiating Cycurion’s valuation for purposes of determining the amount of equity that would be allocated to the parties in the Business Combination.

Q:What conditions must be satisfied to complete the Business Combination?

A:There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of Western of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Directors Proposal (the “Condition Precedent Proposals”). The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “The Business Combination Proposal — The Business Combination Agreement.”

Q:Why is Western providing stockholders with the opportunity to vote on the Business Combination?

A:Under the Current Charter, Western must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Western’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. Notwithstanding this, by virtue of their ownership of Western common stock, all of the Proposals will be approved regardless of the vote of the Public Stockholders. For business and other reasons, Western has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Western is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q:How many votes do I have at the Special Meeting?

A:Western stockholders are entitled to one vote at the Special Meeting for each share of Western common stock held of record as of [•], 2023, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were 4,021,221 outstanding shares of Western common stock.

Q:What vote is required to approve the proposals presented at the Special Meeting?

A:The approval of the Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding Western common stock as of the Record Date. Accordingly, a Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. A Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Western common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal. The approval of the Advisory Charter Proposals is not a precondition to the consummation of the Business Combination.

If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal and the Equity Incentive Plan Proposal will not be presented to the Western stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

Q:May Western, the Sponsor or Western’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Western’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Western shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:What constitutes a quorum at the Special Meeting?

A:Holders of a majority of the shares of capital stock of Western issued and outstanding and entitled to vote, represented in person, virtual attendance or by proxy, shall constitute a quorum at the Special Meeting. In the absence of a quorum, the stockholders present by virtual attendance or represented by proxy shall have power to adjourn the Special Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. As of the Record Date, 2,010,611 shares of Western common stock would be required to achieve a quorum.

Q:How will the Sponsor, directors and officers vote?

A:The Sponsor, as Western’s initial stockholder, A.G.P. and certain individuals, each of whom is a member of Western’s Board and/or management team (“Insiders”) have agreed to vote his, her or its Founder Shares and all shares of Western common stock owned by the Sponsor or each such Insider, respectively, in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and Insiders agreed to vote their Founder Shares and other shares of Western common stock in accordance with the majority of the votes cast by Western’s Public Stockholders.

Q:What interests do Western’s current officers and directors have in the Business Combination?

A:The Sponsor, members of Western’s Board and its executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

●	the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that if the Business Combination is not approved, in accordance with our Charter, the 2,125,000 Founder Shares held by our Sponsor, in which our officers and directors have a membership interest, as well as the 750,000 Founder Shares held by A.G.P all of which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 376,000 Private Placement Units that were acquired simultaneously with the IPO for an aggregate purchase price of $3,760,000;
●	if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.21 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;
●	all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;
●	our sponsor, officers, directors, initial stockholders or their affiliate, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of February 4, 2023, no out-of-pocket expenses are owed to Western’s officers, directors and Sponsor.

In light of the foregoing, the Sponsor, A.G.P. and Western’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cycurion rather than liquidate even if (i) Cycurion is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor, A.G.P. and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Western’s directors and executive officers who hold Founder Shares or Private Placement Units may receive a positive return on their investment(s), even if Western’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

These interests may influence Western’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:What happens if I sell my shares of Common Stock before the Special Meeting?

A:The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:What happens if I vote against the Business Combination Proposal?

A:The Proposals will still be approved by virtue of the ownership of Western common stock owned by the Sponsor and A.G.P., regardless of the vote of the Public Stockholders.

Q:Do I have redemption rights?

A:Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of February 4, 2023, based on funds in the Trust Account of approximately $7.865 million, this would have amounted to approximately $10.25 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Western common stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Western’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of Western Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:Will how I vote affect my ability to exercise redemption rights?

A:No. You may exercise your redemption rights whether you vote your shares of Western common stock “FOR” or “AGAINST” the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus or if you abstain from voting or if you fail to vote your shares. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:How do I exercise my redemption rights?

A:In order to exercise your redemption rights, you must prior to 5:00 PM, Eastern time, on [●], 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to American Stock Transfer & Trust Company, our transfer agent, at the following address:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Western does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Western’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Western’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Western’s transfer agent return the shares (physically or electronically). You may make such request by contacting Western’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:What are the U.S. federal income tax consequences of exercising my redemption rights?

A:The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of public shares that you own or are deemed to own (including through the ownership of warrants). Any portion of such a distribution to you if you are a Non-U.S. holder (as defined below) that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless you establish that you are eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply). Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. holders in connection with a redemption are treated as distributions in respect of such Non-U.S. holder’s public shares. Accordingly, if you are a Non-U.S. holder, you should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to you pursuant to a redemption at a rate of 30% unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:Do I have dissenter rights if I object to the proposed Business Combination?

A:No. There are no dissenter rights available to holders of Western common stock in connection with the Business Combination.

Q:What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

●	Western stockholders who properly exercise their redemption rights;
●	certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Western or Cycurion in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;
●	unpaid taxes of Western; and
●	for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:What happens if the Business Combination is not consummated?

A:There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Western is unable to complete the Business Combination or another initial business combination transaction by July 11, 2023, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable less up to $100,000 to pay various costs associated with dissolution, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Western expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Western’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

Q:When is the Business Combination expected to be completed?

A:The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Merger — Closing Conditions”; or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Business Combination Agreement may be terminated by either Western or Cycurion if the Closing has not occurred by July 11, 2023, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:What do I need to do now?

A:You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:How do I vote?

A:If you were a holder of record of Western common stock on [●], the Record Date, you may vote with respect to the applicable Proposals online at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to American Stock Transfer & Trust Company, LLC (“AST”) at proxy@equiniti.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting online should contact AST no later than [●], 2023 to obtain this information.

Q:What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:At the Special Meeting, Western will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:Signed and dated proxies received by Western without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:How can I attend the Special Meeting?

A:You may attend the Special Meeting via live webcast by visiting [●]. As a registered stockholder, you received a proxy card from AST, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact AST at [●] or e-mail AST at proxy@ equiniti.com.

Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions above.

You can pre-register to attend the Special Meeting online starting [●], 2023. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact AST at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing [●], when prompted enter the pin # [●]. This is listen only, you will not be able to vote or enter questions during the Special Meeting.

Q:If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Western believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:May I change my vote after I have mailed my signed proxy card?

A:Yes. You may change your vote by sending a later-dated, signed proxy card to Western’s secretary at the address listed below so that it is received by Western’s secretary prior to the Special Meeting or attend the Special Meeting online and vote. You also may revoke your proxy by sending a notice of revocation to Western’s secretary, which must be received by Western’s secretary prior to the Special Meeting.

Western Acquisition Ventures Corp.
Attention: Secretary
42 Broadway, 12th Floor
New York, NY 10004

Q:What should I do if I receive more than one set of voting materials?

A:You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:Who will solicit and pay the cost of soliciting proxies?

A:Western will pay the cost of soliciting proxies for the Special Meeting. Western has engaged Morrow Sodali, which we refer to as the “proxy solicitor,” to assist in the solicitation of proxies for the Special Meeting and for a special meeting to approve the extension of the time to complete the Business Combination. Western has agreed to pay the proxy solicitor a fee of $22,500, plus disbursements. Western will reimburse the proxy solicitor for reasonable out-of-pocket expenses and will indemnify the proxy solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. Western will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Western common stock for their expenses in forwarding soliciting materials to beneficial owners of the Western common stock and in obtaining voting instructions from those owners. Western’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:Who can help answer my questions?

A:If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

Email: WAVS.info@investor.morrowsodali.com

To obtain timely delivery, Western stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about Western from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Western’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” above. If you have questions regarding the certification of your position or delivery of your stock, please contact:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Felix.Orihuela
E-mail: Felix.Orihuela@equiniti.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to “New Cycurion” refer to Western and its consolidated subsidiary after giving effect to the Business Combination. References to the “Company” or “Western” refer to Western Acquisition Ventures Corp.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s Public Stockholders.

Parties to the Business Combination

Western Acquisition Ventures Corp.

Western is a Delaware corporation formed on April 28, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company is not limited to a particular industry or sector for purposes of consummating a business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Western’s Units, Common Stock and Public Warrants are currently listed on the Nasdaq Stock Market LLC under the symbols “WAVSU” “WAVS” and “WAVSW” respectively.

The mailing address of Western is 42 Broadway, 12th Floor, New York, NY 10004, and its telephone number is (310) 740-0710.

Merger Sub

Merger Sub is a Delaware corporation and wholly-owned subsidiary of Western formed solely for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub is 42 Broadway, 12th Floor, New York, NY 10004, and its telephone number is (310) 740-0710.

Cycurion

Cycurion is a Delaware corporation formed in October 2017, with the purpose of acquiring and holding operating entities in the cybersecurity industry. On July 14, 2020, we changed our corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc. Cycurion has three wholly-owned subsidiaries: (i) Axxum Technologies LLC (“Axxum”), a Virginia limited liability company formed in December 2006, (ii) Cloudburst Security LLC (“Cloudburst”), a Virginia limited liability company formed in January 2007, and (iii) Cycurion Innovation, Inc., a Delaware corporation formed in September 2021, in connection with our acquisition of assets from Sabres Security Ltd. (“Sabres”), a leading Israeli-based cyber security provider.

Cycurion’s principal executive office is located at 1749 Old Meadow Road, Suite 500, McLean, Virginia 22102, and its telephone number is (703) 854-1652. Its website address is www.cycurion.com. Axxum’s website address is www.axxumtech.com. Cloudburst’s website address is www.cloudburstsecurity.com. Information on or accessed through any of these websites is not incorporated into this proxy statement/prospectus and is not a part of this proxy statement/prospectus.

The Proposals

Proposal 1 — The Business Combination Proposal

Western stockholders will be asked to approve the Agreement and Plan of Merger, dated as of November 21, 2022 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Western, Western

Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion, Inc., a Delaware corporation (“Cycurion”); and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Cycurion with Cycurion surviving the merger as a wholly owned subsidiary of Western (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”). In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). A copy of the Business Combination Agreement is attached to this %prospectus as Annex A.

Consideration to the Cycurion Equity holders in the Business Combination

The Business Combination Agreement provides that Western has agreed to acquire all of the outstanding equity interests of Cycurion for an aggregate of 9,500,000 shares of Western common stock, par value $0.0001 per share (the “Merger Consideration Shares”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the merger (the “Effective Time”), each share of Cycurion’s capital stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive the Per-Share Merger Consideration (i.e., the portion of the Merger Consideration Shares with respect to (i) a single share of Cycurion’s common stock or (ii)  a share of Cycurion’s Convertible Series A Preferred Stock, as the case may be, equal, in each case, to the quotient obtained by dividing (x) the Merger Consideration Shares by (y) the Fully Diluted Company Shares). As used herein, “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Cycurion’s common stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Cycurion’s Series A Convertible Preferred Stock (on an as-if-converted to Cycurion’s common stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Cycurion “Rollover Warrant Shares”; plus (d) the aggregate number of Cycurion “Rollover RSU Shares”.

In addition, pursuant to the Business Combination, at the Effective Time, each Cycurion RSU Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Western and shall be converted into that number of whole Parent RSU Awards equal to the product (rounded down to the nearest whole number) of: (i) the number of Cycurion RSU Awards held by that holder as of immediately prior to the Effective Time; multiplied by (ii) the Common Stock Exchange Ratio. Further, each Cycurion warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Cycurion Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Cycurion common stock subject to such Cycurion Warrant immediately prior to the Effective Time by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Cycurion common stock of such Cycurion Warrant divided by (y) the Common Stock Exchange Ratio.

Board of Directors Following the Business Combination

Each of our directors holds office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified, or until his or her death, resignation, or removal. Our executive officers are appointed by, and serve at the pleasure of, our Board and hold office until his or her death, resignation, or removal from office. The executive officers have been appointed based on their qualifications, including their prior leadership history with other companies, strategic vision, and potential contributions to our growth and profitability.

Our directors and executive officers, their positions held, and duration of such, are as follows:

Name	Age	Position
Emmit McHenry	79	Chairman of the Board of Directors
L. Kevin Kelly	56	Chief Executive Officer
Alvin McCoy, III	54	Chief Financial Officer and Director
Kurt McHenry	51	President, Chief Operating Officer, and Director
Gerald M. Czarnecki	82	Director
Leela J. Gray	56	Director
J. Derek Penn	65	Director
Henry V. Stoever, IV	57	Director
Stephen Christoffersen	38	Director

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers during at least the past five years, including their respective principal occupations or employment during the period, the name and principal business organization by which they were respectively employed, and certain of their respective directorships:

Emmit McHenry, Chairman of the Board

Emmit McHenry has served as our Chairman of the Board since October 4, 2017, and also served as our Chief Executive Officer until January 25, 2023. Prior to joining the Company, Mr. McHenry was a founding Principal of Archura, LLC, in 2006, and held the positions of Chairman and Chief Executive Officer. Earlier in his career, Mr. McHenry founded and developed several other companies us, including NetCom Solutions International, Inc. and Network Solutions, Inc, the internet domain service provider. In addition, he has held management positions with International Business Machines (IBM), Connecticut General Life Insurance Company (now, CIGNA), Union Mutual, and Allstate Insurance Company, where he served in several positions, including Regional Vice President for the five northwestern states (Idaho, Oregon, Washington, Alaska, and Hawaii).

Mr. McHenry has held positions on the executive Committee for the Council on Competitiveness and the Board of Directors for James Martin Government Intelligence and Global Technology. Mr. McHenry obtained a Bachelor of Arts in Communications from the University of Denver and a Master of Arts in Communications from Northwestern University. Mr. McHenry also received an Honorary Doctor of Philosophy from Shaw University. Mr. McHenry is a Service-Disabled Veteran, having served in the United States Marine Corps. We believe that Mr. McHenry is qualified to serve on our Board because of his significant experience in corporate leadership and extensive knowledge Information Security.

L. Kevin Kelly, Chief Executive Officer

L. Kevin Kelly has served as our Chief Executive Officer since January 25, 2023. From March 2015, he was the Chief Executive of Halo Privacy, a Chicago, Illinois-based cyber security organization that focuses on digital security solutions for high-profile individuals and Fortune 500 companies. In 2014 and 2015, he was the Chief Executive Officer and President for the North American operations of Asia Pulp & Paper, an Asian-based pulp and paper entity that ranks as one of the largest in the world. Mr. Kelly’s career also included 16 years with Heidrick & Struggles International Incorporated, a world-wide premier executive search firm; during the last [    ] years of his tenure ending in 2013, he served as its Chief Executive Officer. For the 16 months prior to his employment with Halo Privacy, Mr. Kelly was based in the Greater Chicago Area, as an executive advisor to the BTS Group AB, a Swedish-headquartered global professional services firm. Mr. Kelly earned his Bachelor of Science from George Mason University and his Master of Business Administration from Duke University’s Fuqua School of Business, on whose Board of Advisors he presently sits.

Alvin McCoy, III, Chief Financial Officer and Director

Alvin McCoy, III has served as our Chief Financial Officer and a director since October 4, 2017. Prior to joining the Company, Mr. McCoy served as a Managing Partner at Quantum Capital Partners, LLC (“Quantum Capital Partners”), a merchant banking firm that specialized in corporate financial advisory, real estate advisory, and niche structured finance transactions from 2004. He specialized in advising middle market companies with strategic financial management and M&A activity. Between 2004 and 2010, Mr. McCoy was the President and Chief Executive Officer of The McCoy Group, LLC, providing interim CFO services, capital raising and strategic advice to middle market and early-stage companies. Prior to this, Mr. McCoy served in several management positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated’s Sales and Trading and Structured Finance groups from 1994 to 1999.

Mr. McCoy served in several management positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated’s Sales and Trading and Structured Finance groups. Mr. McCoy earned his Bachelor of Arts in Economics and History from Bucknell University and his Master of Business Administration from Duke University’s Fuqua School of Business. He was the Chairman of the Board for Lafayette Federal Credit Union, a $560 million financial institution that serves the Washington DC market, and also served on the Board of Directors of Potomac Business Services, LLC, a commercial real estate underwriting, lending, and servicing organization with over $5 billion in assets that represents financial institutions. Mr. McCoy served on the Board of Directors of the Bucknell Alumni Association and has been active in the Junior Achievement Mentoring Program. We believe that Mr. McCoy is qualified to serve on our Board because of his extensive investment banking and financial experience working with both middle market and large organizations across various industry sectors.

Kurt McHenry, President, Chief Operating Officer, and Director

Kurt McHenry has served as our President, Chief Operating Officer, and a director since October 4, 2017. Prior to joining the Company, Mr. McHenry was a founding Principal of Archura, LLC, in 2006, and held the positions of President and Chief Operating Officer. Mr. McHenry previously served as President and Chief Operating Officer of NetCom Solutions International, Inc. Prior to that, he held various sales and marketing positions at AT&T Global Information Systems and NCR Corporation.

Mr. McHenry earned a Bachelor of Arts from George Mason University, and has attended Executive Education programs at the University of Virginia’s Darden School of Business and Northwestern University’s Kellogg School of Business. He currently serves on the Board of Directors for the Greater Washington Wrestlers in Business Network and served on the Board of Directors of the SkyWalker Flight School, a non-profit organization focused on providing opportunities through sports for the youth of the Washington D.C. metropolitan area. We believe that Mr. McHenry is qualified to serve on our Board because of his operational track record and experience within the information technology and telecommunication industries.

Gerald M. Czarnecki, Director

Gerald Czarnecki has served as one of our independent directors since October 5, 2020. Mr. Czarnecki is the founder of, and has served as the Chairman and Chief Executive Officer of, The Deltennium Group, Inc., a privately held consulting and direct investment firm, since its founding in 1995. Prior to forming The Deltennium Group, Inc., Mr. Czarnecki was President of UNC Incorporated, a diversified aerospace and aviation company engaged in manufacturing, after-market services and military outsourcing services, the Senior Vice President of Human Resources and Administration of IBM Corporation, and has held a number of executive positions in the retail banking and consumer financial services industry. For 17 years, Mr. Czarnecki has been a member of the Board of Directors of State Farm Insurance Company and serves as Chairman of the Audit Committee and a member of the Boards of Directors of State Farm Bank and State Farm Fire & Casualty. In December 2019, he was appointed the Chief Executive Officer and sole director of DirectView, Inc., a Florida-based provider of video and audio hardware and software options to create custom security and surveillance solutions for large and small businesses, as well as residential customers. Between April 2015 and May 2020, Mr. Czarnecki served as a director, and from June 2015 to May 2020 as the Chairman of the Board and member of various committees of the board, of Eco Building Products, Inc., a California-based developer of eco-friendly protective wood coatings that filed for protection under the United States Bankruptcy Code in June 2020. In January 2007, he founded and remains the Chairman of the Board and Chief Executive Officer of The National Leadership Institute, Inc., a not-for-profit organization that engages boards of directors in their efforts to improve their own performance. Mr. Czarnecki serves as the Chairman of the National Association of Corporate Directors — Florida Chapter. He also serves on the boards of directors to a variety of privately-held entities.

Mr. Czarnecki earned a Bachelor of Arts in Economics from Temple University and Master of Arts in Economics from Michigan State University, a Doctor of Humane Letters from National University, and is a Certified Public Accountant. Mr. Czarnecki is also the author of five books on leadership and corporate governance. We believe that Mr. McHenry is qualified to serve on our Board because of his significant experience as a management change agent, his corporate leadership, knowledge and experience in the information technology industry, and abilities to assist in the development of our corporate strategy.

Leela (Lee) J. Gray, Brigadier General (Retired), Director

Retired Gen. Leela (Lee) J. Gray has served as one of our independent directors since April 25, 2022. She is a retired Brigadier General in the United States Army, with a career spanning 30 years. During her military career, Gen. Gray served as an adaptive leader, leading various military organizations of increasing size and mission scope, including leading cyber and information warfare, public relations, marketing, and financing across the U.S., Europe, and the Middle East, and combat deployments in Iraq. Additionally, Gen. Gray served as the Deputy Commanding General of the United States Army Central Command from July,2015 to September,2018, where she helped shape policy, advised logistics and training, and developed new strategies to transform the combat readiness for Army Forces deploying to the Middle East. Prior to that, she served as a Division Commanding General, where she guided adaptive, scenario-driven training for more than 200 logistics, engineering, medical, and telecommunications units of more than 20,000 personnel. Gen. Gray retired from the United States Army in September 2018. She also has served as a member of the Board of Directors of Yazan Inc., a Virginia-based private company that has generated a software application called “Empower Rideshare,” which provides a competitive service for individuals who otherwise might become drivers for Uber or Lyft.

In addition to her illustrious military career, Retired Gen. Gray also served as a strategic advisor for the Department of State’s Strategic Engagement Center from 2014 to 2015, where she created new interagency initiatives targeting terrorist and violent extremist’s narratives, with strategic partners in the Middle East, Europe, and Southeast Asia. She then served as a strategic advisor for the Department of Defense’s United States Army Cyber Command from December, 2018 to August,2019, where she developed innovative strategies for the Defense Cyber policy, as it conducted full-spectrum cyberspace operations, electronic warfare ,and information operations, ensuring freedom of action for friendly forces in the cyber domain.

Retired Gen. Gray holds a Bachelor of Arts in Mass Communications from Elon University, a Master of Arts in Journalism from Ball State University, and a Master of Science in Strategic Studies from the United States Army War College. Furthermore, she holds Top Secret Security Clearance. She currently serves on the board of directors of Empower Rideshare and Monetary Capital Acquisition Corporation. We believe that Retired Gen. Gray is qualified to serve on our Board because of her significant experience with cyber and information systems and strategies.

J. Derek Penn, Director

J. Derek Penn has served as one of our independent directors since April 25, 2022. Prior to joining the Company, he had an accomplished career on Wall Street spanning nearly four decades. Mr. Penn served as the senior Equity Block Trader and Senior NASDAQ Trader for the entity currently known as Morgan Stanley from 1984 to 1992. He then served as the head of UK and European Equity Trading at Merrill Lynch, Pierce, Fenner, & Smith Incorporated from 1992 to 1994, Head of International Equity Trading at Lehman Brothers Holdings, Inc. from 1994 to 1998 and Head of Equity Trading at Fidelity Investments Inc. from 1998 to 2005. Most recently, he served as a Managing Director and Head of Equity Sales and Trading at The Bank of New York Mellon Corporation (BNY Mellon/Pershing Capital Markets) from 2006 to 2018. During his time at BNY Mellon / Pershing Capital Markets, Mr. Penn guided the group during the 2008 financial and credit crisis, and managed a division generating more than $100 million in revenues with more than 100 traders. Further, he led the automation of various elements of the firm’s marketing making and trading operations, doubling the division’s production levels.

Mr. Penn holds a Bachelor of Arts with a double major in Chemistry and English from Duke University, and a Master of Business Administration from Duke University’s Fuqua School of Business. He currently serves on the board of directors of Charles Schwab Corporation, where he is a member of the Audit, Compliance and Valuation Committee, and is an Emeritus Trustee in the Fuqua School of Business’s Board of Trustees. We believe that Mr. Penn is qualified to serve on our Board because of his significant experience with public companies and in the financial industry.

Henry V. Stoever, IV, Director

Henry V. Stoever, IV has served as one of our independent directors since April 25, 2022. He also serves as the President and CEO of the Association of Governing Boards of Universities and Colleges (AGB), the largest organization that works to develop and strengthen higher education governing boards. Mr. Stoever has held this role since July, 2019. Prior to that, he served as the Chief Marketing Officer of the National Association of Corporate Directors from January 2010 to June 2019, as Senior Vice President at Brazos Higher Education Services Corporation, Inc. from 2006 to 2010, as Vice President of Marketing at CoStar Realty Information, Inc. (CoStar Group) from 2005 to 2006, as Senior Director of Industry Marketing at Sprint Corporation from 2003 to 2005, as Director of Marketing at LexisNexis from 2000 to 2002, and as Senior Brand Manager at Kraft Foods Inc. from 1993 to 2000. In addition to his extensive corporate experience, Mr. Stoever also served as a Captain in the United States Marine Corps, where he led combat forces in Honduras and Panama, in support of Operation Just Cause, and Kuwait during Operation Desert Storm, for which he received a Navy Commendation Medal.

Mr. Stoever holds a Bachelor of Science in Economics from the United States Naval Academy and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management. He has served as an Advisory Council Member at the Krach Institute for Tech Diplomacy at Purdue University since April, 2022, as a member of the Board of Directors of the United Arab Emirates University since January 2021, and on the Academic & Scholarship Programs Board of the United States Naval Academy Alumni Association & Foundation since 2015. We believe that Mr. Stoever is qualified to serve on our Board because of his significant experience in a wide variety of business enterprises.

Stephen Christoffersen

Stephen Christoffersen is an operator and investor in financial markets and high-growth industries. He currently serves as the CEO of Western. He is the managing member of Range Ventures LLC, an opportunistic investment company focused on public and private companies.

From 2018 to 2021, Mr. Christoffersen worked for KushCo Holdings Inc (OTCQX: KSHB) and during his time as CFO, he led a business turnaround resulting i n company profitability for the first time in three years and led to a merger with Greenlane Holdings (NASDAQ: GNLN), which was announced March 2021. Additionally, Mr.Christoffersen spearheaded KushCo’s strategic investments, including its investment in XS Financial, Inc. (CSE: XSF), where Mr. Christoffersen currently serves as CFO and is on the Board as a member of the Investment and Compensation committee.

Prior to joining KushCo, Mr. Christoffersen served as Vice President of Investment Strategy for Comerica Asset Management Inc. (NYSE: CMA), where he oversaw asset allocation and investments.

Mr. Christoffersen received his Chartered Financial Analyst designation in 2015 and holds a Bachelor of Science degree in Finance from the University of Nevada, Las Vegas.

Accounting Treatment for Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Western will issue shares for outstanding equity interests of Cycurion in the Business Combination, Western will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cycurion issuing stock for the net assets of Western, accompanied by a recapitalization. The net assets of Western will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cycurion.

Appraisal Rights

None of Western’s stockholders or holders of its Units or Public Warrants have appraisal rights in connection with the Business Combination under Delaware law.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, A.G.P. and Western’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Western and Cycurion, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Western board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Western, the Sponsor and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for twelve (12) months following the Closing Date. As of February 4, 2023 the Sponsor and Insiders own 81% of Western’s issued and outstanding shares of Common Stock.

Company Support Agreement

In addition, also in connection with the execution of the Business Combination Agreement, Cycurion’s officers, directors and certain key stockholders (the “Cycurion Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Western and Cycurion, pursuant to which the Cycurion Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination.

Lock-Up Agreements

In connection with the execution of the Business Combination Agreement, the Cycurion Key Stockholders also entered into Lock-Up Agreements with Western pursuant to which the Cycurion Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in the Lock-Up Agreements) shall not be transferred for twelve (12) months following the Closing Date, subject to certain exceptions.

Please see the section titled “The Business Combination Agreement” for further information. Below is a brief summary of the other Proposals that Western stockholders are being asked to vote on at the Special Meeting.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) no order or law shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated by the Business Combination Agreement, (ii) the approval by the requisite stockholders of Western and Cycurion of the Business Combination Agreement and the transactions contemplated thereby, (iii) Western’s initial listing application with Nasdaq in connection with the Business Combination having been conditionally approved; and (iv) after giving effect to the transaction contemplated by the Business Combination Agreement, Western having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Western, Cycurion, or any other matter.

Proposal 2 — The Nasdaq Proposal

As part of the consideration for the Business Combination, Western is obligated to 9,500,000 shares of Common Stock to the Cycurion Equity holders, Western stockholders will be asked to approve, for purposes of complying with the listing standards of Nasdaq, the issuance of up to an aggregate of 9,500,000 shares of Common Stock in connection with the Business Combination (the “Nasdaq Proposal”);

Proposal 3 — The Charter Amendment Proposal

Western stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal and the consummation of the Business Combination, the proposed third amended and restated certificate of incorporation of Western (the “Proposed Charter”), which will replace Western’s amended and restated certificate of incorporation, dated January 11, 2022, as amended on January 11, 2023 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (the “Charter Amendment Proposal”). A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

Proposal 4 — The Advisory Charter Proposals

Western stockholders will be asked to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

●	to change the post-Business Combination company’s corporate name from “Western Acquisition Ventures Corp.” to “Cycurion, Inc.” (we refer to such proposal as “Advisory Charter Proposal A”);
●	increasing the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from 1 million to 5 million (we refer to such proposal as “Advisory Charter Proposal B”);
●	prohibiting stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter Proposal C”); and
●	removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company (we refer to such proposal as “Advisory Charter Proposal D”).

Proposal 5 — The Directors Proposal

Western is proposing that its stockholders vote to elect, effective as of the consummation of the Business Combination, Emmit McHenry, Alvin Mccoy, III, Kurt McHenry, Gerald R. Czarnecki, Leela J. Gray, J. Derek Penn, Henry V. Stoever, IV (current members of the Cycurion board of directors) and Stephen Christoffersen (Western’s CEO) to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified.

Proposal 6 — The Equity Incentive Plan Proposal

Western is proposing that its stockholders approve and adopt the Cycurion, Inc. 2023 Equity Incentive Plan, which will become effective upon the Closing. A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C.

Proposal 7 — The Adjournment Proposal

Western is proposing that its stockholders vote to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, or the Equity Incentive Plan Proposal.

Reasons for the Business Combination

Western’s Reasons for the Business Combination

In evaluating the Business Combination, Western’s board of directors reviewed a number of materials, including the transaction documentation, certain due diligence summary materials prepared by Western’s management and advisors, investor presentations, and various industry and financial data and consulted with Western’s management, legal, financial, and other advisors. The advisors had full access to all of the materials provided to Western and advised the board of directors on the opportunity and risks of the Business Combination. In addition, Western’s board of directors received an opinion of ValueScope as to the fairness of the transaction from a financial point of view.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Western’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision to approve the Business Combination. Western’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Western’s board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements”

The officers and directors of Western have substantial experience in evaluating the operating and financial merits of companies and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

In evaluating the Business Combination, Western’s board of directors considered the criteria and guidelines to evaluate prospective business opportunities set by the Western’s management team in the Western IPO prospectus and has determined that Cycurion meets many of these criteria. Specifically, the Western’s board of directors noted, among others, that:

●	Established Business. Cycurion is an established business, with established products, client base, and revenue stream.
●	Business with Growth Potential. Cycurion has a range of new products providing significant growth potential.
●	Established Leadership Team. Cycurion has an established leadership team and a desire to on board new senior talent to better execute against the growth plan. Since the Business Combination Agreement was signed, Cycurion has appointed a very strong candidate to the CEO position.
●	Need to improve Security Measures. Cyber security threats are increasing and organizations are aware of the need to improve security measures and increase spend to counter such threats.
●	Technology Leadership. Cycurion has technology leadership in cyber security field. The team’s competence was further confirmed in interviews conducted by cyber security consultant Northcliffee Cybersecurity Research Ltd. for the services of Paul Kearney, PhD., commissioned by Western as part of the due diligence.
●	Loyal Client Base. Cycurion has good relations with a loyal client base.
●	Strong Potential for M&A. Cycurion has a strong potential for M&A with the prospect of helping to drive new cyber security solutions, customer acquisition, top line growth and adjusted EBITDA.
●	Long-Term Intrinsic Value Potential. Because of the abovementioned factors, among others, the Western Board believes that Cycurion has attractive long term intrinsic value potential because of its growth potential, the importance of network cyber security, the ineffectiveness of the traditional cyber security solutions and Cycurion’s advanced technology.
●	Redemption rights. If the Business Combination closes, holders of Western common stock may have all or any portion of their shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal. This redemption option will allow each holder of Western common stock to choose whether or not to invest in Cycurion. If the Business Combination fails to close, this redemption option will not be available until Western finds and closes an alternative transaction in the future, which could take substantial time and may never occur. Given the state of the market, there are a more limited number of targets available for special purpose acquisition companies (each a “SPAC”), and it will be more difficult for Western to identify and close an alternative transaction
●	Attractive valuation that can provide attractive returns for public investors. The board of directors believes that Cycurion’s valuation is attractive relative to comparable publicly traded companies.
●	Cycurion would benefit from our team’s expertise. Western’s team’s continued involvement in Cycurion as shareholders, as well as Mr. Christoffersen’s involvement as a board member, following the Business Combination and their diverse experience in operations management can add substantial value to accelerate Cycurion’s research and development and commercialization efforts.

Western’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

Future Financial Performance.     The risk that future financial performance may not meet Western’s expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.

Potential for Benefits not Achieved.     The risk that the potential benefits of the Business Combination, including Cycurion’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

Competition.    The risk that Cycurion may not be able to successfully compete with larger and more established cybersecurity firms.

Macroeconomic Risks and Uncertainty.     Macroeconomic and geo-political risks could prohibit Cycurion from achieving the full benefits of the proposed Business Combination.

Public company experience.     Most of Cycurion’s management has limited experience in operating a public company. The public company requirements may strain Cycurion’s resources and divert management’s attention.

Fees and expenses.     The legal, accounting, advisory and compliance expenses associated with completing the Business Combination may exceed Cycurion’s expectations.

Redemption Risk.     The potential that a significant number of Western’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Western’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete.

Closing Conditions.     The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Western’s control.

Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

In addition to considering the factors described above, Western’s board of directors also considered other factors including, without limitation:

●	Interests of Certain Persons. Some officers and directors of Western may have interests in the Business Combination. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page of this proxy statement/prospectus; and
●	Other Risks. Various other risks associated with Cycurion’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Western’s board of directors concluded that the potential benefits that it expected Western and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Western’s board of directors determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Western and its stockholders.

Interests of Western’s Directors and Officers in the Business Combination

In considering the recommendation of Western’s board of directors to vote in favor of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor and Western’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Western’s stockholders generally. In particular:

If the Business Combination with Cycurion or another business combination is not consummated by July 11, 2023, Western will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor and A.G.P., which were acquired for an aggregate purchase price of $25,000 prior to the Western IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.

The Sponsor purchased an aggregate of 376,000 private placement units from Western for $10.00 per unit. This purchase took place on a private placement basis simultaneously with the consummation of the Western IPO. Nearly all of the proceeds Western received from these purchases were used to fund the process of securing a business combination or the Trust Account.

If Western is unable to complete a business combination within the required time period under the Western Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Western for services rendered or contracted for or products sold to Western. If Western consummates a business combination, on the other hand, Western will be liable for all such claims.

The Sponsor and Western’s officers and directors and their affiliates are entitled to reimbursement of activities on Western’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Western fails to consummate a business combination within the required time period under the Western Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, Western may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by July 11, 2023. As of the record date, the Sponsor and Western’s officers and directors and their affiliates had not incurred any unpaid reimbursable expenses.

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate,

Based on the difference in the purchase price of $0.009 per share that the Sponsor and A.G.P. paid for the 2,875,000 Founder Shares for an aggregate purchase price of $25,000, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the Western IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in Western. In total, the Sponsor has invested $3,785,000 for securities that would be worthless absent the completion of a business combination.

The Business Combination Agreement provides for the continued indemnification of Western’s current directors and officers and the continuation of directors and officers liability insurance covering Western’s current directors and officers.

Stephen Christoffersen, Western’s CEO will be a member of the board of directors of Cycurion following the closing of the Business Combination and, therefore, in the future Mr. Christoffersen will receive any cash fees, stock options or stock awards that Cycurion’s board of directors determines to pay to its non-executive directors.

Certain of Western’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. Western’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to Western and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in Western’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to Western. Western’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by applicable law, Western renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of Western, on the one hand, and Western, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and Western waives any claim or cause of action it may have in respect thereof. Western does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination.

Recommendation of the Western Board

Western’s board of directors has determined that each of the proposals outlined above is in the best interests of Western and its stockholders and recommended that Western stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals and “FOR” the Adjournment Proposal, if presented.

Cycurion’s Reasons for the Business Combination

In the course of reaching its decision to approve the Business Combination, the Cycurion board of directors consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

●	Other Alternatives: It is the belief of Cycurion, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for Cycurion to create greater value for Cycurion’s equity holders, while providing Cycurion’s holders with greater long-term liquidity by owning stock in a public company.
●	Advantages over a Traditional IPO: Prior to executing the Business Combination Agreement, the Cycurion board of directors considered the alternative of a traditional firm commitment initial public offering. The Cycurion board of directors considered that the Business Combination provided certain advantages over a traditional IPO. In particular, the Cycurion board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies with Cycurion’s characteristics, and Cycurion’s investment banker informing them in early July of a delay in timing of an IPO until September at the earliest due to the need for additional marketing to additional potential institutional investors, and the summer slowdown of the IPO market, the Business Combination with Western was likely to provide for a more time- and cost-effective means to access additional capital with less dilution to Cycurion’s existing holders.
●	Access to Capital: Cycurion expects that the Business Combination would be a more time- and cost-effective means to access capital than other options considered, including a traditional IPO.
●	Size of Post-Business Combination Company: Cycurion considered the Business Combination pro forma enterprise value of approximately $100 million for Cycurion provided Cycurion’s holders with the opportunity to go forward with ownership in a public company with a larger enterprise value. Pro forma enterprise value was calculated as, 10.3 million pro forma shares outstanding after the Business Combination multiplied by an assumed price per share of $10, less pro forma net cash of $9.1 million, assuming no redemption from the Western trust.

Date, Time and Place of Special Meeting

The Special Meeting will be held on [●], 2023, at 10:00 am, Eastern time, conducted via live webcast at the following address [●]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of Western Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Western stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the shares of capital stock of Western issued and outstanding and entitled to vote, is represented in person, by virtual attendance or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding Western common stock as of the Record Date. Accordingly, any Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal. However, since the Sponsor and A.G.P. are required to vote in favor of all Proposals and since the combined voting power of the Sponsor and A.G.P. is approximately 81%, the Charter Amendment is assured to pass.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. An Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. However, since the Sponsor and A.G.P. are required to vote in favor of all Proposals and since the combined voting power of the Sponsor and A.G.P. is approximately 81%, the Charter Amendment is assured to pass.

The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal. The Adjournment Proposal is not subject to and conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal do not receive the requisite vote for approval, then Western will not consummate the Business Combination. If Western does not consummate the Business Combination and fails to complete an initial business combination by July 11, 2023, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders. However, since the Sponsor and A.G.P. are required to vote in favor of all Proposals and since the combined voting power of the Sponsor and A.G.P. is approximately 81%, the Charter Amendment is assured to pass.

Recommendation to Western Stockholders

Our Board believes that the Proposals to be presented at the Special Meeting are in the best interests of Western and its stockholders and unanimously recommends that Western stockholders vote “FOR” the Proposals.

Emerging Growth Company

Western is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Western has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Western, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Western will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Western IPO, (b) in which Western has total annual gross revenue of at least $1.07 billion, or (c) in which Western is deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which Western has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, Western is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Western will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Western common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Western’s annual revenues exceeded $100 million during such completed fiscal year and the market value of Western common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.”

Summary of Risks Related to Cycurion

There are several material risk factors related to our business and the cybersecurity industry, and Cycurion’s security that may adversely affect its business. Risks related to Cycurion’s business operations and its industry include, but are not limited to (i) our limited operating history affecting our ability to win new businesses, (ii) significant challenges in achieving and maintaining profitability, (iii) significant debt burden, (iv) reliance on talent and innovation to win new business, (v) significant competition from larger cybersecurity companies, (vi) constant risk of cyber-attacks against its clients and our Company as a whole, (vii) risks related to future acquisitions, including achieving synergies, profitability, and continued business growth, and (viii) reliance on government contracts to support and enhance a significant portion of our operations.

Additionally, it is worth noting that there are immediate risks related to a potential closing of Cycurion’s proposed acquisition of SLG, including but not limited to, (i) significant costs related to that potential closing, (ii) the proposed acquisition may not materialize, (iii) potential disruption to our business as a result of the potential closing, and (iv) SLG’s ability to perform profitably after the potential closing.

Risks Related to Cycurion’s Business and Industry

Cycurion has a limited operating history upon which you can evaluate our future business and prospects.

Cycurion has a limited operating history. It was incorporated in 2017. Since its incorporation, Cycurion have acquired two operating subsidiaries: Axxum in 2017 and Cloudburst in 2019. It also acquired certain technology assets of Sabres in September 2021. Accordingly, Cycurion and its subsidiaries have varying operating histories and, together as a consolidated company, they have a limited operating history, which can make it difficult for investors to evaluate Cycurion’s operations and prospects and may increase the risks associated with an investment. There can be no assurance that Cycurion’s business plan can be realized in the manner contemplated, that it will ever realize any significant operating revenues, or that its operations will ever be profitable and, therefore, its stockholders may lose all or a substantial part of their investment.

Cycurion has incurred net losses and cannot assure you that it will achieve or maintain profitable operations.

Cycurion’s net profit was $190,325 for the year ended December 31, 2021 and its net loss was $266,013 for the year ended December 31, 2020. As of September 30, 2022, its stockholders’ equity was $4,506,430. Cycurion may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, and delays and other unknown events.

Cycurion intends to increase its brand awareness, expand the customer base, and expect to continue to invest heavily in its businesses in the foreseeable future as management continues to attempt to expand and grow the core businesses. In addition, Cycurion’s net revenues could be impacted by various factors, including the competitive landscape, customer preferences, and the success of our service offerings.

Accordingly, management cannot assure you that Cycurion will achieve sustainable operating profits as it continues to attempt to expand its product and professional service offerings and otherwise implement its growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on Cycurion’s ability to implement its business plan, its results and operations, and its financial condition, and could cause the value of its Common Stock to decline, resulting in a significant or complete loss of your investment.

Cycurion’s level of indebtedness and debt service obligations could adversely affect its financial condition and make it more difficult for management to fund its operations.

As of September 30, 2022, Cycurion had approximately $14.5 million of indebtedness and other liabilities outstanding.

•It will need to use a substantial portion of available cash flow to pay interest and principal on existing debt, which will reduce the amount of money available to finance its operations and other business activities;

•its debt level increases its vulnerability to general economic downturns and adverse industry conditions;

•its debt level could limit its flexibility in planning for, or reacting to, changes in its business and in its industry in general;

•its leverage could place Cycurion at a competitive disadvantage compared to its competitors that have less debt; and

•its failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, may require us to maintain specified financial ratios and will limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on its business or prospects.

Despite the existing level of indebtedness, Cycurion and its subsidiaries may incur additional indebtedness, which could further exacerbate the risks described above.

Cycurion’s ability to grow and compete in the future will be adversely affected if adequate capital is not available to it or not available on favorable terms.

Cycurion has limited capital resources. To date, it has financed its operations through a mix of equity investments by unaffiliated third parties and bank debt financing and, except in connection with this Offering, it expects to continue to do so in the foreseeable future. Cycurion’s ability to continue its normal and planned operations, to grow its business, and to compete in the cybersecurity industry will depend on the availability of adequate capital.

Management cannot assure you that Cycurion will be able to obtain additional financing from those or other sources when or in the amounts needed, on acceptable terms, or at all. If it raises capital through the sale of equity, or securities convertible into equity, that would result in dilution to its then-existing stockholders, which could be significant depending on the price at which it may be able to sell its securities. If Cycurion raises additional capital through the incurrence of additional indebtedness, it would likely become subject to further covenants restricting its business activities, and holders of debt instruments would have rights and privileges senior to those of its then-existing stockholders. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If Cycurion is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce, or eliminate certain products or professional service offerings or future marketing efforts, or reduce or discontinue its operations. Any of these events could significantly harm Cycurion’s business, financial condition, and prospects and could cause the value of its Common Stock to decline, resulting in a significant or complete loss of your investment.

If Cycurion does not continue to innovate and offer solutions and professional services that address the dynamic threat landscape, it may not remain competitive and its revenue and operating results could suffer.

Cycurion’s success will depend, in part, on its ability to develop and implement innovative customer solutions and professional services that anticipate and keep pace with rapid and continuing changes in technology, industry standards, and client preferences, as well as continue to attract top talent and expertise in order to develop innovative solution offerings and professional services that are required to keep up with dynamic industry landscapes. Cycurion may not be successful in anticipating or responding to these developments in a timely basis, and our offerings may not be successful in the marketplace. In addition, services, solutions, and technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any of these circumstances could have a material adverse effect on its ability to obtain and successfully complete important client engagements, which in return would negatively affect revenue and operating results.

Cycurion rely on personnel with extensive information security expertise and the loss of, or our inability to attract and retain, qualified personnel in the highly competitive labor market for such expertise could harm our business.

Cycurion’s future performance depends upon its ability to attract and retain qualified cybersecurity personnel. The information technology consulting and cybersecurity industries have highly competitive labor markets, which depend on technical expertise and experience. In the future, it may be unable to continue to recruit and retain talent. If it is unable to recruit and/or retain talent, it may not be able to expand. Finally, its competitors may offer more competitive compensation packages than it could afford to offer. Cycurion regularly attempts to benchmark its employee and contractor compensation against compensation paid within our industry and, if possible, make annual adjustments to the compensation it pays in order to remain competitive in the market.

In order to attract and retain the number of employees Cycurion needs to grow our business, it may need to increase its compensation levels in the future. This could adversely affect its operating margins, which, in turn, could negatively affect its financial condition and operating results.

If Cycurion is unable to hire, retain, train, and motivate qualified personnel and senior management, its business could suffer.

Cycurion’s future success largely depends upon the continued contribution, attraction, and retention of its senior management and other qualified personnel. If one or more of Cycurion’s executive officers are unable or unwilling to continue in their present positions, it may not be able to replace them readily, if at all. Additionally, it may incur additional expenses to recruit and retain new executive officers. If any of its executive officers joins a competitor or forms a competing company, it may lose some or all of its customers. Finally, it does not maintain “key person” life insurance on any of its executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect Cycurion’s business, financial condition, and results of operations, and thereby an investment in its Common Stock.

Cycurion must continually enhance its training, existing solutions and technology tools and develop or acquire new solutions and tools, or it will lose clients and its competitive position will suffer.

The cybersecurity landscape is constantly changing with increasing scale, frequency, and organization of attacks. Thus, there is a high need for constant improvement and updates in Cycurion’s existing solutions and technologies. Cycurion faces the risks of its services offerings not being adequately competitive, including not being able to: (i) accurately targeting its clients’ and prospective clients’ most-needed solutions (ii) being cost-effective for its clients and prospective clients, and (iii) being easy to use.

If Cycurion does not meet its clients’ and prospective clients’ expectations, or adequately mitigate these risks, it risks losing its competitive position and clients, which, in turn, will decrease its operating profits, revenue, and net income.

We face intense competition in the cybersecurity industry, especially from larger, well-established companies.

We face significant competition from other cybersecurity companies, especially those companies who are considered the larger and more established entities. Relative to us, many of these companies have significantly greater financial, technical, marketing, and other resources, longer operating histories, more well-established brand names and business user recognition, larger customer bases, larger and more mature intellectual property portfolios, and more diverse strategic plans and service offerings. Intense competition from these traditional and new cybersecurity companies has led to declining prices and margins for many cybersecurity services, and we expect this trend to continue as competition intensifies in the future. Any decrease in our pricing or margins, could significantly harm our business, financial condition, and results of operations, resulting in a significant or complete loss of your investment.

Further, decreasing prices for such professional services due to high number of entrants has somewhat diminished the competitive advantage that we have enjoyed as a result of our service pricing. If our competitors implement on a business model similar to ours, then our competitive position in the market might be diluted. Should this happen, our ability to acquire and keep customers would be impaired. Our competitors may also introduce new technologies or services that could make our product offerings and professional services less attractive to our customers or potential customers. The inability to maintain or improve our competitive standing within the cybersecurity industry could materially adversely affect our business, prospects, financial condition, and results of operations.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, or we may be required to expend significant resources in order to remain competitive. If our competitors are more successful than we are in developing new product and service offerings or in attracting and retaining customers, our business, financial condition, and results of operations could be adversely affected.

If our products or professional services fail to detect vulnerabilities or identify and respond to cybersecurity incidents, or if our products contain undetected errors or defects, our brand and reputation could be harmed, which could have an adverse effect on our business and results of operations.

If our products or professional services fail to detect vulnerabilities in our customers’ cybersecurity infrastructure, or if our products or professional services fail to identify and respond to new and increasingly complex methods of cyber-attacks, our business and reputation may suffer. There is no guarantee that our products or professional services will detect all vulnerabilities, especially in light of the rapidly changing security landscape to which we must respond. Additionally, our products may falsely detect vulnerabilities or threats that do not actually exist.

Our products may also contain undetected errors or defects. Any errors, defects, disruptions in service, or other performance problems with our products may damage our customers’ businesses and could hurt our reputation. If our products or professional services fail to detect vulnerabilities for any reason, we may incur significant costs, the attention of our key personnel could be diverted, our customers may delay or withhold payment to us or elect not to renew or other significant customer relations problems may arise. We may also be subject to liability claims for damages related to errors or defects in our products. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products may harm our business and operating results.

Many federal, state, and foreign governments have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, and any association of us with such publicity may cause our customers to lose confidence in the effectiveness of our security solutions. An actual or perceived security breach or theft of the sensitive data of one of our customers, regardless of whether the breach is attributable to the failure of our products or professional services, could adversely affect the market’s perception of our offerings and subject us to legal claims.

As a cybersecurity provider, we are a target of cyber-attacks and other cyber risks that could adversely impact our reputation and operating results.

As a cybersecurity provider, we have been and will likely be a target of cyber-attacks designed to impede the performance of our products, penetrate our network security, or that of our customers, misappropriate proprietary information and/or cause interruptions to our services. If our systems are breached as a result of third-party action, employee error or misconduct, attackers could learn critical information about how our products operate to help protect our customers’ infrastructures from cyber risk, thereby making our customers more vulnerable to cyber-attacks. In addition, if actual or perceived breaches of our network security occur, they could adversely affect the market perception of our products, negatively affecting our reputation, and may expose us to the loss of our proprietary information or information belonging to our customers, investigations or litigation and possible liability, including injunctive relief and monetary damages. Such security breaches could also divert the efforts of our key personnel. In addition, such security breaches could impair our ability to operate our business and provide products and services to our customers. If this happens, our reputation could be harmed, our revenue could decline and our business could suffer.

Additionally, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

The loss of, or a significant reduction, in purchases by any of our larger clients could adversely affect our business and financial results.

Currently, we are dependent on a few clients for a large portion of our revenue. If we fail to provide professional services to these clients on a timely basis or fail to meet their performance expectations, including the failure to enhance, maintain, upgrade, or improve our products and professional services, we may lose some of our clients that generate a significant amount of our revenue. If this were to happen, we would need to acquire several smaller clients or another large client to replace the lost revenue, as to which acquisitions there can be no assurance.

Any loss of a significant customer could increase our per-client costs, decrease our operating efficiencies, and have a material adverse effect on our business, results of operations, and financial condition. There can be no assurance that we can easily mitigate the potential loss of any of our larger clients, if at all.

The failure of Congress to approve appropriations bills in a timely manner for the Federal government agencies and departments we support, or the failure of the Administration and Congress to reach an agreement on fiscal issues, could delay and reduce spending, cause us to lose revenue and profit, and affect our cash flow.

On an annual basis, Congress is required to approve appropriations bills that govern spending by each of the Federal government agencies and departments we support. When Congress is, or Congress and the Administration are, unable to agree on budget priorities and, thus, unable to pass annual appropriations bills on a timely basis, Congress typically enacts a continuing resolution. Continuing resolutions generally allow Federal government agencies and departments to operate at spending levels based on the previous fiscal year. When agencies and departments operate on the basis of a continuing resolution, funding we expect to receive from clients for work we are already performing and for new initiatives may be delayed or cancelled. Congress and the Administration have from time to time failed to agree on a continuing resolution, resulting in temporary shutdowns of non-essential Federal government functions and our work on such functions. Such shutdowns may result in delayed payments to us and/or the delay of certain programs and projects for which we were engaged. Thus, the failure by Congress and the Administration to enact appropriations bills in a timely manner can result in the loss of revenue and profit when Federal government agencies and departments are required to cancel or change existing or new initiatives or the deferral of revenue and profit to later periods due to shutdowns or delays in implementing existing or new initiatives. There is also the possibility that Congress will fail to raise the U.S. debt ceiling, when necessary. This can also result in Federal government shutdowns. The delayed funding or shutdown of many parts of the Federal government, including agencies, departments, programs, and projects we support, could have a substantial negative affect on our revenue, profits, and cash flow.

Substantially all of our revenue is generated from contracts with Federal governmental entities.

We derived substantially all of our revenue in each of 2019 and 2018 from contracts with Federal government clients. Selling to government entities can be highly competitive, expensive and time consuming, and often requires significant upfront time and expense without any assurance that we will win a sale. Further expenditures by our Federal government clients may be restricted or reduced by Administration or congressional actions, by action of the Office of Management and Budget, by action of individual agencies or departments, or by other actions. Accordingly, we expect that, due to changing government budgeting and spending priorities and related disputes among Congress and the Administration, some of our government clients in the future may delay payments due to us, may eventually fail to pay what they owe us, and/or may delay certain programs and projects. For some government clients, we may face a difficult choice: turn down (or stop) work due to budget uncertainty with the risk of damaging a valuable client relationship or perform work with the risk of not being paid in a timely fashion or perhaps at all. Congressional elections could also affect spending priorities and budgets at all levels of government. In addition, increased deficits and debt at all levels of government, may lead to reduced spending by agencies and departments on projects or programs we support.

Government entities also have heightened sensitivity surrounding the purchase of cybersecurity solutions due to the critical importance of their IT infrastructures, the nature of the information contained within those infrastructures and the fact that they are highly visible targets for cyber-attacks. Accordingly, increasing sales of our products and professional services to government entities may be challenging. Further, in the course of providing our products and professional services to government entities, our employees and those of our channel partners may be exposed to sensitive government information. Any failure by us or our channel partners to safeguard and maintain the confidentiality of such information could subject us to liability and reputational harm, which could materially and adversely affect our results of operations and financial performance.

Our reliance on U.S. General Services Administration Multiple Award Schedule (“GSA Schedule”) contracts and other Indefinite Delivery/Indefinite Quantity (“IDIQ”) contracts creates the risk of volatility in our revenue and profit levels.

We believe that one of the elements of our success is our position as a prime contractor under GSA Schedule contracts and other IDIQ contracts, and we believe this position is important to our ability to sell our services to Federal government clients. However, these contract vehicles require us to compete for each delivery order and task order, rather than having a more predictable stream of activity during the term of a multi-year contract. In addition, we may spend considerable cost and management time and effort to prepare bids and proposals for contracts, delivery orders, or task orders that we may not win. There can be no assurance that we will continue to obtain revenue from such contracts at current levels, or in any amount, in the future. To the extent that Federal government agencies and departments choose to employ GSA Schedule contracts and other IDIQ contracts encompassing activities for which we are not able to compete or provide services, we could lose business, which would negatively affect our revenue and profitability.

Future acquisitions could disrupt our business and harm our financial condition and operating results.

In order to remain competitive, we have in the past and may in the future seek to acquire additional businesses, products, or technologies. The environment for acquisitions in our industry is very competitive and acquisition candidate purchase prices will likely exceed what we would prefer to pay. We also may not find suitable acquisition candidates, and acquisitions we complete may be unsuccessful.

Achieving the anticipated benefits of future acquisitions will depend in part upon whether we can integrate acquired operations, products and technology in a timely and cost-effective manner and successfully market and sell these as new product offerings, or as new features within our existing offerings. The acquisition and integration processes are complex, expensive, and time consuming, and may cause an interruption of, or loss of momentum in, product development, sales activities, and operations. If we are unable to effectively execute or integrate acquisitions, our business, financial condition, and operating results could be adversely affected.

In addition, we may only be able to conduct limited due diligence on an acquired company’s operations or may discover that the products or technology acquired were not as capable as we thought based upon the initial or limited due diligence. Following an acquisition, we may be subject to unforeseen liabilities arising from an acquired company’s past or present operations and these liabilities may be greater than the warranty and indemnity limitations that we negotiate. Any unforeseen liability that is greater than these warranty and indemnity limitations could have a negative impact on our financial condition.

Our strategic partnerships expose us to a range of business risks and uncertainties that could have a material adverse impact on our business and financial results.

We and our subsidiaries have entered, and intend to continue to enter, into strategic partnerships with third parties to support our future growth plans. We cannot provide any assurance that we will be able to continue to enter into additional strategic partnerships. Strategic partnerships require significant coordination between the parties involved, particularly if a partner requires that we integrate its products with our products. Further, we have invested and will continue to invest significant time, money, and resources to establish and maintain relationships with our strategic partners, but we have no assurance that any particular relationship will continue for any specific period of time, result in new offerings that we can effectively commercialize, or result in enhancements to our existing offerings.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results, and financial condition.

Our future performance depends on the continued services and contributions of our senior management, particularly Emmit McHenry, and other key employees to execute on our business plan and to identify and pursue new opportunities and product innovations. From time to time, there may be changes in our senior management team resulting from the termination or departure of our executive officers and key employees. The loss of the services of our senior management, particularly Emmit McHenry, or other key employees for any reason could significantly delay or prevent the achievement of our development and strategic objectives and harm our business, financial condition, and results of operations.

Accusations against us by third parties of infringement or other violations of their intellectual property rights, regardless of the accuracy of these assertions, could result in significant costs and harm our business and operating results.

We cannot ensure that our professional services and solutions, or the third-party solutions that we offer to our clients, do not infringe on the intellectual property rights of third parties and, in the future, we may have infringement claims asserted against us or against our clients. These claims could harm our reputation, require us to incur significant expenses and monetary liability, and prevent us from offering some of our current professional services or solutions. Legal challenges to our intellectual property rights and claims of intellectual property infringement by third parties could require that we enter into royalty or licensing agreements on less-than-favorable terms. Even if we believe any such challenges or claims are without merit, they can be time-consuming and costly to defend, injure our reputation, and divert management’s attention and resources away from our business. We may need to change our business practices if any of these events were to occur, which may limit our ability to compete effectively and could have an adverse effect on our results of operations.

We depend on unaffiliated third-party software in order to provide our solutions and professional services and support our operations.

Significant portions of our services and operations rely on software that is licensed from third-party vendors. The fees associated with these license agreements could increase in future periods, resulting in increased operating expenses. If there are significant changes to the terms and conditions of our license agreements, or if we are unable to renew these license agreements, we may be required to make changes to our vendors or information technology systems. These changes could impact the solutions and services we provide to our clients or the processes we have in place to support our operations, which could have an adverse effect on our business.

Any material weakness in our internal controls could adversely affect our business.

Under Section 404 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”), we are required to furnish a report by our management on internal control over financial reporting. This report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.

To date, we have not identified material weaknesses in our internal control over financial reporting. However, if in the future, we identify any material weakness in our internal controls, it could affect our ability to provide reliable financial statements, our business decision-making process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the market price of our securities could decrease and our ability to obtain additional financing, especially additional financing on favorable terms, could be adversely affected. In addition, failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities.

We may not be able to manage our growth effectively or improve our operational, financial, and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operational activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management, and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

The need for continued development of our financial and information management systems;

The need to manage strategic relationships and agreements with manufacturers, customers, and partners; and

Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to manage growth effectively will require us to expand the capabilities of our administrative and operational resources substantially and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to manage growth successfully could result in our sales not increasing commensurately with capital investments, if at all, or otherwise materially adversely affecting our business, financial condition, or results of operations.

If we are unable continually to add new customer offerings, innovate, and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to add new solutions and professional service offerings and adopt sales incentives and policies that appeal to our customers and prospective customers. This depends, in part, on the creative and marketing skills of our personnel and on our ability to appeal to both customers and manufacturers. We may not be successful in the development, introduction, marketing and sourcing of new products or sales policies that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns, any of which could adversely affect our business, financial condition, or results of operations.

Risks Relating to the SLG Assignment Agreement

We may fail to consummate some or all of the assumptions contemplated by the SLG Assignment Agreement.

There is no guarantee that our possible assumption of any or all of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, will be approved by the counterparties. Mitigating factors that may hinder its acquisition include:

Legal or regulatory challenges related to our possible assumptions of the to-be-assigned SLG agreements, which will result in our becoming the prime contractor thereunder;

Discovery of material incompatibilities or challenges from our due diligence of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder;

Misrepresentation by SLG in respect of any of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder; and

The counterparty to one or more of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, does not approve the relevant assignment to us.

Due Diligence may not reveal all issues with respect to SLG.

There is no assurance that our due diligence will reveal all relevant information regarding the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder. We rely on our working relationship with SLG, the counter-parties to the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, as well as the information provided to us by SLG, its management, counsel, and auditors. There is no assurance that we will receive all relevant information, or identify any current or historical factor that might otherwise prevent us from consummating any or all of the assumptions of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, or cause significant financial costs thereafter.

We may incur significant unforeseen costs related to our possible assumption of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, that are the subject of the SLG Assignment Agreement.

We recognize that there may be significant additional costs related to the assumption of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, that are the subject of the SLG Assignment Agreement, including costs related to legal and due diligence, integration and consolidation of the to-be-assigned SLG agreements themselves, which, if assumed by us, would result in our becoming the prime contractor thereunder, as distinguished from our operating as a subcontractor for those agreements, and other unexpected or unforeseen costs. Further, consummating the transactions contemplated by the SLG Assignment Agreement may cause us to:

Issue Common Stock that will dilute our current stockholders’ ownership;

Use a substantial portion of our cash resources;

Increase our interest expense, leverage, and debt service requirements if we incur additional debt to in connection with the obligations that we will assume under the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder;

Assume unexpected liabilities for which SLG has not agreed to indemnify us sufficiently or for which SLG does not have the resources to indemnify us; and

Record goodwill and non-amortizable intangible assets that are subject to impairment testing and potential impairment charges.

There is no assurance that we will be able to integrate becoming the prime contractor under the to-be-assigned SLG agreements into our business model, which could then result in significant disruption to our business.

Our inability to integrate the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, could impede us from realizing all of the benefits of the possible assignments. The integration process of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, may disrupt our current business model of being a significant subcontractor on many    projects rather than the prime contractor itself. The role of prime contractor has certain significant benefits regarding bidding for future contracts, but carries with it a significant administrative burden that currently we may not be able to fulfill successfully.

There is no assurance that any or all of the counterparties to the to-be-assigned SLG agreements, which, if we are able to assume, would result in our becoming the prime contractor thereunder, will permit such assignment by SLG and assumption by us.

We have no reason to believe that any of the counterparties will not approve the prospective assignments of the SLG agreements; however, because the terms of each of the agreements that SLG has agreed to assign to us has a provision that provides the counterparty to such agreement with a right to approve an assignment prior to its effectiveness (even though we are known to each applicable counterparty as the prime subcontractor), we cannot provide any assurance that any or all of the counterparties will provide approval of the proposed assignments. Nevertheless, without those approvals, we would continue as the prime subcontractor under each of the agreements and, pursuant to the provisions of the SLG Assignment Agreement, SLG and we would reduce the consideration that we would otherwise tender to SLG.

There is no assurance that the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, will perform as expected.

There is no assurance that the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, will continue to operate at current or historic levels. Although we have no reason to believe otherwise, that is the same risk that we face as the prime subcontractor for such agreements; however, as the prime contractor under such agreements, our costs would be higher than they currently are.

Summary of Risks Related to Western and the Business Combination

Some of the risks related to Western and the Business Combination are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to Western in the present tense or New Cycurion from and after the Business Combination.

●	Western’s Sponsor, directors and officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.
●	The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
●	Western is unable to currently predict the level of working capital it will have at the Closing since the projected working capital levels can only be determined as a by-product of multiple components, each of which is subject to uncertainty and variability, including, among others, the amount of cash remaining in the Trust Account after the application of all redemptions.

●	Risks Related to the Redemption of Public Shares, including, among others, that:
●	If Western Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Western common stock for a pro rata portion of the funds held in the Trust Account.
●	There is no guarantee that a Public Stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the Public Stockholder in a better future economic position.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CYCURION

The balance sheet data of Cycurion as of September 30, 2022 (unaudited) and December 31, 2021 and the historical statement of operations data of Cycurion for the nine months ended September 30, 2022 (unaudited) and for the year ended December 31, 2021 are derived from Cycurion’s unaudited interim financial statements and audited financial statements included elsewhere in this proxy statement/prospectus. In Cycurion’s management’s opinion, the unaudited interim financial statements and audited financial statements include all adjustments necessary to state fairly Cycurion’s financial position as of September 30, 2022 (unaudited) and December 31, 2021 and the results of operations for the nine months ended September 30, 2022 (unaudited) and the year ended December 31, 2021.

Cycurion is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cycurion” and Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$172,319	$208,051
Restricted cash	—	69,117
Accounts receivable, net	7,183,554	3,240,537
Other receivables	234,088	29,439
Advances and prepayments to suppliers	—	16,321
Prepaid expenses and other current assets	25,579	38,048
Total current assets	$7,615,540	$3,601,513
Non-current assets
Refundable deposit for acquisition	2,000,000	1,401,923
Fixed assets, net	2,656,823	49,661
Intangible assets, net	4,147	41,376
Right of use assets	143,897	338,824
Security deposits	10,351	10,351
Goodwill	6,592,304	6,592,304
Total non-current assets	11,407,522	8,434,439
TOTAL ASSETS	$19,023,062	$12,035,952
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank loan-revolving credit line	2,977,071	1,908,570
Bank loan-current portion	743,421	743,421
Loans payable	2,390	719,176
Subordinated promissory notes	1,837,089	1,700,000
Accounts payable	1,522,999	946,892
Operating lease liability	130,398	108,904
Accrued liabilities	5,438,061	1,842,580
Deferred revenue	—	598,593
Total current liabilities	12,681,429	8,568,136
Bank loan-long term portion	370,753	1,668,293
Long-term loan payable	147,610	351,024
Operating lease liability non-current	22,723	248,991
Series A convertible preferred stock ($0.0001 par value, 500,000 shares authorized, 345,528 issued and outstanding, respectively), net of discount of $0 and $331,978, respectively	1,294,117	962,139
Total non-current liabilities	1,835,203	3,230,447
TOTAL LIABILITIES	$14,516,632	$11,798,583
Commitments & Contingent Liabilities	—	—
Stockholders’ Equity
Common stock ($0.0001 par value, 70,000,000 shares authorized, and 14,355,726 issued and outstanding, respectively)	14,356	10,853
Additional paid in capital	6,589,209	1,214,777
Treasury Stock	(186)
Accumulated deficit	(2,096,949)	(988,261)
TOTAL STOCKHOLDERS’ EQUITY	4,506,430	237,369
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,023,062	$12,035,952

See accompanying notes to the audited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the nine	For the Year
	months ended	Ended
	September 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
Net revenues	$12,575,415	$16,879,311
Cost of revenues	10,700,869	14,528,846
Gross profit	1,874,546	2,350,465
Operating expenses:
Selling, general and administrative expenses	2,243,860	2,179,656
Goodwill impairment	—	—
Commitments and contingent write-off	—	—
Operating income (loss)	(369,314)	170,809
Other income (expenses):
Interest expense	(567,530)	(892,888)
Financing expense	(1,062,692)	—
Other income	843,598	—
Other expense	(142,870)	924,724
Total other income (expenses)	(929,494)	31,836
Income (loss) before tax	(1,298,808)	202,645
Income tax	205	12,320
Net income (loss)	$(1,299,013)	$190,325
Comprehensive income (loss)	$(1,299,013)	$190,325
Income (loss) per share
Basic income (loss) per share	$(0.09)	$0.02
Diluted income (loss) per share	$(0.09)	$0.04
Basic weighted average shares outstanding	14,281,718	11,370,798
Diluted weighted average shares outstanding	18,954,076	13,983,842

See accompanying notes to the audited consolidated financial statements

SELECTED HISTORICAL FINANCIAL INFORMATION OF WESTERN

The balance sheet data of Western as of September 30, 2022 (unaudited) and December 31, 2021 and the historical statement of operations data of Western for the nine months ended September 30, 2022 (unaudited) and for the period from April 28, 2021 (inception) to December 31, 2021 are derived from Western’s unaudited interim financial statements and audited financial statements included elsewhere in this proxy statement/prospectus. In Western’s management’s opinion, the unaudited interim financial statements and audited financial statements include all adjustments necessary to state fairly Western’s financial position as of September 30, 2022 (unaudited) and December 31, 2021 and the results of operations for the nine months ended September 30, 2022 (unaudited) and for the period from April 28, 2021 to December 31, 2021.

Western is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

WESTERN ACQUISITION VENTURES CORP.

CONDENSED BALANCE SHEET

	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$475,809	$3,913
Prepaid expenses and other assets	283,083	—
Total current assets	758,892	3,913
Prepaid expenses – non current	85,471	—
Deferred offering costs	—	323,116
Investments held in Trust Account	116,765,936	—
TOTAL ASSETS	$117,610,299	$327,029
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$702,878	$6,000
Accrued offering costs	—	225,000
Note payable – related party	—	80,000
Income Tax Payable	88,568	—
Franchise tax payable	150,000	2,400
Total current liabilities	941,446	313,400
Total liabilities	941,446	313,400

REDEEMABLE COMMON STOCK
Common stock subject to possible redemption, $0.0001 par value, 11,500,000 shares at redemption value of $10.13 per share.	116,527,369	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; 3,251,000 shares issued and outstanding	323	287
Additional paid-in capital	1,605,560	24,713
Accumulated deficit	(1,464,399)	(11,371)
Total stockholders’ equity	141,484	13,629
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,610,299	$327,029

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western” and Western’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

WESTERN ACQUISITION VENTURES CORP.

CONDENSED STATEMENTS OF OPERATIONS

	For the
	Nine Months
	Ended	For the period April 28,
	September 30,	2021 through
	2022	December 31, 2021
	(unaudited)
Operating expenses:
General and administrative	$(1,691,594)	(11,371)
Loss from operations	(1,691,594)	(11,371)
Other income (expense):
Unrealized gain on marketable securities held in trust account	615,937	—
Net loss	(1,075,657)	(11,371)
Weighted-average common shares outstanding of common shares subject to possible redemption	10,910,256	—
Basic and diluted net loss per common share subject to redemption	$(0.08)	—
Weighted-average common shares outstanding, not subject to redemption	3,231,718	2,500,000
Basic and diluted net income (loss) per common share	$(0.08)	(0.00)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination and the consummation of the Merger Financing, which are collectively referred to as the “Transactions.”

The unaudited pro forma condensed combined financial statements are based on the Western Acquisition Ventures Corp. (“WAV”) historical financial statements and the Cycurion, Inc. (“Cycurion”) historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 gives effect to the Transactions as if they had occurred on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Transactions as if they had occurred on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 has been prepared using, and should be read in conjunction with, the following:

WAV’s unaudited condensed balance sheet as of September 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

Cycurion’s unaudited condensed balance sheet as of September 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 has been prepared using, and should be read in conjunction with, the following:

WAV’s unaudited condensed statement of operations for the nine months ended September 30, 2022 derived from the historical information of WAV included elsewhere in this proxy statement/prospectus; and

Cycurion’s unaudited condensed statements of operations for the nine months ended September 30, 2022 derived from the historical information of Cycurion included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

WAV’s audited statement of operations for the period from April 28, 2021 (inception) to December 31, 2021 derived from the historical information of WAV included elsewhere in this proxy statement/prospectus; and

Cycurion’s audited statements of operations for the year ended December 31, 2021 derived from the historical information of Cycurion included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On November 21, 2022, WAV, Merger Sub, and Cycurion entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Cycurion with Cycurion surviving as a wholly-owned subsidiary of WAV. The Merger will become effective at such time on the date of the Closing as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificates of merger. Effective from the Closing, the WAV will change its name to “Cycurion, Inc.”

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Under this method of accounting, WAV will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Cycurion’s stockholders are expected to have a majority of the voting power of the Combined Company, Cycurion will comprise all of the ongoing operations of the Combined Company, Cycurion will comprise a majority of the governing body of the Combined Company, and Cycurion’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Cycurion issuing shares for the net assets of WAV, accompanied by a recapitalization. The net assets of WAV will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Cycurion.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of WAV Common Stock.

Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination;

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that the maximum available Public Shares subject to redemption (470,221 after taking into account 300,000 shares subject to a forward purchase agreement) are redeemed and that the minimum cash requirement for closing is satisfied by issuance of preferred shares under the PIPE financing. In connection with the redemptions, approximately $4.8 million is assumed to be paid from the Trust to redeeming shareholders based upon an estimated pro-rata trust balance of $10.21 per share as of January 12, 2023. The maximum redemption amount reflects the maximum number of the WAV’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of WAV’s current Amended and Restated Certificate of Incorporation that WAV cannot redeem Public Shares if it would result in WAV having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the Public Stockholders and the following assumptions:

	Pro Forma Combined		Pro Forma Combined
	(Assuming No Redemptions)		(Assuming Maximum Redemptions)
	Ownership	Ownership	Ownership	Ownership
	in shares	%	in shares	%
Public Stockholders	770,221	8%	300,000	3%
Merger Financing	—	—	—	—
Cycurion shareholders (the “Sellers”)	6,024,782	58%	6,024,782	61%
WAV Initial Stockholders	3,532,175	34%	3,532,175	36%
Total	10,327,178	100%	9,856,957	100%

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all public warrants and private warrants of WAV, which are exercisable for one share of common stock at a price of $11.50 per share. The following table illustrates estimated ownership levels in the Combined Company based on the two levels of redemptions by the Public Stockholders with all possible sources of dilution and the following assumptions:

	Pro Forma Combined		Pro Forma Combined
	(Assuming No Redemptions)		(Assuming Maximum Redemptions)
	Ownership	Ownership	Ownership		Ownership
	in shares	%	in shares		%
Public Stockholders(1)	12,270,221	42%	11,800,000	(1)	40%
Merger Financing and Bridge Financing(2)	3,801,831	13%	3,801,831	(2)	13%
The Sellers(3)	9,500,000	32%	9,500,000	(3)	33%
WAV Initial Stockholders(4)	3,908,175	13%	3,908,175	(4)	14%
Total	29,480,227	100%	29,710,006		100%

Includes 11,500,000 warrants.

Includes 2,529,103 preferred stock and 1,272,728 warrants for the PIPE and Bridge financings.

Includes 1,419,870 warrants, 679,026 stock options, and 1,376,322 preferred stock.

Includes 376,000 private placement warrants originally acquired as part of the private placement units.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
						Additional
			Transaction			Transaction
	Western Acquisition		Accounting		Pro Forma	Accounting		Pro Forma
	Ventures Corp.	Cycurion, Inc.	Adjustments	Note	As Adjusted	Adjustments	Note	As Adjusted

Assets
Current Assets
Cash	$475,809	$172,319	$2,500,000	A	$9,133,005	$(4,795,940)	G	$4,337,065
			3,500,000	C
			(1,600,000)	D
			(711,062)	F
			4,795,939	G
Restricted cash			3,059,800	G	3,059,800	—		3,059,800
Accounts receivable, net	—	7,183,554	—		7,183,554	—		7,183,554
Other receivables	—	234,088	—		234,088	—		234,088
Prepaid expenses and other current assets	283,083	25,579	1,316,917	D	1,625,579	—		1,625,579
Total Current assets	758,892	7,615,540	12,861,594		21,236,026	(4,795,940)		16,440,086
Prepaid expenses - non current	85,471	—	(85,471)	D	—	—		—
Investments held in Trust Account	116,765,936	—	(116,765,936)	G	—	—		—
Refundable deposit for acquisition	—	2,000,000	—		2,000,000	—		2,000,000
Fixed assets, net	—	2,656,823	—		2,656,823	—		2,656,823
Intangible assets, net	—	4,147	—		4,147	—		4,147
Right of use assets	—	143,897	—		143,897	—		143,897
Security deposits	—	10,351	—		10,351	—		10,351
Goodwill	—	6,592,304	—		6,592,304	—		6,592,304
Total Assets	$117,610,299	$19,023,062	$(103,989,813)		$32,643,548	$(4,795,940)		$27,847,608
Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$702,878	$6,991,060	$(547,003)	F	$7,146,935	$—		$7,146,935
Franchise tax payable	150,000	—	(150,000)	G	—	—		—
Income tax payable	88,568	—	(88,568)	G	—	—		—
Bank loan-revolving credit line	—	2,977,071	—		2,977,071	—		2,977,071
Bank loan-current portion	—	743,421	—		743,421	—		743,421
Loans payable	—	2,390	—		2,390	—		2,390
Subordinated promissory notes	—	1,837,089	(457,089)	A	1,380,000	—		1,380,000
Operating lease liability	—	130,398	—		130,398	—		130,398
Deferred revenue	—	—	—		—	—		—
Put option liability	—	—	2,456,400	G	2,456,400	—		2,456,400
Total Current Liabilities	941,446	12,681,429	1,213,740		14,836,615	—		14,836,615
Bank loan-long term portion	—	370,753	—		370,753	—		370,753
Long-term loan payable	—	147,610	—		147,610	—		147,610
Operating lease liability non-current	—	22,723	—		22,723	—		22,723
Cycurion - Series A convertible preferred stock	—	1,294,117	(1,294,117)	B	—	—		—
Total Liabilities	941,446	14,516,632	(80,377)		15,377,701	—		15,377,701
Commitments and contingencies	—	—	—		—	—		—

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
						Additional
			Transaction			Transaction
	Western Acquisition		Accounting		Pro Forma	Accounting		Pro Forma
	Ventures Corp.	Cycurion, Inc.	Adjustments	Note	As Adjusted	Adjustments	Note	As Adjusted

Redeemable Common Stock
Common stock subject to possible redemption	116,527,369	—	(116,527,369)	G	—	—		—
Shareholders’ Equity
Series A convertible preferred stock	—	—	164	A	253	—		253
	—	—	89	C		—		—
Preferred stock			137	B	137			137
WAV - Common stock	323	—	602	B	1,030	(47)	G	983
			28	F
			77	G
Cycurion - Common stock	—	14,356	(14,356)	E	—	—		—
Additional paid-in capital	1,605,560	6,589,209	3,445,169	A	25,650,382	(4,795,893)	G	20,854,489
			5,799,622	B
			3,499,911	C
			(5,956,473)	E
			2,811,722	F
			7,855,663	G
Treasury Stock	—	(186)	186	B	—	—		—
Accumulated deficit	(1,464,399)	(2,096,949)	(488,244)	A	(8,385,956)	—		(8,385,956)
			(368,554)	D
			1,464,399	E
			(2,975,809)	F
			(2,456,400)	G
Total Shareholder’s Equity	141,484	4,506,430	12,617,933		17,265,847	(4,795,940)		12,469,907

Total Liabilities and Shareholders’ Equity	$117,610,299	$19,023,062	$(103,989,813)		$32,643,548	$(4,795,940)		$27,847,608

Derived from the unaudited condensed balance sheet of Western Acquisition Ventures Corp. (“WAV”) as of September 30, 2022. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Derived from the unaudited condensed balance sheet of Cycurion, Inc. (“Cycurion”) as of September 30, 2022. See Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Western Acquisition					Additional
	Ventures Corp.	Cycurion, Inc.	Transaction			Accounting
	Nine months ended	Nine months ended	Accounting		Pro Forma	Transaction		Pro Forma
	September 30, 2022	September 30, 2022	Adjustments	Note	As Adjusted	Adjustments	Note	As Adjusted

Net revenues	$—	$12,575,415	$—		$12,575,415	$—		$12,575,415
Cost of revenues	—	10,700,869	—		10,700,869	—		10,700,869
Gross profit	—	1,874,546	—		1,874,546	—		1,874,546
Operating Expenses
Selling, general and administrative expenses	1,452,930	2,243,860	2,975,809	AA	7,041,153	—		7,041,153
			368,554	DD
Franchise tax	150,096	—	—		150,096	—		150,096
Income tax expenses	88,568	—	—		88,568	—		88,568
Total operating expenses	1,691,594	2,243,860	3,344,363		7,279,817	—		7,279,817
Operating loss	(1,691,594)	(369,314)	(3,344,363)		(5,405,271)	—		(5,405,271)
Other Income (Expense)
Unrealized gain on marketable securities held in Trust Account	615,937	—	—		615,937	—		615,937
Interest expense	—	(567,530)	(488,244)	BB	(1,055,774)	—		(1,055,774)
Financing expense	—	(1,062,692)	(2,456,400)	CC	(3,519,092)	—		(3,519,092)
Other income	—	843,598	—		843,598	—		843,598
Other expenses	—	(142,870)	—		(142,870)	—		(142,870)
Total other income (expense)	615,937	(929,494)	(2,944,644)		(3,258,201)	—		(3,258,201)
Net loss before provision for income taxes	(1,075,657)	(1,298,808)	(6,289,007)		(8,663,472)	—		(8,663,472)
Income taxes	—	(205)	—		(205)	—		(205)
Net loss	$(1,075,657)	$(1,299,013)	$(6,289,007)		$(8,663,677)	$—		$(8,663,677)
Comprehensive loss	$(1,075,657)	$(1,299,013)	$(6,289,007)		$(8,663,677)	$—		$(8,663,677)
Basic and diluted loss per common share	$(0.08)				$(0.84)			$(0.88)
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.08)
Basic weighted average number of common shares outstanding not subject to possible redemption	3,231,718		7,095,460	EE	10,327,178	(470,221)	EE	9,856,957
Weighted average shares outstanding of Common Stock subject to possible redemption	10,910,256		(10,910,256)	EE	—	—		—
Basic loss per common share		$(0.09)
Diluted loss per common share		$(0.09)
Basic weighted average number of common shares outstanding		14,281,718
Diluted weighted average number of common shares outstanding		18,954,076

Derived from the unaudited condensed statement of operations of WAV for the nine months ended September 30, 2022. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Derived from the unaudited condensed statement of operations of Cycurion for the nine months ended September 30, 2022. See Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

	Western		Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Acquisition
	Ventures Corp.
	For the period from April 28, 2021					Additional
	(inception)	Cycurion, Inc.	Transaction			Accounting
	through	Year ended	Accounting		Pro Forma	Transaction		Pro Forma
	December 31, 2021 (1)	December 31, 2021 (2)	Adjustments	Note	As Adjusted	Adjustments	Note	As Adjusted

Net revenues	$—	$16,879,311	$—		$16,879,311	$—		$16,879,311
Cost of revenues	—	14,528,846	—		14,528,846	—		14,528,846
Gross profit	—	2,350,465	—		2,350,465	—		2,350,465
Operating Expenses
Selling, general and administrative expenses	8,971	2,179,656	2,975,809	AA	5,532,990	—		5,532,990
			368,554	DD	368,554	—		368,554
Franchise tax	2,400	—	—		2,400	—		2,400
Total operating expenses	11,371	2,179,656	3,344,363		5,903,944	—		5,903,944
Operating income (loss)	(11,371)	170,809	(3,344,363)		(3,553,479)	—		(3,553,479)
Other Income (Expense)
Interest expense	—	(892,888)	(488,244)	BB	(1,381,132)	—		(1,381,132)
Financing expense	—	—	(2,456,400)	CC	(2,456,400)	—		(2,456,400)
Other income	—	924,724	—		924,724	—		924,724
Total other income (expense)	—	31,836	(2,944,644)		(2,912,808)	—		(2,912,808)
Net income (loss) before provision for income taxes	(11,371)	202,645	(6,289,007)		(6,466,287)	—		(6,466,287)
Income taxes	—	(12,320)	—		—	—		—
Net income (loss)	$(11,371)	$190,325	$(6,289,007)		$(6,466,287)	$—		$(6,466,287)

Total comprehensive income (loss)	$(11,371)	$190,325	$(6,289,007)		$(6,466,287)	$—		$(6,466,287)
Basic and diluted loss per common share	$(0.00)				$(0.65)	$—		$(0.68)
Weighted average number of common shares outstanding	2,500,000		7,451,178	EE	9,951,178	(470,221)	EE	9,480,957
Basic income per common share		$0.02
Dilutive income per common share		$0.04
Basic weighted average number of common shares outstanding		11,370,798
Diluted weighted average number of common shares outstanding		13,983,842

Derived from the audited statement of operations of WAV for the period from April 28, 2021 (inception) to December 31, 2021. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Derived from the audited statement of operations of Cycurion for the year ended December 31, 2021. See Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basic of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, WAV will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Cycurion issuing shares for the net assets of WAV, accompanied by a recapitalization. The net assets of WAV will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 give pro forma effect to the Business Combination as if it had been consummated on April 28, 2021, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had been consummated on April 28, 2021, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 has been prepared using, and should be read in conjunction with, the following:

WAV’s unaudited condensed balance sheet as of September 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

Cycurion’s unaudited condensed balance sheet as of September 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 has been prepared using, and should be read in conjunction with, the following:

WAV’s unaudited condensed statement of operations for the nine months ended September 30, 2022 derived from the historical information of WAV; and

Cycurion’s unaudited condensed statements of operations for the nine months ended September 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

WAV’s audited statement of operations for the period from April 28, 2021 (inception) to December 31, 2021 derived from the historical information of WAV; and

Cycurion’s audited statements of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of WAV and Cycurion.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of WAV Common Stock:

Assuming No Redemptions (Scenario 1): This presentation reflects actual redemption of Public Shares and assumes that the remaining Public Stockholders will not exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that the maximum available Public Shares subject to redemption (470,221 after taking into account 300,000 shares subject to a forward purchase agreement) are redeemed and that the minimum cash requirement for closing is satisfied by issuance of preferred shares under the PIPE financing. In connection with the redemptions, approximately $4.8 million is assumed to be paid from the Trust to redeeming shareholders based upon an estimated pro-rata trust balance of $10.21 as of January 12, 2023. The maximum redemption amount reflects the maximum number of the WAV’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of WAV’s current Amended and Restated Certificate of Incorporation that WAV cannot redeem Public Shares if it would result in WAV having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Cycurion believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Cycurion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination occurred on April 28, 2021.

WAV and Cycurion have not had any historical relationship prior to the Business Combination. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

Reflects the proceeds from the Bridge Financing in Cycurion, subsequent to September 30, 2022. Cycurion issued to three otherwise unaffiliated investors $2,777,778 in promissory notes, 394,011 common shares, and 984,557 warrants for $2,500,000 in gross proceeds. Further reflects bridge financing debt converted to 1,636,533 shares of preferred stock, resulting from the Business Combination;

Reflects the share exchange resulting from the Business Combination, whereby WAV issued common stock equivalents of; 6,024,782 shares of common stock, warrants exchangeable for the equivalent of 1,419,870 shares of common stock, stock awards and options exchangeable for the equivalent of 679,026 shares of common stock, and preferred stock exchangeable for the equivalent of 1,376,322 shares of common stock, for 100% of the issued and outstanding common stock, warrants, stock awards and options, and preferred stock, held by Cycurion’s shareholders and employees and cancellation of treasury stock;

Reflects the proceeds from the Merger Financing (PIPE), including equity financing of 892,570 shares of WAV Preferred Stock and 1,272,728 warrants for proceeds of $3,500,000

Reflects the estimated cost of D&O insurance of $1,600,000 as prepaid expense related to the period following the Business Combination. Further reflects fully amortizing remaining SPAC period D&O insurance of $368,554 currently in prepaid expense as of September 30, 2022.

Reflects the elimination of the historical accumulated deficit of WAV, the accounting acquiree, into Cycurion’s additional paid-in capital upon the consummation of the Business Combination;

Reflects the settlement of approximately $3,000,000 of WAV’s (or Cycurion’s) transaction costs through the issuance of 281,175 shares of common stock and cash payments of $711,062, related to the Business Combination;

In Scenario 1, reflects the redemption of 10,729,779 shares ($109,436,587) of WAV Common Stock, the reclassification of Trust funds ($3,059,800) related to a Forward Purchase Agreement on 300,000 shares of WAV common stock to Restricted Cash and the related put liability, and the reclassification of 470,221 shares ($4,795,939) of WAV common stock to permanent equity at $0.0001 par value with no redemptions. Scenario 2 assumes the same facts as described in Items A through F above, but also reflects the assumption that the maximum number of 70,221 shares of WAV Common Stock are redeemed for cash by WAV stockholders and the 300,000 shares subject to the Forward Purchase Agreement of WAV Common Stock remain outstanding.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021, are as follows:

(AA)   Reflects the settlement of approximately $3,000,000 of WAV’s transaction costs related to the Business Combination through the issuance of 281,175 shares of common stock upon the closing of the Business Combination;

(BB)   Reflects amortization of debt discount on debt issued as part of the bridge financing.

(CC)   Reflects the valuation of the put option.

(DD)   Reflects expensing prepaid SPAC period D&O insurance outstanding in WAV at September 30, 2022.

(EE)     The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the Business Combination as if it had been consummated on April 28, 2021. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate the number of 470,221 shares of WAV Common Stock are redeemed for cash by WAV shareholders for the entire period;

Note 4 — Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the number of shares of Public Shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

Basic and diluted loss per share is computed by dividing pro forma net loss by the weighted average number of the shares of WAV Common Stock outstanding during the periods.

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the nine months ended September 30, 2022:

	Pro Forma	Pro Forma
	Combined	Combined
	(Assuming No	(Assuming Maximum
	Redemptions)	Redemptions)
Pro forma net loss attributable to the stockholders	$(8,663,677)	$(8,663,677)
Weighted average shares outstanding – basic and diluted	10,327,178	9,856,957
Pro forma loss per share – basic and diluted	$(0.84)	$(0.88)
Weighted average shares calculation, basic and diluted
Common Stock
WAV Public shares	11,500,000	770,221
WAV Founder shares	2,875,000	2,875,000
WAV Private Shares	376,000	376,000
WAV Public Shares redeemed	(10,729,779)	(470,221)
Transaction cost settled by shares	281,175	281,175
WAV shares issued in the Business Combination	6,024,782	6,024,782
Total weighted average shares outstanding	10,327,178	9,856,957

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the year ended December 31, 2021:

	Pro Forma	Pro Forma
	Combined	Combined
	(Assuming No	(Assuming Maximum
	Redemptions)	Redemptions)
Pro forma net loss attributable to the stockholders	$(6,466,287)	$(6,466,287)
Weighted average shares outstanding – basic and diluted	9,951,178	9,480,957
Pro forma loss per share – basic and diluted	$(0.65)	$(0.68)
Weighted average shares calculation, basic and diluted
Common Stock
WAV Public Shares	11,500,000	770,221
WAV Founder Shares	2,875,000	2,875,000
WAV Private Shares	—	—
WAV Public Shares redeemed	(10,729,779)	(470,221)
Transaction cost settled by shares	281,175	281,175
WAV shares issued in the Business Combination	6,024,782	6,024,782
Total weighted average shares outstanding	9,951,178	9,480,957

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Cycurion and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Cycurion and notes to the financial statements included herein.

Risks Related to Cycurion

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We carry insurance for most categories of risk that our business may encounter; however, we may not have adequate levels of coverage. We currently maintain general liability, property, workers’ compensation, clinical study, products liability and directors’ and officers’ insurance, along with an umbrella policy. We may not be able to maintain existing insurance at current or adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

New Cycurion has no current plans to pay dividends on its Shares of Common Stock.

New Cycurion does not anticipate paying any cash dividends in the foreseeable future. If New Cycurion, incurs indebtedness in the future to fund its future growth, its ability to pay dividends may be further restricted by the terms of such indebtedness.

The Cycurion Equity holders will have significant influence over New Cycurion after completion of the Business Combination.

Upon completion of the Business Combination, assuming there are no redemptions and other assumptions described in this proxy statement/prospectus, the Cycurion Equity holders will collectively beneficially own approximately 58.3% of New Cycurion’s issued and outstanding capital stock. Although there is no voting trust agreement between the Cycurion Equity holders, as long as the Cycurion Equity holders own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment of New Cycurion’s certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of New Cycurion’s assets.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our Common Stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2022. When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company” or “smaller reporting company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company or smaller reporting company, we intend to take advantage of an exemption available to emerging growth companies and smaller reporting companies from these auditor attestation requirements. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, and the trading price of our Common Stock may decline.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We are an emerging growth company and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in this Prospectus and our periodic reports and proxy statements, exemptions from the requirements of holding non-binding advisory votes on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of this offering, although circumstances could cause us to lose that status earlier, including if we become a large accelerated filer (in which case we will cease to be an emerging company as of the date we become a large accelerated filer, which, generally, would occur if, at the end of a fiscal year, among other things, the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), if we have total annual gross revenue of $1.0 billion or more during any fiscal year (in which cases we would no longer be an emerging growth company as of March 31 of such fiscal year), or if we issue more than $1.0 billion in non-convertible debt during any three year period before that time (in which case we would cease to be an emerging growth company immediately). Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this Prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our Common Stock price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our shares of Common Stock:

disappointing results from our development efforts;

decline in demand for our shares of Common Stock;

downward revisions in securities analysts’ estimates or changes in general market conditions;

technological innovations by competitors or in competing products;

investor perception of our industry or our prospects; and

general economic trends.

Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our shares of Common Stock.

Potential future sales pursuant to registration rights granted by the Company and under Rule 144 may depress the market price for our shares of Common Stock.

The Company has granted a number of its stockholders’ registration rights with respect to their shares of Common Stock. See the section titled “Registration Rights.” Such future sales of our shares of Common Stock by our existing stockholders, pursuant to and in accordance with the provisions of any registration statement, may have a depressive effect on the market price of our shares of Common Stock. Further, in general, under Rule 144 under the Securities Act, a person who has satisfied a minimum holding period of between six months and one-year and any other applicable requirements of Rule 144, may thereafter sell such shares publicly. A significant number of our currently issued and outstanding shares of Common Stock -held by existing stockholders, including officers and directors and other principal stockholders are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of our shares by our existing stockholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of our Shares of Common Stock in the applicable trading marketplace.

Financial Industry Regulatory Authority (“FINRA”) has adopted sales practice requirements, which may also limit a stockholder’s ability to buy and sell our Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares of Common Stock.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting, referred to as Section 404, materially increased our legal and financial compliance costs and made some activities more time- consuming and more burdensome,

Anti-takeover provisions contained in the Proposed Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter that will be in effect upon consummation of the Business Combination will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board; and

a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

The Proposed Charter provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Proposed Charter provides that, subject to limited exceptions, any (i) derivative action or proceeding brought on our behalf of under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Cycurion’s stockholders, (iii) any action asserting a claim against New Cycurion or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Proposed Charter or the Bylaws of New Cycurion (in each case, as may be amended from time to time), (iv) any action asserting a claim against New Cycurion or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. The Proposed Charter also provides that unless a majority of the Board of New Cycurion, acting on behalf of New Cycurion, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, will be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of New Cycurion’s capital stock shall be deemed to have notice of and to have consented to the provisions of New Cycurion’s certificate of incorporation described above. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice of forum provision may limit a stockholders ability to bring a claim in a judicial forum that it finds favorable for disputes with New Cycurion or its directors, officers, or other employees, which, along with potential increased costs of litigating the courts provided by the choice of forum provision, may discourage such lawsuits against New Cycurion and its directors, officers, and employees. Alternatively, if a court were to find these provisions of New Cycurion’s amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Cycurion may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Cycurion’s business and financial condition.

Risks Related to Ownership of New Cycurion Common Stock Following the Business Combination

The opinion of Valuescope, Western’s financial advisor, does not reflect changes in circumstances between September 30, 2022, and the closing of the Business Combination.

Western’s financial advisor, Valuescope, rendered an opinion dated November 1, 2022, to Western’s Board that, as of September 30, 2022, and subject to and based on the considerations referred to in its opinion the Merger Consideration, as defined in and pursuant to the Business Combination Agreement, was fair, from a financial point of view, to Western and Western’s unaffiliated stockholders. The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of Cycurion, general market and economic conditions and other factors on which Valuescope’s opinion was based, may significantly alter the value of Cycurion at the time the Business Combination is completed. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by Valuescope to the Board, please see “Proposal No. 1: The Business Combination Proposal — Opinion of the Western Financial Advisor.”

If New Cycurion is not able to comply with the applicable continued listing requirements or standards of Nasdaq Capital Market, Nasdaq could delist our Common Stock.

Western has applied to list the Western common stock and Warrants on the Nasdaq Capital Market under the symbols “TBD” and “TBDW,” respectively, upon the closing of the Business Combination. New Cycurion’s continued eligibility for listing may depend on the number of Western Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Western common stock from trading on its exchange for failure to meet the listing standards such as the minimum public stockholders requirement, minimum stockholders’ equity, minimum bid price or for failure to hold an annual stockholders meeting, we and our stockholders could face significant material adverse consequences including:

limited availability of market quotations for our securities;

reduced liquidity for New Cycurion’s securities;

a determination that the Western common stock is a “penny stock” which will require brokers trading in the Western common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Cycurion’s securities;

a limited amount of news and analyst coverage; and

a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts or for other reasons, the market price of Western’s securities or, following the Business Combination, New Cycurion’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Western’s securities prior to the Closing may decline. The market values of New Cycurion’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Western’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Cycurion’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Cycurion’s securities. Accordingly, the valuation ascribed to Cycurion may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of New Cycurion’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, many of which are beyond New Cycurion’s control.

Following the consummation of the Business Combination, New Cycurion will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Cycurion will face increased legal, accounting, administrative and other costs and expenses as a public company that Cycurion does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. A number of those requirements will require New Cycurion to carry out activities Cycurion has not done previously. For example, New Cycurion will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Cycurion could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Cycurion’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Cycurion’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Cycurion’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Cycurion to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Cycurion’s failure to timely and effectively implement controls and procedures required by Section 404(a)of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Cycurion is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Cycurion will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Cycurion as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Cycurion is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Cycurion will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Cycurion’s securities less attractive to investors and may make it more difficult to compare New Cycurion’s performance to the performance of other public companies.

New Cycurion will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Cycurion will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say- on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New Cycurion will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Western common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Western common stock in the Western IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Cycurion is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Cycurion may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Western common stock less attractive because New Cycurion will rely on these exemptions, which may result in a less active trading market for the Western common stock and its price may be more volatile.

New Cycurion’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Cycurion to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Western common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the New Cycurion’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Combined Entity’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Cycurion may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Risks Related to Western and the Business Combination

Unless the context otherwise requires, references in the subsection “Risks Related to Western and the Business Combination” to “we”, “us”, “our”, “Western” and “the Company” generally refers to Western in the present tense or New Cycurion from and after the Business Combination.

The working capital available to New Cycurion after the Business Combination will be reduced to the extent Western’s Public Stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of Western’s and Cycurion’s transaction expenses, which will be payable by New Cycurion. This may adversely affect the business and future operations of New Cycurion.

Significant uncertainties exist regarding the amount of additional cash, if any, that may be available to fund New Cycurion’s operations as a result of the Business Combination and the other transactions described in this proxy statement/prospectus. Western has approximately $7.9 million in its Trust Account as of February 4, 2023; however, apart from 300,000 shares which are governed under terms of the Forward Share Purchase Agreement (“FSPA”), existing Western Public Stockholders will have the right to elect to have their shares redeemed for cash as a part of the voting on the Business Combination and the cash related to the FSPA will be placed into an escrow account restricting access by the Company subject to release only in accordance with terms in the FSPA. It is not possible at this time to predict how many existing Western Public Stockholders will exercise this redemption right, and therefore it is not possible at this time to predict how much cash will be held in the Trust Account immediately following closing and how much cash under the FSPA will be released.

The parties estimate that they will have combined transaction related expenses (primarily legal, accounting and financial advisory fees and expenses) of approximately $[    ] million. Immediately following the Effective Time of the Business Combination, New Cycurion intends to use the cash remaining in the Trust Account to pay transaction expenses and fund its near term working capital requirements.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Western can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in Western’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of Western might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Western’s stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their shares of Western common stock for a pro rata portion of the funds held in the Trust Account.

Holders of Public Shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to Western’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Western’s taxes and up to $100,000 of interest to pay dissolution expenses, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Western Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Western Stockholders — Redemption Rights,” tender their certificates to Western’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Western’s transfer agent will need to act to facilitate this request. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Western does not have any control over this process or over the brokers, which Western refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Western may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Entity may be limited and your ability to sell your shares in the market could be adversely affected. the Combined Entity intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in the Combined Entity’s securities and subject the Combined Entity to additional trading restrictions.

The holders of Founder Shares have agreed to vote in favor of such initial business combination, regardless of how Western’s Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the holders of the Founder Shares have agreed (i) to vote any such shares in favor of any proposed business combination, including the Business Combination and (ii) to waive redemption rights with respect to any shares of Common Stock owned or to be owned by such holder, and that such holder will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve a business combination, amend the provisions of the Charter, or a tender offer by Western prior to a business combination. As a result, Western would need only [●], or approximately [●]%, of the [●] public shares outstanding to be voted in favor of the Business Combination in order to have such transaction approved (assuming that only a quorum was present at the meeting). Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founder Shares in accordance with the majority of the votes cast by Western’s Public Stockholders.

If third parties bring claims against Western, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.21.

Western’s placing of funds in trust may not protect those funds from third party claims against Western. Although Western will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Western’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Western’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Western under the circumstances.

Examples of possible instances where Western may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Western and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Western is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Western will be required to provide for payment of claims of creditors that were not waived that may be brought against Western within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per Public Share initially held in the Trust Account, due to claims of such creditors

Additionally, if Western is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Western’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Western’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Western’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Western may not be able to return to Western’s Public Stockholders at least $10.10 per share. As a result, if any such claims were successfully made against the Trust Account, the funds available for Western’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.10 per Public Share.

Western’s stockholders may be held liable for claims by third parties against Western to the extent of distributions received by them.

If Western has not completed a business combination by July 11, 2023, Western will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by Western to pay its taxes payable and up to

$100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Western’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Western’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If Western is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Western which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Western’s stockholders. Furthermore, because Western intends to distribute the proceeds held in the Public Shares to Western’s Public Stockholders promptly after expiration of the time Western has to complete an initial business combination, this may be viewed or interpreted as giving preference to Western’s Public Stockholders over any potential creditors with respect to access to or distributions from Western’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to Western’s creditors and/or may have acted in bad faith, and thereby exposing itself and Western to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Western cannot assure you that claims will not be brought against it for these reasons.

Neither Western nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Cycurion in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Cycurion and Western to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Western and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Cycurion in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Western would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Western and/or Cycurion may waive one or more of the conditions to the Business Combination.

Western and/or Cycurion may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to Western’s and Cycurion’s respective obligations to close the Business Combination that each of the covenants of the other party to be performed as of or prior to the Closing having been performed in all material respects. However, if Western’s or Cycurion’s board of directors determines that any such breach is not material, then it may elect to waive that condition and close the Business Combination. In deciding to waive one or more conditions to the Business Combination, Western’s and Cycurion’s directors have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Western’s Public Stockholders. See “Western’s Sponsor, directors and officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.” Under applicable law and Western’s Current Charter, Western is not able to waive the condition that its stockholders approve the Business Combination.

The Sponsor, A.G.P. and Western’s directors and executive officers who hold founder shares and/or Private Warrants through their interest in the Sponsor, may receive a positive return on the founder shares and/or Private Warrants even if Western’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

If Western is able to complete a business combination within the required time period, the Sponsor, A.G.P. and Western’s directors and executive officers who hold founder shares and/or Private Warrants through their interest in the Sponsor may receive a positive return on their investments which were acquired prior to the Western IPO, or concurrently with completion of the Western IPO, even if Western’s public stockholders experience a negative return on their investment in Western common stock after consummation of the Business Combination.

Western’s Sponsor, directors, officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

Western’s Sponsor, directors and officers, and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Western’s Public Stockholders, which may result in a conflict of interest. These interests include:

These interests include:

the fact that the Sponsor and A.G.P. paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

the fact that if the Business Combination were not approved, in accordance with our Charter, the 4,312,500 Founder Shares held by our Sponsor, our officers and directors through their interest in the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 376,000 Private Placement Units that were acquired simultaneously with the IPO for an aggregate purchase price of $3,760,000;

if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

our sponsor, officers, directors, initial stockholders or their affiliate, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of February 3, 2023, no out-of-pocket expenses are owed to Western’s officers, directors and Sponsor;

In light of the foregoing, the Sponsor and Western’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cycurion rather than liquidate even if (i) Cycurion is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Western’s directors and executive officers who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if Western’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

The market price of shares of New Cycurion’s securities after the Business Combination may be affected by factors different from those currently affecting the prices of Western’s securities.

Prior to the Business Combination, Western has had limited operations. Upon completion of the Business Combination, New Cycurion’s business, prospects, financial conditions, or results of operations will depend in part upon the performance of Cycurion’s businesses, which are affected by factors that are different from those currently affecting the business, prospects, financial conditions, or results of operations of Western.

Western’s Public Stockholders will experience dilution as a consequence of the issuance of Western common stock as consideration in the Business Combination.

The issuance of the Western common stock in the Business Combination will dilute the equity interest of Western’s existing Public Stockholders and may adversely affect prevailing market prices for Western common stock and/or Western Warrants. It is anticipated that, upon completion of the Business Combination, based on funds in the Trust Account of $7.9 million on February 4, 2023 and if there are no further redemptions by Western’s public stockholders, Western’s Public Stockholders will own approximately 7.5% of the outstanding capital stock of New Cycurion, and if there are redemptions by Western’s Public Stockholders up to the maximum level permitted by Western’s Current Charter, Western’s remaining Public Stockholders will own approximately 3.0% of the outstanding capital stock of New Cycurion. The ownership percentage with respect to New Cycurion following the Business Combination does not take into account (1) Western Warrants to purchase Western common stock that will remain outstanding immediately following the Business Combination or (2) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Western’s existing Public Stockholders in the post-combination company will be different.

Western’s Public Stockholders will experience dilution as a result of the issuance of additional employee/director/consultant options or if we sell additional shares of our Common Stock and/or warrants to finance our operations or issue stock in connection with acquisitions following the Business Combination.

In order to further expand New Cycurion’s operations and meet our objectives, any additional growth and/or expanded development activity will likely need to be financed through the sale and issuance of additional shares of Common Stock. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our development programs, we likely will also need to issue additional shares of Common Stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects. We also expect to in the future grant to some or all of our directors, officers, and key employees and/or consultants’ options to purchase shares of our Common Stock as non-cash incentives pursuant to the Equity Incentive Plan. The issuance of any equity securities could, and the issuance of any additional shares of Common Stock will, cause our existing stockholders to experience dilution of their ownership interests.

If we issue additional shares of our Common Stock or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, existing Public Stockholders’ interests in New Cycurion will be diluted and investors may suffer dilution in their net book value per share of shares of Common Stock depending on the price at which such securities are sold.

Even if we consummate the Business Combination, the Public Warrants may never be in the money, and they may expire worthless.

The exercise price for our warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any Placement Warrants held by our Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

The shares of Common Stock to be received by Western’s stockholders as a result of the Business Combination will have different rights from shares of Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of Western but will instead be stockholders of New Cycurion. There will be important differences between your current rights as a Western stockholder and your rights as a New Cycurion stockholder. See “Comparison of Corporate Governance and Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Western can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in New Cycurion’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of New Cycurion might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Western’s stockholders fail to comply with the redemption requirements specified in this proxy statement they will not be entitled to redeem their shares of Western common stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, Western’s Public Stockholders are required to submit a request in writing and deliver their stock (either physically or electronically) to Western’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Western’s taxes and up to $100,000 of interest to pay dissolution expenses, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Western Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Western Stockholders — Redemption Rights,” tender their certificates to Western’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Western’s transfer agent will need to act to facilitate this request. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Western does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The ability to execute New Cycurion’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Western would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to Western, New Cycurion may be required to increase the financial leverage its business would have to support. This may negatively impact New Cycurion’s ability to execute on its own future strategic plan.

In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Western may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Cycurion may be limited and your ability to sell your shares in the market could be adversely affected. New Cycurion intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in New Cycurion’s securities and subject New Cycurion to additional trading restrictions.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, New Cycurion may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on New Cycurion’s financial condition, results of operations and the Common Stock price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as Cycurion is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because New Cycurion will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Common Stock of New Cycurion, and, accordingly, the New Cycurion’s stockholders (including Western’s public stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Although Western has conducted due diligence on the Cycurion’s business, Western cannot assure you that this due diligence has identified all material issues that may be present in Cycurion’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Cycurion’s business and outside of Western’s and Cycurion’s control will not later arise. As a result of these factors, New Cycurion may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Further, although Western performed a due diligence review and investigation of Cycurion in connection with the Business Combination, Western has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Western’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if Western’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Western’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Cycurion’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about New Cycurion or its securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing thereafter. Accordingly, any Western stockholders or warrant holders who choose to remain stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their securities. These stockholders or warrant holders are unlikely to have a remedy for the reduction in value.

In addition, because New Cycurion will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of New Cycurion. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of New Cycurion than they might if New Cycurion became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Cycurion as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New Cycurion’s Common Stock could have an adverse effect on the New Cycurion’s ability to develop a liquid market for the Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including, without limitation, statements under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Cycurion has been provided by Cycurion and its management, and forward-looking statements include statements relating to its and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

Our ability to complete the Business Combination with Cycurion or, if we do not consummate such Business Combination, any other initial business combination;

satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;

the occurrence of any other event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

the projected financial information, anticipated growth rate, and market opportunity of New Cycurion;

the ability to obtain or maintain the listing of New Cycurion’s public securities on Nasdaq following the Business Combination;

New Cycurion’s public securities’ potential liquidity and trading;

New Cycurion’s ability to raise financing in the future;

New Cycurion’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

Western officers and directors allocating their time to other business and potentially having conflicts of interest with Western’s business or in approving the Business Combination;

the use of proceeds not held in the Trust Account or available to Western from interest income on the Trust Account balance;

the ability to recognize the anticipated benefits of the proposed Business Combination;

the costs related to the proposed Business Combination;

Cycurion’s and New Cycurion’s ability to grow and manage growth profitably;·

the implementation, market acceptance and success of Cycurion’s and New Cycurion’s business model, developments and projections relating to Cycurion’s and New Cycurion’s competitors and industry;

Cycurion’s and New Cycurion’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

xii.	the effect of the COVID-19 pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and
xiii.	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement/prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this proxy statement/prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Western or Cycurion “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Western or Cycurion has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to rely unduly upon these statements.

Before any stockholder grants its proxy, instructs how its vote should be cast or votes on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

SPECIAL MEETING OF WESTERN STOCKHOLDERS

General

Western is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on [●], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Western’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [·], 2023, at 10:00am Eastern Time, via live webcast at the following address: [●]

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Western common stock at the close of business on [●], which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [●] shares of Common Stock outstanding, of which [●] are Public Shares and [●] are Founder Shares held by the Sponsor and our directors.

Vote of the Sponsor, Directors and Officers

In connection with the Western IPO, Western entered into agreements with each of its Sponsor and A.G.P. pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting. As a result of these agreements, based upon the voting power of these parties, all of the Proposals will be approved at the Special Meeting.

Western’s Sponsor and A.G.P. have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the Western IPO in connection with the Business Combination. The Founder Shares and the Private Units held by the Sponsor have no redemption rights upon Western’s liquidation and will be worthless if no business combination is effected by Western by July 11, 2023.

Quorum and Required Vote for Proposals

A quorum of Western stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented by virtual attendance or by proxy at the Special Meeting. By virtue of its ownership of Western Shares, its attendance alone at the Special Meeting will constitute a quorum.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding Western common stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting.

If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal will not be presented to the Western stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal). The Adjournment Proposal is not subject to and conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Western will not consummate the Business Combination. If Western does not consummate the Business Combination and fails to complete an initial business combination by July 11, 2023, then Western will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Abstentions and Broker Non-Votes

Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. A failure to vote by proxy or to vote online or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of Western’s Board of Directors

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of Western and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

vote “FOR” the Business Combination Proposal;

vote “FOR” the Nasdaq Proposal;

vote “FOR” the Charter Amendment Proposal;

vote “FOR” the Advisory Charter Proposals;

vote “FOR” the Directors Proposal;

vote “FOR” the Equity Incentive Plan Proposal; and

vote “FOR” the Adjournment Proposal, if it is presented at the Special Meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Western’s Board and officers and advisors have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder.

These interests include:

If the Business Combination with Cycurion or another business combination is not consummated by July 11, 2023, Western will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor and A.G.P., which were acquired for an aggregate purchase price of $25,000 prior to the Western IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.

The Sponsor purchased an aggregate of 376,000 private placement units from Western for $10.00 per unit. This purchase took place on a private placement basis simultaneously with the consummation of the Western IPO. Nearly all of the proceeds Western received from these purchases were placed in the Trust Account, apart from approximately $2.6 million retained to fund operating and business combination costs of Western.

If Western is unable to complete a business combination within the required time period under the Western Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Western for services rendered or contracted for or products sold to Western. If Western consummates a business combination, on the other hand, Western will be liable for all such claims.

The Sponsor and Western’s officers and directors and their affiliates are entitled to reimbursement of activities on Western’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Western fails to consummate a business combination within the required time period under the Western Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, Western may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by July 11, 2023. As of the record date, the Sponsor and Western’s officers and directors and their affiliates had not incurred.

The Sponsor and A.G.P.will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate,

Based on the difference in the purchase price of $0.009 that the Sponsor paid for the 2,875,000 Founder Shares for an aggregate purchase price of $25,000, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the Western IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in Western. In total, the Sponsor has invested $3,785,000 for securities that would be worthless absent the completion of a business combination.

The Business Combination Agreement provides for the continued indemnification of Western’s current directors and officers and the continuation of directors and officers liability insurance covering Western’s current directors and officers.

Stephen Christoffersen, Western’s CEO will be a member of the board of directors of Cycurion following the closing of the Business Combination and, therefore, in the future Mr. Christoffersen will receive any cash fees, stock options or stock awards that Cycurion’s board of directors determines to pay to its non-executive directors.

Each of Western’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. Western’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to Western and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in Western’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to Western. Western’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by applicable law, Western renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of Western, on the one hand, and Western, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and Western waives any claim or cause of action it may have in respect thereof. Western does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination.

In light of the foregoing, the Sponsor and Western’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cycurion rather than liquidate even if (i) Cycurion is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Western’s directors and executive officers who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if Western’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

Voting Your Shares

Each share of Western common stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Western common stock at the Special Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

You Can Attend the Special Meeting and Vote Through the Internet.   You will be able to attend the Special Meeting online and vote during the meeting by visiting [●] and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Western can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

you may send another proxy card with a later date;

you may notify Western’s secretary in writing before the Special Meeting that you have revoked your proxy; or

you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Western common stock, you may call Morrow Sodali, Western’s proxy solicitor, at 800-662-5200 or email them at WAVS.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal. Under Western’s amended and restated bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to Western to pay its taxes. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Western IPO (including interest earned on the funds held in the Trust

Account and not previously released to it to pay Western’s taxes). For illustrative purposes, based on funds in the Trust Account of approximately $7.9 million on February 4, 2023, the estimated per share redemption price would have been approximately $10.25.

In order to exercise your redemption rights, you must:

prior to 5:00 PM Eastern time on [●], 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to American Stock Transfer & Trust Company, LLC, Western’s transfer agent, at the following address:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Felix Orihuela

E-mail: Felix.Orihuela@equiniti.com

and

deliver your Public Shares either physically or electronically through DTC to Western’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Western does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Western’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Western’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Western’s transfer agent return the shares (physically or electronically). You may make such request by contacting Western’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Western Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Western common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Western common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Western common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Western does not consummate an initial business combination by July 11, 2023, Western will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Dissenter Rights

Western stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Western is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. Western and its directors, officers and employees may also solicit proxies in person. Western will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Western will bear the cost of the solicitation.

Western has hired Morrow Sodali to assist in the proxy solicitation process. Western will pay that firm a fee of $22,500, plus disbursements.

Western will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Western will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

General

Holders of Western common stock are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Western stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Western is holding a stockholder vote on the Business Combination, Western may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Western common stock that are voted at the Special Meeting. By virtue of their ownership of Western common stock, the Proposal will be approved regardless of the cote of the Public Stockholders.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Western stockholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

Merger Consideration

As we previously announced, on November 21, 2022, Western entered into the Business Combination Agreement, by and among Western, Merger Sub and Cycurion pursuant to which Merger Sub will merge with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of Western.

The Business Combination Agreement provides that Western has agreed to acquire all of the outstanding equity interests of Cycurion for an aggregate of 9,500,000 shares of Western common stock, par value $0.0001 per share (the “Merger Consideration Shares”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the merger (the “Effective Time”), each share of Cycurion’s capital stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive the Per-Share Merger Consideration (i.e., the portion of the Merger Consideration Shares with respect to (i) a single share of Cycurion’s common stock or (ii) a share of Cycurion’s Series A Convertible Preferred Stock, as the case may be, equal, in each case, to the quotient obtained by dividing (x) the Merger Consideration Shares by (y) the Fully Diluted Company Shares). As used herein, “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Cycurion’s common stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Cycurion’s Series A Convertible Preferred Stock (on an as-if-converted to Cycurion’s common stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Cycurion “Rollover Warrant Shares”; plus (d) the aggregate number of Cycurion “Rollover RSU Shares”. Certain shares of Cycurion’s Series A Convertible Preferred Stock may be converted into shares of Western’s Series [C] Preferred Stock, which shares, on an as-if-converted to western Common Stock basis are a component of the Merger Consideration Shares.

In addition, pursuant to the Business Combination, at the Effective Time, each Cycurion RSU Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Western and shall be converted into that number of whole Parent RSU Awards equal to the product (rounded down to the nearest whole number) of: (i) the number of Cycurion RSU Awards held by that holder as of immediately prior to the Effective Time; multiplied by (ii) the Common Stock Exchange Ratio (a “Parent RSU Award” and collectively, the “Parent RSU Awards”). Further, each Cycurion warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Cycurion Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Cycurion common stock subject to such Cycurion Warrant immediately prior to the Effective Time by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Cycurion common stock of such Cycurion Warrant divided by (y) the Common Stock Exchange Ratio (a “Converted Warrant” and collectively, the “Converted Warrants”).

Payment of Expenses

On the Closing Date, New Cycurion will pay or cause to be paid certain outstanding expenses of Western and Merger Sub, which is made up of approximately (i) $2.5 million for financial and business combination advisory services to Western in connection with the proposed merger transaction paid to A.G.P. (which will be paid in shares of Western common stock); and (ii) approximately $312,000 in deferred legal fees will be paid in shares of Western common stock.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by each of Western, Cycurion and Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means, any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence that, individually or together with one or more other contemporaneous effect (i) has or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of Cycurion, on the one hand, or on Western and Merger Sub, on the other hand, taken as a whole, or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Cycurion Equity holders and Cycurion, on the one hand, or of Western and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by the Business Combination Agreement in accordance with its terms and conditions. None of the representations and warranties made by the parties survive the Closing.

Covenants of the Parties

The Business Combination Agreement includes customary covenants of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, as well as certain customary covenants, such as confidentiality and publicity, that will continue after the termination of the Business Combination Agreement.

The Business Combination Agreement and the consummation of the transactions contemplated thereby are required to be approved by Western’s and Cycurion’s respective stockholders.

Western and Cycurion also agreed not to solicit or enter into any alternative competing transactions during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.

Conditions to Consummation of the Business Combination

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) no provisions of any applicable law and no order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated by the Business Combination Agreement, (ii) there shall not be any action brought by any authority to enjoin or otherwise restrict the consummation of the Closing, (iii) after giving effect to any redemption of shares of Western common stock in connection with the transactions contemplated by this Agreement, Western shall have net tangible assets of at least $5,000,001 upon consummation of the Business Combination, (iv) the approval of Cycurion’s stockholders shall have been obtained, (v) the approval of Western’s stockholders shall have been obtained, and (vi) Western shall have received a Fairness Opinion (which condition has been satisfied). For a description of Fairness Opinion issued by ValueScope, to Western, please see “— Opinion of the Western Financial Advisor” below.

In addition, unless waived by Western, the obligations of Western and the Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

Cycurion shall have duly performed or complied with, in all material respects, all of its obligations under the Business Combination Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Cycurion at or prior to the Closing Date.

The representations and warranties of Cycurion contained in the Business Combination Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations (as defined therein), shall be true and correct in all respects as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Cycurion.

The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

There shall not have occurred any Effect in respect of Cycurion, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Cycurion.

The period for exercising appraisal rights pursuant to Section 262 of the DGCL shall have lapsed and not more than five percent (5%) of the issued and outstanding shares of Cycurion’s common stock (including shares of Cycurion’s common stock issuable upon conversion of Cycurion’s preferred stock) shall constitute Dissenting Shares.

Unless waived by Cycurion, the obligations of Cycurion to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

Western and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations under the Business Combination Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

The representations and warranties of Western and Merger Sub contained in the Business Combination Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations (as defined therein), shall be true and correct as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by the Business Combination Agreement and the Additional Agreements.

The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

There shall not have occurred any Effect in respect of Western or Merger Sub, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Western or Merger Sub.

The Proposed Charter shall have been filed with, and declared effective by, the Delaware Secretary of State.

Termination

The Business Combination Agreement may be terminated with the mutual written consent of Western and Cycurion. In addition, the Business Combination Agreement may be terminated, by either Western or Cycurion, under certain customary and limited circumstances prior to the Closing, including:

if the Closing has not occurred on or prior to July 11, 2023 (the “Outside Closing Date”); or

In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable.

In addition, Western may terminate the Business Combination Agreement by written notice to Cycurion if (i) Cycurion shall have breached any representation, warranty, agreement or covenant contained in the Business Combination Agreement to be performed by Cycurion on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the pre-closing conditions impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Cycurion of a written notice from Western describing in reasonable detail the nature of such breach. Cycurion may terminate the Business Combination Agreement by written notice to Western if (i) Western shall have breached any representation, warranty, agreement or covenant contained in the Business Combination Agreement to be performed by Western on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the pre-closing conditions impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Western of a written notice from Cycurion describing in reasonable detail the nature of such breach.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination, waiver of claims against the Trust Account, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any willful breach by a party of its covenants and agreements under the Business Combination Agreement or fraud, intentional misrepresentation or willful misconduct.

The section above describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The foregoing summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A hereto, which is incorporated herein by reference.

Opinion of the Western Financial Advisor

ValueScope, LLC (“ValueScope”) rendered its opinion to the Petra Board that, as of November 1, 2022 and based upon and subject to the factors and assumptions set forth therein, the consideration payable to the stockholders of Cycurion was fair, from a financial point of view, to Western and Western’s unaffiliated stockholders.

The full text of the written opinion of ValueScope, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex D. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by ValueScope in rendering its opinion. The ValueScope opinion is not a recommendation as to how any holder of Western common stock should vote with respect to the Business Combination or any other matter.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and Western’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Western and Cycurion, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Western board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Western, the Sponsor and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for twelve (12) months following the Closing Date. As of February 4, 2023 the Sponsor and Insiders own 81% of Western’s issued and outstanding shares of Common Stock.

Company Support Agreement

In addition, also in connection with the execution of the Business Combination Agreement, Cycurion’s officers, directors and certain key stockholders (the “Cycurion Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Western and Cycurion, pursuant to which the Cycurion Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination.

Lock-Up Agreements

In connection with the execution of the Business Combination Agreement, the Cycurion Key Stockholders also entered into Lock-Up Agreements with Western pursuant to which the Cycurion Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in the Lock-Up Agreements) shall not be transferred for twelve (12) months following the Closing Date, subject to certain exceptions.

Background of the Business Combination

Promptly after the closing of the Western IPO on January 11th, 2022, the officers and directors of Western commenced the process of identifying potential business combination targets. In addition, Western was contacted by a number of individuals and entities with respect to business combination opportunities.

On January 11th, 2022, we executed a financial advisory agreement with A.G.P. LLC (“A.G.P. ”) to act as a non-exclusive advisor in connection with Western effecting a Business Combination, including assistance with structuring and negotiating a definitive purchase agreement; to the extent legally permissible, arranging meetings with stockholders of the Company; introductions to potential investors; and assistance with financial analysis, presentations, press releases and filings related to a Business Combination Western reviewed over 30 candidates in a variety of different industries, and executed nondisclosure agreements with 16 potential business combination targets. Western submitted non-binding letters of intent to 4 prospective targets, and formally pursued a merger with 2 of those targets, including Cycurion. No discussions regarding a potential business combination with any candidates were held prior to Western’s IPO. The following highlights certain specific target explorations and activities, but is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Western:

Target 1:    In February 2022, Western was introduced to Target 1, an international carrier of choice for small to medium-sized business, by individuals with professional relationships with our executive team. A number of conversations were held between Western and Target 1 over the next month, during which Western and A.G.P. reviewed Target 1’s business operations, financial information, business strategy, and corporate finance plans. Western submitted a preliminary non-binding letter of intent to Target 1, but Western and Target 1 failed to reach an agreement regarding the terms of the letter of intent (“LOI”). Key points of disagreement included valuation, target company desire for a cash payout upon close of the merger, and future operational focus. As a result, the parties terminated discussions in March 2022.

Target 2: In February 2022, Western was introduced to Target 2, a leading national commercial solar developer with over 300MWs of solar experience working with local communities and businesses on value-added solar and solar plus storage solutions. A number of conversations were held between Western and Target 1 over the next month, during which Western and A.G.P. reviewed Target 2’s business operations, financial information, business strategy, and corporate finance plans. Western submitted a preliminary non-binding letter of intent to Target 1, but Western and Target 2 failed to reach an agreement regarding the terms of the letter of intent (“LOI”). Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus. As a result, the parties terminated discussions in March 2022.

Target 3: In January 2022, Western was introduced to Target 3, a leading vertically integrated asset management firm whose primary goal is to enhance the wealth of investors seeking to make investments in middle market assets. A number of conversations were held between Western and Target 3 over the next three months, during which Western performed multiple site visits and in-person meetings with key board members and managers, reviewed Target 3’s business operations, financial information, business strategy, and corporate finance plans. Western and the target signed a preliminary non-binding letter of intent with Target 3, hired third party advisors and held weekly all-hands calls between both sides as they negotiated the business combination agreement, but Western and Target 3 failed to reach an agreement regarding the terms of the business combination agreement (“BCA”). Rising interest rates were a key factor the target company’s board decision to not pursue taking the company public. Other key points of disagreement included future operational focus and a proposed dual-class voting structure. As a result, the parties terminated discussions in May 2022.

Target 4: In May 2022, Western was introduced to Target 4, an early-stage manufacturer of all-electric, lightweight commercial utility vehicles. A number of conversations were held between Western and Target 4 over the next month, during which Western reviewed Target 4’s business operations, financial information, business strategy, and corporate finance plans. Western’s CEO, Stephen Christoffersen and Board Member, Ade Okunubi performed a site visit but ultimately failed to reach an agreement on the terms of a business combination. Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus. As a result, the parties terminated discussions in June 2022.

Target 5: In June 2022, Western was introduced to Target 5, a robotics solution for security, delivery and mobility applications. A number of conversations were held between Western and Target 5 over the next month, during which Western and A.G.P. reviewed Target 5’s business operations, financial information, business strategy, and corporate finance plans. Western and Target 5 ultimately failed to reach an agreement on the terms of a business combination. Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus. As a result, the parties terminated discussions in July 2022.

On February 17, 2022 one of Western Acquistion’s sponsor investors introduced Stephen Christoffersen to an investor in Cycurion via email. The investor in Cycurion introduced Emmit McHenry CEO of Cycurion, Alvin McCoy, Chief Financial Officer, Gerry Czarnecki Board Member of Cycurion via email.

On February 24, 2022 the teams at both Cycurion and Western Acquisition held an introductory call with representatives from Western, A.G.P. and certain members of the Western Acquisition Sponsor LLC with the principals of Cycurion, including Emmit McHenry and Alvin McCoy, during which the parties discussed the potential benefits to Cycurion of a SPAC merger with Western. During this call, the principals of Cycurion informed Western that they were in the process of pursuing an initial public offering, and had already filed an S-1 with the Securities and Exchange Commission. Western informed the Cycurion team that it was currently in the middle of discussions with other targets and would update the Cycurion team if they elected to move forward. The Western team sent the Cycurion team a Non-Disclosure Agreement and agreed to keep talks open. The Cycurion team sent over an investor presentation and summary level financial data. Cycurion informed the Western team that their 2021 audited financials were in the process of being completed.

On March 5, 2022 Western signed an LOI with Target 3

On March 7th, 2022 Western receives signed NDA back from the Cycurion

On March 8th, 2022 Western notified the Cycurion team their intention to pursue another opportunity for a SPAC merger. Cycurion informed the Western team that their 2021 audited financials were in the process of being completed. Both sides agreed to keep in touch every couple weeks.

On May 19th, 2022 Western and Target 3 terminate negotiations with the business combination agreement. Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus.

On May 20th, 2022 Stephen Christoffersen reaches out to Cycurion CFO to continue merger discussions. The two schedule a call for May 24th, 2022

Between May 24th and June 14th, 2022, Western exchanged a number of emails and phone calls with Cycurion, in which the parties discussed a variety of topics such as the structure of the Western SPAC, including explanations of the terms and characteristics of the outstanding public and private Western warrants, the nature of the redemption rights of SPAC IPO investors, and the mechanics and timing of a potential business combination.

On June 29th, Western and the A.G.P. team have a call with Cycurion CFO and investors in Cycurion to discuss deal terms, structure, minimum cash requirements and timing around discussions with Cycurion board members. Western team sends Cycurion team an initial due diligence request list related to historical audited financials, forecasted income statement and balance sheet, merger and acquisition strategy, R&D strategy, IP detail, organizational chart, product pipeline and current capitalization table. Our CEO, Stephen Christoffersen, requested a copy of their existing S-1 to be uploaded in the data room.

On July 5th, Alvin notifies Stephen that information from their initial due diligence request list will be uploaded to the data room later that week.

On July 7th, Cycurion grants the Western team including Western’s board members access to the data room Cycurion had maintain as part of their S-1 filing. On July 8th, Stephen let Alvin know their team is putting together a term sheet and will send the following week.

On July 12th, A.G.P. sends Cycurion an initial term sheet for consideration of 10,000,000 shares of Western Acquisition Ventures, two board seats, and $5,175,000 in deferred underwriting fees. The Cycurion team deliberate internally for the next few weeks and Western’s CEO and Cycurion’s CFO remain in touch as internal discussions on either respective side continue.

On July 27th Cycurion sends a redlined term sheet back to Western proposing consideration of 12,000,000 shares and zero board seats.

On July 28th, The Western team discusses the revised LOI internally along with A.G.P. and Numan Siddiqi and Asim Grabowski-Shaikh, their legal team at Baker Hostetler.

On July 29th, Western’s CEO and Cycurion’s CFO discuss the key points of the redline and agree total consideration should be 11,000,000 shares with an additional board seat.

On July 30th, Western’s CEO sends and redline version of the term sheet back to Cycurion’s CFO encompassing the revised terms of 11,000,000 shares and one board seat

On August 1st, Western team has a board meeting to bring everyone up to speed on the status of negotiations.

On August 2nd, Cycurion’s CFO calls Westerns’s CEO to let him know that one of Cycurion’s small M&A targets which was going to merge as part of the deal does not have audited financials but has reviewed financials. The company is the process of the getting their audits completed.

On August 15th 2022, after discussing with A.G.P. and advisers, Cycurion determines it makes sense to postpone the acquisition of their target company until after the SPAC merger with Western. As consideration of merging the company post-merger, the consideration is reduced to 9,500,000 shares for Cycurion. Western’s CEO brings the Western Board up to speed and obtains approval to move forward with non-binding term sheet.

On August 16th, 2022 the Western team sends Cycurion a more robust due diligence request list with over 300 items including questions and document requests. Cycurion’s CFO agrees to start pulling together the additional data and populating the data room.

Between August 17th and September 8th, Western exchanged a number of emails and phone calls with Cycurion, in which the parties discussed a variety of topics such as the cap table, including explanations of the terms and characteristics Cycurion’s previous funding rounds and the mechanics and timing of a potential business combination.

On September 8th 2022, Cycurion’s CFO sends Western’s CEO a revised term sheet consisting of 9,500,000 shares consideration and 6,000,000 minimum cash requirement and 1 board seat. Western’s CEO discusses internally with Western’s CFO and Baker Hostetler, Western’s outside counsel.

On September 10th 2022, Western Acquistion Ventures and Cycurion executed a non-binding letter of intent (“LOI”) for a business combination.

On September 12th 2022, Western’s CEO reaches out to A.G.P. for a referral of a cyber security expert to enlist in help with due diligence. A.G.P. introduces the Western team to Dr. Paul Kearney. Paul Kearney is Managing Director of Northcliffe Cybersecurity Research Ltd and Professor of Cybersecurity at Birmingham City University (BCU) in the UK. He is an experienced cybersecurity professional, having worked in the field for over 20 years, and is a full member of the Chartered Institute of Information Security. After obtaining BSc and PhD degrees in theoretical physics from Liverpool and Durham universities respectively, he performed a variety of R&D roles for British Aerospace (10 years), Sharp (7 years) and British Telecom (20 years), where he served as Chief Security Researcher. On retiring from British Telecom in 2017, Paul expanded an existing part time professorial position at BCU to 50%, leaving time to explore other complementary opportunities: he has a position on the advisory board of METCLOUD, a provider of managed cloud and cybersecurity services, regularly serves as an expert reviewer for the Horizon Europe and CELTIC-Next research programs, and pre-pandemic, was a Visiting Scholar at EBTIC, Khalifa University, Abu Dhabi. He is also an active contributor to working groups of the IoT Security Foundation.

On September 12th, A.G.P. puts together the working group list for both Western and Cycurion for the transaction.

On September 22nd, 2022 Western Acquisition enlists the help of JP Galda as lead outside counsel to assist with drafting the business combination agreement and S-4.

On September 23rd Dr. Paul Kearney sends over an engagement letter to cover the following scope of services with relations to due diligence with Cycurion provided by Northcliffe Cybersecurity Research Ltd (“Service Provider”). Northcliffe Cybersecurity Research undertakes to provide the Client with an assessment from a technical perspective of Cycurion. The work will consist of:

Desk-based research using open sources

Study of confidential documents provided by Cycurion

Q&A with the Cycurion staff

Discussions with the Client’s board of directors

Preparation of the assessment report

The report will summarize relevant aspects of the cybersecurity landscape (including demand, technical and business trends, and solutions available and in development), situate Cycurion’s technology and services within that landscape, assess the credibility of their talent and solution suite to compete effectively in the industry, and evaluate their R&D/M&A strategy.

On September 23rd, 2022 the Cycurion and Western teams have a kick-off call both teams Board Members, auditors legal counsel. The topics of discussion include timeline for due diligence, drafting of the business combination agreement and submission of the S-4.

On September 30th, 2022 the Western team engages ValueScope to provide a fairness opinion on the transaction. ValueScope is a team of experienced valuation experts whose team consists of members with their Chartered Financial Analyst and PhD designations.

On October 5th, 2022 Board members from Western including Robin Smith, Ade Okunubi, Bill Lischak, Stephen Christoffersen and the team at A.G.P. have a call with Alvin McCoy and Kurt McHenry to discuss business overview, current and forecasted financials.

On October 19th, 2022 The Western team received a fairness opinion draft from ValueScope with the estimate of the fair market value of Cycurion, Inc. of between $96 million and $116 million, indicated that the total consideration paid for Cycurion by Western is FAIR to the shareholders of Western Acquisition Ventures Corp. from a financial point of view. ValueScope relied on the following information but were not necessarily limited to, the following procedures:

A review of Cycurion’s audited financial statements for the years ended December 31, 2018, December 31, 2019, December 31, 2020, and December 31, 2021

A review of Cycurion’s reviewed (unaudited) financial statements for the six months ended June 30, 2022 and June 30, 2021

A review of Cycurion’s unaudited consolidated financial statements for the nine months ended September 30, 2021

A review of financial projections for 2023 through 2028, provided by Management

A review of the draft of the Non-Binding Confidential Term Sheet summarizing the principal terms and conditions of the proposed transaction between Western and Cycurion, signed by Stephen Christoffersen of Western Acquisition Ventures Corp. as of September 9, 2022

A review of the Company’s draft Form S-1 (Pre-effective Amendment No. 5)

A review of the term sheet between the Company and HoneyTek Systems, a Canadian corporation, effective as of June 15, 2022

A review of the asset purchase agreement between the Company and Sabres Security Ltd., dated as of August 17, 2021

Two interviews with Cycurion’s CFO, including detailed discussions regarding the Company’s history, business segments, and financial projections

A review of information relating to Cycurion’s industry and similar companies

A review of pricing data of comparable guideline companies and industry transactions existing as of the Valuation Date

Between October 19th and November 2nd, 2022, representatives of Western, Cycurion, J. P Galda & Co and Clark Hill held multiple calls to review and revise certain legal and structural components of the merger agreement. During this period, Western’s and Cycurion’s counsels exchanged drafts of the merger agreement and other ancillary documents.

On November 1st, 2022 Dr. Paul Kearney sends Western his final report covering. The report describes the results of an assessment from a technical perspective of Cycurion, Inc. conducted by Northcliffe Cybersecurity Research Ltd for Western Acquisitions Ventures Corp.to support their Due Diligence. It focuses on the cybersecurity aspects of Cycurion’s business, and in particular, on the new Arx cybersecurity platform. The assessment is based on desk research using open sources, confidential documents provided by Cycurion, and conversations with Cycurion executives. It concludes Cycurion appears to be a sound company with a solid and growing base providing cybersecurity professional services to the US government and defense sector. It is now expanding its managed IT and cybersecurity services, and has establishing an Innovation arm to develop and support a proprietary web application security platform. The result should be a good balance between professional services, managed services and software, with strong potential for synergies. The cybersecurity market will continue to grow rapidly for the foreseeable future and continuous innovation will be required to keep pace with evolving and escalating threats, new technologies such as AI/ML, and new deployment models and business practices. This creates opportunities that can be grasped and exploited by agile companies to grow rapidly. In this context, Cycurion’s revenue growth projections are realistic aspirations. The Web Application and API Protection (WAAP) sector targeted by the Cycurion Arx Security Platform is growing particularly strongly. It is highly competitive, however, with a mixture of large established vendors evolving aging code bases, and newer entrants using more contemporary technologies and architectures. Arx falls into the latter category, but will need sustained R&D investment to differentiate itself from its contemporaries and establish and maintain a competitive edge.

On November 2, 2022, Western’s board of directors held a board meeting to review the substantially final version of the transaction with Cycurion. At the meeting, the transaction was unanimously approved by the directors of Western, subject to any final negotiations and modifications, and the board determined to recommend the approval of the merger agreement to shareholders.

On November 22nd, 2022, the execution of the merger agreement by Western and Cycurion was announced to the public, and on November 23rd, 2022, Western filed a Current Report on Form 8-K relating to the execution of the merger agreement and related matters.

The Western Board’s Reasons for the Approval of the Business Combination

Western’s objectives, stated in its IPO prospectus, were to generate attractive returns for stockholders and enhance value through (1) completing our initial business combination with a high-quality merger target at an attractive valuation with favorable terms for our stockholders and (2) enhancing operational performance through our team’s experience and by leveraging our expertise and the expertise of our network. We expect to favor potential target companies with certain industry and business characteristics. Key favorable industry characteristics we look for include, but are not limited to, compelling long-term growth prospects, strong secular tailwinds, and highly fragmented markets ripe for consolidation opportunities. We expect our target to possess certain business characteristics such as a leading market position, significant recurring revenue with a diversified customer base, opportunity for operational improvement, and a healthy margin profile with attractive free cash flow characteristics. As we consider specific sectors of focus, we will be guided by three key factors. First, our significant industry and operational expertise. Second, the long-term impact of the COVID-19 pandemic as an accelerant of business practices and industry changes. Finally, targeting merger candidates where conditions allow us to influence sufficiently the outcome to produce attractive economic rewards for our stockholders and stakeholders. Our target sectors may include but are not limited to: infrastructure and environmental services; health, wellness and food sustainability; financial technology and financial services; enterprise software and SaaS; and leisure and hospitality. Our selection process will leverage our network of varied industry, investment banker, private equity and venture capital, credit fund, and lending community relationships, as well as our relationships with management teams of public and private companies, restructuring advisers, attorneys and accountants, which we believe should provide us with a number of high-quality initial business combination opportunities. We intend to deploy a proactive, thematic sourcing strategy and to focus on companies where we believe the combination of our operating experience, relationships, capital and capital markets expertise can be catalysts to change a target company and can help accelerate the target’s growth and performance.

In evaluating the Business Combination, Western’s board of directors reviewed a number of materials, including the transaction documentation, certain due diligence summary materials prepared by Western’s management and advisors, investor presentations, and various industry and financial data and consulted with Western’s management, legal, financial, and other advisors. The advisors had full access to all of the materials provided to Western and advised the board of directors on the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Western’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision to approve the Business Combination. Western’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Western’s board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements”

The officers and directors of Western have substantial experience in evaluating the operating and financial merits of companies within the cybersecurity sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Western’s Board retained Valuescope LLC to provide a valuation and fairness opinion.

In evaluating the Business Combination, Western’s board of directors considered the criteria and guidelines to evaluate prospective business opportunities set by the Western’s management team in the Western IPO prospectus and has determined that Cycurion materially meets many of these criteria. Specifically, the Western’s board of directors noted, among others, that:

Established Business.     Cycurion is an established business, with established products, client base, and revenue stream.

Business with Growth Potential.     Cycurion has a range of new products providing significant growth potential.

Established Leadership Team.     Cycurion has an established leadership team and a desire to on board new senior talent to better execute against the growth plan. Since the Business Combination Agreement was signed, Cycurion has appointed a very strong candidate to the CEO position.

Technology Leadership.      Cycurion has technology leadership in cyber security field. The team’s competence was further confirmed in interviews conducted by cyber security consultant <here>, commissioned by Western as part of the due diligence.

Loyal Client Base.     Cycurion has good relations with a loyal client base.

Strong Potential for M&A.     Cycurion has a strong potential for M&A with the prospect of helping to drive new cyber security solutions, customer acquisition, top line growth and adjusted EBITDA.

Long-Term Intrinsic Value Potential.    Because of the abovementioned factors, among others, the Western Board believes that Cycurion has attractive long term intrinsic value potential because of its growth potential, the importance of network cyber security, the ineffectiveness of the traditional cyber security solutions and Cycurion’s advanced technology.

Redemption rights.    If the Business Combination closes, holders of Western common stock may have all or any portion of their shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal. This redemption option will allow each holder of Western common stock to choose whether or not to invest in Cycurion. If the Business Combination fails to close, this redemption option will not be available until Western finds and closes an alternative transaction in the future, which could take substantial time and may never occur. Given the state of the market, there are a more limited number of targets available for special purpose acquisition companies (each a “SPAC”), and it will be more difficult for Western to identify and close an alternative transaction

Attractive valuation that can provide attractive returns for public investors.    The board of directors believes that Cycurion’s valuation is attractive relative to comparable publicly traded companies. Moreover, the valuation is supported by investors that have subscribed to the PIPE.

Cycurion would benefit from our team’s expertise.    Western’s team’s continued involvement in Cycurion as shareholders, as well as Mr. Christoffersen’s involvement as a board member, following the Business Combination and their diverse experience in operations management can add substantial value to accelerate Cycurion’s research and development and commercialization efforts.

Western’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

Future Financial Performance.    The risk that future financial performance may not meet Western’s expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.

Potential for Benefits not Achieved.    The risk that the potential benefits of the Business Combination, including Cycurion’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

Macroeconomic Risks and Uncertainty.     Macroeconomic and geo-political risks could prohibit Cycurion from achieving the full benefits of the proposed Business Combination.

Public company experience.  Most of Cycurion’s management has limited experience in operating a public company. The public company requirements may strain Cycurion’s resources and divert management’s attention.

Fees and expenses.     The legal, accounting, advisory and compliance expenses associated with completing the Business Combination may exceed Cycurion’s expectations.

Redemption Risk.     The potential that a significant number of Western’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Western’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete.

Closing Conditions.     The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Western’s control.

Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

In addition to considering the factors described above, Western’s board of directors also considered other factors including, without limitation:

Interests of Certain Persons.     Some officers and directors of Western and A.G.P.may have interests in the Business Combination. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page __ of this proxy statement/prospectus; and

Other Risks.     Various other risks associated with Cycurion’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Western’s board of directors concluded that the potential benefits that it expected Western and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Western’s board of directors determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Western and its stockholders.

Interests of Western’s Directors and Officers in the Business Combination

In considering the recommendation of Western’s board of directors to vote in favor of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor and Western’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Western’s stockholders generally. In particular:

If the Business Combination with Cycurion or another business combination is not consummated by July 11, 2023, Western will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor and A.G.P. which were acquired for an aggregate purchase price of $25,000 prior to the Western IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.

The Sponsor purchased an aggregate of 376,000 private placement units from Western for $10.00 per unit. This purchase took place on a private placement basis simultaneously with the consummation of the Western IPO. Nearly all of the proceeds Western received from these purchases were used to fund the process of securing a business combination or the Trust Account.The private placement units are each composed of one share of Western common stock and one Western warrant. The shares of Western common stock and Western warrants underlying the private placement units will become worthless if Western does not consummate a business combination by July 11, 2023.

If Western is unable to complete a business combination within the required time period under the Western Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Western for services rendered or contracted for or products sold to Western. If Western consummates a business combination, on the other hand, Western will be liable for all such claims.

The Sponsor and Western’s officers and directors and their affiliates are entitled to reimbursement of activities on Western’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Western fails to consummate a business combination within the required time period under the Western Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, Western may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by July 11, 2023. As of the record date, the Sponsor and Western’s officers and directors and their affiliates had no unpaid reimbursable expenses.

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate,

Based on the difference in the purchase price of $0.009 per share that the Sponsor and A.G.P. paid for the 2,875,000 Founder Shares for an aggregate purchase price of $25,000, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the Western IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

In the event that a business combination is not effected, the Sponsor and A.G.P. will not be entitled to any reimbursement of funds invested in Western. In total, the Sponsor has invested $3,785,000 for securities that would be worthless absent the completion of a business combination.

The Business Combination Agreement provides for the continued indemnification of Western’s current directors and officers and the continuation of directors and officers liability insurance covering Western’s current directors and officers.

Stephen Christoffersen, Western’s CEO will be a member of the board of directors of Cycurion following the closing of the Business Combination and, therefore, in the future Mr. Christoffersen will receive any cash fees, stock options or stock awards that Cycurion’s board of directors determines to pay to its non-executive directors.

Certain of Western’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. Western’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to Western and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in Western’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to Western. Western’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by applicable law, Western renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of Western, on the one hand, and Western, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and Western waives any claim or cause of action it may have in respect thereof. Western does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination.

Recommendation of the Western Board

Western’s board of directors has determined that each of the proposals outlined above is in the best interests of Western and its stockholders and recommended that Western stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals and “FOR” the Adjournment Proposal, if presented.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section above titled “The Business Combination Proposal — The Western Board’s Reasons for the Approval of the Business Combination,” Western’s board of directors concluded that the Business Combination met materially met the requirements disclosed in the prospectus for its initial public offering with respect to Western’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Western will issue shares for outstanding equity interests of Cycurion in the Business Combination, Western will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cycurion issuing stock for the net assets of Western, accompanied by a recapitalization. The net assets of Western will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cycurion.

Interests of Western’s Directors and Officers in the Business Combination

In considering the recommendation of Western’s board of directors to vote in favor of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor, A.G.P. and Western’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Western’s stockholders generally. In particular:

If the Business Combination with Cycurion or another business combination is not consummated by July 11, 2023, Western will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor and A.G.P., which were acquired for an aggregate purchase price of $25,000 prior to the Western IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.

The Sponsor purchased an aggregate of 376,000 private placement units from Western for $10.00 per unit. This purchase took place on a private placement basis simultaneously with the consummation of the Western IPO. Nearly all of the proceeds Western received from these purchases were used to fund the process of securing a business combination or the Trust Account. The private placement units are each composed of one share of Western common stock and one Western warrant. The shares of Western common stock and Western warrants underlying the private placement units will become worthless if Western does not consummate a business combination by July 11, 2023.

If Western is unable to complete a business combination within the required time period under the Western Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Western for services rendered or contracted for or products sold to Western. If Western consummates a business combination, on the other hand, Western will be liable for all such claims.

The Sponsor and Western’s officers and directors and their affiliates are entitled to reimbursement of activities on Western’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Western fails to consummate a business combination within the required time period under the Western Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, Western may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by July 11, 2023. As of the record date, the Sponsor and Western’s officers and directors and their affiliates had not incurred any unpaid reimbursable expenses.

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate,

Based on the difference in the purchase price of $0.009 per share that the Sponsor and A.G.P. paid for the 2,875,000 Founder Shares for an aggregate purchase price of $25,000, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the Western IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in Western. In total, the Sponsor has invested $3,785,000 for securities that would be worthless absent the completion of a business combination.

The Business Combination Agreement provides for the continued indemnification of Western’s current directors and officers and the continuation of directors and officers liability insurance covering Western’s current directors and officers.

Stephen Christoffersen, Western’s CEO will be a member of the board of directors of Cycurion following the closing of the Business Combination and, therefore, in the future Mr. Christoffersen will receive any cash fees, stock options or stock awards that Cycurion’s board of directors determines to pay to its non-executive directors.

Certain of Western’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. Western’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to Western and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in Western’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to Western. Western’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by applicable law, Western renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of Western, on the one hand, and Western, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and Western waives any claim or cause of action it may have in respect thereof. Western does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination.

Name; Headquarters

The name of the post-Business Combination company will be Cycurion, Inc., and its headquarters will be located at 1749 Old Meadow Road, Suite 500, McLean, Virginia 22102.

Material U.S. Federal Income Tax Considerations of the Redemption

All holders of Cycurion common stock are urged to consult their tax advisors with respect to the tax consequences of the Business Combination in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Western common stock vote “FOR” the Charter Amendment Proposal and each of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are approved at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result of their ownership of Western common stock, each of the Proposals will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

THE MEMBERS OF OUR BOARD UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS
VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2 — THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve to, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 9,500,000 shares of Common Stock in connection with the Business Combination.

Why Western Needs Stockholder Approval

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for such securities); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Merger Consideration Shares to be issued in connection with the Business Combination Agreement will exceed 20% or more of the outstanding Western common stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitute a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single invested or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration Shares will result in a “change of control” of Western.

As a result of the forgoing, Western is required to obtain stockholder approval pursuant to Nasdaq Listing Rule 5635.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 9,500,000 shares of Common Stock may be issued in connection with the Business Combination.

The issuance of the shares of Common Stock described above would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Western.

Vote Required for Approval

If the Nasdaq Proposal not approved, the Business Combination will not occur. The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the NASDAQ Proposal. As a result of their ownership of Western common stock, each of the Proposals will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 3 — THE CHARTER AMENDMENT PROPOSAL

In connection with the Business Combination, Western is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Proposal are approved, the Proposed Charter would replace the Current Charter.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as the Western Board’s reasons for approval of the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

Change the post-Business Combination company’s name to Cycurion, Inc.     Currently, Western’s name is Western Acquisition Ventures Corp. If the Charter Proposal is approved, Western’s name will be changed to Cycurion, Inc. Our board of directors believes the name of the post-Business Combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed this name change.

Increase the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000.     Our Current Charter authorizes the issuance of 50 million shares of Common Stock and 1 million shares of Preferred Stock. The Proposed Charter authorizes the issuance of 100 million shares of Western common stock and 5 million shares of Preferred Stock. The Proposed Charter provides adequate authorized capital and flexibility for future issuances of common stock if determined by The New Cycurion Board to be in the best interests of the post-Business Combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Provide that stockholders may not take action by written consent.     The Current Charter is silent on whether stockholders may take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Charter instead prohibits stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent of stockholders without a meeting. Our board of directors believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Removal of blank check company provisions.     Our board of directors has determined that it is in the best interest of Western to eliminate provisions of our Current Charter that are specific to our status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the Business Combination, and many of these provisions cease to apply upon the consummation of Western’s initial business combination. For example, these proposed amendments remove the prohibition on Western entering into an initial Business Combination with another blank check company or a similar company with nominal operations. In addition, certain other provisions in our Current Charter require that proceeds from Western’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred.

Vote Required for Approval

This Charter Amendment Proposal will be approved and adopted in its entirety only if the holders of at least a majority of the outstanding shares of Western common stock vote “FOR” Charter Amendment Proposal. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the Charter Amendment Proposal. As a result of their ownership of Western common stock, the Charter Amendment Proposal will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 4 — THE ADVISORY CHARTER PROPOSALS

In connection with the Business Combination, Western is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, Western is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Western or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Entity. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal).

Advisory Charter Proposals

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Charter Proposal A — Name	Western Acquisition Inc.	Cycurion, Inc.

Advisory Charter Proposal B — Changes in Capital Stock	The Current Charter authorizes 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock.	The Proposed Charter authorizes 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

Advisory Charter Proposal C — No Action by Written Consent	The Current Charter is silent on stockholder action by written consent in lieu of a meeting.

The Proposed Charter prohibits stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Advisory Charter Proposal D — Removal of Blank Check Company/Special Purpose Acquisition Corporation Provisions

The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

The Proposed Charter does not include these blank check company/special purpose acquisition corporation provisions.

Reasons for the Advisory Charter Proposals

In the judgement of the Board, the Charter Amendment Proposal is desirable for the following reasons:

the name of the new public entity is desirable to reflect the Business Combination with Cycurion and the combined business going forward;

the greater number of authorized shares of capital stock is desirable for Western to have sufficient shares to issue the Merger Consideration Shares in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);

prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues;

it is desirable to delete the provisions that relate to the operation of Western as a blank check company prior to the consummation of the initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Cycurion and thereby protect continuity of or entrench New Cycurion’s management, which may adversely affect the market price of New Cycurion’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New Cycurion, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Cycurion to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. Western currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Western stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the Advisory Charter Proposals.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the Advisor Charter Proposals. As a result of their ownership of Western common stock, each of the Proposals will be approved without regard to the vote of the Public Stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL 5 — THE DIRECTORS PROPOSAL

Election of Directors

At the Special Meeting, it is proposed that five directors will be elected to be the directors of New Cycurion upon consummation of the Business Combination. It is proposed that New Cycurion’s board consist of the following directors: Emmit McHenry, Alvin McCoy, III, Kurt McHenry, Gerald M. Czarnecki, Leela J. Gray, J. Derek Penn, Henry V. Stoever, IV, and Stephen Christoffersen,  Information regarding each nominee is set forth in the section titled “Management of New Cycurion Following the Business Combination.”

Information regarding each nominee is set forth in the section titled “Management of New Cycurion Following the Business Combination.”

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of New Cycurion will be governed by New Cycurion’s certificate of incorporation and bylaws and the laws of the State of Delaware.

Vote Required for Approval

Election of each director will require the affirmative vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.

If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed.

Election of each of the director nominees is a condition to Closing under the Business Combination Agreement. As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of each nominee for Director. As a result of their ownership of Western common stock, each nominee for Director will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board with Respect to the Director Election Proposal

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTORS PROPOSAL.

PROPOSAL 6 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination is approved, our stockholders are also being asked to approve and adopt the Cycurion, Inc. 2023 Equity Incentive Plan (the “Equity Incentive Plan”). The purpose of the Equity Incentive Plan is to advance the interests of New Cycurion and its stockholders by enabling New Cycurion and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of New Cycurion and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

The Equity Incentive Plan will permit the board of directors of New Cycurion, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of New Cycurion and its subsidiaries non-statutory and incentive stock options, restricted stock awards, restricted stock units (RSUs), stock appreciation rights (SARs), performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of Common Stock to be authorized for issuance under the Equity Incentive Plan is 10% of the outstanding shares of Common Stock of New Cycurion on a fully-diluted basis on the date on which the transactions contemplated under the Business Combination Agreement are completed, with an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on January 1, 2031 equal to the lesser of: (A) ten percent (10%) of the increase in the number of shares of Common Stock outstanding from the first day of the preceding calendar year to the first day of the current calendar year, as the number of shares are determined on a fully-diluted basis; and (B) such smaller number of shares of Common Stock as may be determined by the Board.

If approved by our stockholders at the meeting, the Equity Incentive Plan will become effective on the consummation of the Merger. Our board of directors is recommending that our stockholders approve the material terms of the Equity Incentive Plan as described below. The summary is qualified in its entirety by reference to the specific language of the Equity Incentive Plan, a copy of which is attached as Annex C.

Summary of Sound Governance Features of the Equity Incentive Plan

The board of directors believes that the Equity Incentive Plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

√	Will not be excessively dilutive to stockholders	√	No re-pricing of “underwater” stock options or SARs without stockholder approval
√	No tax gross-ups	√	No reload options or SARs
√	Clawback provisions	√	No discounted options or SARs
√	Limits on director compensation

Summary of the Equity Incentive Plan

The following is a summary of the principal features of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Equity Incentive Plan, which is set forth in Annex C.

Purpose

The purpose of the Equity Incentive Plan is to advance the interests of New Cycurion and its stockholders by enabling New Cycurion and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of New Cycurion and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The board of directors of New Cycurion will administer the Equity Incentive Plan. The board has the authority under the Equity Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof, which is comprised of not less than two Non-Employee Directors who are independent. The board of directors of New Cycurion or the committee of the board to which administration of the Equity Incentive Plan has been delegated is referred to as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Equity Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers of New Cycurion such administrative duties or powers, as it may deem advisable. The Committee may authorize one or more directors or officers of New Cycurion to designate employees, other than officers, non-employee directors, or 10% stockholders of New Cycurion, to receive awards under the Equity Incentive Plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing

The Committee may not, without prior approval of the stockholders of New Cycurion, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Equity Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of common stock of New Cycurion is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Equity Incentive Plan

Subject to adjustment (as described below), the maximum number of shares of New Cycurion common stock authorized for issuance under the Equity Incentive Plan is 10% of the outstanding shares of Common Stock of New Cycurion on a fully-diluted basis immediately upon consummation of the Merger. This limit is also the limit on the number of incentive stock options that may be granted under the Equity Incentive Plan.

Shares that are issued under the Equity Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Equity Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Equity Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Equity Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the Equity Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Equity Incentive Plan and will be available again for grant under the Equity Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Equity Incentive Plan. Any shares related to awards granted under the Equity Incentive Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Equity Incentive Plan. Any shares repurchased by New Cycurion on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by New Cycurion or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Equity Incentive Plan. The shares available for issuance under the Equity Incentive Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of New Cycurion, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Equity Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of New Cycurion or any of its subsidiaries. A “consultant” for purposes of the Equity Incentive Plan is one who renders services to New Cycurion or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Equity Incentive Plan will permit New Cycurion to grant non-statutory and incentive stock options, restricted stock awards, restricted stock units, performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options.     Stock options entitle the holder to purchase a specified number of shares of common stock of New Cycurion at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Equity Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of New Cycurion or its subsidiary. Each stock option granted under the Equity Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Equity Incentive Plan must be at least 100% of the fair market value of a share of common stock of New Cycurion as of the date the award is granted to a participant. Fair market value under the plan means, unless otherwise determined by the Committee, the closing sale price of common stock of New Cycurion, as reported on the Nasdaq Stock Market, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Restricted Stock Awards and Restricted Stock Units.     Restricted stock awards and/or restricted stock units, or RSUs, may be granted under the Equity Incentive Plan. A restricted stock award is an award of common stock of New Cycurion that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs granted, and other such conditions or restrictions.

Performance Awards.     Performance awards, in the form of cash, shares of common stock of New Cycurion, other awards or a combination of both, may be granted under the Equity Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant.

Non-Employee Director Awards.     The Committee at any time and from time-to-time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options. The Committee may also at any time and from time-to-time grant on a discretionary basis to non-employee directors non-statutory stock options. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Equity Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, or other stock-based awards in lieu of cash. Under the Equity Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards.     Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents.     With the exception of stock options and unvested performance awards, awards under the Equity Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of common stock of New Cycurion covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends or dividend equivalents may be paid on unvested awards. Such dividend equivalents will be converted to cash or additional shares of common stock of New Cycurion by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Equity Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between New Cycurion and a participant. If a participant’s employment or other service with New Cycurion is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with New Cycurion is terminated by reason of death, disability or retirement, then:

All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with New Cycurion or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with New Cycurion is terminated by reason other than for cause, death, disability or retirement, then:

All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

All outstanding restricted stock will be terminated and forfeited; and

All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with New Cycurion or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with New Cycurion or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Equity Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to New Cycurion or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Equity Incentive Plan, all rights of the participant under the Equity Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to New Cycurion, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. New Cycurion may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. New Cycurion is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if New Cycurion is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse New Cycurion for the amount of any award received by such individual under the Equity Incentive Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. New Cycurion also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which common stock of New Cycurion is then listed or traded or any policy adopted by New Cycurion.

Effect of Change in Control

Generally, a change in control will mean:

The acquisition, other than from New Cycurion, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock of New Cycurion;

The consummation of a reorganization, merger or consolidation of New Cycurion with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock of New Cycurion immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock and voting securities of the corporation resulting from the transaction; or

A complete liquidation or dissolution of New Cycurion or the sale or other disposition of all or substantially all of the assets of New Cycurion.

Subject to the terms of the applicable award agreement or an individual agreement between New Cycurion and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of common stock of New Cycurion subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to New Cycurion by the holder, to be immediately cancelled by New Cycurion, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding New Cycurion or a combination of both cash and such shares of stock.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Equity Incentive Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Equity Incentive Plan, but awards outstanding upon termination of the Equity Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Equity Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Equity Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the Equity Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Equity Incentive Plan will be effective without approval of New Cycurion’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which common stock of New Cycurion is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Equity Incentive Plan; or (b) such amendment would: (i) materially increase benefits accruing to participants; (ii) modify the re-pricing provisions of the Equity Incentive Plan; (iii) increase the aggregate number of shares of common stock of New Cycurion issued or issuable under the Equity Incentive Plan; (iv) increase any limitation set forth in the Equity Incentive Plan on the number of shares of common stock of New Cycurion which may be issued or the aggregate value of awards which may be made, in respect of any type of award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the Equity Incentive Plan; or (vi) reduce the minimum exercise price or grant price as set forth in the Equity Incentive Plan. No termination, suspension or amendment of the Equity Incentive Plan or an award agreement shall adversely affect any award previously granted under the Equity Incentive Plan without the written consent of the participant holding such award.

Federal Income Tax Information

The following is a general summary, as of the date of this prospectus/proxy statement, of the federal income tax consequences to participants and New Cycurion of transactions under the Equity Incentive Plan. This summary is intended for the information of stockholders considering how to vote at the Special Meeting and not as tax guidance to participants in the Equity Incentive Plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Equity Incentive Plan.

Tax Consequences of Awards

Incentive Stock Options.    With respect to incentive stock options, generally, the participant is not taxed, and New Cycurion is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the participant meets the employment requirements and does not dispose of the shares of common stock of New Cycurion acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of common stock of New Cycurion are disposed of before those periods expire, which is called a disqualifying disposition, the participant will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of common stock of New Cycurion on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, New Cycurion will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options.    The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the participant. Upon exercise of the stock option, the participant will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of common stock of New Cycurion acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and New Cycurion will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs.    The grant of an SAR will not cause the participant to recognize ordinary income or entitle New Cycurion to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and New Cycurion will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, and Other Stock-Based Awards.    The federal income tax consequences with respect to restricted stock, RSUs, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by New Cycurion, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and New Cycurion’s deduction, assuming that a deduction is allowed under Section 162(m) of the Code, will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by New Cycurion, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations

New Cycurion is entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the participant to pay to New Cycurion, an amount necessary for it to satisfy the participant’s federal, state or local tax withholding obligations with respect to awards granted under the Equity Incentive Plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on New Cycurion. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of common stock of New Cycurion underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A

A participant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time a grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m)

Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible by New Cycurion to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017, amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in the proxy statement for New Cycurion’s Annual Meeting; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2106 as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit.

Excise Tax on Parachute Payments

Unless otherwise provided in a separate agreement between a participant and New Cycurion, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from New Cycurion, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, New Cycurion will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the Equity Incentive Plan or would have been received by or allocated to participants for the last completed fiscal year if the Equity Incentive Plan had then been in effect because awards under the Equity Incentive Plan will be made at the discretion of the Committee.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Equity Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

By virtue of ownership of Western common stock, the Equity Plan Proposal will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL 7 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Western’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, or the Equity Incentive Plan Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Western’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by July 11, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Western common stock represented by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

By virtue of ownership of Western common stock, the Adjournment Proposal will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT WESTERN

Unless the context otherwise requires, all references in this section to the “Company,” “Western,” “we,” “us,” or “our” refer to Western Acquisition Ventures Corp. and its subsidiary prior to the consummation of the Business Combination.

Introduction

We are a Delaware blank check company incorporated on April 28, 2021 formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

Initial Business Combination

As required by NASDAQ rules, any initial business combination will be approved by a majority of our independent directors. Nasdaq listing rules also require that the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance.

We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

Our sponsor, initial stockholders (including A.G.P.), officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed Business Combination, (2) not to convert any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of common stock in any tender in connection with a proposed initial business combination.

None of our officers, directors, sponsor, initial stockholders or their affiliates has indicated any intention to purchase additional shares of our common stock. However, if a significant number of stockholders vote, or indicate an intention to vote, against our proposed Business Combination, our officers, directors, sponsor, initial stockholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. Notwithstanding the foregoing, our officers, directors, sponsor, initial stockholders and their affiliates will not make purchases of shares of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act, which are rules designed to stop potential manipulation of a company’s stock.

Conversion Rights

At any meeting called to approve an initial business combination, public stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, less any taxes then due but not yet paid. Alternatively, we may provide our public stockholders with the opportunity to sell their shares of our common stock to us through a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.

Our sponsor, initial stockholders and our officers and directors will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly, acquired in the Western IPO. Additionally, the holders of the representative shares will not have conversion rights with respect to the representative shares. We may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) tender their certificates to our transfer agent or (ii) deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case prior to a date set forth in the proxy materials sent in connection with the proposal to approve the Business Combination.

There is a nominal cost associated with the above-referenced delivery process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise conversion rights. The need to deliver shares is a requirement of exercising conversion rights regardless of the timing of when such delivery must be effectuated.

However, in the event we require stockholders seeking to exercise conversion rights prior to the consummation of the proposed Business Combination and the proposed Business Combination is not consummated this may result in an increased cost to stockholders.

Any proxy solicitation materials we furnish to stockholders in connection with a vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such certification and delivery requirements. Accordingly, a stockholder would have from the time the stockholder received our proxy statement up until the vote on the proposal to approve the Business Combination to deliver his shares if he wishes to seek to exercise his conversion rights. This time period varies depending on the specific facts of each transaction. However, as the delivery process can be accomplished by the stockholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, we believe this time period is sufficient for an average investor. However, we cannot assure you of this fact.

The foregoing is different from the procedures historically used by some blank check companies. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, the company would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for him to deliver his certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which he could monitor the price of the company’s stock in the market. If the price rose above the conversion price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. As a result, the conversion rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “continuing” right surviving past the consummation of the business combination until the holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a holder’s election to convert his shares is irrevocable once the business combination is approved.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed Business Combination or the expiration of the tender offer. Furthermore, if a holder of a public share of common stock delivered his certificate in connection with an election of their conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account as of two business days prior to the consummation of the initial business combination. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

If we have not completed an initial business combination by July 11, 2023 we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to us but net of taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our sponsor, initial stockholders, officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect our public stockholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination by July 11, 2023 unless we provide our public stockholders with the opportunity to convert their shares of common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our sponsor, initial stockholders, executive officers, directors or any other person.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete a business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 12th month, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We are required to seek to have all third parties (including any vendors or other entities we may engage) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, Marcum LLP, our independent registered public accounting firm, and the underwriters of the offering, will not execute agreements with us waiving such claims to the monies held in the trust account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. Our sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that our sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement our sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of the Western IPO offering against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the trust account could be less than $10.10 due to claims or potential claims of creditors. We will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (subject to our obligations under Delaware law to provide for claims of creditors as described below).

We anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution. The holders of the founders’ shares have waived their rights to participate in any liquidation distribution from the trust account with respect to such shares. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account.

If we are unable to complete an initial business combination and expend all of the net proceeds of the Western IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share redemption price would be $10.10. The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $10.10 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders in connection with our initial business combination, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Current Charter

Our Current Charter contains certain requirements and restrictions that will apply to us until the consummation of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our outstanding shares. If we seek to amend any provisions of our Current Charter that would affect our public stockholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within the time period described in our Current Charter, we will provide dissenting public stockholders with the opportunity to convert their public shares in connection with any such vote. This conversion right shall apply in the event of the approval of any such amendment, whether proposed by our sponsor, any executive officer, director or director nominee, or any other person. Our sponsor, officers and directors have agreed to waive any conversion rights with respect to any founders’ shares, and any public shares they may hold in connection with any vote to amend our Current Charter. Specifically, our Current Charter provides, among other things, that:

we shall either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or don’t vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein;

we will consummate our initial business combination only if we have net tangible assets of at least $5,000,001 upon such consummation and, if we seek stockholder approval, a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination;

if our initial business combination is not consummated by July 11, 2023, if Western exercises its option to further extend such date, then we will redeem all of the outstanding public shares and thereafter liquidate and dissolve our company;

we may not consummate any other business combination, merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction prior to our initial business combination; and

prior to our initial business combination, we may not issue additional stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock sold in the Western IPO on an initial business combination.

The Western IPO prospectus and original charter provided that Western initially had until January 13, 2023 to complete its initial business combination. At a special meeting of Western’s stockholders held on January 6, 2023 , Western’s stockholders approved a proposal to amend Western’s amended and restated certificate of incorporation, to extend the date by which Western has to consummate a business combination from January 13, 2023 up to six (6) times, each such extension for an additional one (1) month period (each an “Extension”), from January 13, 2023 to July 11, 2023, upon payments to the Trust Account of $10,000 for each one-month Extension. As of February 4, 2023, Western has exercised a one month extension to February 11, 2023 and has paid $10,000 into the Trust Account and intends to do so each month through July 11, 2023 or until closing the Business Combination.

Facilities

We currently maintain our principal executive offices at 42 Broadway, 12th Floor, New York, NY 10004. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

EXECUTIVE OFFICERS AND DIRECTORS OF WESTERN

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Western before the Business Combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Stephen Christoffersen	37	Chief Executive Officer and Director
William Lischak	65	Chief Financial Officer and Director
Ade Okunubi	39	Director
Robin L. Smith	57	Director
Adam K. Stern	58	Director

Stephen Christoffersen, CFA, 37, is our Chief Executive Officer and a Director. In addition to his role as CEO, he is the managing member of Range Ventures LLC, an opportunistic investment company focusing on public equities and private credit. From 2018 to 2021, Mr. Christoffersen worked for KushCo Holdings Inc (OTCQX: KSHB) and during his time as CFO, he led a business turnaround which included right-sizing headcount and operational footprint while focusing sales on the leading multi-state operators. This resulted in company profitability for the first time in three years and led to a merger with Greenlane Holdings (NASDAQ: GNLN), which was announced March 2021. Additionally, Mr. Christoffersen spearheaded KushCo’s strategic investments, including its investment in XS Financial, Inc. (CSE: XSF), where Mr. Christoffersen currently serves on the Board as a member of the Investment and Audit committee since May 2019.

Prior to joining KushCo, between January 2017 and November 2018 Mr. Christoffersen served as Vice President of Investment Strategy for Comerica Asset Management Inc. (NYSE: CMA), where he managed $500 million and oversaw asset allocation and investments.

Mr. Christoffersen has also been active in several volunteering and philanthropic initiatives, including serving as a math and science tutor with the Save a Child Foundation at the YMCA Boys and Girls Club. He was also an Executive Sponsor for Project Mission Green, an initiative of The Weldon Project that advocates on behalf of currently or formerly incarcerated cannabis offenders who were sentenced to prison for nonviolent cannabis offenses.

Mr. Christoffersen received his Chartered Financial Analyst designation in 2015 and holds a Bachelor of Science degree in Finance from the University of Nevada, Las Vegas.

William Lischak, CPA, MST, 65 is our Chief Financial Officer and a Director. He is a senior level financial executive with more than 20 years of experience in the media industry. His credentials include being a CPA and having earned a master’s degree in Taxation. Mr. Lischak has extensive M&A, corporate finance, accounting, tax, and strategic planning experience. He has developed a strong network of relationships with commercial and investment banks, law firms, accounting firms, and consulting firms, and is known as a dynamic team player strongly committed to working with colleagues to achieve transactional and operational goals.

Mr. Lischak has been the Chief Executive Officer of RightsTrade, LLC since June 2020 and worked as a consultant to the company since April 2019. Concurrently, starting in February 2020, Mr. Lischak has acted as interim CFO for Johnson Management Group, a privately held television movie production company. From February 2017 to October 2018, Mr. Lischak served as interim CFO at PIXOMONDO STUDIOS Gmbh & Company KG, a multi-national visual effects company. Working in conjunction with Houlihan Lokey, Inc., Mr. Lischak managed the company through the process of preparing for, seeking, securing and concluding a majority stake sale to private equity, which closed in July 2018. From 2016 through the present, Mr. Lischak has consulted with various media and entertainment businesses under his personal service company, William Lischak, Inc. From 2017 through the present, Mr. Lischak has served various media and entertainment businesses under his personal service company, William Lischak, Inc.

From 2007 to 2015, Mr. Lischak worked with OddLot Entertainment LLC, a film and television production company founded by Gigi Pritzker, where he established the company’s position as a prominent independent production company by securing, structuring and managing corporate joint ventures and complex multi-party project financing for award winning and commercially successful films such as Hell or High Water (nominated for a Best Picture Academy Award), Ender’s Game (at the time, the largest independent film ever made, with a budget of $115 million), and Drive (which won Best Director at the Cannes Film Festival). Additionally, Mr. Lischak was instrumental in the company’s expansion into television production with National Geographic’s Genius: Einstein mini-series (based upon the Walter Isaacson biography), produced in conjunction with Ron Howard’s Imagine Entertainment. Corporately, Mr. Lischak created a multi-picture production and distribution arrangement with Lions Gate Entertainment Corporation (NYSE: LGF); spearheaded a multi-picture production and distribution arrangement with STX Financing LLC (NYSE: ESGC) in conjunction with an equity investment by Ms. Pritzker’s family office and JPMorgan Chase Bank, N.A.; and created the joint venture international sales company, Sierra/Affinity (acquired by Entertainment One Ltd. and Hasbro, Inc.).

Prior to joining Oddlot Entertainment LLC, Mr. Lischak worked with First Look Media, a multi-faceted production and distribution operation. Joining the company in 1988 as CFO, Mr. Lischak later assumed the roles of COO and President and was instrumental in the development and growth of the company, including its’ merger into a SPAC. In addition to the SPAC transaction, Mr. Lischak spearheaded multiple rounds of additional capital (pre and post public company status), various corporate acquisitions and established a multitude of debt financing arrangements including both lines of credit and project financing with financial institutions including JPMorgan Chase Bank, N.A (NYSE: JPM)., Comerica, Inc. (NYSE: CMA), Merrill Lynch Wealth Management and NatWest Group, among others. During Bill’s tenure annual revenues increased from $6 million to $125 million.

Mr. Lischak graduated in 1979 from NYU’s Stern School of Business, where he also studied film at NYU’s Tisch School of the Arts. We believe that Mr. Lischak’s management and business experience make him well-suited to serve as a member of our board of directors.

Robin L. Smith, MD, MBA, age 57, serves as an independent director who sits on our Audit Committee and chairs our Compensation Committee. She is a business leader, entrepreneur, medical doctor and philanthropist uniquely positioned to lead and assist public companies and health care systems to advance and be successful in the rapidly evolving health care industry. She is a trailblazer in the fields of regenerative medicine and predictive analytics and has focused on turnarounds, M&A and disruptive innovations driving interest and growth and Managing Partner of BRM Holdings since 2015.

She has extensive experience serving on the boards of directors and board committees, including audit, nominating and governance, compensation and science and technology committees of multiple public companies. She currently serves on the boards of directors of Celularity Inc (NASDAQ: CELU), a Celgene spin-out focused on cancer and regenerative medicine, as well as private companies including Spiritus Therapeutics, which she cofounded in 2017, and Vcinity Inc, since April 2020. Dr. Smith also served on the board of Sorrento Therapeutics (NASDAQ: SRNE) from December 2019 through November 15, 2021, ServiceSource International, Inc. (NASDAQ: SREV) from February 2020 – May 2020, Seelos Therapeutics (NASDAQ: SEEL) from February 2019 – May 2020, and Rockwell Medical (NASDAQ: RMTI) from June 2016 – November 2019. She was chairman of the board of directors of MYnd Analytics, Inc. (NASDAQ: MYND now EMMA and Telemynd) from August 2015 – July 2019. She was also on the boards of ProLung Inc from February 2017 – July 2018, BioXcel Corp from Aug 2015 – June 2017, and Signal Genetics (NASDAQ: SGNL) from July 2014 – February 2016.

From 2006 until 2015, Dr. Smith was chairman and chief executive officer of the Neostem (NASDAQ: NBS), where she pioneered the company’s innovative business model combining proprietary cell therapy development with successful contract development and manufacturing organization, which was sold to Hitachi at 8x the price it had been acquired. During her 9 years of tenure, the company won an array of industry awards and received business recognition including a first-place ranking in the tri-state area (two years in a row), and eleventh place nationally, on Deloitte’s Technology Fast 500, and Frost & Sullivan’s North American Cell Therapeutics Technology Innovation Leadership Award.

Dr. Smith co-authored “Cells Are the New Cure” (2017) and “The Healing Cell: How the Greatest Revolution in Medical History Is Changing Your Life” (2013). She was appointed as clinical associate professor, Department of Medicine at the Rutgers New Jersey Medical School in 2017. She has also been widely recognized for her leadership in health care and as a female entrepreneur. Most recently, Dr. Smith received the Regenerative Medicine Foundation (RMF) 2019 Stem Cell and Regenerative Medicine Action Award for International Diplomacy in 2019 and the 2018 HEALinc Future Health Humanitarian Award, the Business Intelligence Group’s Woman of the Year Award in 2018 and the 2018 Gold Stevie® Award for Woman of the Year – Government or Non-Profit. In April 2016, Pope Francis conferred Dr. Smith as Dame Commander with Star of The Pontifical Equestrian Order of Saint Sylvester Pope and Martyr. In May 2017, she was awarded the Lifetime Achievement in Healthcare and Science Award by The National Museum of Catholic Art and Library.

Dr. Smith is also active in many nonprofit organizations. She is the founder, president and chairman of the board of the Cura Foundation and Stem for Life since 2007. She is also vice president and director of the Science and Faith (STOQ) Foundation at the

Vatican. Dr. Smith is a member of the board of trustees of Sanford Health, the board of overseers of the New York University Langone Medical Center in New York, a board member of the Alliance for Cell Therapy Now and OPA Health and is active in the NFL Alumni Association’s Regenerative Medicine and Cell Therapy initiative. Dr. Smith previously served on the Sanford Health’s International Board, the board of trustees of the New York University Langone Medical Center, was chairman of the board of directors of the New York University Hospital for Joint Diseases and served on the board of the Alliance for Regenerative Medicine (ARM) Foundation.

She received her B.A. degree from Yale University and her M.D. degree from the Yale School of Medicine. Dr. Smith holds an M.B.A. degree from the Wharton School of Business and completed the Stanford University Directors Program. In 2019, Dr. Smith received an honorary Doctor of Science degree from Thomas Jefferson Medical College.

Adam K. Stern, 58, serves as an independent director and sits on our Audit Committee. He currently serves as the CEO of SternAegis Ventures and has been the Head of Private Equity Banking at Aegis Capital Corp. since 2012. Prior to SternAegis, from 1997 to 2012, he was Senior Managing Director at Spencer Trask Ventures, Inc., where he managed the structured finance group focusing primarily on technology and life science companies. From 1989 to 1997, Mr. Stern was at Josephthal & Co., Inc., Members of the New York Stock Exchange, where he served as Head of Private Equity and Managing Director. He has been a FINRA licensed securities broker since 1987 and a Registered General Securities Principal since 1991. Mr. Stern has been a founding investor in numerous private and public companies and currently serves as a Director of DarioHealth Corp. (Nasdaq: DRIO) since March 2020, Organovo Holdings Inc., (Nasdaq: ONVO) since July 2020, and privately held Aerami Therapeutics, Inc. since 2014. Adam previously served on the board of directors for Matinas BioPharma Holdings, Inc. (NYSE: MTNB) from 2012-2020, and HydroFarm Holdings, Inc. (Nasdaq: HYFM) from 2018-2020.

Mr. Stern graduated from the University of South Florida in 1987. We believe Mr. Stern is well qualified to serve as an independent member of our board of directors because of his experience as a board member of numerous public companies, as well as his deep financial experience as an investor.

From 2007 to 2015, Mr. Lischak worked with OddLot Entertainment LLC, a film and television production company founded by Gigi Pritzker, where he established the company’s position as a prominent independent production company by securing, structuring and managing corporate joint ventures and complex multi-party project financing for award winning and commercially successful films such as Hell or High Water (nominated for a Best Picture Academy Award), Ender’s Game (at the time, the largest independent film ever made, with a budget of $115 million), and Drive (which won Best Director at the Cannes Film Festival). Additionally, Mr. Lischak was instrumental in the company’s expansion into television production with National Geographic’s Genius: Einstein mini-series (based upon the Walter Isaacson biography), produced in conjunction with Ron Howard’s Imagine Entertainment. Corporately, Mr. Lischak created a multi-picture production and distribution arrangement with Lions Gate Entertainment Corporation (NYSE: LGF); spearheaded a multi-picture production and distribution arrangement with STX Financing LLC (NYSE: ESGC) in conjunction with an equity investment by Ms. Pritzker’s family office and JPMorgan Chase Bank, N.A.; and created the joint venture international sales company, Sierra/Affinity (acquired by Entertainment One Ltd. and Hasbro, Inc.).

Prior to joining Oddlot Entertainment LLC, Mr. Lischak worked with First Look Media, a multi-faceted production and distribution operation. Joining the company in 1988 as CFO, Mr. Lischak later assumed the roles of COO and President and was instrumental in the development and growth of the company, including its’ merger into a SPAC. In addition to the SPAC transaction, Mr. Lischak spearheaded multiple rounds of additional capital (pre and post public company status), various corporate acquisitions and established a multitude of debt financing arrangements including both lines of credit and project financing with financial institutions including JPMorgan Chase Bank, N.A (NYSE: JPM)., Comerica, Inc. (NYSE: CMA), Merrill Lynch Wealth Management and NatWest Group, among others. During Bill’s tenure annual revenues increased from $6 million to $125 million.

Mr. Lischak graduated in 1979 from NYU’s Stern School of Business, where he also studied film at NYU’s Tisch School of the Arts. We believe that Mr. Lischak’s management and business experience make him well-suited to serve as a member of our board of directors.

Ade Okunubi, MBA, CFA, 39, serves as an independent director who sits on our Nominating Committee and chairs our Audit Committee. Since November 2021 he has served as President of Industrial Battery Inc., an EV / Energy Transition Services firm. Mr. Okunubi is also a Private Equity investor in Industrial services businesses. Prior to acquiring Industrial Battery, between January 2017 and November 2021 Mr. Okunubi served as Chief Operating Officer of Techni-Tool Inc., a distributor of Aerospace and Defense cutting tools. He also served as an Investment Associate for Arcis Equity Partners, a leisure and hospitality focused private equity fund, from August 2014 to January 2017.

Prior to working in private equity and in operation roles, Mr. Okunubi worked in the Mergers & Acquisitions group at Credit Suisse Group AG (NYSE: CS) and advised private equity firms and corporations on approximately $2.5 billion in transactions in the telecom, healthcare, retail and renewable energy sectors. Prior to Credit Suisse Group AG, Mr. Okunubi was a Merger Arbitrage and High Yield Credit Trader at Taconic Capital Advisors LP, a New York-based, event-driven hedge fund.

Mr. Okunubi, a Queens, NY native, received an AB in Economics from Princeton University, and an MBA from the Harvard Business School. Mr. Okunubi is also a CFA Charter holder and member of the CFA Society of Dallas-Ft. Worth. We believe Mr. Okunubi is well qualified to serve as an independent member of our board of directors because of his management experience and his extensive financial experience as an investor.

Director Independence

Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Anthony Hayes, Robert Nicholson, Barry Dennis, and William Carson are independent directors under the Nasdaq Listing rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

We have three standing committees: an audit committee, a nominating committee, and a compensation committee. Each such committee is composed of solely independent directors

Audit Committee

Effective January 11, 2022 we established an audit committee of the board of directors, in accordance with Section 3(a)(58)(A) of the Exchange Act. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Dr. Smith, and Messrs. Okunabi and Stern meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Each member of the audit committee is financially literate and our board of directors has determined that Ade Okunubi and Adam Stern each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

discussing with management major risk assessment and risk management policies;

monitoring the independence of the independent auditor;

verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

reviewing and approving all related-party transactions;

inquiring and discussing with management our compliance with applicable laws and regulations;

pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

appointing or replacing the independent auditor;

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During the fiscal year ended December 31, 2022, our audit committee held two meetings. Each of the audit committee members attended all of the meetings of the audit committee in fiscal year 2022.

Nominating Committee

The Nominating Committee is comprised of Dr. Smith, Mr. Okunabi and Mr. Stern as committee members with Dr. Smith as chair. Each member is an independent director under the Nasdaq listing standards. The compensation committee’s duties, which are specified in our Nominating Committee Charter, include, but are not limited to:

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

reviewing and approving the compensation of all of our other executive officers;

reviewing our executive compensation policies and plans;

implementing and administering our incentive compensation equity-based remuneration plans;

assisting management in complying with our proxy statement and annual report disclosure requirements;

approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

if required, producing a report on executive compensation to be included in our annual proxy statement; and

reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than fees payable to A.G.P. as described in “Conflicts of Interest,” no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of our initial stockholders, our directors, or any of their respective affiliates, prior to or for any services they render in order to effectuate, the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of our initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Compensation Committee

The Compensation Committee is comprised of Dr. Smith as a member and Mr. Stern as chair. Each member is an independent director under the Nasdaq listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

reviewing and approving the compensation of all of our other executive officers;

reviewing our executive compensation policies and plans;

implementing and administering our incentive compensation equity-based remuneration plans;

assisting management in complying with our proxy statement and annual report disclosure requirements;

approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

if required, producing a report on executive compensation to be included in our annual proxy statement; and

reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than fees payable to A.G.P. as described in “Conflicts of Interest,” no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of our initial stockholders, our directors, or any of their respective affiliates, prior to or for any services they render in order to effectuate, the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of our initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Code of Ethics

Effective January 11, 2022, we adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to 42 Broadway, 12th Floor, New York, NY 10004.

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

Unless we consummate our initial business combination, our officers, directors and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account.

The insider shares beneficially owned by our officers and directors will be released from escrow only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our officers and directors will not be entitled to receive any amounts held in the trust account with respect to any of their insider shares or private warrants.

Further, Western Acquisition Ventures Sponsor LLC has agreed that the Founder Shares, Private Placement Units, Private Placement Shares and/or Private Placement Warrants will not be sold or transferred by it until after we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effect our initial business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

the corporation could financially undertake the opportunity;

the opportunity is within the corporation’s line of business; and

it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Our Current Charter provides that:

we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to, our sponsor and its affiliates, except as may be prescribed by any written agreement with us; and

our officers and directors will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any of our sponsor or its affiliates to the fullest extent permitted by Delaware law.

Our officers and directors are, and may in the future become, affiliated with other companies. The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors besides our sponsor, Western Acquisition Ventures Sponsor LLC:

Name of Individual	Name of Affiliated Company	Industry of Affiliated Company	Affiliation
Stephen Christoffersen	XS Financial	Financial	Board Member
	Range Ventures LLC	Financial	Founder & Managing Member

William Lischak	RightsTrade, LLC	Film and Television Rights Licensing	CEO
Ade Okunubi	Industrial Battery OKA Holdings	Industrial Battery Distribution and Servicing Investment Fund	President Managing Partner
Robin L. Smith	Caladrius Biosciences, Inc.	Biotechnology	Executive Chairman
	Wellfleet Partners, Inc.	Financial	Partner
	Sorrento Therapeutics	Biotechnology	Board Member
	ServiceSource International, Inc.	Services	Board Member
	Celularity Therapeutics	Biotechnology	Board Member
	Vicinity and Spiritus Therapeutics	Life Sciences	Board Member
	Cura Foundation	Medical	Founder, President,
	Sanford Health	Medical	Chairman of the Board
	Alliance for Cell Therapy	Medical	Board of Overseers
Board of Trustees
Board Member
Adam K. Stern	Stern Aegis Ventures	Financial	CEO
	Aegis Capital Corp.	Financial	Head of Private Equity
	DarioHealth Corp.	Medical	Banking
	Organovo Holdings, Inc.	Medical	Director
	Aerami Therapeutics, Inc.	Medical	Director
Director

In addition, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of officers, directors, or other insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our us and our unaffiliated stockholders from a financial point of view, and (2) the approval of a majority of our disinterested independent directors (if any at such time). In no event will our insiders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WESTERN

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and the notes related thereto contained elsewhere in this Annual Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

References in this section of this Proxy to “our,” “we,” “us” or the “Company” refer to Western Acquisition Ventures Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Western Acquisition Ventures Sponsor LLC. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed financial statements and the notes related thereto contained elsewhere in this Proxy. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

All statements other than statements of historical fact included in this Proxy including, without limitation, statements under this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this Proxy words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of many factors, including those set forth under “Forward Looking Statements” above and “Risk Factors.”

Overview

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses (a “Business Combination”). We intend to effectuate our Business Combination using cash from the proceeds of our initial public offering (“IPO”) and the sale of the placement units that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

We have and expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the nine months ended September 30, 2022 were organizational activities and those necessary to prepare for the IPO, described below, and since the IPO, the search for a prospective Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination at the earliest. We generate non-operating income in the form of interest income from the proceeds of the IPO placed in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the nine months ended September 30, 2022, we had a net loss of $1,075,657. This consisted of $1,691,594 in professional fees, general and administrative expenses, income tax expense and franchise taxes and $615,937 of net gain on marketable securities in the Trust Account.

Liquidity and Capital Resources

As of September 30, 2022, we had $475,809 in cash held outside of the Trust Account. As of September 30, 2022, we had a working capital surplus of $56,014. The Company’s liquidity needs will be satisfied through the proceeds from loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties held outside of the Trust Account. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

For the nine months ended September 30, 2022, net cash used in operating activities was $ 1,127,104, which is primarily due to a net loss of $1,075,657, changes in working capital of $564,490 and gain on marketable securities of $615,937. Net cash used in investing activities was $116,150,000, which was due to the proceeds of the IPO deposited into the trust account. Net cash provided by financing activities was $117,749,000 which was primarily due to the IPO proceeds and the proceeds from private placement.

We have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. We may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014 15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, described in Note 1, should the Company be unable to complete a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company initially had until January 13, 2023, 12 months from the closing of the IPO, to consummate a Business Combination but as a result of a vote at special shareholder’s meeting held on January 6, 2023, secured the right to extend the deadline to conclude a Business Combination in monthly increments through July 11, 2023 through the payment of $10,000 into the Trust Account for each monthly extension. It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by July 11, 2023, there will be a mandatory liquidation and subsequent dissolution. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45 day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On January 14, 2022, the underwriters fully exercised their over-allotment option and purchased 1,500,000 Units at $10.00 per Unit.

The underwriters were paid an underwriting fee of $500,000 at the closing of the IPO. As an additional underwriting fee, on June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that A.G.P. owns 750,000 Founder Shares.

Business Combination Marketing Agreement

The Company has engaged A.G.P. as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholders’ approval for a Business Combination, and assist the Company with its press releases and public filings in connection with a Business Combination. The Company agreed to pay A.G.P. a fee for such marketing services upon the consummation of a Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees that might become payable). In connection with the Business Combination contemplated with Cycurion, A.G.P. and the Company amended the fee arrangement whereby rather than the cash fee described above, A.G.P. will be paid 250,000 shares of common stock.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Net Income/Loss per Common Share

Net loss per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. The 11,876,000 potential shares of common stock for outstanding Public Warrants and Private Placement Warrants to purchase the Company’s stock were excluded from diluted earnings per share for the periods ended September 30, 2022 because they are contingently exercisable, and the contingencies have not yet been met. Therefore, as of September 30, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted income or loss per share is the same as basic loss per share for the periods presented.

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Common Stock subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value.

Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on January 14, 2022, 11,500,000 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events

On January 6, 2023, the Company held a Special Meeting of Stockholders whereby several matters were voted on related to extending the time to consummate a Business Combination until July 11, 2023. In advance of the meeting, shareholders of Western common stock subject to redemption rights were given the opportunity to tender their shares in exchange for their pro-rata share of the Trust Account in accordance with a process described in our Initial Public Offering S-1 filing and a Schedule 14A Proxy Statement. As a result, 10,729,779 shares were redeemed in exchange for $109,436,586. In advance of such redemption, the Company withdrew $525,000 from the Trust Account in order to pay Delaware Franchise Tax and Federal Income tax as provided for under the terms of our S-1 and trust agreement. Shareholder votes were sufficient to approve the extension of time in which Western can work to conclude the Business Combination with Cycurion.

In connection with the planned Business Combination with Cycurion, the Company entered into a Forward Securities Purchase Agreement (“FSPA”) with one of the members of our Sponsor whereby 300,000 shares of our common stock were purchased by such member, who has agreed under terms of the FSPA not to redeem such shares prior to the consummation of the extension or Business Combination.

INFORMATION ABOUT CYCURION

This summary contains certain information about us, this Offering, and selected information contained in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the Shares. For a more complete understanding of the Company and this Offering, please read and consider the more detailed information in the Form S-1 and this Prospectus that we filed with the Commission, including “Risk Factors” and the financial statement and related notes. Unless we specify otherwise, all references in this Prospectus to “we,” “our,” “us,” and the “Company” refer to Cycurion, Inc. and our subsidiaries.

Company Overview

We were originally incorporated as KAE Holdings, Inc., under the laws of the State of Delaware in October 2017, with the purpose of acquiring and holding operating entities in the cybersecurity industry. On July 14, 2020, we changed our corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

We have three wholly-owned subsidiaries: (i) Axxum Technologies LLC (“Axxum”), a Virginia limited liability company formed in December 2006, (ii) Cloudburst Security LLC (“Cloudburst”), a Virginia limited liability company formed in January 2007, and (iii) Cycurion Innovation, Inc., a Delaware corporation formed in September 2021, in connection with our acquisition of assets from Sabres Security Ltd. (“Sabres”), a leading Israeli-based cyber security provider.

In December 2021, we entered into an assignment agreement (the “SLG Assignment Agreement”) with SLG Innovation Inc. (“SLG”), an Illinois corporation formed in January 2010, pursuant to which SLG agreed to assign to us certain of the state and local government contracts regarding which we have been serving as its subcontractor. In connection with the transactions contemplated by the SLG Assignment Agreement, we currently intend to form a new wholly-owned subsidiary. SLG is fully bound by the terms and provisions of the SLG Assignment Agreement, although we are permitted to terminate the SLG Assignment Agreement and to abandon the transactions contemplated thereby any time for any reason or for no reason prior to the Commitment Date of March 31, 2022, with no further obligations on our part. As of the date of this Prospectus, although we reserve the right to modify the terms and provisions of the SLG Assignment Agreement, we do not currently expect to terminate it and currently expect to close the transactions contemplated by it during the first calendar quarter of 2022. Each of the agreements that SLG has agreed to assign to us has a provision that provides the counterparty to such agreement with a right to approve an assignment prior to its effectiveness. If an approval is not forthcoming, then the provisions of the SLG Assignment Agreement permit us to reject the assignment of that specific agreement. Upon such occurrence, SLG and we would reduce the consideration that we would otherwise tender to SLG.

The SLG Assignment Agreement superseded our now canceled May 2021 Agreement and Plan of Merger (the “Canceled SLG Acquisition Agreement”) with SLG, under which we would have acquired SLG’s assets and certain of its liabilities. Similar to the SLG Assignment Agreement, our counterparties were bound to the transactions contemplated by the Canceled SLG Acquisition Agreement and we were specifically permitted to terminate the Canceled SLG Acquisition Agreement and to abandon the transactions contemplated thereby for any reason or for no reason in our sole and absolute discretion prior to the Commitment Date of December 31, 2021, with no further obligations on our part.

Our Business

Cycurion provides precision innovative custom solutions for your organization by adapting our superior knowledge base and government-level experience to create dynamic solutions to best serve our client’s information technology and cybersecurity needs. We assess, secure, and advise your organization by leveraging our government proven, cutting edge techniques, custom tools, and extensively knowledgeable personnel to revolutionize the client’s cybersecurity posture.

Cycurion is committed to surpassing expectations and delivering incomparable value to our clients and partners. We achieve this goal by providing Network Communications and Information Technology Security services and solutions that are custom-tailored to your environment, as well as your level of need. Cycurion is built on a foundation of experts in Network Communications and Information Technology who possess unrivaled security expertise and experience. We are committed to hiring the most knowledgeable professionals in order to expand and reinforce our team of experts, leveraging world-class talent to improve and expand upon our already vast understanding of this environment. We pride ourselves on having the capability and resources to successfully implement a management strategy that delivers the solutions you need to stay within budget and on schedule.

We deliver high-quality, cybersecurity solutions to federal government civilian, defense, and judicial agencies in addition to commercial clients across a variety of industries. We, through our operating subsidiaries and strategic partnerships, have numerous prime and subcontracts with key government agencies. Our growth engine is driven by organic business solutions and strategic acquisitions of cybersecurity services and technology providers.

Our Subsidiaries

Axxum Technologies LLC

Organized in the Commonwealth of Virginia on December 29, 2006, Axxum is a cybersecurity provider with successful assignments within the multiple sub-agencies of the Department of Homeland Security (“DHS”). We acquired Axxum in November 2017. Following our acquisition, we continued Axxum’s core operations of providing contractor services to its existing federal government customer base, while leveraging our existing processes and tools to expand its commercial footprint.

Axxum has the specialized skills and experience to provide a strategy and tactics to help organizations defend against cyber-attacks and implement a secure network infrastructure. Our team has extensive experience implementing cybersecurity solutions against internal and external threats to the health of our clients’ networks. Axxum’s information security focus produces several key benefits:

Agile Client Focus: Axxum’s projects are overseen directly by its program managers, all of whom have information security backgrounds and are fully authorized to promptly implement client requirements throughout the performance life cycle.

Streamlined and Process Focused: Axxum’s streamlined infrastructure leverages ISO quality standards integrated with emerging and established technologies, allowing it to engineer innovative solutions without building in excessive overhead.

Outstanding Personnel: Axxum has a reputation of employing cybersecurity experts.

Cloudburst Security LLC

Organized in the Commonwealth of Virginia on January 12, 2007, Cloudburst specializes in providing a full spectrum of high-quality, innovative cybersecurity services to both government and commercial organizations, such as banking and financial; education and schools; energy; critical infrastructure and supervisory control and data acquisition (“SCADA”); healthcare; and manufacturing. Cloudburst’s mission is to help our clients — of all sizes and mission types — protect their integral data and information assets, so that they can focus on their core competencies.

We focus on providing tailored solutions that leverage the industry’s best minds and technologies to predict, protect, detect, respond, and sustain our clients from the latest evolving cyber threats. We acquired Cloudburst in April 2019.

Cycurion Innovation, Inc.

Our Cycurion Security Platform’s line of products allows our customers to improve their cyber posture with its Multi-Dimensional Protection (“MDP”) SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s proprietary, cloud-based artificial intelligence (“AI”) algorithm. Crucially, the AI underpinning the MDP platform is constantly evolving to counter new threats. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Subcontractor — prime contractor relationship

SLG Innovation, Inc.

We are currently a subcontractor for several keystone contracts held by SLG. The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of Governments Agencies and Healthcare organizations across the country.

The SLG team has worked nationally, as it has served over 25 Department of Health and Human Services agencies, all 50 state governments, and over 250 local governments. Since SLG’s inception, it has primarily focused on customers in the middle of the country. The team of professionals has successfully delivered Information Technology, Project Management, and Subject Matter Services to key health and human service projects, including, but not limited to, state Medicaid programs in Illinois, Indiana, Nebraska, and Tennessee, the Indiana Division of Aging, Illinois Early Intervention, University of Illinois Division of Specialized Care for Children, the Multiple Myeloma Research Foundation, and many more.

We established a subcontractor — prime contractor relationship with SLG in fall 2017, where we serviced several government agencies and commercial customers, State of New Mexico, Cognizant, KPMG, and University of Illinois in support of SLG.

SLG Assignment Agreement

In December 2021, we entered into the SLG Assignment Agreement with SLG, pursuant to which SLG agreed to assign to us certain of the state and local government contracts regarding which we have been serving as its subcontractor. In respect of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, SLG’s revenues therefrom (as the prime contractor) in the 2021 calendar year were approximately $3.3 million. Our revenues from SLG in respect of those agreements in the 2021 calendar year were approximately $2.7 million. The types of agreements that would be subject to the SLG Assignment Agreement are discussed under the heading “Our Business — Key Clients and Historical Performance.” From our perspective, a major benefit to us that would result from the consummation of the transactions contemplated by the SLG Assignment Agreement would be that we could “piggyback” on SLG’s historical relationship with the various contracting governmental agencies in bidding on future potential agreements. It is axiomatic in the governmental contracting arena in which we are involved that past performance on customer assignments as the prime contractor is one of the more important qualifications in competing for new opportunities within the federal government. We believe that our assumption of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder will yield such “past performance” qualifications.

In connection with the transactions contemplated by the SLG Assignment Agreement, we currently intend to form a new wholly-owned subsidiary. The SLG Assignment Agreement values the proposed transaction at up to $1,900,000, the breakdown of which would be: $500,000 (a cash payment), $600,000 (through the issuance of a to-be-calculated number of restricted shares of our Common Stock), $500,000 (a performance-based earn-out), and $300,000 (a five-year promissory note in SLG’s favor). Our balance sheet currently reflects a $1,400,000 refundable deposit in favor of SLG. Our current expectation involving such deposit if the transactions contemplated by the SLG Assignment Agreement were to be consummated is that the cash payment, the performance-based earn-out (if, when, and as payable), and the promissory note obligations (as they come due) would all be offsets against the deposit. The balance of the deposit would be refunded by SLG within a commercially reasonable time frame. However, because each of the agreements that SLG has agreed to assign to us has a provision that provides the counterparty to such agreement with a right to approve an assignment prior to its effectiveness, if an approval is not forthcoming, then the provisions of the SLG Assignment Agreement permit us to reject the assignment of that specific agreement and reduce the consideration, as referenced above, that we would otherwise tender to SLG. Each of the agreements that SLG has agreed to assign to us has a provision that provides the counterparty to such agreement with a right to approve an assignment prior to its effectiveness. If an approval is not forthcoming, then the provisions of the SLG Assignment Agreement permit us to reject the assignment of that specific agreement. Upon such occurrence, SLG and we would reduce the consideration that we would otherwise tender to SLG.

SLG is fully bound by the terms and provisions of the SLG Assignment Agreement, although we are permitted to terminate the SLG Assignment Agreement and to abandon the transactions contemplated thereby any time for any reason or for no reason prior to the Commitment Date of March 31, 2022, with no further obligations on our part. As of the date of this Prospectus, although we reserve the right to modify the terms and provisions of the SLG Assignment Agreement, we do not currently expect to terminate it and currently expect to close the transactions contemplated by it during the first calendar quarter of 2022.

The SLG Assignment Agreement superseded our Canceled SLG Acquisition Agreement of May 2021, under which we would have acquired SLG’s assets and certain of its liabilities. Similar to the SLG Assignment Agreement, our counterparties were bound to the transactions contemplated by the Canceled SLG Acquisition Agreement and we were specifically permitted to terminate the Canceled SLG Acquisition Agreement and to abandon the transactions contemplated thereby for any reason or for no reason in our sole and absolute discretion prior to the Commitment Date of [   ], with no further obligations on our part.

The foregoing brief summary description of certain terms and provisions of the SLG Assignment Agreement does not purport to be complete.

Acquisition of Technology

On August 17, 2021, we entered into an asset purchase agreement to acquire certain technology assets of Sabres, a leading Israeli-based cyber security provider. As part of the asset purchase agreement, we acquired Multi-Dimensional Protection, Web Application Firewall and Bot Mitigation SaaS platforms, and their associated intellectual property. The transaction closed on September 30, 2021, and we intend to integrate the SaaS platforms into our existing services offerings.

Our Cycurion Security Platform’s (formerly Sabres’) line of products allows our customers to improve their cyber posture with its MDP SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s (formerly Sabres’) proprietary, cloud-based AI algorithm. Crucially, the AI underpinning the MDP platform is constantly evolving to counter new threats. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Properties

We do not own any properties. Our principal executive office is approximately 5,300 square feet and is located at 1749 Old Meadow Road, Suite 500, McLean, Virginia 22102. Our executive office is shared with our subsidiaries, and houses our management team, cybersecurity engineers, support staff, and sales and customer service teams. We lease the space from Scandium, LLC for a monthly base rent of approximately $9,700. The lease is for a term of four years and expires in December 2023.

Due to the nature of our business and the professional services we offer, a majority of our employees work on client sites or remotely. Our offices do not require any state or regulatory permits. We currently believe that our existing facilities are suitable, but we may need additional space in the future to accommodate our anticipated growth. We believe that such space will be available to us when required and on commercially reasonable terms.

Legal Proceedings

On October 30, 2020, the former owners of Cloudburst filed a Complaint in the Circuit Court of Fairfax County, Commonwealth of Virginia, styled, Andrea Suzara Bennett and Adam W. Bennett Plaintiffs v. KAE Holdings, Inc., Case No. 2020 17025. In the Complaint, plaintiffs alleged the following counts: Breach of Contract — Andrea Bennett and Breach of Contract — Adam Bennett. Plaintiffs are seeking compensatory damages in the aggregate amount of approximately $1,000,000 plus interest. On January 15, 2021, we answered the Complaint, denied the allegations, and alleged certain counterclaims: (i) Breach of Contract — all Counterclaim Defendants, (ii) Fraudulent Inducement — All Counterclaim Defendants, and (iii) Breach of Contract — Adam Bennett. We are seeking damages in an amount to be determined at trial, but no less than $2,800,000, recission of the promissory notes that we issued in connection with our purchase of Cloudburst from the plaintiffs, punitive damages of $350,000, and temporary and permanent injunctive relief. This litigation is at an early stage and no prediction as to its eventual outcome can currently be made; however, we believe Plaintiffs’ allegations to be without merit and we believe that we are entitled to the relief requested in our counterclaims.

We know of no other material pending legal proceedings to which we or any of our subsidiaries is a party or to which any of our assets or properties, or the assets or properties of any of our subsidiaries, are subject and, to the best of our knowledge, no adverse legal activity is anticipated or threatened. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers, or affiliates, or any registered or beneficial stockholder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Corporate Information

Our principal executive office is located at 1749 Old Meadow Road, Suite 500, McLean, Virginia 22102, and our telephone number is (703) 854-1652. Our website address is www.cycurion.com. Axxum’s website address is www.axxumtech.com. Cloudburst’s website address is www.cloudburstsecurity.com. Information on or accessed through any of these websites is not incorporated into this Prospectus and is not a part of this Prospectus.

EXECUTIVE OFFICERS AND DIRECTORS OF CYCURION

Throughout this section, unless otherwise noted, “we,” “us,” “Cycurion” and the “Company” refer to Cycurion, Inc.

Directors and Executive Officers

Each of our directors holds office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified, or until his or her death, resignation, or removal. Our executive officers are appointed by, and serve at the pleasure of, our Board and hold office until his or her death, resignation, or removal from office. The executive officers have been appointed based on their qualifications, including their prior leadership history with other companies, strategic vision, and potential contributions to our growth and profitability.

Our directors and executive officers, their positions held, and duration of such, are as follows:

Name	Age	Position	Date First Appointed or Elected
Emmit McHenry	79	Chairman of the Board of Directors	October 4, 2017
L. Kevin Kelly	56	Chief Executive Officer	January 25, 2023
Alvin McCoy, III	54	Chief Financial Officer and Director	October 4, 2017
Kurt McHenry	51	President, Chief Operating Officer, and Director	October 4, 2017
Gerald M. Czarnecki	82	Director	October 5, 2020
Leela J. Gray	56	Director	April 25, 2022
J. Derek Penn	65	Director	April 25, 2022
Henry V. Stoever, IV	57	Director	April 25, 2022

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers during at least the past five years, including their respective principal occupations or employment during the period, the name and principal business organization by which they were respectively employed, and certain of their respective directorships:

Emmit McHenry, Chairman of the Board

Emmit McHenry has served as our Chairman of the Board since October 4, 2017, and also served as our Chief Executive Officer until January 25, 2023. Prior to joining the Company, Mr. McHenry was a founding Principal of Archura, LLC, in 2006, and held the positions of Chairman and Chief Executive Officer. Earlier in his career, Mr. McHenry founded and developed several other companies us, including NetCom Solutions International, Inc. and Network Solutions, Inc, the internet domain service provider. In addition, he has held management positions with International Business Machines (IBM), Connecticut General Life Insurance Company (now, CIGNA), Union Mutual, and Allstate Insurance Company, where he served in several positions, including Regional Vice President for the five northwestern states (Idaho, Oregon, Washington, Alaska, and Hawaii).

Mr. McHenry has held positions on the executive Committee for the Council on Competitiveness and the Board of Directors for James Martin Government Intelligence and Global Technology. Mr. McHenry obtained a Bachelor of Arts in Communications from the University of Denver and a Master of Arts in Communications from Northwestern University. Mr. McHenry also received an Honorary Doctor of Philosophy from Shaw University. Mr. McHenry is a Service-Disabled Veteran, having served in the United States Marine Corps. We believe that Mr. McHenry is qualified to serve on our Board because of his significant experience in corporate leadership and extensive knowledge Information Security.

L. Kevin Kelly, Chief Executive Officer

L. Kevin Kelly has served as our Chief Executive Officer since January 25, 2023. From March 2015, he was the Chief Executive of Halo Privacy, a Chicago, Illinois-based cyber security organization that focuses on digital security solutions for high-profile individuals and Fortune 500 companies. In 2014 and 2015, he was the Chief Executive Officer and President for the North American operations of Asia Pulp & Paper, an Asian-based pulp and paper entity that ranks as one of the largest in the world. Mr. Kelly’s career also included 16 years with Heidrick & Struggles International Incorporated, a world-wide premier executive search firm; during the last [   ] years of his tenure ending in 2013, he served as its Chief Executive Officer. For the 16 months prior to his employment with Halo Privacy, Mr. Kelly was based in the Greater Chicago Area, as an executive advisor to the BTS Group AB, a Swedish-

headquartered global professional services firm. Mr. Kelly earned his Bachelor of Science from George Mason University and his Master of Business Administration from Duke University’s Fuqua School of Business, on whose Board of Advisors he presently sits.

Alvin McCoy, III, Chief Financial Officer and Director

Alvin McCoy, III has served as our Chief Financial Officer and a director since October 4, 2017. Prior to joining the Company, Mr. McCoy served as a Managing Partner at Quantum Capital Partners, LLC (“Quantum Capital Partners”), a merchant banking firm that specialized in corporate financial advisory, real estate advisory, and niche structured finance transactions from 2004. He specialized in advising middle market companies with strategic financial management and M&A activity. Prior to his role at Quantum Capital Partners, Mr. McCoy was the President and Chief Executive Officer of The McCoy Group, LLC, providing interim CFO services, capital raising and strategic advice to middle market and early-stage companies. Prior to this, Mr. McCoy served in several management positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated’s Sales and Trading and Structured Finance groups from 1994 to 1999.

Mr. McCoy earned a Bachelor of Arts in Economics and History from Bucknell University and a Master of Business Administration from Duke University’s Fuqua School of Business. He was the Chairman of the Board for Lafayette Federal Credit Union, a $560 million financial institution that serves the Washington DC market, and also served on the Board of Directors of Potomac Business Services, LLC, a commercial real estate underwriting, lending, and servicing organization with over $5 billion in assets that represents financial institutions. Mr. McCoy served on the Board of Directors of the Bucknell Alumni Association and has been active in the Junior Achievement Mentoring Program. We believe that Mr. McCoy is qualified to serve on our Board because of his extensive investment banking and financial experience working with both middle market and large organizations across various industry sectors.

Kurt McHenry, President, Chief Operating Officer, and Director

Kurt McHenry has served as our President, Chief Operating Officer, and a director since October 4, 2017. Prior to joining the Company, Mr. McHenry was a founding Principal of Archura, LLC, in 2006, and held the positions of President and Chief Operating Officer. Mr. McHenry previously served as President and Chief Operating Officer of NetCom Solutions International, Inc. Prior to that, he held various sales and marketing positions at AT&T Global Information Systems and NCR Corporation.

Mr. McHenry earned a Bachelor of Arts from George Mason University, and has attended Executive Education programs at the University of Virginia’s Darden School of Business and Northwestern University’s Kellogg School of Business. He currently serves on the Board of Directors for the Greater Washington Wrestlers in Business Network and served on the Board of Directors of the SkyWalker Flight School, a non-profit organization focused on providing opportunities through sports for the youth of the Washington D.C. metropolitan area. We believe that Mr. McHenry is qualified to serve on our Board because of his operational track record and experience within the information technology and telecommunication industries.

Gerald M. Czarnecki, Director

Gerald Czarnecki has served as an independent directors since October 5, 2020. Mr. Czarnecki is the founder of, and has served as the Chairman and Chief Executive Officer of, The Deltennium Group, Inc., a privately held consulting and direct investment firm, since its founding in 1995. Prior to forming The Deltennium Group, Inc., Mr. Czarnecki was President of UNC Incorporated, a diversified aerospace and aviation company engaged in manufacturing, after-market services and military outsourcing services, the Senior Vice President of Human Resources and Administration of IBM Corporation, and has held a number of executive positions in the retail banking and consumer financial services industry. For 17 years, Mr. Czarnecki has been a member of the Board of Directors of State Farm Insurance Company and serves as Chairman of the Audit Committee and a member of the Boards of Directors of State Farm Bank and State Farm Fire & Casualty. In December 2019, he was appointed the Chief Executive Officer and sole director of DirectView, Inc., a Florida-based provider of video and audio hardware and software options to create custom security and surveillance solutions for large and small businesses, as well as residential customers. Between April 2015 and May 2020, Mr. Czarnecki served as a director, and from June 2015 to May 2020 as the Chairman of the Board and member of various committees of the board, of Eco Building Products, Inc., a California-based developer of eco-friendly protective wood coatings that filed for protection under the United States Bankruptcy Code in June 2020. In January 2007, he founded and remains the Chairman of the Board and Chief Executive Officer of The National Leadership Institute, Inc., a not-for-profit organization that engages boards of directors in their efforts to improve their own performance. Mr. Czarnecki serves as the Chairman of the National Association of Corporate Directors — Florida Chapter. He also serves on the boards of directors to a variety of privately-held entities.

Mr. Czarnecki earned a Bachelor of Arts in Economics from Temple University and Master of Arts in Economics from Michigan State University, a Doctor of Humane Letters from National University, and is a Certified Public Accountant. Mr. Czarnecki is also the author of five books on leadership and corporate governance. We believe that Mr. McHenry is qualified to serve on our Board because of his significant experience as a management change agent, his corporate leadership, knowledge and experience in the information technology industry, and abilities to assist in the development of our corporate strategy.

Leela (Lee) J. Gray, Brigadier General (Retired), Director

Retired Gen. Leela (Lee) J. Gray has served as one of our independent directors since April 25, 2022. She is a retired Brigadier General in the United States Army, with a career spanning 30 years. During her military career, Gen. Gray served as an adaptive leader, leading various military organizations of increasing size and mission scope, including leading cyber and information warfare, public relations, marketing, and financing across the U.S., Europe, and the Middle East, and combat deployments in Iraq. Additionally, Gen. Gray served as the Deputy Commanding General of the United States Army Central Command from July,2015 to September,2018, where she helped shape policy, advised logistics and training, and developed new strategies to transform the combat readiness for Army Forces deploying to the Middle East. Prior to that, she served as a Division Commanding General, where she guided adaptive, scenario-driven training for more than 200 logistics, engineering, medical, and telecommunications units of more than 20,000 personnel. Gen. Gray retired from the United States Army in September 2018. She also has served as a member of the Board of Directors of Yazan Inc., a Virginia-based private company that has generated a software application called “Empower Rideshare,” which provides a competitive service for individuals who otherwise might become drivers for Uber or Lyft.

In addition to her illustrious military career, Retired Gen. Gray also served as a strategic advisor for the Department of State’s Strategic Engagement Center from 2014 to 2015, where she created new interagency initiatives targeting terrorist and violent extremist’s narratives, with strategic partners in the Middle East, Europe, and Southeast Asia. She then served as a strategic advisor for the Department of Defense’s United States Army Cyber Command from December, 2018 to August,2019, where she developed innovative strategies for the Defense Cyber policy, as it conducted full-spectrum cyberspace operations, electronic warfare ,and information operations, ensuring freedom of action for friendly forces in the cyber domain.

Retired Gen. Gray holds a Bachelor of Arts in Mass Communications from Elon University, a Master of Arts in Journalism from Ball State University, and a Master of Science in Strategic Studies from the United States Army War College. Furthermore, she holds Top Secret Security Clearance. She currently serves on the board of directors of Empower Rideshare and Monetary Capital Acquisition Corporation. We believe that Retired Gen. Gray is qualified to serve on our Board because of her significant experience with cyber and information systems and strategies.

J. Derek Penn, Director

J. Derek Penn has served as one of our independent directors since April 25, 2022. Prior to joining the Company, he had an accomplished career on Wall Street spanning nearly four decades. Mr. Penn served as the senior Equity Block Trader and Senior NASDAQ Trader for the entity currently known as Morgan Stanley from 1984 to 1992. He then served as the head of UK and European Equity Trading at Merrill Lynch, Pierce, Fenner, & Smith Incorporated from 1992 to 1994, Head of International Equity Trading at Lehman Brothers Holdings, Inc. from 1994 to 1998 and Head of Equity Trading at Fidelity Investments Inc. from 1998 to 2005. Most recently, he served as a Managing Director and Head of Equity Sales and Trading at The Bank of New York Mellon Corporation (BNY Mellon/Pershing Capital Markets) from 2006 to 2018. During his time at BNY Mellon / Pershing Capital Markets, Mr. Penn guided the group during the 2008 financial and credit crisis, and managed a division generating more than $100 million in revenues with more than 100 traders. Further, he led the automation of various elements of the firm’s marketing making and trading operations, doubling the division’s production levels.

Mr. Penn holds a Bachelor of Arts with a double major in Chemistry and English from Duke University, and a Master of Business Administration from Duke University’s Fuqua School of Business. He currently serves on the board of directors of Charles Schwab Corporation, where he is a member of the Audit, Compliance and Valuation Committee, and is an Emeritus Trustee in the Fuqua School of Business’s Board of Trustees. We believe that Mr. Penn is qualified to serve on our Board because of his significant experience with public companies and in the financial industry.

Henry V. Stoever, IV, Director

Henry V. Stoever, IV has served as one of our independent directors since April 25, 2022. He also serves as the President and CEO of the Association of Governing Boards of Universities and Colleges (AGB), the largest organization that works to develop and strengthen higher education governing boards. Mr. Stoever has held this role since July, 2019. Prior to that, he served as the Chief Marketing Officer of the National Association of Corporate Directors from January 2010 to June 2019, as Senior Vice President at Brazos Higher Education Services Corporation, Inc. from 2006 to 2010, as Vice President of Marketing at CoStar Realty Information, Inc. (CoStar Group) from 2005 to 2006, as Senior Director of Industry Marketing at Sprint Corporation from 2003 to 2005, as Director of Marketing at LexisNexis from 2000 to 2002, and as Senior Brand Manager at Kraft Foods Inc. from 1993 to 2000. In addition to his extensive corporate experience, Mr. Stoever also served as a Captain in the United States Marine Corps, where he led combat forces in Honduras and Panama, in support of Operation Just Cause, and Kuwait during Operation Desert Storm, for which he received a Navy Commendation Medal.

Mr. Stoever holds a Bachelor of Science in Economics from the United States Naval Academy and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management. He has served as an Advisory Council Member at the Krach Institute for Tech Diplomacy at Purdue University since April, 2022, as a member of the Board of Directors of the United Arab Emirates University since January 2021, and on the Academic & Scholarship Programs Board of the United States Naval Academy Alumni Association & Foundation since 2015. We believe that Mr. Stoever is qualified to serve on our Board because of his significant experience in a wide variety of business enterprises.

Family Relationships

We have identified one family relationship among our executive officers and directors. Our Chairman of the Board and Chief Executive Officer, Emmit McHenry, is the father of our President, Chief Operating Officer, and director, Kurt McHenry. There are no other family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years:

Any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent, or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association, or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

Being the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

Being found by a court of competent jurisdiction (in a civil action), the Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the omission has not been reversed, suspended, or vacated;

Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

Being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF CYCURION

The following table sets forth certain compensation awarded to, earned by, or paid to the following “named executive officers,” which term is defined as follows:

(a)All individuals serving as one of our principal executive officers during our fiscal year ended December 31, 2021; and

(b)Each of our two other most highly compensated executive officers who were serving at the end of our 2021 fiscal year.

We did not have any individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer as of the end of our 2020 fiscal year.

				Option	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
Emmit McHenry	2021	$126,000	—	—		$126,000
Chief Executive Officer and	2020	$120,000				$120,000
Chairman of the Board	2019	$126,000				$126,000

Alvin McCoy, III	2021	$96,000	—	—		$96,000
Chief Financial Officer, Director	2020	$90,000				$90,000
	2019	$96,000				$96,000

Kurt McHenry	2021	$90,000	—	—		$90,000
President, Chief Operating Officer, Director	2020	$172,500				$172,500
	2019	$172,500				$172,500

Outstanding Equity Awards at Fiscal Year-End

We did not have any option awards or unvested stock awards outstanding as of December 31, 2021.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than as disclosed below, we have no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement, or other termination of our directors or executive officers, or a change in control of our Company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Each officer and directors is entitled to a payment upon termination pursuant to the terms of their respective employment agreements. If the officer’s employment is terminated by us “without cause” or by the officer for “good reason” (each term as defined in the employment agreement), we are obligated to pay to the officer (i) his base salary and any bonus earned and/or accrued, but unpaid through the date of termination (“Base Bonus”), (ii) a pro rata portion of the officer’s annual bonus for the fiscal year in which the officer’s termination occurs in an amount at least equal to (1) the officer’s target bonus amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the termination occurs through the date of termination and the denominator of which is 365 (the “Pro-Rated Bonus”), and (iii) any accrued vacation pay. We are also obligated to continue, for a period of six months following the date of termination, medical, hospitalization, dental, and life insurance programs in which the officer and his dependents were participating immediately prior to the date of termination (the “Continued Benefits”).

If the officer’s employment is terminated by us for “cause” or by the officer “without good cause” (each term as defined in the employment agreement), we are obligated to pay to the officer (i) his base salary through the date of termination and (ii) any accrued vacation pay. If the officer’s employment is terminated for “disability” (as that term is defined in the employment agreement), we are obligated to pay to the officer (i) his base salary and his Base Bonus through the date of termination, (ii) his Pro-Rated Bonus, and

(iii) any accrued vacation pay. We are also obligated to continue, for a period of one year following the date of termination, the Continued Benefits.

If the officer’s employment is terminated by reason of death, we are obligated to pay to his beneficiaries, legal representatives, or estate, as the case may be, (i) his base salary through the date of termination, (ii) his Pro-Rated Bonus, and (iii) his accrued vacation pay. We are also obligated to continue, for a period of two years following the date of termination, the Continued Benefits, for the benefit of the officer’s spouse and dependents.

Director Compensation

We currently have four non-employee directors, Gerald Czarnecki, Leela J. Gray, J. Derek Penn and Henry V. Stoever, IV, all of whom serve as independent directors.

For the fiscal year ended December 31, 2021, we did not pay or accrue any fees to our four non-employee directors, nor did we grant them any stock awards, option awards, non-equity incentive plan compensation, nonqualified deferred compensation, or any other compensation. Messrs. E. McHenry, McCoy and K. McHenry did not receive any compensation for their services as directors.

Golden Parachute Compensation

For a description of the terms of any agreement or understanding, whether written or unwritten, between any officer or director and us concerning any type of compensation, whether present, deferred, or contingent, that will be based on or otherwise will relate to an acquisition, merger, consolidation, sale, or other type of disposition of all or substantially all assets of our Company, see above under the heading “Executive Compensation,” “Director Summary Compensation Table,” and “Narrative Discussion on Director Compensation.”

MANAGEMENT OF NEW CYCURION AFTER THE BUSINESS COMBINATION

The following table sets forth the executive officers and directors of New Cycurion after the business combination:

Name	Age	Position
Emmit McHenry	79	Chairman of the Board of Directors and Chief Executive Officer
C. Kevin Kelly	56	Chief Executive Officer
Alvin McCoy, III	54	Chief Financial Officer and Director
Kurt McHenry	51	President, Chief Operating Officer, and Director
Gerald M. Czarnecki	82	Director
Leela J. Gray	56	Director
J. Derek Penn	65	Director
Henry V. Stoever, IV	57	Director
Stephen Christoffersen	38	Director

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CYCURION

Throughout this section, unless otherwise noted, “we,” “our,” “us,” “Cycurion” and the “Company” refer to Cycurion, Inc.

You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and the notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under the “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” sections.

Management’s plans and basis of presentation:

We were incorporated in Delaware in 2017 as KAE Holdings, Inc, with the purpose of acquiring operating entities in the cybersecurity industry.

Effective July 14, 2020, we changed our corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on April 24, 2021, to Cycurion, Inc.

Our Business

We deliver high-quality, cybersecurity solutions to federal government civilian, defense, and judiciary agencies in addition to commercial clients across a variety of industries. We, through our operating subsidiaries and strategic partnerships, have numerous prime and subcontracts with key government agencies. Our growth engine is driven by organic business solutions and strategic acquisitions of cyber/infrastructure service providers.

Our Subsidiaries

Axxum Technologies LLC

Axxum is a cybersecurity provider with successful assignments within the multiple sub-agencies of the DHS. We acquired Axxum in November 2017. Following the acquisition, we continued Axxum’s core operations of providing contractor services to its existing federal government customer base while leveraging our existing processes and tools to expand its commercial footprint.

Axxum’s information security focus produces several key benefits:

Agile Client Focus: Axxum’s projects are overseen directly by its program managers, all of whom have information security backgrounds and are fully authorized to promptly implement client requirements throughout the performance life cycle.

Streamlined and Process Focused: Axxum’s streamlined infrastructure leverages ISO quality standards integrated with emerging and established technologies, allowing it to engineer innovative solutions without building in excessive overhead.

Outstanding Personnel: Axxum has a reputation of employing cybersecurity experts.

Cloudburst Security LLC

Cloudburst is a cybersecurity provider with successful assignments within highly sensitive government agencies and other commercial organizations. We acquired Cloudburst in April 2019. Following the acquisition, we continued Cloudburst’s core operations of providing mission-critical and highly sensitive government agencies and other commercial organizations with high-quality, innovative cybersecurity services. Cloudburst focuses on providing tailored solutions that leverage the industry’s best minds and technologies to predict, protect, detect, respond, and sustain our clients from the latest evolving cyber threats.

Subcontractor — Prime contractor relationship

SLG Innovation, Inc.

We are currently a subcontractor for several keystone contracts held by SLG. The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of Governments Agencies and Healthcare organizations across the country.

The SLG team has worked nationally, as it has served over 25 Department of Health and Human Services agencies, all 50 state governments, and over 250 local governments. Since SLG’s inception, it has primarily focused on customers in the middle of the country. The team of professionals has successfully delivered Information Technology, Project Management, and Subject Matter Services to key health and human service projects, including, but not limited to, state Medicaid programs in Illinois, Indiana, Nebraska and Tennessee, the Indiana Division of Aging, Illinois Early Intervention, University of Illinois Division of Specialized Care for Children, the Multiple Myeloma Research Foundation and many more.

We established a subcontractor — prime contractor relationship with SLG in fall 2017, where we serviced several government agencies and commercial customers, State of New Mexico, Cognizant, KPMG and University of Illinois in support of SLG.

SLG Assignment Agreement

In December 2021, we entered into the SLG Assignment Agreement with SLG, pursuant to which SLG agreed to assign to us certain of the state and local government contracts regarding which we have been serving as its subcontractor. In respect of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, SLG’s revenues therefrom (as the prime contractor) in the 2021 calendar year were approximately $3.3 million. Our revenues from SLG in respect of those agreements in the 2021 calendar year were approximately $2.7 million. The types of agreements that would be subject to the SLG Assignment Agreement are discussed under the heading “Our Business — Key Clients and Historical Performance.” From our perspective, a major benefit to us that would result from the consummation of the transactions contemplated by the SLG Assignment Agreement would be that we could “piggyback” on SLG’s historical relationship with the various contracting governmental agencies in bidding on future potential agreements. It is axiomatic in the governmental contracting arena in which we are involved that past performance on customer assignments as the prime contractor is one of the more important qualifications in competing for new opportunities within the federal government. We believe that our assumption of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder will yield such “past performance” qualifications.

In connection with the transactions contemplated by the SLG Assignment Agreement, we currently intend to form a new wholly-owned subsidiary. The SLG Assignment Agreement values the proposed transaction at up to $1,900,000, the breakdown of which would be: $500,000 (a cash payment), $600,000 (through the issuance of a to-be-calculated number of restricted shares of our Common Stock), $500,000 (a performance-based earn-out), and $300,000 (a five-year promissory note in SLG’s favor). Our balance sheet currently reflects a $1,400,000 refundable deposit in favor of SLG. Our current expectation involving such deposit if the transactions contemplated by the SLG Assignment Agreement were to be consummated is that the cash payment, the performance-based earn-out (if, when, and as payable), and the promissory note obligations (as they come due) would all be offsets against the deposit. The balance of the deposit would be refunded by SLG within a commercially reasonable time frame. However, because each of the agreements that SLG has agreed to assign to us has a provision that provides the counterparty to such agreement with a right to approve an assignment prior to its effectiveness, if an approval is not forthcoming, then the provisions of the SLG Assignment Agreement permit us to reject the assignment of that specific agreement and reduce the consideration, as referenced above, that we would otherwise tender to SLG.

SLG is fully bound by the terms and provisions of the SLG Assignment Agreement, although we are permitted to terminate the SLG Assignment Agreement and to abandon the transactions contemplated thereby any time for any reason or for no reason prior to the Commitment Date of March 31, 2022, with no further obligations on our part. As of the date of this Prospectus, although we reserve the right to modify the terms and provisions of the SLG Assignment Agreement, we do not currently expect to terminate it and currently expect to close the transactions contemplated by it during the first calendar quarter of 2022.

The SLG Assignment Agreement superseded our Canceled SLG Acquisition Agreement of May 2021, under which we would have acquired SLG’s assets and certain of its liabilities. Similar to the SLG Assignment Agreement, our counterparties were bound to the transactions contemplated by the Canceled SLG Acquisition Agreement and we were specifically permitted to terminate the Canceled

SLG Acquisition Agreement and to abandon the transactions contemplated thereby for any reason or for no reason in our sole and absolute discretion prior to the Commitment Date of December 31, 2021, with no further obligations on our part.

The foregoing brief summary description of certain terms and provisions of the SLG Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the SLG Assignment Agreement, a copy of which is attached to this Registration Statement on Form S-1 as Exhibit 10.18a. Readers are encouraged to read that Exhibit in full for a more comprehensive understanding of the transaction contemplated by the SLG Assignment Agreement.

Acquisition of Technology

Sabres SaaS Asset Purchase

On August 17, 2021, we entered into an asset purchase agreement to acquire certain technology assets of Sabres, a leading Israeli-based cyber security provider. As part of the asset purchase agreement, we acquired Multi-Dimensional Protection, Web Application Firewall and Bot Mitigation SaaS platforms, and their associated intellectual property. As consideration for the acquired technology assets, we tendered 1,802,444 restricted shares of our Common Stock to Sabres that we valued at approximately $1,824,000. In addition to the issuance of such shares, we are also contingently obligated for certain prospective earn-out payments, as follows: for every incremental increase of $250,000 (starting at $0 on August 17, 2021) of gross sales generated by the technology assets that we acquired, we are to deliver $250,000 of additional restricted shares of our Common Stock until the earlier of August 17, 2027 or the issuance of $5,000,000 of such additional shares. The transaction closed on September 30, 2021, and we intend to integrate the SaaS platforms into our existing services offerings.

Our Cycurion Security Platform’s (formerly Sabres’) line of products allows our customers to improve their cyber posture with its MDP SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s proprietary, cloud-based AI algorithm. Crucially, the AI underpinning the MDP platform is constantly evolving to counter new threats. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Our Cycurion Security Platform’s (formerly Sabres’) line of products provides solutions for substantially all web application security needs. These products provide solutions, whether a client is in need of a web application firewall to comply with regulations and ensure it has a first line of defense against the hazards that the internet can present or is in need of enterprise-level products that empower Security Operations Center (SOC) teams and security management. Our Cycurion Security Platform’s constantly survey a client’s data to detect security issues in need of attention, send automatic updates, and provide the client with a complete database of rules and threats.

•	Multi-Dimensional Protection (MDP)	•	On-premises option
•	Dual-Layered Defense (WAF/Bot Mitigation)	•	Advanced Security Information and Event Management (SIEM) dashboard
•	AI-enabled	•	Ongoing reporting and alerts
•	No delays for the end-user	•	Can connect to any existing WAF
•	Easy installation on all platforms	•	Exceptional penetration testing results
•	No downtime for updating	•	No hardware required
•	Cloud-based	•	Biometric WAF

We plan to integrate the technology assets that we acquired from Sabres (which now constitutes our Cycurion Security Platform) into our Managed Security Services Practice. We believe that the platform will enhance our service offerings and assist with the expansion of our commercial business. The Sabres platform will be managed by our dedicated support team, and will provide real time reporting, response to security incidents, and will manage all data privacy needs from a single SIEM SaaS platform dashboard.

Results of Operations for the years ended December 31, 2021 and 2020

	Years Ended December 31,
	2021	2020
Revenue	$16,878,311	$15,546,663
Cost of revenue	14,528,846	13,028,666
Gross profit	2,350,456	2,517,997
Selling, general and administrative	(2,179,656)	(1,944,904)
Interest and other expenses	924,724	(839,056)
Net income/loss	$190,325	$(266,013)

Revenue

Revenues for the year ended December 31, 2021 were $16,878,311, as compared to $15,546,663 for the year ended December 31, 2020, an increase of $1,331,648, representing 8.6% growth in revenues.

This increase in the revenues for the year ended December 31, 2021 is attributed to the acquisition and expansion of key business segments, new federal government business, and the expansion into the state and local government markets.

Cost of Revenue

The cost of revenue for the year ended December 31, 2021, was approximately $14,528,846, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base.to address our business growth. Conversely, the cost of revenue for the year ended December 31, 2020, was approximately $13,028,666, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $1,500,180 (11%) increase in the cost of revenues is directly attributable to new expenses brought about by the expansion of business customer base.

Research and Development

We did not have any Research and Development expenses for the years ended December 31, 2021 and December 31, 2020.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses were $2,179,656 and $1,944,904 for the years ended December 31, 2021 and 2020, respectively. This $234,752 increase in SG&A expenses is primarily due to increased legal, administrative, and consulting fees in the 2021 fiscal year.

Interest and Other Expense

Interest and other expense was approximately $924,724 and $839,056 for the years ended December 31, 2021 and 2020, respectively. These expenses for the year ended December 31, 2021 include $924,724 in interest-related expenses and losses, related to the payment of our bank instrument, and other loan obligations.

Cash Flows

	The Years Ended
	December 31,
	2021	2020
Cash and cash equivalents at the beginning of the period	$277,168	$388,218
Net cash provided by (used in) operating activities	(3,259)	519,461
Net cash used in investing activities	(761,073)	(1,435,218)
Net cash provided by financing activities	1,153,718	804,707
Cash and cash equivalents at the end of the period	$666,554	$277,168

Operating Activities

For the year ended December 31, 2021, net cash used by operating activities was $3,259, which included $190,325 in net profit, $2,221,569 decrease in accounts receivable, $134,836 increase in deferred revenue, and $2,945,592 increase in accounts and other payables. We also incurred a non-cash adjustment in depreciation of $68,654 and an amortization of preferred stock discount of $331,978.

For the year ended December 31, 2020, net cash provided by operating activities was $519,461, which included $266,013 in net losses, $1,159,629 decrease in accounts receivable, $598,593 increase in deferred revenue, and $938,969 increase in accounts and other payables. We also incurred a non-cash adjustment in depreciation of $72,902 and an amortization of preferred stock discount of $342,257.

Investing Activities

For the year ended December 31, 2021, net cash used in investing activities was approximately $761,073. This included $598,077 in net cash used as a refundable deposit related to the acquisition of Cloudburst, and $162,996 used in the purchase of equipment.

For the year ended December 31, 2020, net cash used in investing activities was approximately $1,435,218. This included $1,401,923 in net cash used as a refundable deposit related to the acquisition of Cloudburst, and $33,295 used in the purchase of equipment.

Financing Activities

For the year ended December 31, 2021, net cash provided by financing activities was $1,153,718. The net cash provided includes $1,812,369 in proceeds from loans and notes payables, $750,000 used in the repayment of bank borrowings and $91,349 in net proceeds from lines of credit.

For the year ended December 31, 2020, net cash provided by financing activities was $804,707. The net cash provided includes $1,670,800 in proceeds from loans and notes payables, $625,439 used in the repayment of bank borrowings and $300,000 used in the repayment or certain notes payable.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception through the end of our 2021 fiscal year, having had negative cash flow from operations. As of December 31, 2021, we had an accumulated deficit of approximately $797,936, an improvement compared to our accumulated deficit of approximately $988,261 at December 31, 2020. The improvement was a result of our profitable fiscal year 2021. Nevertheless, we expect possible, significant operating losses for the next few years. We also utilized cash in operations of approximately $3,259 in the twelve months ended December 31, 2021. As of December 31, 2021, we had unrestricted cash of approximately $666 thousand, an increase of $458 thousand from approximately $208 thousand at December 31, 2020. As of December 31, 2021, our total assets increased to approximately $18 million from approximately $12 million at December 31, 2020, primarily due to a $2 million increase in our accounts receivable and a $2.6 million increase in our net fixed assets. Based on our current capital resources as of December 31, 2021, including our unrestricted cash and accounts receivable (net) of $5.2 million, we expect to be able to continue our operations for a minimum of 24 months as of the date of this prospectus. Nevertheless, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations. In April and June, 2021, we sold and issued an aggregate of $1.35 million in two private placements.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Revenue Recognition

We adopted the new revenue standard, ASC 606, on January 1, 2018, using the full retrospective approach. The adoption did not have an effect on 2021 or 2020 revenue recognition or a cumulative effect on opening equity, as the timing and measurement of revenue recognition is materially the same as under ASC 605. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

For contracts where the period between when we transfer a promised good or service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Our performance obligation is to provide a development service that enhances an asset that the customer controls. We receive upfront payments in advance of providing services and payment upon reaching milestones.

We are not able to reasonably measure the outcome of our performance obligations that are satisfied over time because we are in the early stages of the contracts. Therefore, the amount of performance that will be required in our contracts cannot be reliably estimated and we recognize revenue up to the amount of costs incurred.

Stock-based compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option- pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. We recognize expense for awards where vesting is subject to a market or performance condition based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon our assessment of the probability that the performance condition will be met.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our Common Stock and requires management to make a number of other assumptions, including the expected life of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

Fair Value of Common Stock. As our Common Stock has not historically been publicly traded, we estimated the fair value of our Common Stock. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology” sections.

Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.

Expected Volatility. The expected volatility was based on the historical share volatility of several of our comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our Common Stock.

Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.

Expected Dividend Yield. We have not paid dividends on our Common Stock nor do we expect to pay dividends in the foreseeable future.

Fair Value of Common Stock

Historically, for all periods prior to this offering, the fair values of the shares of Common Stock underlying our options were estimated on each grant date by our board of directors. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our Common Stock and Preferred Stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of our capital stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including:

Contemporaneous third-party valuations of our Common Stock;

The prices, rights, preferences, and privileges of our Preferred Stock relative to our Common Stock;

Our business, financial condition, and results of operations, including related industry trends affecting our operations;

The likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;

The lack of marketability of our Common Stock;

The market performance of comparable publicly traded companies; and

U.S. and global economic and capital market conditions and outlook.

Critical accounting policies and significant judgments and estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs, and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 2 to our consolidated financial statements for the years ended December 31, 2021 and 2020 for a description of our other significant accounting policies.

Recent accounting pronouncements

See Note 2 to our consolidated financial statements for the years ended December 31, 2021and 2020 for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the three months ended September 30 2022 and 2021

	Three Months Ended
	September 30
	2022	2021
Revenue	$4,439,227	$4,312,851
Cost of revenue	3,725,896	3,695,805
Gross profit	713,331	617,046
Selling, general and administrative	847,222	486,943
Interest and other expenses	(326,728)	(244,550)
Net income/loss	$(460,619)	$(114,447)

Revenue

Revenues for the three months ended September 30, 2022 were $4,439,227, as compared to $4,312,851 for the three months ended September 30 2021, an increase of $126,376, representing 2.93% increase in revenues.

This increase in the revenues for the three months ended September 30 2022 is attributed to the addition of new federal, state and local contracts, partially offset by the conclusion of certain contracts.

Cost of Revenue

The cost of revenue for the three months ended September 30 2022, was approximately $3,725,896, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base.to address our business growth. Conversely, the cost of revenue for the three months ended September 30 2021, was approximately $3,695,805, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $30,091 (0.81%) increase in the cost of revenues is directly attributable to new expenses brought about by the expansion of business customer base.

Research and Development

We did not have any Research and Development expenses for the three months ended September 30 2022 and the three months ended September 30 2021.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses were $847,222 and $486,943 for the three months ended September 30 2022 and 2021, respectively. This $360,279 (73.99%) increase in SG&A expenses is primarily due to increased legal, administrative, and consulting fees in the three months ended September 30 2022.

Interest and Other Expenses

Interest and other expenses was approximately $326,728 for the three months ended September 30 2022, while the Company had interest and other expenses of $244,550 for the three months ended September 30 2021. The interest and other expenses for the three months ended September 30 2022 include $228,181 in interest expense, $98,547 in other expense and no other income.

Results of Operations for the nine months ended September 30 2022 and 2021

	Nine Months Ended
	September 30
	2022	2021
Revenue	$12,575,415	$12,590,378
Cost of revenue	10,700,869	10,686,346
Gross profit	1,874,546	1,904,032
Selling, general and administrative	2,243,860	1,455,513
Interest and other income	(929,494)	95,932
Net income/loss	$(1,298,808)	$544,451

Revenue

Revenues for the nine months ended September 30, 2022 were $12,575,415, as compared to $12,590,378 for the nine months ended September 30 2021, a decrease of $14,963, representing 0.12% decrease in revenues.

This decrease in the revenues for the nine months ended September 30 2022 is attributed to the conclusion of certain contracts, which were offset by the addition of new federal, state and local contracts.

Cost of Revenue

The cost of revenue for the nine months ended September 30 2022, was approximately $10,700,869, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base.to address our business growth. Conversely, the cost of revenue for the nine months ended September 30 2021, was approximately $10,686,346, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $14,523 (0.14%) increase in the cost of revenues is directly attributable to new expenses brought about by the expansion of business customer base.

Research and Development

We did not have any Research and Development expenses for the nine months ended September 30 2022 and the nine months ended September 30 2021.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses were $2,243,860 and $1,455,513 for the nine months ended September 30 2022 and 2021, respectively. This $788,347 (54.16%) increase in SG&A expenses is primarily due to increased legal, administrative, and consulting fees in the nine months ended September 30 2022.

Interest and Other Expenses

Interest and other expenses was approximately $929,494 for the nine months ended September 30 2022, while the Company generated an interest and other income of $95,932 for the nine months ended September 30 2021. The interest and other income for the nine months ended September 30, 2022 include $1,062,692 in interest expense, $142,870 in other expense and $843,598 in other income.

Cash Flows

	The Nine Months Ended
	September 30
	2022	2021
Cash and cash equivalents at the beginning of the period	$666,554	$277,168
Net cash provided by (used in) operating activities	(1,572,532)	(1,339,065)
Net cash used in investing activities	(22,125)	(66,230)
Net cash provided by financing activities	1,075,422	1,411,330
Cash and cash equivalents at the end of the period	$172,319	$283,203

Operating Activities

For the nine months ended September 30 2022, net cash used by operating activities was $1,572,532, which included $292,844 in net losses, $2,037,035 decrease in accounts receivable, $313,757 increase in advance and prepayments to suppliers, $1,318,587 increase in accounts payable and $463,757 decrease in deferred revenue. We also incurred a $750,000 gain on settlement of debt.

For the nine months ended September 30 2021, net cash used by operating activities was $1,339,065, which included $541,314 in net income, $2,773,561 decrease in accounts receivable, $2,054,670 increase in accounts and other payables, and $598,593 decrease in deferred revenue. We also incurred a non-cash adjustment in amortization of preferred stock of $331,978 and $920,200 in forgiveness of loan payable.

Investing Activities

For the nine months ended September 30 2022, net cash used in investing activities was approximately $22,125. This was wholly attributed to the purchase of equipment.

For the nine months ended September 30 2021, net cash used in investing activities was approximately $66,230. This was wholly attributed to net cash used as a refundable deposit related to the acquisition of Cloudburst.

Financing Activities

For the nine months ended September 30 2022, net cash provided by financing activities was $1,075,422. The net cash provided includes $880,000 in proceeds from loans and notes payables, $687,500 used in the repayment of bank borrowings, $200,000 used in the repayment of other notes payable and treasury stock, and $957,922 in net proceeds from lines of credit.

For the nine months ended September 30 2021, net cash provided by financing activities was $1,411,330. The net cash provided includes $1,600,000 in proceeds from a private placement, $300,000 in proceeds from loans and notes payables, $562,500 used in the repayment of bank borrowings and $73,830 in net proceeds from lines of credit.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception through the period ended September 30 2022, having had negative cash flow from operations. As of September 30 2022, we had an accumulated deficit of approximately $2,096,949, as compared to our accumulated deficit of approximately $797,936 at December 31, 2021. The decrease of our accumulated deficit was a result of our net losses for the nine months ended September 30 2022. Furthermore, we expect continued, significant operating losses for the next few years. We also utilized cash in operations of approximately $1,594,532 in the nine months ended September 30 2022. As of September 30 2022, we had unrestricted cash of approximately $172 thousand, a decrease of $494 thousand from approximately $666 thousand at December 31, 2021. As of September 30 2022, our total assets increased to approximately $19.0 million from approximately $18.0 million at December 31, 2021, primarily due to increases in our net receivables. Based on our current capital resources as of September 30 2022, including our unrestricted cash and accounts receivable (net) of $6.7 million, we expect to be able to continue our operations for a minimum of 24 months as of the date of this prospectus. Nevertheless, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Revenue Recognition

We adopted the new revenue standard, ASC 606, on January 1, 2018, using the full retrospective approach. The adoption did not have an effect on 2022 or 2021 revenue recognition or a cumulative effect on opening equity, as the timing and measurement of revenue recognition is materially the same as under ASC 605. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

For contracts where the period between when we transfer a promised good or service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Our performance obligation is to provide a development service that enhances an asset that the customer controls. We receive upfront payments in advance of providing services and payment upon reaching milestones.

We are not able to reasonably measure the outcome of our performance obligations that are satisfied over time because we are in the early stages of the contracts. Therefore, the amount of performance that will be required in our contracts cannot be reliably estimated and we recognize revenue up to the amount of costs incurred.

Stock-based compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option- pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. We recognize expense for awards where vesting is subject to a market or performance condition based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon our assessment of the probability that the performance condition will be met.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our Common Stock and requires management to make a number of other assumptions, including the expected life of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

Fair Value of Common Stock. As our Common Stock has not historically been publicly traded, we estimated the fair value of our Common Stock. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology” sections.

Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.

Expected Volatility. The expected volatility was based on the historical share volatility of several of our comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our Common Stock.

Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.

Expected Dividend Yield. We have not paid dividends on our Common Stock nor do we expect to pay dividends in the foreseeable future.

Fair Value of Common Stock

Historically, for all periods prior to this offering, the fair values of the shares of Common Stock underlying our options were estimated on each grant date by our board of directors. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our Common Stock and Preferred Stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of our capital stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including:

Contemporaneous third-party valuations of our Common Stock;

The prices, rights, preferences, and privileges of our Preferred Stock relative to our Common Stock;

Our business, financial condition, and results of operations, including related industry trends affecting our operations;

The likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;

The lack of marketability of our Common Stock;

The market performance of comparable publicly traded companies; and

U.S. and global economic and capital market conditions and outlook.

Critical accounting policies and significant judgments and estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs, and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 2 to our consolidated financial statements for the nine months ended September 30 2022 and 2021 for a description of our other significant accounting policies.

Recent accounting pronouncements

See Note 2 to our consolidated financial statements for the nine months ended September 30 2022 and 2021 for a description of recent accounting pronouncements applicable to our financial statements.

DESCRIPTION OF SECURITIES OF WESTERN

Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “we,” “our,” “us” and other similar terms refer to Western before the Business Combination.

General

As of the effective date of the registration statement of which this prospectus forms a part, our amended and restated certificate of incorporation will authorize the issuance of 50,000,000 shares of common stock, par value $0.0001. As of the date of this prospectus 3,251,000 shares of common stock are issued and outstanding, held by our initial stockholders. No preferred shares are issued or outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment for stock splits, rorganizations and dilutive issuances prior to the completion of the Business Combination. Each warrant will become exercisable on the later of one year after the closing of this offering or 30 days after the consummation of our initial business combination, and will expire five years after the completion of our initial business combination, or earlier upon redemption.

Common Stock

Our holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

We will consummate our initial business combination only if (i) public stockholders do not exercise conversion rights in an amount that would cause our net tangible assets to be less than $5,000,001 and (ii) a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination.

Pursuant to our amended and restated certificate of incorporation, if we do not consummate our initial business prior to July 11, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our insiders have agreed to waive their rights to share in any distribution with respect to their insider shares.

Our stockholders have no conversion, preemptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that, in connection with any proposed initial business combination, we will either (1) seek stockholder approval of such initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their public shares, regardless of whether they vote for or against the proposed initial business combination, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable and up to $100,000 in expenses to liquidate the Company); or (2) provide our public stockholders with the opportunity to sell their public shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein.

If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder’s rights or pre-initial business combination activity (including the substance or timing within which we have to complete an initial business combination), we will provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then-outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the trust account promptly following consummation of the initial business combination or the approval of the amendment to the certificate of incorporation. If the initial business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.

Preferred Stock

There are no shares of preferred stock outstanding. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to an initial business combination, from issuing preferred stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock on our initial business combination. We may issue some or all of the preferred stock to effect our initial business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we reserve the right to do so in the future.

Warrants

Public Warrants

11,500,000 public warrants are currently outstanding. Each warrant will entitle the registered holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, upon the later of: (i) one year after the date that the registration statement of which this prospectus forms a part is declared effective by the SEC; and (ii) the consummation by us of an initial business combination and terminating on the five-year anniversary of the completion of the initial business combination.

Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of public warrants may be exercised at any given time by a warrant holder. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 60 business days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time.

We may call the outstanding warrants for redemption (including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

at any time while the warrants are exercisable,

upon not less than 30 days’ prior written notice of redemption to each warrant holder,

provided that the reported last sale price of the shares of our common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

Provided that there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price that is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form under our Warrant Agreement with American Stock Transfer & Trust Company, LLC, as warrant agent. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then-outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Except as described above, no public warrants will be exercisable for cash and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of common stock outstanding.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any dividends subsequent to an initial business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “initial business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, our board of directors approved either the initial business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares); or
●	on or subsequent to such time, the initial business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholders.

Generally, a “initial business combination” includes a merger, asset or stock sale to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under some circumstances, this provision will make it more difficult for a person who is an interested stockholder to effect various initial business combinations with us for a three-year period.

Our certificate of incorporation will provide that our initial stockholders and their various affiliates, successors, and transferees will not be deemed to be “interested stockholders” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to this provision.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF NEW CYCURION’S SECURITIES AFTER THE BUSINESS COMBINATION

The following description of the material terms of New Cycurion’s securities reflects the anticipated state of affairs upon completion of the Business Combination. This description is a summary and is not complete. We urge you to read in their entirety the Proposed Charter, which is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of an aggregate of 100 million shares of Common Stock, $0.0001 par value per share and 5 million shares of preferred stock, $0.0001 par value per share. The shares of Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of the record date for the Special Meeting, there were 4,021,221 shares of Common Stock outstanding. Western has also issued 11,876,000 warrants, of which 376,000 were Private Warrants and 11,500,000 were Public Warrants.

Common Stock

We expect to have approximately shares of 10,329,178 shares of Western common stock outstanding immediately after the consummation of the Business Combination, assuming that no shares of outstanding Western common stock are redeemed in connection with the Business Combination, and all of the holders of Cycurion RSUs and Cycurion Warrants have been exercised.

Voting Rights

Each holder of the shares of Western common stock is entitled to one vote for each share of Western common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Proposed Charter. The holders of the shares of Western common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of Western common stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Proposed Charter.

Dividend Right

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Western common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New Cycurion Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of New Cycurion’s affairs, the holders of the shares of Western common stock are entitled to share ratably in all assets remaining after payment of New Cycurion’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Western common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of Western common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Western common stock. The rights, preferences and privileges of holders of shares of Western common stock will be subject to those of the holders of any shares of the preferred stock New Cycurion may issue in the future.

Preferred Stock

The Proposed Charter authorizes the New Cycurion Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Proposed Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of Western common stock. The New Cycurion Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

New Cycurion could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Western common stock might believe to be in their best interests or in which the holders of Western common stock might receive a premium over the market price of the shares of Western common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Western common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Western common stock.

Warrants

Cycurion Warrants

In connection with the Business Combination, each outstanding and unexercised warrant to purchase Cycurion common stock from Cycurion, subject to certain exceptions, shall be converted into a warrant to acquire shares of Western common stock and each holder of a warrant to acquires shares of New Cycurion shall cease to have any rights with respect to warrants to acquire shares of Cycurion common stock.

Public Warrants

The Public Warrants will remain unaffected following the Business Combination and are described above.

Our Transfer Agent and Warrant Agent

The transfer agent and warrant agent will continue to be American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of the Proposed Charter and Bylaws and Certain Provisions of Delaware Law

The Proposed Charter and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Cycurion by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of Western common stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The New Cycurion Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of New Cycurion or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable New Cycurion’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Cycurion by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Proposed Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Special Stockholder Meetings

The Proposed Charter provides that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of New Cycurion, the Proposed Charter does not permit our holders of common stock to act by consent in writing.

Section 203 of the DGCL

New Cycurion will be subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203” regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, New Cycurion’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to the date of the transaction, the business combination is approved by New Cycurion’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The

Western Board expects the existence of this provision to have an anti-takeover effect with respect to transactions New Cycurion’s board of directors does not approve in advance. The Western Board also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of the Proposed Charter and New Cycurion’s Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of Western common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in New Cycurion’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive forum for certain lawsuits

Our Proposed Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Proposed Charter or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Proposed Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Proposed Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

The Common Stock of New Cycurion is expected to be listed on Nasdaq under the symbol “TBD”.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Common Stock or Warrants of New Cycurion for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Cycurion at the time of, or at any time during the three months preceding, a sale and (ii) New Cycurion is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants of New Cycurion for at least six months but who are affiliates of New Cycurion at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

1% of the total number of shares of Western common stock then outstanding; or

the average weekly reported trading volume of Western common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Cycurion under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Cycurion.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

the issuer of the securities that was formerly a shell company has ceased to be a shell company;

the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its founder shares and Private Warrants, as applicable, pursuant to Rule 144 without registration one year after Western has completed its initial business combination, subject to the terms of the Sponsor Support Agreement.

Following the Closing, New Cycurion will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

If the Charter Amendment Proposal is approved, the Proposed Charter will amend and replace the Current Charter. The following table sets forth a summary of the principal proposed changes and the differences between Western’s stockholders’ rights under the Current Charter and under the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences. For more information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

For more information on the Charter Amendment Proposal, see the section titled “The Charter Amendment Proposal.”

Current Governance	Proposed Governance

Name Change
Western’s current name is Western Acquisition Ventures Corp.	Upon Closing, Western’s name will be changed to Cycurion, Inc.
Purpose

The Current Charter provides that the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation including, but not limited to, a Business Combination.

The Proposed Charter will provide that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Authorized Capital Stock
The Current Charter authorizes the issuance of up to 51,000,000shares, par value $0.0001 per share, consisting of: 50,000,000 shares of Common Stock; and 1,000,000 shares of Preferred Stock.	The Proposed Charter will authorize the issuance of up to 105,000,000 shares, par value $0.0001 per share, consisting of: 100,000,000 shares of Common Stock; and 5,000,000 shares of Preferred Stock.
Voting

The Current Charter provides that, except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

The Proposed Charter provides that, subject to the rights of any holders of any series of Preferred Stock, each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.

Rights of Preferred Stock

The Current Charter provides the Board of Directors with the authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any

The Proposed Charter will permit the board of directors of New Cycurion to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, as permitted by the DGCL.

Current Governance	Proposed Governance

such holders is required pursuant to any Preferred Stock Designation.
Conversion

The Current Charter provides that, in the event that a Business Combination is approved and is consummated by the corporation, any holder of shares of Common Stock sold in the IPO (“IPO Shares”) may demand that the corporation convert his IPO Shares into cash. If so demanded, the corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account including any interest earned on the funds held in the Trust Account net of interest that may be used by the corporation to pay its franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares then outstanding.

None.
Number and Qualification of Directors
The current amended and restated bylaws of Western provide that the authorized number of the board of directors of the corporation shall be determined from time to time by the Board.

The amended and restated bylaws of New Cycurion provide that the number of directors constituting the whole board shall be not less than three (3) nor more than seven (7), with the then authorized number of directors fixed from time to time by the Board.

The number of directors constituting the board of directors upon the consummation of the Business Combination will be five (5).

Structure of the Board; Election of Directors

The Current Charter provides that the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

The Proposed Charter will provide for the board of directors of New Cycurion to be divided into three classes: Class A, Class B and Class C with staggered three-year terms. At each annual general meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible.

The amended and restated bylaws of New Cycurion provide that, except as otherwise provided by the certificate of incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

The current amended and restated bylaws of Western provide that subject to any provisions of applicable law or the Certificate of Incorporation, any and all of the directors may be removed with cause by vote of stockholders holding at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

The amended and restated bylaws of New Cycurion provide that a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon

Current Governance	Proposed Governance

the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event.
Supermajority Voting Provisions
None.

The Proposed Charter will require the affirmative vote of the holders of at least two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, to amend or repeal any provision of Article V of the Proposed Charter.

Cumulative Voting
Neither the Current Charter nor amended and restated bylaws provide for cumulative voting.	Neither the Proposed Charter nor amended and restated bylaws of New Cycurion provide for cumulative voting.
Vacancies on the Board of Directors

The Current Charter provides that vacancies resulting from the removal of directors for cause may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s amended and restated bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

The amended and restated bylaws of New Cycurion provide that newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors
Special meetings of the Board of Directors may be called as permitted under Delaware law.

The amended and restated bylaws of New Cycurion provide that unless otherwise restricted by the Proposed Charter, special meetings of the board of directors of New Cycurion may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the board, the Chief Executive Officer, or a majority of the authorized number of directors. Notice of all special meetings of the board shall be given to directors at least 24 hours in advance unless waived, and need not disclose the purpose of the special meeting.

Amendments to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law. Prior to an initial Business Combination (as defined therein), the Current Charter provides that any amendment to the business combination provisions of the Current Charter requires the approval of the holders of at a majority of the outstanding shares of Common Stock.

The Proposed Charter may be amended or repealed by the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class at a duly constituted meeting of stockholders called expressly for such purpose.

Provisions Specific to a Blank Check Company

The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

None.
Amendment of Bylaws

The current amended and restated bylaws of Western provide that the amended and restated bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of the stockholders at which a quorum is present or represented, by the affirmative vote of the holders of the 66 2/3% of the shares entitled to vote, provided notice of the proposed alteration,

The Proposed Charter provides that, except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the

Current Governance	Proposed Governance

amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders shall have authority to change or repeal any bylaws adopted by the directors, subject to compliance with the provisions of the amended and restated bylaws.

affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Quorum

The current amended and restated bylaws of Western provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Current Charter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

The amended and restated bylaws of New Cycurion provide that a majority of the whole board shall constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Stockholder Action by Written Consent
The Current Charter is silent on stockholder action by written consent.

The Proposed Charter prohibits stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Special Stockholder Meetings

The current and amended bylaws of Western provide that special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

The amended and restated bylaws of New Cycurion provide that, unless otherwise provided by the Certificate of Incorporation of the Corporation, special meetings of stockholders for any purpose or purposes may be called at any time by the Chairperson of the Board, the President, the Chief Executive Officer, or by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Any special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. The business to be conducted at a special meeting of stockholders shall be limited to the purpose or purposes for which the meeting has been called as set forth in the notice of such meeting.

Current Governance	Proposed Governance
Notice of Stockholders Meetings

The current and amended bylaws of Western provide that special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

The amended and restated bylaws of New Cycurion provide that notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

Stockholder Nominations of Persons for Election of Directors
The Current Charter and the amended and restated bylaws are silent with respect to stockholder nominations of persons for election to the board of directors.

The Proposed Charter provides that nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Proposed Charter.

Stockholder Proposals (Other than Nominations of Persons for Election of Directors)
The Current Charter and the amended and restated bylaws are silent with respect to proposals of other business.

Pursuant to the amended and restated bylaws of New Cycurion, for nominations or other business to be properly brought before an annual meeting by a Record Stockholder: (i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation; (ii) any such proposed business (other than the nomination of persons for election to the Board) must constitute a proper matter for stockholder action; (iii) if the Proposing Person (as defined therein) has provided the Corporation with a Solicitation Notice (as defined therein), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and

Current Governance	Proposed Governance

form of proxy to holders of a percentage of the Corporation’s voting shares that such Proposing Person has reasonably determined to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under the bylaws. To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the 120th day prior to such annual meeting and (B) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which Public Announcement (as defined therein) of the date of such meeting is first made by the Corporation.

Limitation of Liability of Directors and Officers

The Proposed Charter provides that a director of Western shall not be personally liable to Western or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Western or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Proposed Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors, Officers, Employees and Agents

Pursuant to the Current Charter, Western, to the full extent permitted by the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Western.

Pursuant to the Proposed Charter, New Cycurion shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Current Governance	Proposed Governance
Corporate Opportunity Provision

The Current Charter provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Western or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of Western unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Western and such opportunity is one Western is legally and contractually permitted to undertake and would otherwise be reasonable for Western to pursue.

The Proposed Charter will be silent on the application of the doctrine of corporate opportunity.
Choice of Forum

The Current Charter provides that, unless Western consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Western to Western or Western’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the amended and restated bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. The foregoing provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New Cycurion under Delaware law; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Cycurion to New Cycurion or New Cycurion’s stockholders; (iii) any action asserting a claim against New Cycurion, its directors, officers or other employees arising under the DGCL, the Proposed Charter or the Bylaws of New Cycurion (in each case, as may be amended from time to time); (iv) any action asserting a claim against New Cycurion or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board of New Cycurion, acting on behalf of New Cycurion, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, is the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Western

Ticker Symbol and Market Price

Western’s Units, each consisting of one share of Common Stock and one redeemable warrant, Western’s shares of Common Stock, par value $0.0001 per share, and Western’s warrants, each exercisable for one share of Common Stock, are currently listed on Nasdaq under the symbols “WAVSU” “WAVS” and “WAVSW” respectively.

The closing price of the Western Units, Common Stock and warrants on November 22, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.04, $10.08 and $0.06, respectively. As of [●], 2023, the record date for the Special Meeting, the closing price for the Western Units, Common Stock and warrants was [$●], [$●] and [$●], respectively.

Holders

As of [●], 2023, there was [·] holder[s] of record of our units, [●] holder[s] of record of Common Stock, and [●] holder[s] of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Common Stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Western has not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Cycurion

There is no public market for shares of Cycurion’s common stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Western common stock as of the Record Date, which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of New Cycurion’s common stock immediately following the Closing (post-Business Combination), assuming that no further Public Shares are redeemed, and alternatively that the maximum number of Public Shares is redeemed, by:

each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Western to be the beneficial owner of more than 5% of shares of Western common stock or of New Cycurion’s common stock (assuming no redemptions);

each of our current executive officers and directors;

each person who will (or is expected to) become an executive officer or director of New Cycurion following the Closing; and

all executive officers and directors of Western as a group pre-Business Combination and all executive officers and directors of New Cycurion post-Business Combination.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Western believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately following the consummation of the Business Combination, sole voting and investment power with respect to all shares of Western common stock that they beneficially own, subject to applicable community property laws. Any shares of Western common stock subject to options or warrants exercisable within 60 days following the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of Western common stock prior to the consummation of the Business Combination (pre-Business Combination) is based on 4,021,221 issued and outstanding shares of Western common stock as of the Record Date.

The expected beneficial ownership of shares of New Cycurion Common Stock following the consummation of the Business Combination (post-Business Combination) assuming no further of our Public Shares are redeemed has been determined based upon the following: (i) no further Western stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Western common stock, (ii) 9,500,000 shares of Western common stock issued to Cycurion Equity holders pursuant to the Business Combination Agreement (of which, 6,024,782 will be issued and outstanding on consummation of the Business Combination), and (iii) there will be an aggregate of 10,327,178 shares of New Cycurion Common Stock issued and outstanding at the Closing.

The expected beneficial ownership of shares of New Cycurion Common Stock following the consummation of the Business Combination (post-Business Combination) assuming the maximum of 470,221 Public Shares have been redeemed has been determined based on the following: (i) the Western stockholders (other than the Western stockholders listed in the table below) have exercised their redemption rights with respect to 470,221 Public Shares, (ii) 9,500,000 shares of Western common stock issued to Cycurion Equity holders pursuant to the Business Combination Agreement (of which, 6,024,782 will be issued and outstanding on consummation of the Business Combination), and (iii) there will be an aggregate of 9,856,957 shares of New Cycurion Common Stock issued and outstanding at the Closing.

The beneficial ownership information below excludes: (i) the shares underlying the Warrants because those securities are not exercisable within 60 days of this proxy statement and are contingent upon the consummation of the Business Combination and (ii) shares expected to be issued or reserved under the Equity Incentive Plan.

Unless otherwise indicated, Western believes that all persons named in the table have sole voting and investment power with respect to all Western common stock beneficially owned by them.

Beneficial Ownership Table

	Pre-Business Combination		Post Business Combination
			Assuming no further Public Shares are redeemed		Assuming the maximum Public Shares are redeemed (9)
Name and Address of Beneficial Owner(1)	Amount and nature of Beneficial Ownership(3)	Approximate Percentage of Outstanding Shares of Common Stock(2)	Amount and nature of Beneficial Ownership(3)	Approximate Percentage of Outstanding Shares of Common Stock(2)	Amount and nature of Beneficial Ownership(3)		Approximate Percentage of Outstanding Shares of Common Stock(2)
Western Acquisition Ventures Sponsor LLC(5)	2,501,000	62.2%	2,501,000	24.2%	2,501,000		25.0%
A.G.P./Alliance Global Partners(4)	750,000	18.7%	1,000,000	9.7%	1,000,000		10.0%
Stephen Christoffersen (CEO and Director pre-business combination and director post-business combination)	—	—	—	—	—		—
William Lischak (CFO and Director pre-business combination)(5)	2,501,000	62%	2,501,000	24.2%	2,501,000		25.0%
Ade Okunubi (Director pre-business combination)	—	—	—	—	—		—
Robin L. Smith (Director pre-business combination)	—	—	—	—	—		—
Adam K. Stern (Director pre-business combination)	—	—	—	—	—		—
All directors and executive officers (pre-business combination) as a group (five persons)	2,501,000	62.2%	n/a	n/a	n/a		n/a
Emmet McHenry (Chairman of the Board post-business combination)	—	—	1,305,059	12.6%	1,305,059		13.1%
L. Kevin Kelly (CEO post-business combination)	—	—	—	—
Alvin McCoy, III (CFO and director post-business combination)	—	—	978,794	9.5%	978,794		9.8%
Kurt McHenry (COO and director post-business combination)	—	—	978,794	9.5%	978,794		9.8%
Gerald M. Czarnecki (director post-business combination)	—	—	76,489	0.7%	76,489		0.8%
Leela J. Gray (director post-business combination)			—	—	—		—
J. Derek Penn (director post-business combination)	—	—	—	—	—		—
Henry V. Stoever, IV (director post-business combination)			—	—	—		—
All directors and executive officers (post-business combination) as a group (eight persons)			3,339,136	32.3%	3,339,136		33.4%
MMCAP International Inc. SPC (6)	500,000	[12.4] %	500,000	[4.8] %	500,000		[5.0] %
Feis Equities LLC (Lawrence M. Feis)(7)	701,043	[12.9] %	701,043	[5.0] %	701,043		[5.2] %
Alpha Captal Anstalt (8)	300,000	7.50%	300,000	[2.9] %	300,000		[3.0] %

Total Shares Outstanding	4,021,221	100.0%	10,327,178	100.0%	9,856,957	(9)	100.0%

Unless otherwise indicated, the business address of each of the individuals is c/o 42 Broadway, 12th Floor, New York, New York 10004.

Percentages shown are based on 4,021,021 shares of common stock issued and outstanding as of January 12, 2023.

Interests shown include of founders shares, classified as common stock, and shares issued with the private placement units, as well as public shares.

Interests shown consist of founder shares, classified as common stock, pre-business combination, plus shares issued as payment of the business combination marketing fee upon business combination. The business address of A.G.P. is 590 Madison Avenue, 28th Floor, New York, NY 10022. Interests shown consist of 750,000 shares of common stock beneficially owned by A.G.P. Individuals who have shared voting and investor control over these shares are Raffaele Gambardella, A.G.P.’s Chief Operation Officer and Chief Risk Officer, Craig E. Klein, A.G.P.’s Chief Financial Officer/Principal Financial Officer, Phillip W. Michals, A.G.P.’s Chief Executive Officer, John J. Venezia, A.G.P.’s Chief Compliance Officer, and David A. Bocchi, Trustee of the David Bocchi Family Trust, which is an indirect owner of A.G.P., each of whom disclaims any beneficial ownership of such shares except to the extent of their pecuniary interest.

Shares owned by Western Acquisition Ventures Sponsor LLC, the sponsor of Western Acquisition Ventures Corp is the record holder of such shares. William Lischak, our pre-business combination Chief Financial Officer and director, is the sole managing member of our Sponsor. As such, William Lischak has voting and investment discretion with respect to the founder shares held of record by our Sponsor and may be deemed to have shared beneficial ownership of the founder shares held directly by our Sponsor. William Lischak disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

Based on a Schedule 13G filed by the reporting person, the address for the reporting person is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

Based on a Schedule 13G filed by the reporting person, the address for the reporting person is 20 North Wacker Drive, Suite 2115, Chicago, Illinois 60606

Based on a Schedule 13G filed by the reporting person, the address for the reporting person is Altenbach 8, FL-9490 Vaduz, Liechtenstain.

Assumes maximum redemptions are 470,221 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares

On June 9, 2021, the Sponsor acquired 4,312,500 Founder Shares for an aggregate purchase price of $25,000. On June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that the Sponsor owns an aggregate of 2,125,000 Founder Shares, and A.G.P. owns 750,000 Founder Shares. Up to 375,000 Founder Shares (including the Founder Shares transferred to an affiliate of A.G.P.) were subject to forfeiture by the subscribers in case the underwriters did not fully exercise their over-allotment option. Prior to the initial investment in the Company of $25,000 by our Sponsor, we had no assets, tangible or intangible. Simultaneously with the consummation of the IPO, the Company sold 376,000 Private Placement Units, as described above under the heading “Introduction,” which is part of Item 1 above. Since the underwriters exercised the overallotment option in full on January 14, 2022, none of the Founder Shares are subject to forfeiture any longer.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On June 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This Note was amended to become payable on the earlier of the IPO or June 30, 2022. The Note was non-interest bearing and became payable on the consummation of the IPO (January 14, 2022). On December 31, 2021, the balance outstanding on the Note was $80,000 which was subsequently repaid on January 14, 2022 in full.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of February 3, 2023, there were no Working Capital Loans outstanding.

In order to meet our working capital needs following the consummation of our IPO, our initial stockholders, officers and directors and their respective affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would be repaid upon consummation of our initial business combination, without interest.

The holders of our insider shares issued and outstanding on the date of this proxy statement/prospectus, as well as the holders of the Private Warrants (and all underlying securities), are entitled to registration rights pursuant to the registration rights agreement, dated January 11, 2022. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private warrants can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

We reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee reviews and approves all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee are reviewed and approved by our Board of Directors, with any interested director abstaining from such review and approval.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our code of ethics, which we have adopted, requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 in any calendar year or 2% of our total assets averaged across the last two most recently completed fiscal years; (2) we or any of our subsidiaries are a participant; and (3) any (a) executive officer, director or nominee for election as a director, (b) beneficial owner greater than 5% of our common stock or any other class or series of our securities, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person, or a member of their family, receives improper personal benefits as a result of their position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us on the one hand, and any of our officers and directors or their respective affiliates on the other hand, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors and officers questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the initial business combination is fair to our unaffiliated stockholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or initial stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of an initial business combination.

Director Independence

The Nasdaq requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Ade Okunubi, Robin L. Smith, and Adam K. Stern are our independent directors.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms that our board believes are no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Cycurion

Cycurion has adopted a code of ethics and it relies on its board to review related party transactions on an ongoing basis to prevent conflicts of interest. Cycurion’s Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to Cycurion’s Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If Cycurion’s Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Cycurion’s Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of Cycurion.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by holders of Western common stock that are U.S. Holders, (ii) of the Business Combination to U.S. Holders of Cycurion common stock and Cycurion warrants (collectively, the “Cycurion securities”), and (iii) of the ownership and disposition of Western common stock and Public Warrants (collectively, the “Western securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Western securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Western securities, Cycurion securities or New Cycurion securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Western securities or Cycurion securities and, after the completion of the Business Combination, New Cycurion securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

banks or other financial institutions, underwriters, or insurance companies;

traders in securities who elect to apply a mark-to-market method of accounting;

real estate investment trusts and regulated investment companies;

tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

expatriates or former long-term residents of the United States;

subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

dealers or traders in securities, commodities or currencies;

grantor trusts;

persons subject to the alternative minimum tax;

U.S. persons whose “functional currency” is not the U.S. dollar;

persons who received Western common stock or Cycurion common stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Western common stock or Cycurion common stock, or, after the Business Combination, the issued Western common stock (excluding treasury shares); or

holders holding Western securities or Cycurion securities, or, after the Business Combination, Western securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Western securities or Cycurion securities, and, after the Business Combination, Western securities received in the Business Combination, that is, for U.S. federal income tax purposes:

an individual who is a citizen or resident of the United States;

a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

an estate the income of which is subject to U.S. federal income tax regardless of its source; or

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Western securities or Cycurion securities, and, after the Business Combination, Western securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Western securities or Cycurion securities, and, after the completion of the Business Combination, Western securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Western securities received in the Business Combination.

The discussion below with respect to Western securities should also apply to holders of Western Units (as the deemed owner of the underlying component Western securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF CYCURION SECURITIES OR WESTERN SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF CYCURION SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF WESTERN SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Certain U.S. Federal Income Tax Consequences to U.S. Holders of Western securities of Exercising Redemption Rights

The following discussion, “— Certain U.S. Federal Income Tax Consequences to U.S. Holders of Western securities of Exercising Redemption Rights,” constitutes the opinion of Loeb, counsel to Western, as to the material U.S. federal income tax consequences to U.S. Holders of Western common stock of exercising redemption rights, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

In the event that a U.S. Holder elects to redeem its Western common stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Western common stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the Western common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Western common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Western common stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Western common stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Western common stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Western’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles; distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Western common stock; and any remaining excess will be treated as gain realized on the sale or other disposition of the Western common stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Western common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Western common stock treated as held by the U.S. Holder (including any Western common stock constructively owned by the U.S. Holder, as explained below) relative to all of the Western common stock outstanding both before and after the redemption. The redemption of Western common stock generally will be treated as a sale or exchange of the Western common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Western or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Western common stock actually owned by the U.S. Holder, but also Western common stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Western common stock which could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, (i) the percentage of Western’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Western common stock must be less than 80% of the percentage of Western’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Western common stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Western entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Western common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Western common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Western common stock. The redemption of the Western common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Western.

Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Western will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Western common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other Western common stock constructively owned by it. Stockholders who hold different blocks of Western common stock (generally, shares of Western common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Western common stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Cycurion Common Stock

It is the opinion of Fox Rothschild LLP that the merger contemplated by the Business Combination Agreement will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and/or as part of a transaction governed by Section 351 of the Code, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and the following discussion, “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Cycurion Common Stock.” This opinion is based on facts and representations contained in the Business Combination Agreement, and on customary factual assumptions, and further assumes that the merger is completed in the manner set forth in the Business Combination Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

The obligations of Cycurion, Western and the Merger Sub to complete the merger are not conditioned on the receipt of opinions from Loeb & Loeb LLP, J.P. Galda & Co. or Fox Rothschild LLP to the effect that the merger qualifies for such treatment, and the merger may occur even if it does not so qualify. Neither Cycurion nor Western has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Cycurion common stock is urged to consult its tax advisor with respect to the particular tax consequence of the merger to such holder.

If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. Holder of Cycurion common stock generally will not recognize gain or loss upon exchanging its Cycurion common stock for Western common stock except to the extent discussed below. The tax basis of the Western common stock received by a holder of Cycurion common stock will be the same as the tax basis of the Cycurion common stock surrendered in exchange for the Western common stock, reduced by the amount of any cash received by such a holder in the merger, and increased by any gain recognized by such a holder in the merger as described below (including any portion of the gain that is treated as a dividend as described below). Such aggregate adjusted tax basis will be allocated to the Western common stock received by the holder. The holder’s holding period for the shares of Western common stock that it receives pursuant to the merger will include its holding period for the shares of the Cycurion common stock it surrenders.

U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code

If the merger contemplated by the Business Combination Agreement does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code, then, for U.S. federal income tax purposes, a holder holding Cycurion common stock generally would be treated as selling its Cycurion common stock in exchange for Western common stock in a taxable transaction.

A U.S. Holder who receives the merger consideration pursuant to the merger would generally recognize capital gain or loss equal to the difference, if any, between (i) the sum of the fair market values of the Western common stock, as determined for U.S. federal income tax purposes, and any cash received, and (ii) such U.S. Holder’s adjusted tax basis in the Cycurion common stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. Holder’s holding period for the Cycurion common stock surrendered in the merger exceeds one year as of the Closing Date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%). The deductibility of capital losses is subject to limitations under the Code. U.S. Holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

A holder’s initial tax basis in the Western common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Closing Date of the merger.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Western securities

The following discussion, “— U.S. Federal Income Tax Consequences of Ownership and Disposition of Western securities,” constitutes the opinion of Loeb, counsel to Western, as to the material U.S. federal income tax consequences of the ownership and disposition of Western securities to U.S. Holders who receive such Western securities pursuant to the Business Combination, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Distributions on Western common stock

The gross amount of any distribution on Western common stock that is made out of Western’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by Western on the Western common stock exceeds Western’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Western common stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Western securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of Western securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Western common stock and Public Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Western common stock or Public Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Western common stock or Public Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Western common stock or Public Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Western common stock or Public Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Public Warrant

Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Western common stock on the exercise of a Public Warrant for cash. A U.S. Holder’s tax basis in a share of Western common stock received upon exercise of the Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Public Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Western common stock received upon exercise of the Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Public Warrants and will not include the period during which the U.S. Holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Public Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Western common stock received would equal the holder’s basis in the Public Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Western common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Western common stock would include the holding period of the Public Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Public Warrants treated as surrendered to pay the exercise price of the Public Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Western common stock that would have been received with respect to the surrendered warrants in a regular exercise of the Public Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Western common stock received would equal the U.S. Holder’s tax basis in the Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Western common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Public Warrants.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Cycurion Common Stock

The following discussion, “— U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Cycurion Common Stock,” constitutes the opinion of Fox Rothschild LLP, counsel to Cycurion, as to the material U.S. federal income tax consequences to Non-U.S. Holders of Cycurion Common Stock if the merger contemplated by the Business Combination Agreement fails to qualify as a reorganization within the meaning of Section 368(a) of the Code/and or as a transaction governed by Section 351 of the Code, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

If the merger does not qualify as a reorganization and is treated as a taxable sale of Cycurion common stock, as discussed above under the section entitled “— U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code,” subject to the discussion of FATCA (as defined below) and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the merger, unless:

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the Non-U.S. Holder held our common stock.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the merger) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder gain recognized by such holder in connection with the merger will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such exchange.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Western securities

Distributions on Western common stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Western common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Western’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Western’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Western common stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Western securities.”

Dividends paid to a Non-U.S. Holder of Western common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Western common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Western common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Western common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Western securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Western securities generally will not be subject to U.S. federal income tax unless:

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

Western is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Western common stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Western common stock. There can be no assurance that shares of Western common stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Western securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Western securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Western will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Western does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Western is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Exercise or Lapse of a Public Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Western securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of Western securities.

Information Reporting and Backup Withholding

Western generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Western securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Western securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Western securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Western securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

fails to provide an accurate taxpayer identification number;

is notified by the IRS that backup withholding is required; or

in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Western securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Western securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Western securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Western common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Western securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Western securities.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of shares of Western common stock in connection with the Business Combination.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

If the Business Combination is completed, stockholders of the post-Business Combination company will be entitled to attend and participate in the post-Business Combination company’s annual general meetings of stockholders. Western will provide notice of the date on which its 2022 annual general meeting will be held in accordance with its Proposed Charter and the DGCL. Stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Stockholder Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of the proxy solicitor at:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

Email: WAVS.info@investor.morrowsodali.com

Following the Business Combination, such communications should be sent to the Chair of the Board of Directors of the post-Business Combination company. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of Common Stock to be issued in connection with the Business Combination will be passed upon by J.P. Galda & Co., Ardmore, Pennsylvania and certain tax matters will be passed upon by Baker & Hostetler LLP.

Experts

The financial statements of Western as of December 31, 2021 and for the period from April 28, 2021 (inception) through December 31, 2021 included in this proxy statement/prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cycurion as of December 31, 2021 and 2020 included in this proxy statement/prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Western and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Western will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify Western of their requests by calling or writing Western at its principal executive offices at 42 Broadway, 12th Floor, New York, NY 10004 Tel: (310) 740-0710.

Transfer Agent and Registrar

The registrar and transfer agent for Western’s units and common stock and the warrant agent for Western’s warrants, is American Stock Transfer & Trust Company, LLC. Western has agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Western files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Western’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Western by telephone or in writing:

Western Acquisition Ventures Corp.

42 Broadway, 12th Floor

New York, NY 10004

Tel: (310) 740-0710

You may also obtain these documents by requesting them in writing or by telephone from Western’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

Email: WAVS.info@investor.morrowsodali.com

If you are a stockholder of Western and would like to request documents, please do so by [●], 2023, in order to receive them before the Special Meeting. If you request any documents from Western, Western will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Western has been supplied by Western, and all such information relating to Cycurion has been supplied by Cycurion. Information provided by either Western or Cycurion does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Western for the Special Meeting. Western has not authorized anyone to give any information or make any representation about the Business Combination, Western or Cycurion that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $______ per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations and up to $250,000 per 12-month period for working capital requirements). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor have agreed to vote their Founder Shares (See Notes 6 and 8), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

The Sponsor has agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholder’s ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 12 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

WESTERN ACQUISITION VENTURES CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Western Acquisition Ventures Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Western Acquisition Ventures Corp. (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 28, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from April 28, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete an initial business combination by the close of business on January 13, 2023, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, MA

March 30, 2022

WESTERN ACQUISITION VENTURES CORP.

BALANCE SHEET

December 31,
2021
ASSETS

CURRENT ASSETS
Cash	$3,913
Total current assets	3,913
Deferred offering costs	323,116
TOTAL ASSETS	$327,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,000
Accrued offering costs	225,000
Note payable — related party	80,000
Franchise tax payable	2,400
Total current liabilities	313,400

Total liabilities	313,400

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Common stock ; $0.0001 par value; 50,000,000 shares authorized; 2,875,000 issued and outstanding(1)	287
Additional paid-in capital	24,713
Accumulated deficit	(11,371)

Total stockholders’ equity	13,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$327,029

This number includes an aggregate of up to 375,000 shares of common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of these financial statements

WESTERN ACQUISITION VENTURES CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD APRIL 28, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

OPERATING EXPENSES
General and administrative	$8,971
Franchise tax	2,400
LOSS FROM OPERATIONS	(11,371)

NET LOSS	(11,371)
Weighted average shares outstanding of Common stock, basic and diluted (1)	2,500,000
Basic and diluted net loss per share, Common stock	$(0.00)

This number excludes an aggregate of up to 375,000 shares of common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of these financial statements

WESTERN ACQUISITION VENTURES CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD APRIL 28, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Common stock		Additional	Accumulated	Total stockholders’
	Shares	Amount	paid-in capital	deficit	equity
Balance, April 28, 2021 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor (1)	2,875,000	$287	$24,713	—	$25,000
Net loss	—	—	—	(11,371)	(11,371)
Balance, December 31, 2021	2,875,000	$287	$24,713	$(11,371)	$13,629

This number includes an aggregate of up to 375,000 shares of common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of these financial statements

WESTERN ACQUISITION VENTURES CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD APRIL 28, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,371)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	6,000
Franchise tax payable	2,400
Net cash flows used in operating activities	(2,971)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment of deferred offering costs	(98,116)
Net cash flows used in investing activities	(98,116)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from note payable — related party	80,000
Net cash flows provided by financing activities	105,000

NET CHANGE IN CASH	3,913

CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$3,913

Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued offering costs	$225,000

The accompanying notes are an integral part of these financial statements

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1 — Description of Organization and Business Operations and Liquidity

Western Acquisition Ventures Corp. (the “Company”) was incorporated in Delaware on April 28, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity from April 28, 2021 (inception) through December 31, 2021, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the IPO, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on January 11, 2022. On January 14, 2022, the Company consummated the IPO of 10,000,000 units (“Units”) with respect to the common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 361,000 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Western Acquisition Ventures Sponsor LLC (the “Sponsor”), generating gross proceeds of $3,610,000 which is described in Note 4.

Simultaneously with the closing of the IPO and the sale of the Private Placement Units, the Company consummated the closing of the sale of 1,500,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $15,000,000. Simultaneously with the exercise of the overallotment option, the Company consummated the private placement of an additional 15,000 Private Placement Units to the Sponsor, generating gross proceeds of $150,000.

Offering costs for the IPO amounted to $1,029,116, consisting of $500,000 of underwriting fees and $529,116 of other costs. The Company will pay Alliance Global Partners (“A.G.P.”) a business combination marketing agreement fee in an amount equal to 4.5% of the gross proceeds of the IPO (an aggregate of $5,175,000) if the Company is successful in completing a Business Combination from the amounts being held in the Trust Account (as defined below). If the Company is not successful in completing a Business Combination, A.G.P. will not be entitled to any of this fee (see Note 6).

Following the closing of the IPO and Overallotment Units, $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect such a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants as defined in Note 3), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options.” The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment

If the Company is unable to complete a Business Combination by January 13, 2023, 12 months from the closing of the IPO, or up to 18 months if extended, (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay (i) its income and franchise taxes and (ii) up to $100,000 of dissolution expenses, if any, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The only way to extend our initial 12-month time available in the Combination Window for us to consummate our initial business combination in the absence of a definitive agreement is for our sponsor or its affiliates or designees, upon 5 days’ advance notice prior to the applicable deadline, to deposit into the Trust Account $1,150,000 ($0.10 per public share) for each 3-month extension, or prior to the date of the applicable deadline. Each extension requires approval by resolution of our Board, and our public stockholders will not be entitled to vote or redeem their shares in connection with such extension. There may be at most two three-month extensions for a maximum total extended Combination Window of 18 months.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, since the Initial Stockholders acquired Public Shares in the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. A.G.P. has agreed to waive its rights to its business combination marketing agreement fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who has executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavouring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic, and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $3,913 in its operating bank accounts, and a working capital deficit of $309,487.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution described in Note 1, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until January 13, 2023, 12 months from the closing of the IPO, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by January 13, 2023, there will be a mandatory liquidation and subsequent dissolution. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Start-ups Act of 2012 (the “JOBS Act”) which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $3,913 in cash and did not have any cash equivalents as of December 31, 2021.

Deferred Offering Costs Associated with the Initial Public Offering

Deferred offering costs consist of direct costs incurred through the balance sheet date that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering. As of December 31, 2021, the Company has incurred $323,116 of deferred offering costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from April 28, 2021(inception) to December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Stock Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding were reduced for the effect of an aggregate of 375,000 Founders Shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. Since the over-allotment was exercised, no forfeiture happened. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on April 28, 2021 (inception). The Company does not believe adopting ASU 2020-06 will have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 11,500,000 Units (including 1,500,000 Overallotment Units) at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one redeemable warrant (the “Public Warrants”). Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement Warrants

On January 14, 2022, simultaneously with the consummation of the IPO and sale of the Overallotment Units, the Company consummated the issuance and sale of 376,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,760,000. Each Private Placement Unit consists of one share of common stock and one warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and any underlying securities will be worthless.

Note 5 — Related Party Transactions

Founder Shares

On June 9, 2021, the Sponsor acquired 4,312,500 shares of common stock of the Company (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that the Sponsor owns an aggregate of 2,125,000 Founder Shares, and A.G.P. owns 750,000 Founder Shares. Up to 375,000 Founder Shares (including the Founder Shares transferred to an affiliate of A.G.P.) were subject to forfeiture by the subscribers in case the underwriters did not fully exercise their over-allotment option. Since the underwriters exercised the overallotment option in full on January 14, 2022, none of the Founder Shares are subject to forfeiture any longer.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On June 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This Note was amended to become payable on the earlier of the IPO or June 30, 2022. The Note was non-interest bearing and became payable on the consummation of the IPO (January 14, 2022). On December 31, 2021, the balance outstanding on the Note was $80,000 which was subsequently repaid on January 14, 2022 in full.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of December 31, 2021, there were no Working Capital Loans outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On January 14, 2022, the underwriters fully exercised their over-allotment option and purchased 1,500,000 Units at $10.00 per Unit.

The underwriters were paid a cash underwriting discount of $500,000 at the closing of the IPO. As an additional underwriting fee, on June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that A.G.P. owns 750,000 Founder Shares.

Business Combination Marketing Agreement

The Company has engaged A.G.P. as an advisor in connection with an initial Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential initial Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with an initial Business Combination, assist the Company in obtaining stockholders’ approval for the initial Business Combination, and assist the Company with its press releases and public filings in connection with the initial Business Combination. The Company will pay A.G.P. a fee for such marketing services upon the consummation of an initial Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees which might become payable).

Note 7 — Stockholders’ Equity

Common Stock —The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021 there were 2,875,000 shares of common stock outstanding, up to 375,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised in connection with the Initial Public Offering.

Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Public Warrants — As of December 31, 2021, there were no Public Warrants outstanding. The Company accounts for the Public Warrants as equity instruments. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

in whole and not in part;

at a price of $0.01 per Public Warrant;

upon not less than 30 days’ prior written notice of redemption;

if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire and become worthless.

In addition, if (a) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Private Placement Warrants— As of December 31, 2021, there were no Private Placement Warrants outstanding. The Company accounts for the Private Placement Warrants as equity instruments. The Private Placement Warrants sold in the private placement are identical to the Public Warrants underlying the Units sold in the IPO, except that such warrants, and the shares of common stock issuable upon the exercise of such warrants, will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

Note 8 — Income Taxes

The total provision (benefit) for income taxes is comprised of the following:

For the period from
April 28, 2021
(inception) through
Federal	December 31, 2021
Current expense	$—
Deferred expense	(2,388)
Change in valuation allowance	2,388
Total income tax expense (benefit)	$—

For the period from
April 28, 2021
(inception) through
State	December 31, 2021
Current expense	$—
Deferred expense	—
Change in valuation allowance	—
Total income tax expense (benefit)	$—

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The net deferred tax assets and liabilities in the accompanying balance sheet included the following components:

December 31,
2021
Deferred tax assets
Start-up costs	$1,884
Net operating loss	504
Total deferred tax assets	2,388
Deferred tax liabilities	—
Valuation allowance for deferred tax assets	(2,388)
Net deferred tax assets	$—

As of December 31, 2021, the Company had $2,400 in U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from April 28, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $2,388.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

December 31,
2021
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Valuation allowance	(21.0)%
Income tax provision expense (benefit)	0.0%

The Company files income tax returns in the U.S. (including California and Oklahoma) and is subject to examination by the various taxing authorities since inception.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued and determined that there have been no events, other than already disclosed, that have occurred that would require adjustments to or disclosures in the financial statements.

PART I – FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

WESTERN ACQUISITION VENTURES CORP.

CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$475,809	$3,913
Prepaid expenses and other assets	283,083	—
Total current assets	758,892	3,913

Prepaid expenses – non current	85,471	—
Deferred offering costs	—	323,116
Investments held in Trust Account	116,765,936	—
TOTAL ASSETS	$117,610,299	$327,029
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$702,878	$6,000
Accrued offering costs	—	225,000
Note payable – related party	—	80,000
Income Tax Payable	88,568	—
Franchise tax payable	150,000	2,400
Total current liabilities	941,446	313,400
Total liabilities	941,446	313,400

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE COMMON STOCK
Common stock subject to possible redemption, $0.0001 par value, 11,500,000 shares at redemption value of $10.13 per share.	116,527,369	—

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; 3,251,000 shares issued and outstanding(1)	323	287
Additional paid-in capital	1,605,560	24,713
Accumulated deficit	(1,464,399)	(11,371)
Total stockholders’ equity	141,484	13,629
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,610,299	$327,029

(1) Comprised of 2,875,000 Founder Shares and 376,000 shares of common stock included in the sale of the Private Placement Units

The accompanying notes are an integral part of these unaudited condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

				For the period
				April 28, 2021
	For the three	For the nine	For the three	(inception)
	months ended	months ended	Months Ended	through
	September 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2021
OPERATING EXPENSES
Professional fees and other expenses	$(136,323)	$(1,452,930)	$(545)	$(3,038)
Franchise tax	(54,257)	(150,096)	—	—
Income Tax Expense	(88,568)	(88,568)	—	—
LOSS FROM OPERATIONS	(279,148)	(1,691,594)	(545)	(3,038)

OTHER INCOME
Unrealized gain on marketable securities held in Trust Account	516,298	615,937	—	—
TOTAL OTHER INCOME	516,298	615,937	—	—

NET INCOME (LOSS)	$237,150	$(1,075,657)	$(545)	$(3,038)

Weighted average shares outstanding of Common Stock subject to possible redemption	11,500,000	10,910,256	—	—

Basic and diluted net income (loss) per share, Common Stock subject to possible redemption	$0.02	$(0.08)	$—	$—

Weighted average shares outstanding of Common Stock not subject to possible redemption(1)	3,251,000	3,231,718	2,500,000	2,500,000

Basic and diluted net income (loss) per share, Common Stock not subject to possible redemption	$0.02	$(0.08)	$(0.00)	$(0.00)
(1)	Excludes 375,000 shares for the period April 28, 2021 (inception) through September 30, 2021 that were subject to forfeiture if the overallotment option was not exercised in full or in part by the underwriters (Note 5)

The accompanying notes are an integral part of these unaudited condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

			Additional		Total
	Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	capital	deficit	equity
Balance December 31, 2021	2,875,000	$287	$24,713	$(11,371)	$13,629
Sale of private placement units including over-allotment	376,000	37	3,759,963	—	3,760,000
Proceeds allocated to public warrants, net of offering costs	—	—	3,533,617	—	3,533,617
Accretion of Common Stock subject to possible redemption to redemption value	—	—	(5,712,733)	—	(5,712,733)
Net Loss	—	—	—	(590,409)	(590,409)
Balance March 31, 2022	3,251,000	324	1,605,560	(601,780)	1,004,104
Net loss	—	—	—	(722,400)	(722,400)
Balance June 30, 2022	3,251,000	324	1,605,560	(1,324,180)	281,704
Accretion of Common Stock subject to possible redemption to redemption value	—	—	—	(377,369)	(377,369)
Net income	—	—	—	237,150	237,150
Balance September 30, 2022	3,251,000	$324	$1,605,560	$(1,464,399)	$141,484

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND FOR THE PERIOD FROM
APRIL 28, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

					Total
	Common stock		Additional	Accumulated	stockholders’
	Shares	Amount	paid-in capital	deficit	equity
Balance, April 28, 2021 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	2,875,000	287	24,713	—	25,000
Net loss	—	—	—	(2,493)	(2,493)
Balance June 30, 2021	2,875,000	$287	$24,713	$(2,493)	$22,507
Net loss	—	—	—	(545)	(545)
Balance September 30, 2021	2,875,000	$287	$24,713	$(3,038)	$21,962

The accompanying notes are an integral part of these unaudited condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

		For the period
		April 28, 2021
	For the nine	(inception)
	months ended	through
	September 30,	September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,075,657)	$(3,038)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized gain on marketable securities held in Trust Account	(615,937)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(368,554)	—
Accounts payable, accrued expenses and income tax payables	785,444	1,600
Franchise tax payable	147,600	—
Net cash used in operating activities	(1,127,104)	(1,438)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(116,150,000)	—
Net cash used in investing activities	(116,150,000)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from initial public offering, net of underwriters’ discount	114,500,000	25,000
Proceeds from private placement	3,760,000	—
Proceeds from notes payable – related party	—	55,000
Payment of Sponsor loan	(80,000)	—
Payment of offering costs	(431,000)	(67,125)
Net cash provided by financing activities	117,749,000	12,875
NET CHANGE IN CASH	471,896	11,437
CASH, BEGINNING OF PERIOD	3,913	—
CASH, END OF PERIOD	$475,809	$11,437
Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued offering costs	$—	$230,000
Accretion of common stock subject to redemption to redemption value	$6,090,102	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

September 30, 2022

Note 1 — Description of Organization and Business Operations and Liquidity

Western Acquisition Ventures Corp. (the “Company”) was incorporated in Delaware on April 28, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity from April 28, 2021 (inception) through September 30, 2022, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the IPO, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on January 11, 2022. On January 14, 2022, the Company consummated the IPO of 10,000,000 units (“Units”) with respect to the common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100,000,000. Each Unit consists of one share of common stock and one redeemable warrant (the "Public Warrants"). Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 361,000 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Western Acquisition Ventures Sponsor LLC (the “Sponsor”), generating gross proceeds of $3,610,000 which is described in Note 4.

Simultaneously with the closing of the IPO and the sale of the Private Placement Units, the Company consummated the closing of the sale of 1,500,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $15,000,000. Simultaneously with the exercise of the overallotment option, the Company consummated the private placement of an additional 15,000 Private Placement Units to the Sponsor, generating gross proceeds of $150,000.

As of September 30, 2022, offering costs for the IPO amounted to $1,029,116, consisting of $500,000 of underwriting fees and $529,116 of other costs. The Company will pay Alliance Global Partners (“A.G.P.”) a business combination marketing agreement fee in an amount equal to 4.5% of the gross proceeds of the IPO (an aggregate amount due to A.G.P of $5,175,000) if the Company is successful in completing a Business Combination from the amounts being held in the Trust Account (as defined below). If the Company is not successful in completing a Business Combination, A.G.P. will not be entitled to any of this fee (see Note 6).

Following the closing of the IPO and Overallotment Units, $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

Substantially all of the net proceeds of the IPO and the sale of the Private Placement Units are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect such a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options.” The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers, and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public

Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by January 13, 2023, 12 months from the closing of the IPO, or up to 18 months if extended, (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay (a) its income and franchise taxes and (b) up to $100,000 of dissolution expenses, if any, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The only way to extend our initial 12-month time available in the Combination Window for us to consummate our Business Combination in the absence of a definitive agreement is for our sponsor or its affiliates or designees, upon 5 days’ advance notice prior to the applicable deadline, to deposit into the Trust Account $1,150,000 ($0.10 per public share) for each 3-month extension, or prior to the date of the applicable deadline. Each extension requires approval by resolution of our Board, and our public stockholders will not be entitled to vote or redeem their shares in connection with such extension. There may be at most two three-month extensions for a maximum total extended Combination Window of 18 months.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, since the Initial Stockholders acquired Public Shares in the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. A.G.P. has agreed to waive its rights to its business combination marketing agreement fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who has executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic, and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

At this time, it has been determined that none of the IR Act tax provisions have an impact on the Company’s fiscal 2022 tax provision. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company's tax provision in future periods.

Liquidity and Capital Resources

As of September 30, 2022, the Company had $475,809 in its operating bank accounts, and a working capital surplus of $56,014.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating, and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution described in Note 1, should the Company be unable to complete a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until January 13, 2023, 12 months from the closing of the IPO, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by January 13, 2023, there will be a mandatory liquidation and subsequent dissolution. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto, included in the Form 10-K annual report filed by the Company with the SEC on March 31, 2022.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Start-ups Act of 2012 (the “JOBS Act”) which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $475,809 in cash and did not have any cash equivalents as of September 30, 2022.

Investments Held in Trust Account

At September 30, 2022, substantially all of the assets held in the Trust Account were held in mutual funds that invest in U.S Treasury Securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Common Stock subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the

IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on January 14, 2022, 11,500,000 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital.

As of September 30, 2022, the value of common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(3,565,000)
Issuance costs allocated to Public Shares	(997,733)
Plus:
Accretion of carrying value to redemption value	6,090,102
Common stock subject to possible redemption as of September 30, 2022	$116,527,369

Deferred Offering Costs Associated with the Initial Public Offering

Deferred offering costs consist of direct costs incurred through the balance sheet date that were directly related to the IPO and that were charged to stockholders’ equity upon the completion of the IPO. As of September 30, 2022, the Company has zero deferred offering costs on the balance sheet, due to the IPO taking place in the first calendar quarter of the year ending December 31, 2022. As of December 31, 2021, the Company had a balance of $323,116 of deferred offering costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of September 30, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. The Company’s effective tax rate was -27.19% and 0.00% for the three months ended September 30, 2022 and 2021, respectively, and -8.97% and 0.00% for the nine months ended September 30, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2022 and 2021, due to the valuation allowance on the deferred tax assets.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the three months ended September 30, 2021 and for the period from April 28, 2021 (inception) to September 30, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income/Loss per Common Stock Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income or loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding were reduced for the effect of an aggregate of 375,000 Founders Shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. Since the over-allotment was exercised, no forfeiture happened. The 11,876,000 potential shares of common stock for outstanding Public Warrants and Private Placement Warrants (as defined in Note 4) to purchase the Company’s stock were excluded from diluted earnings per share for the periods ended September 30, 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted loss per share is the same as basic income or loss per share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the nine months ended September 30, 2022
	Common	Common
	stock	stock not
	subject to	subject to
	possible	possible
Basic and diluted net loss per share:	redemption	redemption
Numerator:
Allocation of net loss	$(829,848)	$(245,809)

Denominator:
Basic and diluted weighted average shares outstanding	10,910,256	3,231,718

Basic and diluted net loss per ordinary share	$(0.08)	$(0.08)

	For the three months ended September 30, 2022
	Common	Common
	stock	stock not
	subject to	subject to
	possible	possible
Basic and diluted net income per share:	redemption	redemption
Numerator:
Allocation of net income	$184,884	$52,266

Denominator:
Basic and diluted weighted average shares outstanding	11,500,000	3,251,000

Basic and diluted net income per ordinary share	$0.02	$0.02

	For the period April 28, 2021 (inception) through September 30, 2021
	Common	Common
	stock	stock not
	subject to	subject to
	possible	possible
Basic and diluted net loss per share:	redemption	redemption
Allocation of net loss	$—	$(3,038)

Denominator:
Basic and diluted weighted average shares outstanding	—	2,500,000

Basic and diluted net loss per ordinary share	$—	$(0.00)

	For the three months ended September 30, 2021
	Common	Common
	Stock	stock not
	subject to	subject to
	possible	Possible
Basic and diluted net loss per share:	redemption	redemption
Numerator:
Allocation of net loss	$—	$(545)

Denominator:
Basic and diluted weighted average shares outstanding	—	2,500,000

Basic and diluted net loss per ordinary share	$—	$(0.00)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 11,500,000 Units (including 1,500,000 Overallotment Units) at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one Public Warrant. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement Units

On January 14, 2022, simultaneously with the consummation of the IPO and sale of the Overallotment Units, the Company consummated the issuance and sale of 376,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,760,000. Each Private Placement Unit consists of one share of common stock and one warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and any underlying securities will become worthless.

Note 5 — Related Party Transactions

Founder Shares

On June 9, 2021, the Sponsor acquired 4,312,500 shares of common stock of the Company (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that the Sponsor owns an aggregate of 2,125,000 Founder Shares, and A.G.P. owns 750,000 Founder Shares. Up to 375,000 Founder Shares (including the Founder Shares transferred to an affiliate of A.G.P.) were subject to forfeiture by the subscribers in case the underwriters did not fully exercise their over-allotment option. Since the underwriters exercised the overallotment option in full on January 14, 2022, none of the Founder Shares are subject to forfeiture any longer.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On June 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This Note was amended to become payable on the earlier of the IPO or September 30, 2022. The Note was non-interest bearing and became payable on the consummation of the IPO (January 14, 2022). On December 31, 2021, the balance outstanding on the Note was $80,000 which was subsequently repaid on January 14, 2022 in full.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of September 30, 2022 and December 31, 2021, there were no Working Capital Loans outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On January 14, 2022, the underwriters fully exercised their over-allotment option and purchased 1,500,000 Units at $10.00 per Unit.

The underwriters were paid an underwriting fee of $500,000 at the closing of the IPO. As an additional underwriting fee, on June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that A.G.P. owns 750,000 Founder Shares.

Business Combination Marketing Agreement

The Company has engaged A.G.P. as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholders’ approval for a Business Combination, and assist the Company with its press releases and public filings in connection with a Business Combination. The Company will pay A.G.P. a fee for such marketing services upon the consummation of a Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees that might become payable).

Note 7 — Stockholders’ Equity

Common Stock —The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of September 30, 2022, there were 3,251,000 shares of common stock outstanding (comprised of 2,875,000 Founder Shares and 376,000 shares of common stock included in the sale of the Private Placement Units and excluding 11,500,000 shares of common stock subject to possible redemption). As of December 31, 2021 there were 2,875,000 shares of common stock outstanding, up to 375,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised in connection with the IPO.

Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Public Warrants — As of September 30, 2022, there were 11,500,000 Public Warrants outstanding. As of December 31, 2021, there were no Public Warrants outstanding. The Company accounts for the Public Warrants as equity instruments. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If neither that exemption nor another exemption is available, holders will not be able to exercise their warrants on a cashless basis.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire and become worthless.

In addition, if (a) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Private Placement Warrants — As of September 30, 2022, there were 376,000 Private Placement Warrants outstanding. As of December 31, 2021, there were no Private Placement Warrants outstanding. The Company accounts for the Private Placement Warrants as equity instruments. The Private Placement Warrants sold in the private placement are identical to the Public Warrants underlying the Units sold in the IPO, except that such warrants, and the shares of common stock issuable upon the exercise of such warrants, will not be transferable, assignable, or salable until after the completion of a Business Combination, subject to certain limited exceptions.

On May 2, 2022, the Company issued a press release, announcing that separate trading of shares of the Common Stock and Warrants comprising the Units has commenced. Any Units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “WAVSU.” The Common Stock and Warrants will separately trade on Nasdaq under the symbols “WAVS” and “WAVSW,” respectively.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued and determined that there have been no events that have occurred that would require adjustments to or disclosures in these financial statements.

Cycurion, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:The Board of Directors and Stockholders of Cycurion, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cycurion, Inc. and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had incurred a substantial loss during the year ended December 31, 2020. As of December 31, 2020, the Company had a working capital deficit. Accordingly, as of December 31, 2020, those factors gave rise to substantial doubt that the Company would continue as a going concern. During the year ended December 31, 2021, the Company generated a net profit; however, the Company had net cash outflows in operating activities and as of December 31, 2021, the Company continued to have a working capital deficit, and as such, as of December 31, 2021, the previous doubt was not alleviated and there continues to be substantial doubt that the Company will continue as a going concern. Management closely monitors the Company’s financial position and has prepared a plan that is found in Note 1 that addresses this substantial doubt. These financial statements do not include any adjustments that might result from the outcome of this uncertainly.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal controls over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since March 25, 2018.

San Mateo, California

June 13, 2022

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2021 and 2020

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash	$666,554	$208,051
Restricted cash	—	69,117
Accounts receivable, net	5,226,541	3,240,537
Other receivables	246,582	29,439
Advances and prepayments to suppliers	—	16,321
Prepaid expenses and other current assets	339,336	38,048
Total current assets	$6,479,013	$3,601,513

Non-current assets
Refundable deposit for acquisition	2,000,000	1,401,923
Fixed assets, net	2,670,789	49,661
Intangible assets, net	16,590	41,376
Right of use assets	230,316	338,824
Security deposits	10,351	10,351
Goodwill	6,592,304	6,592,304
Total non-current assets	11,520,350	8,434,439

Total Assets	$17,999,363	$12,035,952

Liabilities and Stockholders’ Equity
Current liabilities
Bank loan-revolving credit line	1,999,919	1,908,570
Bank loan-current portion	743,421	743,421
Loans payable	1,586	719,176
Subordinated promissory notes	1,850,000	1,700,000
Accounts payable	1,829,981	946,892
Operating lease liability	120,822	108,904
Accrued liabilities	3,905,083	1,842,580
Deferred revenue	463,757	598,593
Total current liabilities	10,914,569	8,568,136

Bank loan-long term portion	928,319	1,668,293
Long-term loan payable	148,414	351,024
Operating lease liability non-current	121,881	248,991
Series A convertible preferred stock ($0.001 par value, 500,000 shares authorized, 345,528 issued and outstanding, respectively), net of discount of $0 and $331,978, respectively	1,294,117	962,139
Total non-current liabilities	2,492,731	3,230,447

Total Liabilities	$13,407,300	$11,798,583

Commitments & Contingent Liabilities	—	—

Stockholders’ Equity
Common stock ($0.001 par value, 70,000,000 shares authorized, 14,355,726 and 10,852,712 issued and outstanding, respectively)	14,356	10,853
Additional paid in capital	5,375,643	1,214,777
Accumulated deficit	(797,936)	(988,261)
Total Stockholders’ Equity	4,592,063	237,369

Total Liabilities and Stockholders’ Equity	$17,999,363	$12,035,952

See accompanying notes to the audited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2021 and 2020

	Years Ended
	December 31,
	2021	2020

Net revenues	$16,879,311	$15,546,663
Cost of revenues	14,528,846	13,028,666
Gross profit	2,350,465	2,517,997

Operating expenses:
Selling, general and administrative expenses	2,179,656	1,944,904
Goodwill impairment	—	1,400,000
Commitments and contingent write-off	—	(1,400,000)

Operating income	170,809	573,093

Other income (expenses):
Interest expense	(892,888)	(840,087)
Other income	924,724	1,031
	31,836	(839,056)

Income (loss) before tax	202,645	(265,963)

Income tax	12,320	50

Net income (loss)	$190,325	$(266,013)

Comprehensive income (loss)	$190,325	$(266,013)

Income (loss) per share
Basic income (loss) per share	$0.02	$(0.02)
Diluted income (loss) per share	$0.04	$(0.02)

Basic weighted average shares outstanding	11,370,798	10,852,712
Diluted weighted average shares outstanding	13,983,842	14,492,123

See accompanying notes to the audited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2021 and 2020

	Common stock		Additional
	Number of		paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
Balance as of December 31, 2019	10,852,712	$10,853	$1,214,777	$(722,248)	$503,382

Net loss	—	—	—	(266,013)	(266,013)
Balance as of December 31, 2020	10,852,712	10,853	1,214,777	(988,261)	237,369

Common stock and warrant issued	1,508,678	1,509	1,410,860	—	1,412,369
Common stock issued for asset purchase	1,802,444	1,802	2,398,198	—	2,400,000
Common stock issued for compensation for asset purchase	91,892	92	101,908	—	102,000
Common stock issued for conversion of debt	100,000	100	249,900	—	250,000
Net income	—	—	—	190,325	190,325
Balance as of December 31, 2021	14,355,726	$14,356	$5,375,643	$(797,936)	$4,592,063

See accompanying notes to the audited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$190,325	$(266,013)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of preferred stock discount	331,978	342,257
Amortization of debt discount	10,026	4,543
Depreciation and amortization	68,654	72,902
Bad debt	18,422	8,801
Forgiveness of loan payable	(920,200)	—
Change of right of use and lease liabilities
Change of right of use asset and lease liabilities	(6,684)	14,339
Accounts and other receivables	(2,221,569)	(1,159,629)
Advance and prepayments to suppliers	(284,967)	(35,301)
Accounts and other payables	2,945,592	938,969
Deferred revenue	(134,836)	598,593
Net cash provided by operating activities	(3,259)	519,461

Cash flows from investing activities
Refundable deposit for acquisition	(598,077)	(1,401,923)
Purchases of fixed assets	(162,996)	(33,295)
Net cash used in investing activities	(761,073)	(1,435,218)

Cash flows from financing activities
Proceeds from private placement	1,412,369	—
Net proceeds from line of credit	91,349	67,177
Repayment of all bank borrowings	(750,000)	(625,439)
Proceeds from loans payable	400,000	1,070,200
Proceeds from notes payable	—	737,250
Repayment of notes payable	—	(437,250)
Payment of lease obligation	—	(7,231)
Net cash provided by financing activities	1,153,718	804,707

Net change in cash and restricted cash	389,386	(111,050)

Cash and restricted cash –beginning of period	277,168	388,218

Cash and restricted cash–end of period	$666,554	$277,168

Supplementary cash flow information:
Interest paid	$513,669	$440,636
Income taxes paid	$—	$—
Non-cash investing and financing activity
Common stock issued for asset purchase	$2,400,000	$—
Common stock issued for compensation for asset purchase	$102,000	$—
Common stock issued for conversion of debt	$250,000	$—

See accompanying notes to the unaudited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Cycurion, Inc (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.; the “Company” or “we”) was incorporated on October 12, 2017, in the state of Delaware. Through its subsidiaries, the Company provides premier information technology security solutions. The Company continually strives to deliver top-notch services in the areas of risk management, cybersecurity, information assurance, systems engineering and help desk solutions. The Company is headquartered in McLean, Virginia. On July 14, 2020, the Company changed its corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

On November 22, 2017, the Company acquired Axxum Technologies, LLC (“Axxum”), a limited liability company organized on December 29, 2006, in the Commonwealth of Virginia.

On April 3, 2019, the Company acquired Cloudburst Security, LLC (“Cloudburst”), a limited liability company organized on January 12, 2007, in the Commonwealth of Virginia.

On May 28, 2021, the Company effectuated a four-for-one forward split of its Common Stock. All share and per-share information in these financial statements retroactively reflect this reverse stock split.

Going Concern

The accompanying financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of December 31, 2020, there was substantial doubt regarding the Company’s ability to continue as a going concern as the Company had a net working capital deficit and accumulated deficit, resulting from substantial losses incurred during the year ended December 31, 2020 and from prior periods. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. As of December 31, 2021, the Company had accumulated deficit of $797,936 and working capital deficit of approximately $4,435,556. In addition, the Company had net cash outflow of $3,259 from operating activities during the year ended December 31, 2021. These circumstances continued to give rise to substantial doubt as to whether the Company will be able to continue as a going concern and did not alleviate the doubt outstanding from 2020.

Management’s plan is to continue improve operations to generate positive cash flows and register shares of its common stock in order to undertake a public offering to raise additional capital. Management believes that the valuation and liquidity brought buy a public offering of its securities will allow holders of convertibles notes, and convertible preferred stockholders the mechanism to convert their securities into common stock which will reduce the Company’s overall leverage and debt service requirement. If the Company is not able to continue generating positive operating cash flows, and raise additional capital, there is the risk that the Company may become insolvent.

Reclassification

The Company has reclassified certain balances in its consolidated statement of income (loss) and comprehensive income (loss) for the year ended December 31, 2020; these balances were previously classified as other expenses, however, they have been reclassified as “Selling, general and administrative expenses”. This reclassification had no material effect on the Company’s net asset position as of December 31, 2020 and result of operations for the year ended December 31, 2020.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements, accompanying notes, and related disclosures have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), which include the application of the accrual basis of accounting in accordance with the generally accepted accounting principles (“GAAP”) in the United States. The Company’s fiscal year end is December 31. The Company’s financial statements are presented in US dollars.

Principles of consolidation

These financial statements include the accounts of Cycurion, Inc. (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.) and its wholly owned subsidiaries: Axxum Technologies, LLC, Cloudburst Security, LLC and Cycurion Innovation, Inc. All significant inter-company balances, fees, and expenses have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures regarding contingent liabilities at the date of the financial statements. These estimates may affect the reported amounts for certain revenues and expenses incurred during the reporting period; actual results may materially differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits in banks, and any investments with maturities with less three months from inception to maturity. The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent; however, management has determined that the risk of loss from insolvency by those financial institution at which it has deposited it funds is insignificant and unlikely; accordingly, the Company has not accrued for any potential losses.

Accounts receivable

Accounts receivable are carried at the amounts invoiced to customers less allowance for doubtful accounts. The allowance is an estimate based on a review of individual customer accounts on a quarterly basis. Accounts receivable are written off against allowances when they are deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as other income when received.

The Company’s review on the collectability of accounts receivable is based on an assessment of historical experience, current economic conditions, future expectation regarding customer solvency, and other collection indicators.

The Company also assessed the creditworthiness and solvency of its customers at December 31, 2021 and 2020 and determined that those customers were unlikely not to settle their balances in full; accordingly, as of December 31, 2021 and 2020, the Company’s estimated allowance for doubtful accounts was both zero.

Property, plant, and equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the equipment are as follows:

Office equipment	3 years
Furniture and fixtures	5 years
Leasehold improvement	Co-terminal with lease
Capital lease	1 year

The cost of maintenance and repairs to fixed assets are charged to expenses as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable assets acquired in a business combination. In accordance with FASB ASC Topic 350, “Goodwill and Other Intangible Assets”, goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. As of December 31, 2020, the Company evaluated the fair value of Cloudburst and decided to impair the goodwill in an amount of $1,400,000. As of December 31, 2019, no impairment of goodwill was recognized. (See, Note 20. Subsequent Events.)

Accounting for long-lived assets

The Company annually reviews its long-lived assets for impairment or whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may be the result of becoming obsolete from a change in the industry or new technologies. Impairment is present if the carrying amount of an asset is less than its undiscounted cash flows to be generated.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Bank loans

The Company accounts for borrowings from banks as either current or long-term borrowings. Origination and closing costs for long term borrowings are accounted for using the effective interest method and accreted to the Company’s outstanding balances owed over the life of the long-term loan, and the related interest expense is recognized to the results of operations.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers. Revenue from contracts with customers is recognized using the following five steps:

Identify the contract(s) with a customer;

Identify the performance obligations in the contract;

Determine the transaction price;

Allocate the transaction price to the performance obligations in the contract; and

Recognize revenue when (or as) the entity satisfies a performance obligation.

In applying ASC 606, the Company will recognize revenue when the Company has negotiated and formalized the terms of the transaction in the form of written contracts with their customers which sets forth the sales price, the scope of services to be delivered by professional technology infrastructure and cyber engineers measured in hours, accompanied by hourly billing rates, and payment terms; typically, the performance obligations in the contract are the delivery of service hours; when the Company has obtained evidence that the service has been delivered and the performance obligation have been fulfilled, it will record revenue and either recognize an asset such as accounts receivable or decrease deferred revenue from it liabilities.

Management has determined that its services represent a single performance obligation that is delivered over time. At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; funds that are received in advance are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

The following table shows the changes in the contract liabilities accounts shown as deferred revenue of the Company’s consolidated balance sheets as of December 31, 2021 and 2020.

	December 31,	December 31,
Deferred Revenue	2021	2020
Opening Balance	598,593	—
Additions: new contracts	687,806	792,091
less: Amounts recognized to revenue	(822,642)	(193,498)
Ending Balance	$463,757	$598,593

As of December 31, 2021 and 2020, non-cancelable contract obligations that the Company must fulfill has been recognized as deferred revenue liability on the Company’s consolidated balance sheets.

Cost of revenue

Cost of revenue primarily consists of compensation expenses for program personnel, and the fringe benefits associated with this compensation, subcontractor costs, and other direct expenses incurred to deliver services to customers.

Selling, general, and administrative expenses

Selling, general and administrative expenses are expensed as incurred.

Research and development

The Company expenses research and development as incurred. During the years ended December 31, 2021 and 2020, the Company incurred $110,078 and $0, respectively, of research and development expenses that were included as general and administrative expenses in the Company’s result of operations.

Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, “Earnings per share”. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

December 31, 2021 and 2020, respectively, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive.

	December 31,	December 31,
	2021	2020
	(shares)	(shares)
Subordinated convertible promissory notes	50,000	50,000
Warrant	333,334	333,334
Series A convertible preferred stock	345,528	345,528
	728,862	728,862

Financial instruments

The Company’s accounts for financial instruments in accordance with ASC Topic 820, “Fair Value Measurements and Disclosures,” which requires disclosure of the fair value of financial instruments held by the Company and ASC Topic 825, “Financial Instruments,” which defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as a financial instrument and each is a reasonable estimate of its respective fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Lease

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our consolidated balance sheet and are expensed on a straight- line basis over the lease term in our consolidated statement of operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income includes the foreign currency translation adjustment and unrealized gain or loss.

Recent accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (i) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (ii) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

The Company is currently assessing the above the accounting pronouncements and their potential impact from their adoption on the financial statements.

NOTE 3 – ACCOUNTS AND OTHER RECEIVABLES

Accounts and other receivables consisted of the following as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Gross accounts and other receivables	$1,662,423	$3,269,976
Less: Allowance for doubtful accounts	—	—
	$1,662,423	$3,269,976

During the years ended December 31, 2021 and 2020, the Company directly wrote-off bad debt to its results of operations in the amounts of $18,422 and $8,801, respectively.

NOTE 4 – REFUNDABLE DEPOSIT FOR ACQUISITION

As of December 31, 2020, the Company had contemplated the acquisition of SLG Innovation, Inc. (“SLG”); accordingly, the Company set aside $1,401,923 as a refundable deposit for the potential acquisition, which included $561,808 of cash advances and loans to SLG, $20,000 of capitalized transaction costs, and $820,025 in receivables owed to the Company by SLG accumulated in the course of doing business. On May 13, 2021, the Company entered into an agreement, the result of which would be the acquisition of substantially of SLG’s assets and certain of its liabilities. The agreement allowed for the Company to terminate the acquisition agreement and abandon the transaction contemplated thereby for any or no reason in its sole and absolute discretion prior to December 31, 2021, with no further obligations on its part. Subsequently, the Company and SLG modified the agreement to purchase only certain specified assets, specifically, certain identifiable sales contracts, and NOT all of the substantial assets of SLG. The modified agreement set forth the consideration to be paid the Company to SLG is $2,000,000. As of December 31, 2021, the outstanding balance of the refundable deposit paid to SLG by the Company was $2,000,000, which was an increase from the balance of $1,401,923 that was outstanding as of December 31, 2020. As of December 31, 2021, the balance was comprised of $561,808 in cash advances and loans to SLG, $20,000 of related due diligence costs, and  $1,418,192 in accounts receivables owed to the Company by SLG.

NOTE 5 – FIXED ASSETS

Property, plant, and equipment consisted of the following as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
At Cost:
Equipment	$100,178	$100,178
Furniture and fixtures	26,339	26,339
Leasehold improvements	62,721	62,721
Capital lease	23,004	23,004
Software	2,664,996	—
	2,877,238	212,242
Less: Accumulated depreciation
Equipment	96,747	90,166
Furniture and fixtures	21,200	17,637
Leasehold improvements	60,272	42,549
Capital lease	19,897	12,229
Software	8,333
Less: Accumulated depreciation	206,449	162,581
	$2,670,789	$49,661

During the years ended December 31, 2021 and 2020, the Company recorded depreciation expenses of $43,868 and $42,262, respectively.

During the years ended December 31, 2021 and 2020, the Company acquired fixed assets of $2,664,996 in cash and issuance of 1,802,444 shares of common stock and $33,295, respectively.

Cycurion Asset Purchase of Sabres Assets

In September 2021, Cycurion purchased the assets of Sabres, including its MDP SaaS platform. This platform efficiently bundles and easily implement the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Through this communication, the MDP can reinforce these layers and generate new security layers in real-time in response to emerging threats. This process is directed by the mathematically based proprietary, cloud-based artificial intelligence (AI) algorithm. Crucially, the AI underpinning the MDP platform is constantly learning. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that knowledge to communicate and protect all MDP clients on the platform. Cycurion paid $2,400,000 for all the source code and intellectual property related to WAF and Bot Hunter solutions. The assets were purchased in a newly formed, wholly-owned subsidiary, Cycurion Innovation, Inc.

NOTE 6 – INTANGIBLE ASSETS

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018 and received the AT&T purchase orders that went into effect as of January 1, 2019. The contract relationship includes 5 purchase orders to deliver networking services to AT&T and its clients. The P.O.s are issued on an annual basis and are renewed each year. The consideration given included cash and the forgiveness of accounts receivable that were due from Archura. The contractual relationship was amortized over a four-year period.

In 2019, Axxum started to use Microsoft Dynamics SL as its accounting software and Unanet as its time tracking software. Costs were incurred in supporting the implementation of the SL and Unanet systems. The implementation costs were amortized over the two-year term of Unanet license.

As of December 31, 2021 and 2020, no impairment of intangible assets was recognized.

Intangible assets consisted of the following as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
At Cost:
Contractual relationship	$66,361	$66,361
Implementation	28,099	28,099
	94,460	94,460
Less: Accumulated amortization
Contractual relationship	49,771	33,180
Implementation	28,099	19,904
	77,870	53,084

	$16,590	$41,376

During the years ended December 31, 2021 and 2020, the Company recorded amortization of $24,786 and $30,640, respectively.

NOTE 7 – GOODWILL

Acquisition of Axxum, Technologies, LLC.

On November 22, 2017, the Company entered into a share transfer agreement with Axxum and the two prior members of Axxum to purchase 100% of the members’ equity interest in the Company in exchange for $6,500,000 in cash and $500,000 in two subordinated convertible promissory notes for $250,000 each, payable to the two members of Axxum. Accordingly, Axxum became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Axxum’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Axxum and the net asset value derived from the assets and liabilities of Axxum at the date of acquisition has been recognized as goodwill. Accordingly, the purchases costs of $6,500,000 in cash, $500,000 in promissory notes, and $140,005 in capitalized transaction costs, less $573,150 in adjustment in working capital that is recoverable from sellers resulted in a total purchase cost of $6,566,855; the net asset value of Axxum at the date of acquisition was $1,413,589; accordingly, the Company recognized $5,153,266 in goodwill related to the acquisition of Axxum.

Acquisition of Cloudburst Security, LLC.

On April 3, 2019, the Company entered into a membership interest purchase agreement with Cloudburst Security, LLC, a Virginia limited liability company, and two equity holders to purchase 100% of the issued and outstanding units in exchange for $500,000 in cash; $540,000 for a promissory note to one equity holder and $360,000 to the other; and 111,628 and 74,420 shares of the Company’s common stock to the two equity holders, respectively on a post-split basis. Accordingly, Cloudburst became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Cloudburst’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Cloudburst and the net asset value derived from the assets and liabilities of Cloudburst at the date of acquisition has been recognized as goodwill. The purchase costs of $500,000 in cash, $900,000 in promissory notes, $300,000 in 186,048 shares of the Company’s common stock, $1,400,000 in contingent earnout, $62,305 in capitalized transaction costs, resulted in a total purchase cost of $3,162,305; the net asset value of Cloudburst at the date of acquisition was $323,267; accordingly, the Company recognized $2,839,038 in goodwill related to the acquisition of Cloudburst. On April 20, 2022, the holders of the (i) $900,000 promissory notes and (ii) 186,048 shares of the Company’s common stock tendered them to the Company for cancellation. (See, Note 20. Subsequent Events.)

Relevant factors to the Company’s assessment of the carrying value of goodwill for the both business combinations in accordance to the fair value hierarchy under the category of level 3 are as follows: estimation of the growth rate of future incoming and outgoing cash flows, certain elements that comprise the appropriate weighted average cost of capital, such as the equity of potential market participants for comparability analysis, and the Company’s sensitivity to outside factors that would lead to variation in the aforementioned cash flows and weighted average cost of capital.

The Company’s management reviewed the performance of Cloudburst and its manager during the year ended December 31, 2020 and determined that Cloudburst had not met the performance targets set forth at the time of acquisition; as a result, the manager of Cloudburst was dismissed. Management of the Company performed a quantitative analysis of the carrying value of the subsidiary and its related goodwill by preparing a future discounted cash flow analysis, which included variables such as expectations on future cash flows, calculation of the cost of capital, and the probability of capturing certain contracts under the framework of Cloudburst being a federal government approved service provider, and determined that the fair value as of December 31, 2020 was lower than the carrying value that was previously established at the point of acquisition; accordingly, during the year ended December 31, 2020, the Company determined that the contingent earnout should be de-recognized, and written off in its entirety in the amount of $1,400,000 to the Company’s result of operations, and as a result of the above assessment, the Company recognized an impairment of goodwill in the amount of $1,400,000 that was also recognized to the Company’s results of operations. The Company’s ending goodwill related to the acquisition of Cloudburst after recognizing impairment was $1,439,038. (See, Note 20. Subsequent Events.)

NOTE 8 – BANK LOANS

Bank loan-revolving credit line

On November 22, 2017, Axxum procured from Main Street Bank a revolving line of credit with a maximum of up to $1,000,000, subject to certain restrictions based on available collateral pledged to the bank in the form of accounts and trade receivables owed by the Company’s customers. This revolving credit line is available for one year, at which point it may be renewed by Axxum. Axxum incurred origination and closing costs for this line of credit in the amount of $10,000, which Axxum has recognized a prepaid expense that will amortize over one year as interest expense. The stated rate of interest of the revolving line of credit is the prime rate plus 100 basis points, which at the time of the loan was 4.50%.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively renewed the revolving line of credit with a maximum aggregate principal sum of $2,000,000 with Main Street Bank. The stated rate of interest of the revolving line of credit increased to 5.75% at the time of the loan.

On June 29, 2020, the Company amended the revolving line of credit with an extension of maturity date to June 30, 2021. The stated rate of interest of the revolving line of credit decreased to 5.25% at the time of the loan.

As of December 31, 2021, the stated rate of interest of the revolving line of credit was 4.25%.

Bank term loan

Concurrent with Axxum’s procurement of the above-mentioned revolving credit line, Axxum also procured a term loan from Main Street Bank in the amount of $5,250,000 with an expiration of November 22, 2021. The loan is subject to a monthly repayment of principal in the amount of $109,375. The loan carries a stated adjustable interest rate of the prime rate plus 200 basis points, which at the time of the loan was 5.50%. Axxum incurred closing and origination costs totaling $211,729. The imputed interest rate after giving effect for the closing and origination costs was 7.82%.

Axxum is subject to the following affirmative loan covenants: (i) on or after December 31, 2017 but prior to June 30, 2018, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2018 but prior to June 30, 2019, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2019 but prior to December 31, 2019, minimum tangible net worth (net liability) of $950,000; on or after December 31, 2019 but prior to June 30, 2020, minimum tangible net worth (net asset) of $1750,000; on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net asset) of $2,500,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net asset) of $3,000,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net asset) of $3,500,000; on or after December 31, 2021, minimum tangible net worth (net asset) of $5,000,000, (ii) interest coverage ratios must be greater than 1.25-to-1, measured on quarterly basis, using a rolling four quarter basis, beginning with the fiscal quarter ending December 31, 2017, (iii) the Company and Axxum must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000. Management conferred with the bank regarding the covenants and determined that the Company was in compliance after giving effect to clarification in the definitions and formulas set forth by the bank in regard to the calculation of the above covenants.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Loan and Security Agreement, including the addition of Cloudburst as a borrower. The stated interest rate went up to 6.75% and loan covenants remained the same.

On June 29, 2020, the Company amended and restated the Loan and Security Agreement by extending the maturity date to March 22, 2024 with a monthly repayment of principal in the amount of $62,500 on or after June 22, 2020. The stated interest rate decreased to 6.25%.

The loan covenants was replaced as follows: (i) on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net liability) of $2,750,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net liability) of $1,750,000; on or after December 31, 2021, but prior to June 30, 2022, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2022 but prior to December 31, 2022, minimum tangible net worth (net asset) of $500,000; on or after December 31, 2022, but prior to June 30, 2023, minimum tangible net worth (net asset) of $1,250,000; on or after June 30, 2023 but prior to December 31, 2023, minimum tangible net worth (net asset) of $2,000,000; on or after December 31, 2023, minimum tangible net worth (net asset) of $2,500,000, (ii) interest coverage ratios must be greater than 1.20-to-1, measured on quarterly basis, using a rolling four quarter basis, beginning with the fiscal quarter ending June 30, 2020, (iii) the Company must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures less than $50,000.

As of December 31, 2021, the stated rate of interest of the loan was 5.25%.

The Company has categorized balances due within one operating period as current and those payments due after one operating period as long-term. As of December 31, 2021 and 2020, the Company recorded bank loan-current portion of $743,421, net of debt discount of $6,579 and $743,421, net of debt discount of $6,579 and bank loan-long term portion of $936,543, net of debt discount of $8,224 and $1,668,293, net of debt discount of $18,250, respectively.

Loan principal repayment table:

2022	750,000
2023	750,000
2024	186,543
$1,686,543

Pledge agreement

Concurrent with Axxum’s procurement of the above-mentioned revolving credit line and loan, Axxum entered into a Pledge Agreement. The following pledges of collateral and credit enhancement were made by Axxum and the Company as the sole member of Axxum: (i) the Company equity ownership in Axxum and (ii) all of Axxum’s assets, such as accounts, instruments, equipment, fixtures, deposit accounts, letter of credit rights, and any other assets. All future debt is subordinated to the bank term loan until the term loan is repaid in full. Personal guarantees have also been made by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the term loan.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Pledge Agreement, including the addition of Cloudburst as a pledgor. The following pledges of collateral and credit enhancement were made by Axxum, Cloudburst, and the Company: (i) all of the equity of Axxum, Cloudburst and each other subsidiary of the Company now owned or hereafter acquired by the Company and (ii) all rights to which the owner of the pledged equity then or may thereafter become entitled by virtue of owning such pledged equity and being a member of Axxum, Cloudburst, and each other subsidiary of the Company.

NOTE 9 – LOANS PAYABLE

PPP Loan

On April 20, 2020, the Company entered into a Promissory Note with MainStreet Bank (the “Lender”), which provides for a loan in the amount of $920,200 (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan contains events of default and other provisions customary for a loan of this type. The PPP Loan may be forgiven if used under program parameters for payroll, mortgage interest, and rent expenses. The PPP Loan is disclosed as $717,856 of loan payable under current liability and $202,344 of long-term loan payable as of December 31, 2020.

In June 2020, the Paycheck Protection Program Flexibility Act of 2020 (the “Flexibility Act”) was signed into law, which amended the CARES Act. The Flexibility Act changed key provisions of the PPP, including, but not limited to, (i) provisions relating to the maturity of PPP loans, (ii) the deferral period covering of PPP loan payments and (iii) the process for measurement of loan forgiveness. More specifically, the Flexibility Act provides a minimum maturity of five years for all PPP loans made on or after the date of the enactment of the Flexibility Act (“June 5, 2020”) and permits lenders and borrowers to extend the maturity date of earlier PPP loans by mutual agreement.

In October 2020, the Company submitted the PPP loan forgiveness application, which reflected the $920,200 of what the Company believes to be qualified expenses as defined by the Flexibility Act. The loan forgiveness application has been approved by the Lender and submitted to the SBA for final review. According to the Flexibility Act, the SBA will, subject to any SBA review of the loan or loan application, remit the appropriate forgiveness amount to the Lender, plus any interest accrued through the date of payment, not later than 90 days after the Lender issues its decision to the SBA. On January 22, 2021, SBA has remitted to the Lender the principal and interest in order complete the process of the forgiveness to debt pertaining to the Company’s PPP Loan.

EIDL Loan

On July 16, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL Loan. Installment payments, including principal and interest, are due monthly beginning July 16, 2021 (twelve months from the date of the EIDL Loans) in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Loan. The Company recorded note payable as $1,586 and $1,319 of loan payable under current liability and $148,414 and $148,681 of long-term loan payable, respectively, as of December 31, 2021 and 2020.

NOTE 10 – PROMISSORY NOTES

Subordinated convertible notes payable

As part of the consideration for the acquisition of Axxum by the Company, the Company issued two subordinated convertible promissory notes for $250,000 each to the prior members of Axxum as partial consideration for their equity interest in Axxum. These notes became due on May 22, 2020. They carry an annual interest rate of 4% with quarterly coupon payments due on February 22, 2018, May 22, 2018, August 22, 2018, November 22, 2018, February 22, 2019, and the on the 22nd day following the end of each quarter in subsequent periods. Each note is entitled to be converted into 25,000 shares of the Company’s common stock at an effective conversion price of $10.00 per share on or after November 22, 2019. The Company has determined that there was no beneficial conversion feature resulting from the issuance of these notes. The notes were amended to extend the maturity date to August 1, 2021. During the year ended December 31, 2021, convertible promissory note of $250,000 was converted into 100,000 shares of common stock.

As of December 31, 2021 and 2020, the Company had outstanding convertible notes payable of $250,000 and $500,000, respectively.

Subordinated promissory notes payable

As part of the consideration for the acquisition of Cloudburst by the Company, the Company issued four promissory notes in the aggregate principal value of $900,000 to two prior members of Cloudburst as partial consideration for their membership interest in Cloudburst. Two notes with a principal value of $120,000 and $180,000 became due on July 15, 2019; the other two notes with a principal value of $240,000 and $360,000, respectively, become due on September 15, 2019. The notes carry an annual interest rate of 4% due and payable on maturity date. The notes are currently in default. On April 20, 2022, the holders of the four promissory notes tendered them to the Company for cancellation. (See, Note 20. Subsequent Events.)

Promissory notes payable

As bridge capital until the Company closes the next round of equity capital, the Company issued three promissory notes in the aggregate principal value of $737,250 to two investors. One note with a principal value of $131,250 was due on March 23, 2020, representing $6,250 in Guaranteed Interest; another note with a principal value of $303,000 was due on June 30, 2020, representing $2,500 in original issuance discount and $500 in interest; a third note with a principal value of $303,000 was due on October 5, 2020, representing $2,500 in original issuance discount and $500 in interest. The first note carries an annual interest rate of 5% whereas the other two notes carry an annual interest rate of 4.5% that commenced upon the funding date through the date of repayment. During the year ended December 31, 2020, the Company repaid $437,250; accordingly, as of December 31, 2020, there was one promissory note outstanding with principal of $300,000.

During the year ended December 31, 2021, the Company refinanced the $300,000 outstanding note from 2020 by issuing a new unsecured promissory note for $300,000 with an annual interest rate of 24.0%. Additionally, the Company issue a second and third unsecured promissory notes for working capital purposes in the amounts of $300,000 and $100,000 annual interest rate of 24.0% and 24.0%.

As of December 31, 2021 and 2020, the Company had outstanding notes payable of $700,000 and $300,000, respectively.

NOTE 11 – PRIVATE PLACEMENT

On November 22, 2017, the Company issued to certain accredited investors and placement agents investment units that were comprised of Series A Convertible Preferred Stock, Warrants, and common stock. The net proceeds of the transaction after deducting placement agent and closing were $1,164,713; these proceeds were allocated to the preferred stock, warrants, and common stock according to the following amounts: $770,100, $393,945, and $667, respectively.

The Company issued 345,528 shares of Series A Convertible Preferred Stock to the investor and placement agents that are convertible into 345,528 of newly issuable shares of the Company’s common stock. Management assessed the attributes of the Series A Convertible Preferred Stock and determined that the securities for accounting purposes should be treated as debt, as they call for liquidation preference, preferred dividends that are akin to interest payments, and certain redemption features that require settlement in cash. The convertible stock is redeemable on November 22, 2021. In the event that the convertible stock is redeemed, the Company will be required to pay a redemption premium of $129,412 in excess of the face value of $1,294,117; the total redemption value would be $1,423,529. The Company has determined that there was discount from the issuance costs, discount related to the valuation of the warrants, and discount related beneficial conversion feature of the convertible preferred stock totaling $1,048,034. The Company accounts for the convertible stock discount and redemption premium via a convertible preferred stock contra account that accretes to the redemption value over five years. At each reporting period, the Company accounts for the accretion as an increase to the net value of the convertible preferred stock and corresponding charge to the interest expense is recognized to results of operations. During the years ended December 31, 2021 and 2020, the Company recorded amortization of discount of $331,978 and $342,257, respectively.

The Company issued 1,333,336 Warrants to the investors and placement agents that can be exercised for shares of its common stock. The Company determined the fair value of the warrants using the binomial model, after giving effect for the dilutive effect, to be $1.18 per share; the Company used the following inputs for the model: (i) risk free rate of 1.95%, (ii) expected life of 4 years, (iii) annualized volatility of 65.19%, and (iv) exercise price of $2.63. The warrants did not include anti-dilution provisions that required them to be remeasured at fair value each reporting report. The Company has accounted for these warrants as an increase of additional paid in capital and as a corresponding preferred stock discount.

As of December 31, 2021 and 2020, 1,333,336 warrants were outstanding and exercisable.

During the year ended December 31, 2021, the Company issued to an otherwise unaffiliated investors 1,508,678 restricted shares of its Common Stock and warrants exercisable for up to 406,969 restricted shares of Common Stock for a four-year period at an exercise price of $1.84 in a private placement for gross proceeds of $1,600,000.

Warrant

A summary of activity during the year ended December 31, 2021 follows:

		Weighted	Weighted
	Number of	Average	Average
	shares	Exercise Price	Life (years)
Outstanding, December 31, 2020	1,333,336	$2.63	0.89
Granted	406,969	1.84	4.00
Exercised	—	—	—
Expired	(1,333,336)	2.63	—
Outstanding, December 31, 2021	406,969	$1.84	3.53

Exercisable, December 31, 2021	406,969	$1.84	3.53

The Company has accounted for the issuance of common stock and warrants issued for cash proceeds in the private placements as equity instruments. Management believes that the warrants are indexed to and are settled in the Company’s own common stock; therefore, they should be accounted for as permanent equity.

NOTE 12 – LEASE COMMITMENTS

Operating lease

After the acquisition of Cloudburst, the Company entered into a new non-cancelable operating lease agreement with Scandium, LLC, for the lease of a new floor in the same building as it had occupied. This new lease agreement commenced on December 1, 2019 and expires in 48 months. The monthly rent for the first 12 months was $10,351, the second 12 months will be $10,687, the third 12 months will be $11,035, and the fourth 12 months will be $11,393. The agreement calls for a security deposit of $10,351.

The Company recognized operating lease ROU assets and lease liabilities as follows:

	December 31,	December 31,
	2021	2020
Operating lease ROU asset	$230,316	$338,824

	December 31,	December 31,
	2021	2020
Operating lease liabilities
Current portion	$120,822	$108,904
Non-current portion	121,881	248,991
Total	$242,703	$357,895

As of December 31, 2020, future minimum lease payments under the non-cancelable operating leases are as follows:

2022	$132,776
2023	131,616
Thereafter	—
Total	$258,104

The monthly rental expense using the straight-line method over 48 months is $10,867.

The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2021:

Weighted average discount rate	6.75%
Weighted average remaining lease term (years)	1.92

The Company recognized total lease expense of $128,200 and $144,854, for the years ended December 31, 2021 and 2020, respectively, primarily related to operating rent lease costs paid to lessors.

NOTE 13 – CONTRACTUAL COMMITMENTS

The Company entered into contract with a vendor for the provision of services from October 1, 2020 to September 30, 2021. The mutual satisfaction of the contract is necessary for both the Company and the vendor so that the Company may in turn, satisfy certain future performance obligations under its revenue generating contracts with its customers. As of December 31, 2020, the outstanding commitment to the vendor was $598,516.

NOTE 14 – RISKS

Credit risk

The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent.

The Company is subject to risk borne from credit extended to customers.

Interest risk

The Company is subject to interest rate risk when its loans become due and require refinancing or if the prime rates adjust as the Company’s loans are based on adjustable interest rates.

Inflation risk

Management monitors changes in prices levels. Historically, inflation has not materially impacted the Company’s financial statements; however, significant increases in the cost of labor that cannot be passed on the Company’s customers could adversely impact the Company’s results of operations.

Concentration risks

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended December 31, 2021 and 2020. Accordingly, there was a concentration of risk in demand for the Company’s services.

	For the years ended
	December 31,
	2021		2020
Customer	Amount	%	Amount	%
A	$6,382,836	41%	4,891,122	31
B	3,759,488	24%	3,646,521	24%
C	1,995,351	13%	1,845,923	12%
D	N/A	N/A	N/A	N/A	%
E	N/A	N/A	N/A	N/A	%

All of the Company’s operations are conducted in one location. If the Company is unable to renew its lease, or if sales from the single location do no’t generate future positive cash flows, the Company may become insolvent.

NOTE 15 – FINANCIAL INSTRUMENTS

The Company classified the following securities as financial instruments:

December 31, 2021
Liabilities	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes			$250,000	$500,000
Series A convertible preferred stock			$1,294,117	$1,294,117
Equity
Warrants			$134,288	$134,288

December 31, 2020
Liabilities	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes			$500,000	$500,000
Series A convertible preferred stock			$962,139	$962,139
Equity
Warrants			$134,288	$134,288

Management believes the carrying values of the above securities approximate their fair values. The subordinated convertible promissory notes carry an interest rate that is indicative of the Company’s overall borrowing costs and the length of time until maturity is not expected to significantly impact their value. The convertible preferred stock, which is akin to debt, has been discounted to its presented carrying value in accordance with the debt discounts and redemption premiums recognized.

NOTE 16 – RELATED PARTY TRANSACTIONS

Personal guarantees were entered by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the Main Street loan.

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The total sales of these five purchase orders were $101,509 and $85,864 as of December 31, 2021 and 2020, respectively.

NOTE 17 – OTHER INCOME

The other income amount of $924,724 is mainly due to the extinguishment of the debt related to the PPP loan in the amount of $920,200. The Company submitted the PPP loan forgiveness application in October 2020 and received notice of completion of forgiveness in January 2022.

NOTE 18 – EARNINGS PER SHARE

	Years Ended
	December 31,
	2021	2020

Basic Earnings (Loss) Per Share Numerator
Net Income/(loss)	$190,325	$(266,013)
Income Available to Common Stockholders	190,325	(266,013)

Diluted Earnings (Loss) Per Share Numerator
Add back interest for subordinated convertible promissory note	10,000	20,000
Add back interest for series A convertible preferred stock	331,978	342,257

Income Available to Common Stockholders on Converted Basis	$532,303	96,244

Original Shares:
Basic Weighted Average Shares Outstanding	11,370,798	10,852,712

Dilutive Shares:
Additions from Potential Events
- Conversion of Subordinated Convertible Promissory Note	100,000	200,000
- Conversion of Series A Convertible Preferred Stock	2,106,075	2,106,075
- Exercise of Investor and Placement Agent Warrants	406,969	1,333,336
Diluted Weighted Average Shares Outstanding:	13,983,842	14,492,123

Earnings/(Loss) Per Share
- Basic	$0.02	$(0.02)
- Diluted	$0.04	$(0.02)

NOTE 19 – TAX NOTE

Due to operating losses and the recognition of valuation allowances, the Company has no provision for a current and deferred federal or state income taxes in 2021. In 2020, the Company reversed valuation allowances against previously reserved deferred tax assets, accordingly, there was no provision for current and deferred federal or state income taxes.

Deferred income taxes reflect the net tax effects of temporary and permanent differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of:

	December 31,	December 31,
	2021	2020

Non-operating loss carryforward	$758,000	$798,000
Valuation allowance	(758,000)	(798,000)
Net deferred tax asset	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During year ended December 31, 2021, the valuation allowance decreased by approximately $40,000. The Company has net operating and economic loss carry-forwards of approximately $758,000 available to offset future federal and state taxable income.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 6.0%, and the income tax net expense included in the consolidated statements of operations for the years ended December 31, 2021 and 2020 is as follows:

	December 31,	December 31,
	2021	2020
Tax at federal statutory rate	21.0%	21.0%
Tax at state rate net of federal benefit	6.0%	6.0%
Change in valuation allowance	(27.0)%	(27.0)%
Provision for taxes	0.0%	0.0%

The Company’s tax positions for 2018 to 2020 have been analyzed and concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions taken on returns filed for open tax years. Tax returns for the years 2018 to 2020, are subject to review by the tax authorities.

NOTE 20 – SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to and through June 13, 2022. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On March 22, 2022, the Company issued a total of six subordinated convertible notes to certain investors as detailed below:

an independent director a $236,842 Subordinated Convertible Note and warrants exercisable for up to 118,421 shares of its Common Stock in a private placement for $225,000.

an otherwise unaffiliated investor a $52,631 Subordinated Convertible Note and warrants exercisable for up to 26,315 shares of its Common Stock in a private placement for $50,000 in gross proceeds.

an otherwise unaffiliated investor a $52,631 Subordinated Convertible Note and warrants exercisable for up to 26,315 shares of its Common Stock in a private placement for $50,000 in gross proceeds.

an otherwise unaffiliated investor a $52,631 Subordinated Convertible Note and warrants exercisable for up to 26,315 shares of its Common Stock in a private placement for $50,000 in gross proceeds.

an otherwise unaffiliated investor a $105,263 Subordinated Convertible Note and warrants exercisable for up to 52,631 shares of its Common Stock in a private placement for $100,000 in gross proceeds.

an otherwise unaffiliated investor a $26,315 Subordinated Convertible Note and warrants exercisable for up to 13,157 shares of its Common Stock in a private placement for $25,000 in gross proceeds.

On April 20, 2022, the Company issued to an otherwise unaffiliated investor a $100,000 promissory note for $100,000 in gross proceeds.

On April 20, 2022, the Company settled litigation with the former sellers of Cloudburst for $200,000 in exchange for their tendering to the Company for cancellation (i) the $900,000 promissory notes and (ii) 186,048 shares of common stock that the Company had issued to them in connection with their selling Cloudburst to the Company in April 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:The Board of Directors and Stockholders of Cycurion, Inc. and its subsidiaries

Results of Review of Interim Financial Information

We have reviewed the consolidated balance sheets of Cycurion, Inc. and its subsidiaries (the “Company”) as of September 30, 2022, and the related consolidated statements of income (loss) and comprehensive income (loss) for the three-month and nine-month periods ended September 30, 2022 and 2021, the statements of stockholders’ equity for the nine-month period ended September 30, 2022 and 2021, and statements of cash flows for the nine-month periods ended September 30, 2022 and 2021, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity and cash flows for the each of the years in the two-year period ended December 31, 2021; in our report dated June 13, 2022, we expressed an unqualified opinion on those financial statement with an emphasis of matter that there was substantial doubt regarding the Company’s ability to continue as a going concern. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2021, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Emphasis of Matter

As of the date of this report, the substantial doubt regarding the Company’s ability to continue as going concern has not been alleviated. Refer to Note 1 for further details.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

We have served as the Company’s auditor since March 25, 2018.

San Mateo, California

February 9, 2023

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets
Cash	$172,319	$666,554
Restricted cash	—	—
Accounts receivable, net	7,183,554	5,226,541
Other receivables	234,088	246,582
Prepaid expenses and other current assets	25,579	339,336
Total current assets	$7,615,540	$6,479,013

Non-current assets
Refundable deposit for acquisition	2,000,000	2,000,000
Fixed assets, net	2,656,823	2,670,789
Intangible assets, net	4,147	16,590
Right of use assets	143,897	230,316
Security deposits	10,351	10,351
Goodwill	6,592,304	6,592,304
Total non-current assets	11,407,522	11,520,350

Total Assets	$19,023,062	$17,999,363

Liabilities and Stockholders’ Equity
Current liabilities
Bank loan-revolving credit line	2,977,071	1,999,919
Bank loan-current portion	743,421	743,421
Loans payable	2,390	1,586
Subordinated promissory notes	1,837,089	1,850,000
Accounts payable	1,552,999	1,829,981
Operating lease liability	130,398	120,822
Accrued liabilities	5,438,061	3,905,083
Deferred revenue	—	463,757
Total current liabilities	12,681,429	10,914,569

Bank loan-long term portion	370,753	928,319
Long-term loan payable	147,610	148,414
Operating lease liability non-current	22,723	121,881
Series A convertible preferred stock ($0.0001 par value, 500,000 shares authorized, 345,528 issued and outstanding)	1,294,117	1,294,117
Total non-current liabilities	1,835,203	2,492,731

Total Liabilities	$14,516,632	$13,407,300

Commitments & Contingent Liabilities	—	—

Stockholders’ Equity
Common stock ($0.0001 par value, 70,000,000 shares authorized, 14,355,726 issued and outstanding)	14,356	14,356
Additional paid in capital	6,589,209	5,375,643
Treasury stock	(186)	—
Accumulated deficit	(2,096,949)	(797,936)
Total Stockholders’ Equity	4,506,430	4,592,063

Total Liabilities and Stockholders’ Equity	$19,023,062	$17,999,363

See accompanying notes to the unaudited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Net revenues	$4,439,227	$4,312,851	$12,575,415	$12,590,378
Cost of revenues	3,725,896	3,695,805	10,700,869	10,686,346
Gross profit	713,331	617,046	1,874,546	1,904,032

Operating expenses:
Selling, general and administrative expenses	847,222	486,943	2,243,860	1,455,513

Operating income (loss)	(133,891)	130,103	(369,314)	448,519

Other income (expenses):
Interest expense	(228,181)	(231,849)	(567,530)	(752,587)
Financing expense	—	—	(1,062,692)	—
Other income	—	—	843,598	920,200
Other expenses	(98,547)	(12,701)	(142,870)	(71,681)
	(326,728)	(244,550)	(929,494)	95,932

Income (loss) before tax	(460,619)	(114,447)	(1,298,808)	544,451

Income tax	—	3,137	205	3,137

Net income (loss)	$(460,619)	$(117,584)	$(1,299,013)	$541,314

Comprehensive income (loss)	$(460,619)	$(117,584)	$(1,299,013)	$541,314

Income (loss) per share
Basic income (loss) per share	$(0.03)	$(0.01)	$(0.09)	$0.05
Diluted income (loss) per share	$(0.03)	$(0.01)	$(0.09)	$0.06

Basic weighted average shares outstanding	14,208,523	12,154,515	14,281,718	11,370,798
Diluted weighted average shares outstanding	14,208,523	16,100,895	18,954,076	15,317,178

See accompanying notes to the unaudited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

For the Nine Months Ended September 30, 2022

	Common stock		Additional
	Number of		paid-in	Treasury	Accumulated
	Shares	Amount	capital	Stock	deficit	Total
Balance as of December 31, 2021	14,355,726	$14,356	$5,375,643	$—	$(797,936)	$4,592,063

Warrant issued	—	—	1,124,829	—	—	1,124,829
Net loss	—	—	—	—	(1,194,193)	(1,194,193)
Balance as of March 31, 2022	14,355,726	$14,356	$6,500,472	$—	$(1,992,129)	$4,522,699

Purchases of treasury stock	—	—	(49,814)	(186)	(50,000)
Net income	—	—	—	—	355,799	355,799
Balance as of June 30, 2022	14,355,726	$14,356	$6,450,658	$(186)	$(1,636,330)	$4,828,498

Stock based compensation	—	—	138,551	—	—	138,551
Net loss	—	—	—	—	(460,619)	(460,619)
Balance as of September 30, 2022	14,355,726	$14,356	$6,589,209	(186)	$(2,096,949)	$4,506,430

For the Nine Months Ended September 30, 2021

	Common stock		Additional
	Number of		paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
Balance as of December 31, 2020	10,852,716	$10,853	$1,214,777	$(988,261)	$237,369

Net loss	—	—	—	722,469	722,469
Balance as of March 31, 2021	10,852,716	$10,853	$1,214,777	$(265,792)	$959,838

Common stock and warrant issued	1,056,486	1,056	1,098,944	1,100,000
Net income	—	—	—	(63,571)	(63,571)
Balance as of June 30, 2021	11,909,202	$11,909	$2,313,721	$(329,363)	$1,996,267

Common stock and warrant issued	452,192	453	499,547	—	500,000
Common stock issued for asset purchase	1,802,444	1,802	2,398,198	—	2,400,000
Common stock issued for compensation for asset purchase	91,892	92	101,908	—	102,000
Common stock issued for conversion of debt	100,000	100	249,900	—	250,000
Net loss	—	—	—	(117,584)	(117,584)
Balance as of September 30, 2021	14,355,730	$14,356	$5,563,274	$(446,947)	$5,130,683

See accompanying notes to the unaudited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
	September 30,
	2022	2021
Cash flows from operating activities
Net income	$(1,299,013)	$541,314
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,201,243	—
Amortization of preferred stock discount	—	331,978
Amortization of debt discount	93,390	8,381
Depreciation of fixed assets	48,534	50,262
Bad debt	92,516	—
Gain on settlement of debt	(750,000)	—
Forgiveness of loan payable	—	(920,200)
Changes in operating assets and liabilities:
Change of right of use asset and lease liabilities	(3,163)	(6,325)
Accounts and other receivables	(2,037,035)	(2,773,561)
Advance and prepayments to suppliers	313,757	(26,991)
Accounts and other payables	1,255,996	2,054,670
Deferred revenue	(463,757)	(598,593)
Net cash used in operating activities	(1,547,532)	(1,339,065)

Cash flows from investing activities
Refundable deposit for acquisition	—	(57,500)
Purchase of plant and equipment	(22,125)	—
Purchases of intangible assets and land use rights	—	(8,730)
Net cash used in investing activities	(22,125)	(66,230)

Cash flows from financing activities
Proceeds from private placement	—	1,600,000
Net proceeds from line of credit	957,922	73,830
Proceeds from all bank borrowings	125,000	—
Repayment of all bank borrowings	(687,500)	(562,500)
Proceeds from loans payable	—	300,000
Proceeds from notes payable	880,000	—
Repayment of note payable and purcahse of treasury stock	(200,000)	—
Net cash provided by financing activities	1,075,422	1,411,330

Net change in cash and restricted cash	(494,235)	6,035

Cash and restricted cash – beginning of period	666,554	277,168

Cash and restricted cash – end of period	$172,319	$283,203

Supplementary cash flow information:
Interest paid	$344,308	$260,827
Income taxes paid	$—	$—
Non-cash investing and financing activity
Common stock issued for asset purchase	$—	$2,400,000
Common stock issued for compensation for asset purchase	$—	$102,000
Common stock issued for conversion of debt	$—	$250,000
Warrant issued with Subordinated promissory notes	$62,137	$—

See accompanying notes to the unaudited consolidated financial statements

CYCURION, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Cycurion, Inc (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.; the “Company” or “we”) was incorporated on October 12, 2017, in the state of Delaware. Through its subsidiaries, the Company provides premier information technology security solutions. The Company continually strives to deliver top-notch services in the areas of risk management, cybersecurity, information assurance, systems engineering and help desk solutions. The Company is headquartered in McLean, Virginia. On July 14, 2020, the Company changed its corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

On November 22, 2017, the Company acquired Axxum Technologies, LLC (“Axxum”), a limited liability company organized on December 29, 2006, in the Commonwealth of Virginia.

On April 3, 2019, the Company acquired Cloudburst Security, LLC (“Cloudburst”), a limited liability company organized on January 12, 2007, in the Commonwealth of Virginia.

On May 28, 2021, the Company effectuated a four-for-one forward split of its Common Stock. All share and per- share information in these financial statements retroactively reflect this reverse stock split.

Going Concern

The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of December 31, 2021, there was substantial doubt regarding the Company’s ability to continue as a going concern, as the Company had a net working capital deficit and an accumulated deficit resulting from substantial losses incurred during the year ended December 31, 2021 and from prior periods. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. As of September 30, 2022, the Company had an accumulated deficit of $2,096,949 and a working capital deficit of $5,065,889. In addition, the Company had a net cash outflow of $1,547,532 from operating activities during the nine months ended September 30, 2022. These circumstances continued to give rise to substantial doubt as to whether the Company will be able to continue as a going concern and did not alleviate the doubt outstanding from 2021.

Management’s plan is to continue improve operations to generate positive cash flows and register shares of its common stock in order to undertake a public offering to raise additional capital. Management believes that the valuation and liquidity brought buy a public offering of its securities will allow holders of convertibles notes, and convertible preferred stockholders the mechanism to convert their securities into common stock that will reduce the Company’s overall leverage and debt service requirement. If the Company is not able to continue generating positive operating cash flows, and raise additional capital, there is the risk that the Company may become insolvent.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements, accompanying notes, and related disclosures have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“EC”), which include the application of the accrual basis of accounting in accordance with the generally accepted accounting principles (““GAAP”) in the United States. The Company’s fiscal year end is December 31. The Company’s financial statements are presented in US dollars.

Principles of consolidation

These financial statements include the accounts of Cycurion, Inc. (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.) and its wholly owned subsidiaries: Axxum Technologies, LLC, Cloudburst Security, LLC and Cycurion Innovation, Inc. All significant inter-company balances, fees, and expenses have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures regarding contingent liabilities at the date of the financial statements. These estimates may affect the reported amounts for certain revenues and expenses incurred during the reporting period; actual results may materially differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits in banks, and any investments with maturities with less three months from inception to maturity. The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent; however, management has determined that the risk of loss from insolvency by those financial institution at which it has deposited it funds is insignificant and unlikely; accordingly, the Company has not accrued for any potential losses.

Accounts receivable

Accounts receivable are carried at the amounts invoiced to customers less allowance for doubtful accounts. The allowance is an estimate based on a review of individual customer accounts on a quarterly basis. Accounts receivable are written off against allowances when they are deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as other income when received.

The Company’s review on the collectability of accounts receivable is based on an assessment of historical experience, current economic conditions, future expectation regarding customer solvency, and other collection indicators.

The Company also assessed the creditworthiness and solvency of its customers at September 30, 2022 and 2021 and determined that those customers were unlikely not to settle their balances in full; accordingly, as of September 30, 2022 and 2021, the Company’s estimated allowance for doubtful accounts was both zero.

Property, plant, and equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the equipment are as follows:

Office equipment	3 years
Furniture and fixtures	5 years
Leasehold improvement	Co-terminal with lease
Capital lease	1 year

The cost of maintenance and repairs to fixed assets are charged to expenses as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable assets acquired in a business combination. In accordance with FASB ASC Topic 350, “Goodwill and Other Intangible Assets”, goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis.

If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. As of December 31, 2020, the Company evaluated the fair value of Cloudburst and decided to impair the goodwill in an amount of $1,400,000. (See, Note 19. Subsequent Events.) As of September 30, 2022, no impairment of goodwill was recognized.

Accounting for long-lived assets

The Company annually reviews its long-lived assets for impairment or whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may be the result of becoming obsolete from a change in the industry or new technologies. Impairment is present if the carrying amount of an asset is less than its undiscounted cash flows to be generated.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Bank loans

The Company accounts for borrowings from banks as either current or long-term borrowings. Origination and closing costs for long term borrowings are accounted for using the effective interest method and accreted to the Company’s outstanding balances owed over the life of the long-term loan, and the related interest expense is recognized to the results of operations.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers. Revenue from contracts with customers is recognized using the following five steps:

1.Identify the contract(s) with a customer;

2.Identify the performance obligations in the contract;

3.Determine the transaction price;

4.Allocate the transaction price to the performance obligations in the contract; and

5.Recognize revenue when (or as) the entity satisfies a performance obligation.

In applying ASC 606, the Company will recognize revenue when the Company has negotiated and formalized the terms of the transaction in the form of written contracts with their customers that set forth the sales price, the scope of services to be delivered by professional technology infrastructure and cyber engineers measured in hours, accompanied by hourly billing rates, and payment terms; typically, the performance obligations in the contract are the delivery of service hours; when the Company has obtained evidence that the service has been delivered and the performance obligations have been fulfilled, it will record revenue and either recognize an asset such as accounts receivable or decrease deferred revenue from its liabilities.

Management has determined that its services represent a single performance obligation that is delivered over time. At the time that the Company recognizes revenue, it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; funds that are received in advance are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to deliver services first and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

The following table shows the changes in the contract liabilities accounts shown as deferred revenue of the Company’s consolidated balance sheets as of September 30, 2022 and December 31, 2021.

Deferred Revenue

As of September 30, 2022 and December 31, 2021, non-cancelable contract obligations that the Company must fulfill have been recognized as deferred revenue liability on the Company’s consolidated balance sheets.

Cost of revenue

Cost of revenue primarily consists of compensation expenses for program personnel, and the fringe benefits associated with this compensation, subcontractor costs, and other direct expenses incurred to deliver services to customers.

Selling, general, and administrative expenses

Selling, general and administrative expenses are expensed as incurred.

Research and development

The Company expenses research and development as incurred. During the nine months ended September 30, 2022 and 2021, the Company incurred $116,145 and $0, respectively, of research and development expenses that were included as general and administrative expenses in the Company’s result of operations.

Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, “Earnings per share”. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per-share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

September 30, 2022 and 2021, respectively, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive.

Financial instruments

The Company’s accounts for financial instruments in accordance with ASC Topic 820, “Fair Value Measurements and Disclosures,” which requires disclosure of the fair value of financial instruments held by the Company and ASC Topic 825, “Financial Instruments,” which defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualifies as a financial instrument and each is a reasonable estimate of its respective fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Lease

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our consolidated balance sheet and are expensed on a straight- line basis over the lease term in our consolidated statement of operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income includes the foreign currency translation adjustment and unrealized gain or loss.

Recent accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt — Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging — Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (i) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (ii) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

NOTE 3 — ACCOUNTS AND OTHER RECEIVABLES

Accounts and other receivables consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
Gross accounts and other receivables	$7,184,256	$5,473,123
Less: Allowance for doubtful accounts	(702)	—
	$7,183,554	$5,473,123

During the nine months ended September 30, 2022 and 2021, the Company directly wrote-off bad debt to its results of operations in the amounts of $92,516 and $0, respectively.

NOTE 4 — REFUNDABLE DEPOSIT FOR ACQUISITION

As of December 31, 2020, the Company had contemplated the acquisition of SLG Innovation, Inc. (“SLG”); accordingly, the Company set aside $1,401,923 as a refundable deposit for the potential acquisition, which included $561,808 of cash advances and loans to SLG, $20,000 of capitalized transaction costs, and $820,025 in receivables owed to the Company by SLG accumulated in the course of doing business. On May 13, 2021, the Company entered into an agreement, the result of which would be the acquisition of substantially all of SLG’s assets and certain of its liabilities. The agreement allowed for the Company to terminate the acquisition agreement and abandon the transaction contemplated thereby for any or no reason in its sole and absolute discretion prior to December 31, 2021, with no further obligations on its part. Subsequently, the Company and SLG modified the agreement to purchase only certain specified assets, specifically, certain identifiable sales contracts, and not all of the substantial assets of SLG. The modified agreement set forth the consideration to be paid the Company to SLG is $2,000,000. As of September 30, 2022 and December 31, 2021, the outstanding balance of the refundable deposit paid to SLG by the Company was $2,000,000. As of September 30, 2022 and December 31, 2021, the balance was comprised of $561,808 in cash advances and loans to SLG, $20,000 of related due diligence costs, and $1,418,192 in accounts receivables owed to the Company by SLG.

NOTE 5 — FIXED ASSETS

Property, plant, and equipment consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
At Cost:
Equipment	$119,803	$100,178
Furniture and fixtures	26,339	26,339
Leasehold improvements	62,721	62,721
Capital lease	23,004	23,004
Software	2,667,496	2,664,996
	2,899,363	2,877,238

Less: Accumulated depreciation
Equipment	62,721	96,747
Furniture and fixtures	83,477	21,200
Leasehold improvements	39,645	60,272
Capital lease	22,797	19,897
Software	33,900	8,333
Less: Accumulated depreciation	242,540	206,449

	$2,656,823	$2,670,789

During the nine months ended September 30, 2022 and 2021, the Company recorded depreciation expenses of $36,091 and $27,281, respectively.

During the nine months ended September 30, 2022 and 2021, the Company acquired fixed assets of $20,346 and $0, respectively.

NOTE 6 — INTANGIBLE ASSETS

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018 and received the AT&T purchase orders that went into effect as of January 1, 2019. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The P.O.s are issued on an annual basis and are renewed each year. The consideration given included cash and the forgiveness of accounts receivable that were due from Archura. The contractual relationship was amortized over a four-year period.

In 2019, Axxum started to use Microsoft Dynamics SL as its accounting software and Unanet as its time tracking software. Costs were incurred in supporting the implementation of the SL and Unanet systems. The implementation costs were amortized over the two-year term of Unanet license.

As of September 30, 2022 and December 31, 2021, no impairment of intangible assets was recognized. Intangible assets consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
At Cost:
Contractual relationship	$66,361	$66,361
Implementation	28,099	28,099
	94,460	94,460
Less: Accumulated amortization
Contractual relationship	62,214	49,771
Implementation	28,099	28,099
	90,313	77,870

	$4,147	$16,590

During the nine months ended September 30, 2022 and 2021, the Company recorded amortization of $12,443 and $22,981, respectively.

NOTE 7 — GOODWILL

Acquisition of Axxum Technologies, LLC.

On November 22, 2017, the Company entered into a share transfer agreement with Axxum and the two prior members of Axxum to purchase 100% of the members’ equity interest in the Company in exchange for $6,500,000 in cash and $500,000 in two subordinated convertible promissory notes for $250,000 each, payable to the two members of Axxum. Accordingly, Axxum became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Axxum’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Axxum and the net asset value derived from the assets and liabilities of Axxum at the date of acquisition has been recognized as goodwill. Accordingly, the purchase costs of $6,500,000 in cash, $500,000 in promissory notes, and $140,005 in capitalized transaction costs, less $573,150 in adjustment in working capital that is recoverable from sellers resulted in a total purchase cost of $6,566,855; the net asset value of Axxum at the date of acquisition was $1,413,589; accordingly, the Company recognized $5,153,266 in goodwill related to the acquisition of Axxum.

Acquisition of Cloudburst Security, LLC.

On April 3, 2019, the Company entered into a membership interest purchase agreement with Cloudburst Security, LLC, a Virginia limited liability company, and its two equity holders to purchase 100% of the issued and outstanding units in exchange for $500,000 in cash; $540,000 for a promissory note to one equity holder and $360,000 to the other; and 111,628 and 74,420 shares of the Company’s common stock to the two equity holders, respectively, on a post- split basis. Accordingly, Cloudburst became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Cloudburst’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Cloudburst and the net asset value derived from the assets and liabilities of Cloudburst at the date of acquisition has been recognized as goodwill. The purchase costs of $500,000 in cash, $900,000 in promissory notes, $300,000 in 186,048 shares of the Company’s common stock, $1,400,000 in contingent earnout, $62,305 in capitalized transaction costs, resulted in a total purchase cost of $3,162,305; the net asset value of Cloudburst at the date of acquisition was $323,267; accordingly, the Company recognized $2,839,038 in goodwill related to the acquisition of Cloudburst. On April 20, 2022, the holders of the (i) $900,000 promissory notes and (ii) 186,048 shares of the Company’s common stock tendered them to the Company for cancellation. (See, Note 19. Subsequent Events.)

Relevant factors to the Company’s assessment of the carrying value of goodwill for both business combinations in accordance to the fair value hierarchy under the category of level 3 are as follows: estimation of the growth rate of future incoming and outgoing cash flows, certain elements that comprise the appropriate weighted average cost of capital, such as the equity of potential market participants for comparability analysis, and the Company’s sensitivity to outside factors that would lead to variation in the aforementioned cash flows and weighted average cost of capital.

The Company’s management reviewed the performance of Cloudburst and its manager during the year ended December 31, 2020 and determined that Cloudburst had not met the performance targets set forth at the time of acquisition; as a result, the manager of Cloudburst was dismissed. Management of the Company performed a quantitative analysis of the carrying value of the subsidiary and its related goodwill by preparing a future discounted cash flow analysis, which included variables such as expectations on future cash flows, calculation of the cost of capital, and the probability of capturing certain contracts under the framework of Cloudburst being a federal government approved service provider, and determined that the fair value as of December 31, 2020 was lower than the carrying value that was previously established at the point of acquisition; accordingly, during the year ended December 31, 2020, the Company determined that the contingent earnout should be de-recognized, and written off in its entirety in the amount of $1,400,000 to the Company’s result of operations, and, as a result of the above assessment, the Company recognized an impairment of goodwill in the amount of $1,400,000 that was also recognized to the Company’s results of operations. The Company’s ending goodwill related to the acquisition of Cloudburst after recognizing impairment was $1,439,038. (See, Note 19. Subsequent Events.)

NOTE 8 — BANK LOANS

Bank loan-revolving credit line

On November 22, 2017, Axxum procured from Main Street Bank a revolving line of credit with a maximum of up to $1,000,000, subject to certain restrictions based on available collateral pledged to the bank in the form of accounts and trade receivables owed by the Company’s customers. This revolving credit line is available for one year, at which point it may be renewed by Axxum. Axxum incurred origination and closing costs for this line of credit in the amount of $10,000, which Axxum has recognized a prepaid expense that will amortize over one year as interest expense. The stated rate of interest of the revolving line of credit is the prime rate plus 100 basis points, which, at the time of the loan, was 4.50%.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively renewed the revolving line of credit with a maximum aggregate principal sum of $2,000,000 with Main Street Bank. The stated rate of interest of the revolving line of credit increased to 5.75% at the time of the renewal.

On June 29, 2020, the Company amended the revolving line of credit with an extension of the maturity date to June 30, 2021. The stated rate of interest of the revolving line of credit decreased to 5.25% at the time of the amendment.

As of September 30, 2022, the stated rate of interest of the revolving line of credit was 4.25%. Bank term loan Concurrent with Axxum’s procurement of the above-mentioned revolving credit line, Axxum also procured a term loan from Main Street Bank in the amount of $5,250,000 with an expiration of November 22, 2021. The loan is subject to a monthly repayment of principal in the amount of $109,375. The loan carries a stated adjustable interest rate of the prime rate plus 200 basis points, which, at the time of the loan, was 5.50%. Axxum incurred closing and origination costs totaling $211,729. The imputed interest rate after giving effect for the closing and origination costs was 7.82%.

Axxum is subject to the following affirmative loan covenants: (i) on or after December 31, 2017 but prior to June 30, 2018, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2018 but prior to June 30, 2019, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2019 but prior to December 31, 2019, minimum tangible net worth (net liability) of $950,000; on or after December 31, 2019 but prior to June 30, 2020, minimum tangible net worth (net asset) of $1750,000; on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net asset) of $2,500,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net asset) of $3,000,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net asset) of $3,500,000; on or after December 31, 2021, minimum tangible net worth (net asset) of $5,000,000, (ii) interest coverage ratios must be greater than 1.25-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending December 31, 2017, (iii) the Company and Axxum must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000. Management conferred with the bank regarding the covenants and determined that the Company was in compliance after giving effect to clarification in the definitions and formulas set forth by the bank in regard to the calculation of the above covenants.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Loan and Security Agreement, including the addition of Cloudburst as a borrower. The stated interest rate increased to 6.75% and the loan covenants remained the same.

On June 29, 2020, the Company amended and restated the Loan and Security Agreement by extending the maturity date to March 22, 2024 with a monthly repayment of principal in the amount of $62,500 on or after June 22, 2020. The stated interest rate decreased to 6.25%.

The loan covenants were replaced as follows: (i) on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net liability) of $2,750,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net liability) of $1,750,000; on or after December 31, 2021, but prior to September 30, 2022, minimum tangible net worth (net liability) of $1,250,000; on or after September 30, 2022 but prior to December 31, 2022, minimum tangible net worth (net asset) of $500,000; on or after December 31, 2022, but prior to June 30, 2023, minimum tangible net worth (net asset) of $1,250,000; on or after June 30, 2023 but prior to December 31, 2023, minimum tangible net worth (net asset) of $2,000,000; on or after December 31, 2023, minimum tangible net worth (net asset) of $2,500,000, (ii) interest coverage ratios must be greater than 1.20-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending June 30, 2020 (iii) the Company must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000.

As of September 30, 2022, the stated rate of interest of the loan was 5.25%.

The Company has categorized balances due within one operating period as current and those payments due after one operating period as long-term. As of September 30, 2022 and December 31, 2021, the Company recorded bank loan-current portion of $743,421, net of debt discount of $6,579 and $743,421, net of debt discount of $6,579 and bank loan-long term portion of $370,753, net of debt discount of $3,290 and $936,543, and net of debt discount of $8,224 and, respectively.

Loan principal repayment table:

2022 (excluding the nine months ended September 30, 2022)	187,500
2023	750,000
2024	186,543
$1,124,043

Pledge agreement

Concurrent with Axxum’s procurement of the above-mentioned revolving credit line and loan, Axxum entered into a Pledge Agreement. The following pledges of collateral and credit enhancement were made by Axxum and the Company as the sole member of Axxum: (i) the Company equity ownership in Axxum and (ii) all of Axxum’s assets, such as accounts, instruments, equipment, fixtures, deposit accounts, letter of credit rights, and any other assets. All future debt is subordinated to the bank term loan until the term loan is repaid in full. Personal guarantees have also been made by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the term loan.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Pledge Agreement, including the addition of Cloudburst as a pledgor. The following pledges of collateral and credit enhancement were made by Axxum, Cloudburst, and the Company: (i) all of the equity of Axxum, Cloudburst and each other subsidiary of the Company then owned or hereafter acquired by the Company and (ii) all rights to which the owner of the pledged equity then or may thereafter become entitled by virtue of owning such pledged equity and being a member of Axxum, Cloudburst, and each other subsidiary of the Company.

NOTE 9 — LOANS PAYABLE

EIDL Loan

On July 16, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL Loan. Installment payments, including principal and interest, are due monthly beginning July 16, 2021 (twelve months from the date of the EIDL Loans) in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Loan. The

Company recorded note payable as $3,202 and $1,586 of loan payable under current liability and $146,798 and $148,414 of long-term loan payable, respectively, as of September 30, 2022 and December 31, 2021.

NOTE 10 — PROMISSORY NOTES

Subordinated convertible notes payable

As part of the consideration for the acquisition of Axxum by the Company, the Company issued two subordinated convertible promissory notes for $250,000 each to the prior members of Axxum as partial consideration for their equity interest in Axxum. These notes became due on May 22, 2020. They carry an annual interest rate of 4% with quarterly coupon payments due on February 22, 2018, May 22, 2018, August 22, 2018, November 22, 2018, February 22, 2019, and the on the 22nd day following the end of each quarter in subsequent periods. Each note is entitled to be converted into 25,000 shares of the Company’s common stock at an effective conversion price of $10.00 per share on or after November 22, 2019. The Company has determined that there was no beneficial conversion feature resulting from the issuance of these notes. The notes were amended to extend the maturity date to August 1, 2021. During the year ended December 31, 2021, one convertible promissory note of $250,000 was converted into 100,000 shares of common stock.

As of September 30, 2022 and December 31, 2021, the Company had outstanding convertible notes payable of $250,000.

Subordinated promissory notes payable

As part of the consideration for the acquisition of Cloudburst by the Company, the Company issued four promissory notes in the aggregate principal value of $900,000 to two prior members of Cloudburst as partial consideration for their membership interests in Cloudburst. Two notes with a principal value of $120,000 and $180,000, respectively, became due on July 15, 2019; the other two notes with a principal value of $240,000 and $360,000, respectively, become due on September 15, 2019. The notes carry an annual interest rate of 4% due and payable on maturity date. The notes were currently in default as of December 31, 2021. On April 20, 2022, the holders of the four promissory notes tendered them to the Company for cancellation.

On April 20, 2022, the Company settled litigation with the former sellers of Cloudburst for $200,000 in exchange for their tendering to the Company for cancellation (i) the $900,000 promissory notes and (ii) 186,048 shares of common stock that the Company had issued to them in connection with their selling Cloudburst to the Company in April 2019. During the year ended September 30, 2022, the Company recorded gain on settlement of debt of $750,000 and 186,048 shares of treasury stock.

Promissory notes payable

As bridge capital until the Company closes the next round of equity capital, the Company issued three promissory notes in the aggregate principal value of $737,250 to two investors. One note with a principal value of $131,250 was due on March 23, 2020, representing $6,250 in Guaranteed Interest; another note with a principal value of $303,000 was due on June 30, 2020, representing $2,500 in original issuance discount and $500 in guaranteed interest; a third note with a principal value of $303,000 was due on October 5, 2020, representing $2,500 in original issuance discount and $500 in interest. The first note carries an annual interest rate of 5%, whereas the other two notes carry an annual interest rate of 4.5% that commenced upon the funding date through the date of repayment. During the year ended December 31, 2020, the Company repaid $437,250; accordingly, as of December 31, 2020, there was one promissory note outstanding with principal of $300,000.

During the year ended December 31, 2021, the Company refinanced the $300,000 outstanding note by issuing a new unsecured promissory note for a principal value of $300,000 with an annual interest rate of 24.0%. Additionally, the Company issue a second and third unsecured promissory note for working capital purposes in the amounts of $300,000 and $100,000, each with an annual interest rate of 24.0%.

On April 20, 2022, the Company issued to an otherwise unaffiliated investor a $100,000 promissory note for $100,00 in gross proceeds.

On June 21,2022, the Company issued to an otherwise unaffiliated investor a $125,000 promissory note for $125,000 in gross proceeds.

On September 21, 2022, the Company issued to an otherwise unaffiliated investor a $355,000 promissory note for $205,000 in gross proceeds. The company has existing borrowing of $125,000, that is being refinanced and is now included in this note.

As of September 30, 2022 and December 31, 2021, the Company had outstanding notes payable of $1,130,000 and $700,000 respectively.

On March 22, 2022, the Company issued subordinated convertible promissory notes with principal value of $526,315 to six investors. While subordinate to bank lender the notes are secured by The Company’s assets. The Company issued to an independent director a $236,842 subordinated convertible note. The Company issued to an otherwise unaffiliated investors of subordinated convertible notes in principal amounts of $52,631 to three investors, $105,263 to a fifth investor and $26,315 to a sixth investor. The notes carry annual interest rate of 8% that commenced upon funding date through the date of repayment.

NOTE 11 — PRIVATE PLACEMENT

On November 27, 2017, the Company issued to certain accredited investors and a placement agent investment unit that were comprised of Series A Convertible Preferred Stock, Warrants, and common stock. The net proceeds of the transaction after deducting placement agent and closing fees were $1,164,713; these proceeds were allocated to the preferred stock, warrants, and common stock according to the following amounts: $770,100, $393,945, and $667, respectively.

The Company issued 345,528 shares of Series A Convertible Preferred Stock to the investors and a placement agent that are convertible into 345,528 of newly issuable shares of the Company’s common stock. Management assessed the attributes of the Series A Convertible Preferred Stock and determined that the securities for accounting purposes should be treated as debt, as they call for liquidation preference, preferred dividends that are akin to interest payments, and certain redemption features that require settlement in cash. The convertible stock is redeemable May 20, 2021. In the event that the convertible stock is redeemed, the Company will be required to pay a redemption premium of $129,412 in excess of the face value of $1,294,117; the total redemption value would be $1,423,529. The Company has determined that there was discount from the issuance costs, discount related to the valuation of the warrants, and discount related beneficial conversion feature of the convertible preferred stock totaling $1,048,034. The Company accounts for the convertible stock discount and redemption premium via a convertible preferred stock contra account that accretes to the redemption value over five years. At each reporting period, the Company accounts for the accretion as an increase to the net value of the convertible preferred stock and corresponding charge to the interest expense is recognized to results of operations. During the nine months ended September 30, 2022 and 2021, the Company recorded amortization of discount of $0 and $233,709, respectively.

Warrant

On January 15, 2022, the Company issued 1,333,336 warrants at exercise price of $0.45. The warrants will expire on November 22, 2025. The Company recorded fair value of warrants of $819,717 as financing expense.

On March 8, 2022, the Company issued 529,067 warrants to the originators of $700,000 of investor notes at exercise price of $0.92. The warrants will expire on March 8, 2026. The Company recorded fair value of warrants of $238,942 as financing expense.

On March 22, 2022, the Company issued 196,911 warrants with subordinated convertible promissory note at exercise price of $1.41. The warrants will expire on March 22, 2026 respectively. The Company recorded fair value of warrants of $51,449 as debt discount. During the nine months ended September 30, 2022, the Company recorded amortization of debt discount of $25,724.

Valuation

The Company utilizes the Black-Scholes model to value its warrants. The Company utilized the following assumptions:

September 30,
2022
Expected term	$1.93 – 2.75 years
Expected average volatility	87% – 88%
Expected dividend yield	—
Risk-free interest rate	0.99% – 2.38%

A summary of activity during the period ended September 30, 2022 follows:

			Weighted
	Number of	Weighted Average	Average
	shares	Exercise Price	Life (years)
Outstanding, December 31, 2021	406,969	$1.84	3.53
Granted	2,059,314	0.66	4.05
Exercised	—	—	—
Expired	—	—	—
Outstanding, September 30, 2022	2,466,283	$0.86	3.30

The Company has accounted for the issuance of common stock and warrants issued for cash proceeds in the private placements as equity instruments. Management believes that the warrants are indexed to and are settled in the Company’s own common stock; therefore, they should be accounted for as permanent equity.

NOTE 12 — LEASE COMMITMENTS

Operating lease

After the acquisition of Cloudburst, the Company entered into a new non-cancelable operating lease agreement with Scandium, LLC, for the lease of a new floor in the same building as it had occupied. This new lease agreement commenced on December 1, 2019 and expires in 48 months. The monthly rent for the first 12 months was $10,351, the second 12 months was $10,687, the third 12 months will be $11,035, and the fourth 12 months will be $11,393. The agreement calls for a security deposit of $10,351.

The Company recognized operating lease ROU assets and lease liabilities as follows:

	September 30,	December 31,
	2022	2021
Operating lease ROU asset	$143,897	$230,316

	September 30,	December 31,
	2022	2021
Operating lease liabilities
Current portion	$130,398	$120,822
Non-current portion	22,723	121,881
Total	$153,121	$242,703

As of September 30, 2022, future minimum lease payments under the non-cancelable operating leases are as follows:

Future payment
2022 (excluding the nine months ended September 30, 2022)	33,463
2023	125,328
2024	—
$158,791

The monthly rental expense using the straight-line method over 48 months is $10,867.

The following summarizes other supplemental information about the Company’s operating lease as of September 30, 2022:

Weighted average discount rate	6.75%
Weighted average remaining lease term (years)	1.17

The Company recognized total lease expense of $96,150, for the nine months ended September 30, 2022 and 2021, primarily related to operating rent lease costs paid to lessors.

NOTE 13 — CONTRACTUAL COMMITMENTS

The Company entered into contract with a vendor for the provision of services from October 1, 2020 to September 30, 2021. The mutual satisfaction of the contract is necessary for both the Company and the vendor so that the Company may, in turn, satisfy certain future performance obligations under its revenue generating contracts with its customers. As of September 30, 2022 and December 31, 2021, the outstanding commitment to the vendor was $0 and $598,516, respectively.

NOTE 14 — RISKS

Credit risk

The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent.

The Company is subject to risk borne from credit extended to customers.

Interest risk

The Company is subject to interest rate risk when its loans become due and require refinancing or if the prime rate adjusts, as the Company’s loans are based on adjustable interest rates.

Inflation risk

Management monitors changes in prices levels. Historically, inflation has not materially impacted the Company’s financial statements; however, significant increases in the cost of labor that cannot be passed on to the Company’s customers could adversely impact the Company’s results of operations.

Concentration risks

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the nine months ended September 30, 2022 and 2021. Accordingly, there was a concentration of risk in demand for the Company’s services.

	For the nine months ended September 30,
	2022		2021
Customer	Amount	%	Amount	%
A	5,545,389	47%	4,900,868	42%
B	3,291,386	28%	2,650,878	23%
C	1,103,537	9%	1,378,127	12%

All of the Company’s operations are conducted in one location. If the Company is unable to renew its lease, or if sales from the single location do not generate future positive cash flows, the Company may become insolvent.

NOTE 15 — FINANCIAL INSTRUMENTS

The Company classified the following securities as financial instruments:

	2022
	Level 1	Level 2	Level 3	Total
Liabilities
Subordinated convertible promissory notes	$—	$—	$776,315	$776,315
Series A – convertible preferred stock	$—	$—	$1,294,117	$1,294,117
Equity
Warrants	$—	$—	$1,259,117	$1,259,117

	2021
	Level 1	Level 2	Level 3	Total
Liabilities
Subordinated convertible promissory notes	$—	$—	$250,000	$250,000
Series A – convertible preferred stock	$—	$—	$1,294,117	$1,294,117
Equity
Warrants	$—	$—	$134,288	$134,288

Management believes the carrying values of the above securities approximate their fair values. The subordinated convertible promissory notes carry an interest rate that is indicative of the Company’s overall borrowing cost and the length of time until maturity is not expected to significantly impact their value. The convertible preferred stock, which is akin to debt, has been discounted to its presented carrying value in accordance with the debt discounts and redemption premiums recognized.

NOTE 16 — RELATED PARTY TRANSACTIONS

Personal guarantees were entered by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the Main Street Bank loan.

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The total sales of these five purchase orders were $82,581and $101,509 as of September 30, 2022 and December 31, 2021, respectively.

NOTE 17 — OTHER INCOME

The other income amount of $843,598 is mainly due to the extinguishment of the debt related to the promissory note in the amount of $750,000 for the nine months ended September 30, 2022.

The other income amount of $920,200 is due to the extinguishment of the debt related to the PPP loan. The Company submitted the PPP loan forgiveness application in October 2020 and received notice of completion of forgiveness in January 2022.

NOTE 18 — EARNINGS PER SHARE

The components of basic and diluted EPS were as follows:

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Basic Earnings (Loss) Per Share Numerator
Net Income (loss)	$(460,619)	(117,584)	$(1,299,013)	$541,314
Income Available to Common Stockholders	(460,619)	(117,584)	(1,299,013)	541,314

Diluted Earnings (Loss) Per Share Numerator
Add back interest for subordinated convertible promissory note	5,000	2,500	7,500	7,500
Add back interest for series A convertible preferred stock	—	222,104	—	331,978

Income Available to Common Stockholders on Converted Basis	$(455,619)	$107,020	$(1,291,513)	$880,792

Original Shares:
Basic Weighted Average Shares Outstanding	14,208,523	12,154,515	14,281,718	11,370,798

Dilutive Shares:
Additions from Potential Events
- Conversion of Subordinated Convertible Promissory Note	100,000	100,000	100,000	100,000
- Conversion of Series A Convertible Preferred Stock	2,106,075	2,106,075	2,106,075	2,106,075
- Exercise of Investor and Placement Agent Warrants	2,466,283	1,740,305	2,466,283	1,740,305
Diluted Weighted Average Shares Outstanding:	18,880,881	16,100,895	18,954,076	15,317,178

Earnings (loss) Per Share
- Basic	$(0.03)	$(0.01)	$(0.09)	$0.05
- Diluted	$(0.03)	$(0.01)	$(0.09)	$0.06

NOTE 19 — SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to and through February 9, 2023. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On November 22, 2022, the Company issued to three otherwise unaffiliated investors $2,777,778 promissory notes, 394,011 common shares and 984,557 warrants for $2,500,000 in gross proceeds.

On November 23, 2022, the company retired two promissory notes, one note totaling $355,000, and a second note totaling $100,000.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

November 21, 2022

by and among

WESTERN ACQUISITION VENTURES CORP.,

WAV MERGER SUB, INC., and

CYCURION, INC.

and

Emmit McHenry, solely in his capacity as the Stockholder Representative

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 21, 2022, is entered into by and among Western Acquisition Ventures Corp., a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), WAV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Cycurion, Inc., a Delaware corporation (the “Company”), and [Emmit McHenry] (the “Stockholder Representative”), solely in [his] capacity as the Stockholder Representative pursuant to the designation in Section 11.16. Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, in connection with the Merger, the stockholders of the Company will be entitled to receive merger consideration in the form of the right to receive stock in PubCo, as more fulsomely described in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and certain other stockholders of Acquiror entered into a letter agreement (the “Sponsor Support Agreement”) with Acquiror and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into Support Agreements (each, a “Company Support Agreement”) with the Acquiror;

WHEREAS, concurrently with the execution of this Agreement, the Company and the Acquiror are entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and the Acquiror has agreed to issue to the PIPE Investors, shares of the Company’s Series A Convertible Preferred Stock and to grant to the PIPE Investors common stock purchase warrants for an aggregate investment by the PIPE Investors of up to five million dollars (the “PIPE Investment Amount”) on the Closing Date immediately prior to the Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements (the “PIPE Investment”);

WHEREAS, in connection with the Merger, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive common stock of PubCo (the

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“PubCo Common Stock”) pursuant to Article III will enter into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), upon the Closing;

WHEREAS, in connection with the Merger, Acquiror shall adopt the amended and restated bylaws (the “PubCo Bylaws”) in the form set forth on Exhibit A;

WHEREAS, in connection with the Merger, Acquiror shall adopt, subject to obtaining the Acquiror Stockholder Approval, the amended and restated certificate of incorporation (the “PubCo Charter”) in the form set forth on Exhibit B;

WHEREAS, at the Closing, the shares of Company Common Stock (including shares of Company Preferred Stock that will first be converted into shares of Company Common Stock) will be converted into shares of PubCo Common Stock;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and upon the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the stock incentive plan (the “Acquiror Incentive Plan”) in the form set forth on Exhibit C;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder to which each of PubCo, Merger Sub, and Company is to be a party under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement be adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) ((i) and (ii) collectively, the “Intended Tax Treatment”);

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub, and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below) and (ii) recommended to their respective stockholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, and the Company agree as follows:

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ARTICLE I

CERTAIN DEFINITIONS

1.1Definitions.As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Adverse Recommendation Change” means the Acquiror Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to the Company, the Acquiror Board Recommendation; (b) failing to include the Parent Board Recommendation in the Proxy Statement; (c) recommending an Acquisition Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Acquiror Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Acquiror Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by Acquiror or the Person making such Acquisition Proposal; (f) making any public statement inconsistent with the Acquiror Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Merger Sub Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror and Merger Sub Schedules” means the disclosure schedules of Acquiror and Merger Sub.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.6. “Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.3(d).

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Incentive Plan” means an equity incentive plan adopted by Acquiror on or prior to the Closing Date.

“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.3(c).

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“Acquiror Material Adverse Effect” means any event, change, or circumstance that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations or financial condition of the Acquiror or Merger Sub, taken as a whole, or (ii) the ability of the Acquiror or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency, or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger, or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which the Acquiror or Merger Sub operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God, or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group providing for business closures, changes to business operations, “sheltering-in-place,” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement, or guideline or interpretation thereof following the date of this Agreement or the Acquiror or Merger Sub’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Acquiror or Merger Sub operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Acquiror or Merger Sub to meet any projections, forecasts or budgets, or (i) any actions taken, or failures to take action, or such other changes or events, in each case, that Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, however, that any effect referred to in clauses (a), (b), (d), or (e) immediately above shall be taken into account in determining whether a Material Adverse

6

Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Acquiror, Merger Sub, and their Subsidiaries, taken as a whole, compared to other participants in the industries in which the Acquiror, Merger Sub, and their Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred).

“Acquiror Organizational Documents” means the Certificate of Incorporation and bylaws of Acquiror, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Private Placement Warrants” means warrants to purchase shares of Acquiror Common Stock issued to the Sponsor in connection with the initial public offering of the Acquiror.

“Acquisition Proposal” has the meaning specified in Section 8.9(c).

“Acquiror Public Warrant” means warrants to purchase one-half (1/2) of one share of Acquiror Common Stock issued to purchasers of Acquiror Units in connection with its initial public offering, as set forth in the Acquiror SEC Reports. As Acquiror will not issue fractional shares, Acquiror Public Warrants must be exercised in multiples of two warrants.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a). “Acquiror Stockholder” means a holder of Acquiror Common Stock. “Acquiror Stockholder Approval” has the meaning specified in Section 5.2(b).

“Acquiror Units” means the units of the Acquiror issued in connection with its initial public offering, which such units are comprised of one share of Acquiror Common Stock and one Acquiror Public Warrant.

“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Action” means any claim, action, suit, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.3(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto. “Amendment Proposal” has the meaning specified in Section 8.3(c).

“Ancillary Documents” means this Agreement, PubCo Bylaws, PubCo Charter, the Sponsor Support Agreement, the Company Support Agreements, the Registration Rights

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Agreement, the Lock-up Agreements, and all the agreements, documents, instruments, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), and the U.S. Travel Act, 18 U.S.C. § 1952.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws, and all other applicable Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ARP” means the American Rescue Plan Act of 2021 (Pub. L. 117-2), as amended, and the guidance, rules and regulations promulgated thereunder.

“Audited Financial Statements” has the meaning specified in Section 4.7.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 7.7.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CAA” means the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), as amended, and the guidance, rules and regulations promulgated thereunder.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance, rules, and regulations published with respect thereto or any other Law or executive order or executive memorandum intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign Law and including any related or similar orders or declarations from any Governmental Authority).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on January 11, 2021.

“Certificate of Merger” has the meaning specified in Section 2.1.

“Claim” means any demand, claim, action, legal, judicial, or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.3.

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“Closing Date” has the meaning specified in Section 2.3.

“Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Acquiror, the Company Board Recommendation; (b) recommending an Acquisition Proposal; (c) failing to reaffirm the Company Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; (d) making any public statement inconsistent with the Company Board Recommendation; or (e) resolving or agreeing to take any of the foregoing actions.

“Company Affiliate Agreement” has the meaning specified in Section 4.21. “Company Benefit Plan” has the meaning specified in Section 4.13(a). “Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.3(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 4, 2017, as thereafter amended by filings with the Secretary of State of the State of Delaware on July 14, 2020, and February 24, 2021.

“Company Common Stock” has the meaning specified in Section 4.6(a).

“Company Convertible Notes” mean those certain Convertible Promissory Notes set forth on Schedule 4.6(c).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in, or necessary for the conduct of the business of the Operating Group Companies, as currently conducted.

“Company Option” has the meaning specified in Section 3.4(a). “Company Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Preferred Stock Conversion” has the meaning specified in Section 3.1(b).

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“Company Products” shall mean the products or service offerings of any Operating Group Company that have been or are being marketed, sold, offered, provided, or distributed.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 4.3.

“Company Restricted Stock Unit” means, as of any determination time, each restricted stock unit that is outstanding, granted under the Company Stock Plan.

“Company Schedules” means the disclosure schedules of the Company.

“Company Software” means all Owned Company Software and third-party Software used in, or necessary for the conduct of, the business of the Company, as currently conducted.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stock Plan” means the Company’s 2021 Equity Incentive Plan. “Company Subsidiaries” has the meaning specified in Section 4.2(a). “Company Support Agreements” has the meaning specified in the recitals.

“Confidential Data” means all data for which the Company is required by Law, Contract, or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Converted Awards” has the meaning specified in Section 3.4(c). “Copyleft Terms” has the meaning specified in Section 4.11(g).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics, or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to then-current circumstances relating to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of

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the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act, FFA and Payroll Tax Executive Order.

“DGCL” means the Delaware General Corporation Law.

“Director Nomination Agreement” has the meaning specified in Section 9.2(d).

“Dissenting Shares” has the meaning specified in Section 3.8.

“Effective Time” has the meaning specified in Section 2.1.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal, or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Fund” has the meaning specified in Section 3.3(c).

“Exchange Ratio” means the quotient of (i) the assumed equity value of the Company ($95,000,000) divided by $10.00, divided by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Conversion) plus all shares of Company Common Stock issuable upon exercise, conversion, or vesting, as the case may be, of all Company Options, Company Convertible Notes, and Company Restricted Stock Units outstanding immediately prior to the Effective Date.

“FFA” means the Families First Coronavirus Response Act (Pub. L. No. 116-127), as amended, and the guidance, rules, and regulations promulgated thereunder (including any comparable provisions of state, local, or foreign Law and including any related or similar orders or declarations from any Governmental Authority).

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“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.7.

“Fraud” means an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules) or (b) Acquiror or Merger Sub with respect to the Acquiror and Merger Sub Representations (as qualified by Acquiror and Merger Sub Schedules); provided, that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event, or condition that gives rise to a breach of the applicable representation or warranty contained herein and (ii) that such fact, event, or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local, or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, arbitral body (public or private), court, or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, or award, in each case, entered by or with any Governmental Authority.

“Group Companies” has the meaning specified in Section 4.2(b).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including, but not limited to, petroleum, petroleum by-products, asbestos, or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

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“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance, or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any outstanding severance obligations with respect to terminations that occurred or occur prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing (including, in each case, the employer’s portion of employment, payroll, and similar Taxes associated therewith determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act or similar Law (including the Payroll Tax Executive Order), (i) guarantees, make-whole agreements, hold harmless agreements, or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business or directly in connection with the Transactions.

“Information or Document Request” means any request or demand for the production, delivery, or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory, or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle) brand names, logos, corporate names, and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information, and other proprietary information and rights (collectively, “Trade Secrets”), and (vi) rights in Software.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

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“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced, or licensed by or for any Operating Group Company for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.11.

“Law” means any statute, law, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by the Company or any other Operating Group Company.

“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of Acquiror and the Company (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment, or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-Up Agreement” means a lock-up agreement in the form of each of (x) Exhibit G-1 hereto (each, a “Company Stockholder Lock-Up Agreement”) and (y) Exhibit G-2 hereto (each, an “Acquiror Stockholder Lock-Up Agreement”).

“Material Adverse Effect” means any event, change, or circumstance that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations, or financial condition of the Operating Group Companies, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in

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applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency, or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger, or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which any of the Operating Group Companies operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group providing for business closures, changes to business operations, “sheltering-in-place,” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement, or guideline or interpretation thereof following the date of this Agreement or any Operating Group Company’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Operating Group Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment, or personnel, (h) any failure of the Operating Group Companies, taken as a whole, to meet any projections, forecasts, or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, that Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, however, that any effect referred to in clauses (a), (b), (d), or (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Operating Group Companies, taken as a whole, compared to other participants in the industries in which the Operating Group Companies conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning specified in Section 4.12(a).

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“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.1.

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Cash Condition” has the meaning specified in Section 9.3(f).

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror, and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Document, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Capital Market.

“Offer” has the meaning specified in the recitals hereto.

“Open Source Materials” has the meaning specified in Section 4.11(f).

“Operating Group Companies” means, collectively, the Company, Cloudburst Security, LLC, a Virginia limited liability company, Axxum Technologies, LLC, a Virginia limited liability company, and Cycurion Innovation, Inc., a Delaware corporation, and “Operating Group Company” means any of the Operating Group Companies, individually.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.7(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.7(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or any other Operating Group Company.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any other Operating Group Company and includes the Owned Company Software.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per-Share Merger Consideration” means with respect to a share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued in connection with the Company Preferred Stock Conversion, that number of shares of Pubco’s Common Stock multiplied by the Exchange Ratio.

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“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances, and restrictions on real property (including easements, covenants, rights of way, and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building, and other applicable Laws and municipal by-laws, and development, site plan, subdivision, or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, and (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, or (C) may thereafter be paid without penalty.

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind.

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in the Recitals hereto.

“PIPE Investors” has the meaning specified in the Recitals hereto.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the

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Processing of Protected Data; (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security, and/or the Processing of Protected Data, including, without limitation, all website and mobile application privacy policies and internal information security procedures; and (e) National Institute of Standards and Technology (NIST) 800-181 Workforce Framework for Cybersecurity (NICE Framework).

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages, and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal, or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.3(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Common Stock” means PubCo’s Common Stock, par value $0.0001 per share, entitling the holder of each such share to one vote per share.

“PubCo Listing Application” has the meaning specified in Section 6.7.

“PubCo Option” has the meaning specified in Section 3.4(a).

“PubCo Restricted Stock Unit” has the meaning specified in Section 3.4(b).

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

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“Registration Rights Agreement” has the meaning specified in the recitals hereto, and is in the form of Exhibit I hereto.

“Registration Statement” has the meaning specified in Section 8.3(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Retained Agents” has the meaning specified in Section 11.15(a).

“Schedules” means the Acquiror and Merger Sub Schedules and the Company Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal, or foreign entity and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models, and methodologies, whether in source code, object code, human readable form, or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts, and other documentation used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Western Acquisition Ventures Sponsor, LLC, a Delaware limited liability company.

“Stock Issuance Proposal” has the meaning specified in Section 8.3(c).

“Stockholder Action” has the meaning specified in Section 7.9.

“Stockholder Representative” has the meaning specified in Section 11.15(a).

“Subscription Agreements” has the meaning specified in the Recitals hereto.

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“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.1.

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit D.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit E.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means (a) all U.S. or non-U.S. federal, provincial, state, or local taxes, charges, fees, imposts, levies, or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments, and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned, or unclaimed property or assets, whether or not currently escheatable or reportable), or other tax of any kind whatsoever and denominated by any name whatsoever, including all interest, penalties, fines, assessments, deficiencies, and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary, or other affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) Contract or otherwise, and (c) any tax amounts (including interest and penalties) payable by Company (or any of its Affiliates) as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate, or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule, election, declaration, or attachment thereto and including any amendments, information return or supplement thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

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“Termination Date” means [December 31, 2022] or such later date as approved by the stockholders of Acquiror to complete a Business Combination.

“Transaction Proposal” has the meaning specified in Section 8.3(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.8(a).

“Trust Agreement” has the meaning specified in Section 5.8(a).

“Trustee” has the meaning specified in Section 5.8(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.7.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.2Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit,” and “Annex” refer to the specified Article, Section, Schedule, Exhibit, or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Operating Group Companies’ or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent any Operating Group Company from taking or failing to take any COVID-19 Actions and (x) no such COVID-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course, and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that such COVID-19 Actions do not disproportionately affect the Operating Group Companies as compared to other similarly situated companies that results in a Material Adverse Effect on the Company. The Company shall

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as promptly as reasonably practicable notify Acquiror after any Operating Group Company takes any individual, or commences any ongoing, COVID-19 Actions.

(c)Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(c), the Effective Time).

(d)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.

(f)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i)The phrases “delivered,” “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.3Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Emmit McHenry, Chief Executive Officer of the Company, Kurt McHenry, Chief Operating Officer of the Company, and Alvin McCoy, Chief Financial Officer of the Company, and, in the case of Acquiror, Stephen Christoffersen, Chief Executive Officer of Acquiror, and William Lischak, Chief Financial Officer of Acquiror.

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ARTICLE II

THE MERGER; CLOSING

2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.2Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Company.

2.3Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date that is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in the applicable provisions of the DGCL.

2.4Organizational Documents of Acquiror and the Surviving Company.

(a)At the Closing and immediately prior to the Effective Time, the Certificate of Incorporation and the bylaws of Acquiror shall be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b)At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

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2.5Directors and Officers of Acquiror and the Surviving Company.

(a)Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of [five] directors, a majority of whom shall meet the independence requirements of Nasdaq. The Pubco Board shall include one person nominated by the Acquiror, and [four] persons nominated by the Company. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b)Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Acquiror (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) the persons contemplated to be on the Board of Directors of the Surviving Company pursuant to the Director Nomination Agreement shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d)Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

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ARTICLE III

EFFECTS OF THE MERGER

3.1Effect on Securities. Subject to the provisions of this Agreement:

(a)immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into a number of shares of Company Common Stock in accordance with the Company Certificate of Incorporation (collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;

(b)at the Effective Time (and, for the avoidance of doubt, following the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and upon the terms and subject to the conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.4(a)(ii)), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the applicable Per-Share Merger Consideration. All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.1(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.1(b) into which such share of Company Common Stock shall have been converted in the Merger;

(c)at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(d)at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

3.2Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock, or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding shares of Acquiror Common Stock (or

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any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Common Stock (or any other equity security interests in Acquiror), then any number, value (including dollar value), or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock, or shares of Acquiror Common Stock (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of shares of Company Preferred Stock, or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.2 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.3Delivery of Closing Merger Consideration.

(a)As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Acquiror shall appoint American Stock Transfer & Trust Company, LLC (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging stock certificates, if any, representing the Company Capital Stock and the Company Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the Per-Share Merger Consideration issuable in respect of such Company Capital Stock pursuant to Section 3.1(a) and Section 3.1(b) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that American Stock Transfer & Trust Company, LLC is unable or unwilling to serve as the Exchange Agent, then Acquiror and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than five (5) Business Days prior to the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed), Acquiror shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Acquiror and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed).

(b)At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)At the Closing, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 3.3 through the Exchange Agent, evidence of Pubco Common Stock in book-entry form representing the Acquiror Common Stock issuable pursuant to Section 3.1(a) and Section 3.1(b) in exchange for the Company Capital Stock outstanding immediately prior to the Effective Time. All shares in book-entry form representing the Pubco Common Stock issuable pursuant to Section 3.1(a) and Section 3.1(b) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

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(d)Each Company Stockholder whose Company Capital Stock has been converted into the right to receive Pubco Common Stock pursuant Section 3.1(a) and Section 3.1(b) shall be entitled to receive the Pubco Common Stock to which he, she, or it is entitled on the date provided in Section 3.3(e) upon (i) surrender of a stock certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Capital Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal) to the Exchange Agent.

(e)If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with 3.3(d) (i) at least one Business Day prior to the Closing Date, then Acquiror and the Company shall take all necessary actions to cause the applicable Pubco Common Stock to be issued to the applicable Company Stockholder in book-entry form on the Closing Date or (ii) less than one Business Day prior to the Closing Date, then Acquiror and the Company (or the applicable Surviving Company) shall take all necessary actions to cause the applicable Pubco Common Stock to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)If any Pubco Common Stock is to be issued to a Person other than the Company Stockholder in whose name the surrendered stock certificate or the transferred Company Capital Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable Pubco Common Stock that (i) either such stock certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Capital Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such stock certificate or Company Capital Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)No interest will be paid or accrued on the Pubco Common Stock. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.3, each share of Company Capital Stock (other than, for the avoidance of doubt, the Company Capital Stock cancelled and extinguished pursuant to Section 3.1(d)) shall solely represent the right to receive the applicable Per-Share Merger Consideration.

(h)At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(i)Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her, or its Company Capital Stock for the applicable Pubco Common Stock in accordance with this Section 3.3 prior to that time shall thereafter look only to Acquiror for the issuance of the

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applicable Pubco Common Stock, without any interest thereon. None of Acquiror, the Combined Company, or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Pubco Common Stock remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

3.4Treatment of Company Options, Company Restricted Stock Units, and Company Convertible Notes.

(a)Effective as of the Effective Time, each option to purchase shares of the Company Common Stock (a “Company Option”) granted under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by the PubCo and shall be converted into a stock option (a “PubCo Option”) to acquire such number of shares of PubCo Common Stock in accordance with this Section 3.4(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per-share exercise price determined by dividing the per-share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. The Company shall take such actions to cause the Company Stock Plan as of the Effective Time to apply only to the Company Options that are outstanding as of the Effective Time and assumed and converted pursuant to this Section 3.4(a).

(b)Effective as of the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be assumed by PubCo and shall be converted into a restricted stock unit (a “PubCo Restricted Stock Unit”) to acquire such shares of PubCo Common Stock in accordance with this Section (a). Each such PubCo Restricted Stock Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Stock Unit immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement, or in such Company Restricted Stock Award by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Restricted Stock Unit as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time by Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, subject to the same vesting and other conditions of such Company Restricted Stock Unit. The Company shall take such actions to cause the Company Stock Plan as of the Effective Time

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to apply only to the Company Restricted Stock Units that are outstanding as of the Effective Time and assumed and converted pursuant to this Section (a).

(c)Notwithstanding the foregoing, the conversions described in Section 3.4(a) and (b) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each PubCo Option and each PubCo Restricted Stock Unit shall be subject to the Acquiror Incentive Plan (and considered “Converted Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option or Company Restricted Stock Unit as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.

(d)As of the Effective Time, each Company Convertible Note shall be convertible into that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Convertible Note immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per-share conversion price determined by dividing the per-share conversion price of such Company Convertible Note immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent.

3.5Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company, and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, that before making any deduction or withholding pursuant to this Section 3.5 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror shall use commercially reasonably efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.5. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company, or any of their respective Affiliates deducts or withholds such amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.6No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo Common Stock or certificates or scrip representing such fractional shares shall be issued upon the conversion of Company Common Stock pursuant to Section 3.1(b), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to

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any other rights of a holder of PubCo Common Stock. In lieu of the issuance of any such fractional share, each Person who would otherwise be entitled to a fraction of PubCo Common Stock (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such Person) shall have the number of shares of PubCo Common Stock issued to such Person rounded up in the aggregate to the nearest whole number of shares of PubCo Common Stock.

3.7Payment of Expenses.

(a)No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Stockholders in direct connection with the conduct of the Company’s preparation, negotiation, and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, and financial advisors engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b)No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Merger Sub, or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub, or the Sponsor or for any other agents, advisors, consultants, experts, and financial advisors engaged by or on behalf of Acquiror, Merger Sub, or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees), its reporting obligations under the Securities Act and the Exchange Act, and the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

3.8Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per-Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished, and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right

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to receive the Per-Share Merger Consideration upon the terms and subject to the conditions set forth in this Agreement. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty, or covenant and (b) such other representations, warranties, or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty, or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.1Corporate Organization of the Company.

(a)The Company has been duly incorporated, is validly existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease, and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct, and complete and are in effect as of the date of this Agreement.

(b)As listed on Schedule 4.1, the Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2Company Subsidiaries.

(a)The Company’s direct and indirect Subsidiaries (the “Company Subsidiaries”), together with their respective jurisdictions of incorporation or organization, as applicable, are listed on Schedule 4.2(a). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, as set forth on Schedule 4.2(a) or in the ordinary course of business, the Company does not own, directly or indirectly, any ownership, equity, profits, or voting interest in any Person or have any agreement or commitment to purchase

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ny such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)Each Company Subsidiary is duly incorporated, formed, or organized, validly existing, and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation, or organization and has the requisite corporate, limited liability company, or equivalent power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and all of its direct and indirect Subsidiaries (collectively, the “Group Companies”), taken as a whole. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership, or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the organizational documents of each Company Subsidiary, as amended and currently in effect, have been made available to Acquiror. No Company Subsidiary is in violation of any of the provisions of its governing documents in any material respect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c)All issued and outstanding shares of capital stock, limited liability company interests, and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, and fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right, and (iii) have been offered, sold, and issued in compliance with applicable Law and the applicable Company Subsidiary’s respective governing documents.

(d)Except as set forth on Schedule 4.2(d), there are no subscriptions, options, warrants, equity securities, partnership interests, or similar ownership interests, calls, rights (including preemptive rights), commitments, or agreements of any character to which any Operating Group Company is a party or by which any are bound obligating such Operating Group Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any ownership interests of such Operating Group Company or obligating such Operating Group Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement.

4.3Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Document to this Agreement to which it is a party and (subject to the approvals described in Section 4.5 and the adoption of this Agreement and approval of the Merger by holders of (i) a majority of the voting power of the outstanding shares of Company Capital Stock, voting as a single class in accordance with the Company Certificate of Incorporation and (ii) a majority of the then outstanding shares of Company Preferred Stock (the “Company Requisite Approval”)) to perform its obligations

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hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Prior to the Closing, the Company has received or shall have received the consent of at least a majority of the outstanding shares of Company Preferred Stock approving the Company Preferred Stock Conversion. The execution, delivery, and performance of this Agreement and such Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and, upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Document will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

4.4No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution, delivery, and performance of this Agreement and each Ancillary Document to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws, or other organizational documents of any of the Group Companies, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to any of the Operating Group Companies, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration, or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting, or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which any Operating Group Company is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties, equity interests, or assets of any Operating Group Company, except (in the case of clauses (b), (c), or (d) above) for such violations, conflicts, breaches, or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority or notice, approval, consent waiver, or authorization from any Governmental Authority is required on the part of any Operating Group Company with respect to the Company’s execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law,

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(b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any consents, approvals, authorizations, designations, declarations, waivers, or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.5.

4.6Capitalization.3

(a)As of the date hereof, the authorized capital stock of the Company is 75,000,000 shares of capital stock consisting of: (i) 70,000,000 shares of Company Common Stock, par value $0.001 per share (the “Company Common Stock”); and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 400,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the remainder of which are undesignated. As of November [●], 2022, there were: (a) [10,852,712] shares of Company Common Stock issued and outstanding; and (b) [345,528] shares of Series A Preferred Stock issued and outstanding.

(b)All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.6(b), are fully vested. Set forth on Schedule 4.6(b) is a true, correct, and complete list of each holder of shares of Company Common Stock, Company Preferred Stock, or other equity interests of the Company (other than Company Options) and the number of shares of Company Common Stock, Company Preferred Stock, or other equity interests held by each such holder as of [·], 2022. Except as set forth in this Section 4.6 or on Schedule 4.6(b), Schedule 4.6(c), or pursuant to the Company Stock Plan, as of [·], 2022, there are no other shares of Company Common Stock, Company Preferred Stock, or other equity interests of the Company authorized, reserved, issued, or outstanding.

(c)Except for (i) Company Options and Company Restricted Stock Units granted pursuant to the Company Stock Plan, (ii) the Company Preferred Stock, and (iii) the Company Convertible Notes, as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights, or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests, or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.6(c), there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.6(c), there are no outstanding bonds, debentures, notes, or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.6(c), as of the date hereof, the Company is not party to any stockholders’ agreement, voting agreement, or

3 Note to Draft: Alvin to fill in blanks in clauses (a) and (b) of this rep.

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registration rights agreement relating to its equity interests. With respect to each Company Option, Company Restricted Stock Unit, and Company Convertible Note, Schedule 4.6(c) sets forth, as of the date hereof, the name of the holder of such Company Option, Company Restricted Stock Unit, or Company Convertible Notes, the number of vested and unvested shares or common stock equivalents covered by such Company Option, Company Restricted Stock Unit, or Company Convertible Note, the date of grant and the cash exercise price, strike price, or offset amount per share/unit of such Company Option or current outstanding balance under such Company Convertible Note. The Company has made available to Acquiror a true and complete copy of the Company Stock Plan and form of agreement evidencing each Company Option, each Company Restricted Stock Unit, and Company Convertible Note, and has also delivered any other option agreements and restricted share agreements to the extent there are material variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted, in all material respects, in compliance with all applicable Laws and upon the terms and subject to the conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) docs not trigger any liability for the holder thereof under Section 409A of the Code.

4.7Financial Statements. Attached as Schedule 4.7 are (a) the audited consolidated balance sheets of the Company as of December 31, 2020 and 2021, and the audited consolidated statements of operations and statements of cash flows of the Company for the years ended December 31, 2020 and 2021, together with the auditor’s reports thereon (the “Audited Financial Statements”); and (b) (i) the unaudited consolidated balance sheet of the Company as of June 30, 2022 and the unaudited consolidated statements of operations, statements of stockholders’ deficit and statements of cash flows of the Company for the six months ended June 30, 2022 (the “Unaudited Financial Statements”) (the Unaudited Financial Statements together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity, and cash flows of the Operating Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from the books and records of the Operating Group Companies, and the Audited Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB registered auditor.

4.8Undisclosed Liabilities. There is no liability, debt, or obligation against any Operating Group Company that would be required to be set forth or reserved for on a consolidated balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that

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would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9Litigation and Proceedings. Except as set forth in Schedule 4.9, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against any Operating Group Company that would, individually or in the aggregate, (a) result in a Material Adverse Effect or (b) seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Operating Group Company which would, individually or in the aggregate, have a Material Adverse Effect.

4.10Compliance with Laws.

(a)Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.19) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.13 and 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company is, and since December 31, 2018 has been, in compliance in all material respects with all applicable Laws. No Operating Group Company has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Operating Group Company or, to the knowledge of the Company, any officer, director, manager, employee, agent, or representative of any Operating Group Company, in each case, acting on behalf of an Operating Group Company, in violation of any applicable Anti-Corruption Law, (ii) no Operating Group Company has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) no Operating Group Company has conducted any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority relating to any noncompliance with any Anti-Corruption Law, and (iv) no Operating Group Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operations of each Operating Group Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the

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United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the applicable money laundering statutes of jurisdictions where each Operating Group Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving any Operating Group Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d)Neither any Operating Group Company, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate, or representative of the Company or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by a Person that is:

(i)the subject or target of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, including, without limitation, the designation as a “specially designated national” or “blocked person,” the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(ii)located, organized, or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the securities hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other person or entity (a) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (b) to fund or facilitate any activities of or business in any Sanctioned Country, or (c), to the knowledge of the Company, in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor, or otherwise) of Sanctions.

(e)Since December 31, 2018, each Operating Group Company has not knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject or target of Sanctions or with any Sanctioned Country.

(f)Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Operating Group Company or, to the knowledge of the Company, any officer, director, manager, employee, agent, or representative of any Operating Group Company, in each case, acting on behalf of such Operating Group Company, in violation of any applicable International Trade Laws, (ii) no Operating Group Company has been convicted of violating any International Trade Laws or, to the knowledge of the Company, subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) no Operating Group Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary

37

disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) no Operating Group Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.11Intellectual Property.

(a)Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations, and all pending registration applications for any of the foregoing, in each case, that are owned by any Operating Group Company (the “Registered Intellectual Property”), all of which are valid, enforceable, and subsisting. Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company is the sole and exclusive owner of all right, title, and interest in and to all of its Registered Intellectual Property set forth on Schedule 4.11(a) and all of its other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b)Except (i) as set forth on Schedule 4.11(b) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against any Operating Group Company by any third party claiming infringement, misappropriation, or other violation of Intellectual Property owned by such third party or by any Operating Group Company or in the conduct of the Operating Group Companies’ business. Except (x) as set forth on Schedule 4.11(b) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Operating Group Company is a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation, or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), since December 31, 2018, the products and services of each Operating Group Company and the conduct of each Operating Group Company’s business has not infringed, misappropriated, or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, each Operating Group Company either owns, has a valid license to use, or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license, or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Each Operating Group Company has taken commercially reasonable measures to protect its Confidential Data and the Confidential Data of any third party provided to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except

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as set forth on Schedule 4.11(c), the Company and each of its Subsidiaries has, and enforces, a policy requiring each current and former employee and each current and former contractor involved in the creation of Intellectual Property or Intellectual Property Rights for the Company or any Operating Group Company to execute a proprietary information, confidentiality, and invention assignment contract in the form(s) made available to Acquiror (each, a “Proprietary Information Agreement”), and all current and former employees and all current and former contractors of any Operating Group Company at any time involved in the creation of Intellectual Property Rights have executed such a Proprietary Information Agreement ensuring that all such Intellectual Property and Intellectual Property Rights that did not vest automatically in such Operating Group Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the applicable Operating Group Company), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written claims of third parties (including current and former employees or current and former contractors or their current or former employers) and, to the knowledge of the Company, there are no other claims alleging ownership of any Company Intellectual Property. All amounts payable by the Operating Group Companies to all Persons involved in the research, development, conception, or reduction to practice of any of Company Intellectual Property or Intellectual Property Rights have been paid in full. No current or former employee or current or former contractor of any Operating Group Company has any right, license, claim, or interest whatsoever in or with respect to any Company Intellectual Property or Company Intellectual Property Rights.

(d)No director, officer, or employee of any Operating Group Company has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)Except as set forth on Schedule 4.11(e), no government funding and no facilities or other resources of any university, college, other educational institution, or research center were used in the development of any Owned Intellectual Property.

(f)To the knowledge of the Company, the Owned Company Software and all Software that is used by any Operating Group Company is not materially adversely impacted by any viruses, worms, Trojan horses, and other known contaminants and does not contain any bugs, errors, or problems of a material nature that would materially disrupt its operation or have a Material Adverse Effect on the operation of other Software. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Operating Group Companies is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software,” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL), and the Apache License) (“Open Source Materials”) used by the Company in any way.

(g)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Operating Group Companies has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned

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Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software, or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification, and/or distribution of such Open Source Materials that other software incorporated into, derived from, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii), and (iii), in such a way that grants or otherwise requires any such Operating Group Company to (x) disclose, distribute, license, grant rights, or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction, or condition on the right or ability of any Operating Group Company to use, distribute, or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).

(h)Except as set forth on Schedule 4.11(h), (i) with respect to all material Owned Company Software, each of the Operating Group Companies is in actual possession or control of the applicable source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance, and support of such Owned Company Software, (ii) no Operating Group Company has disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain strictly the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Operating Group Companies is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by an Operating Group Company to contractors engaged to perform services for such Operating Group Company or to customers in the ordinary course of business, no Person other than the applicable Operating Group Company has any rights to use any Owned Company Software. Except as set forth on Schedule 4.11(h), no source code for Owned Company Software is subject to any technology or source code escrow arrangement or obligation. No Person will have a right to access or possess any source code of Owned Company Software (whether as a result of an escrow agreement) or otherwise, as a result of the execution, delivery, and performance by the Company of this Agreement.

(i)The Owned Company Software performs materially in accordance with its specifications and materials provided to customers corresponding to such Software. Material reported defects and reports of errors are monitored in accordance with customary practices existing between each Operating Group Company and its customers.

(j)In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), Processing, and/or use of any information or Protected Data, each Operating Group Company is and has been, in compliance with all Privacy and Security Requirements. Each Operating Group Company has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place to protect the confidentiality, integrity, and availability of all systems, information, and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(k), no Operating Group Company has experienced any security incident that has compromised the

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integrity or availability of its network, systems, data, or information. Each Operating Group Company is and has been in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft, and breach of security notification obligations. No Operating Group Company has received, nor provided, any notice of any claims, actions, investigations, inquiries, or alleged violations of Privacy and Security Requirements or any other security incidents. To the Company’s knowledge, no Operating Group Company has been subject to, and there are no complaints or audits, proceedings, investigations, or claims pending against any Operating Group Company by any Governmental Authority (including any audits relating to the Cybersecurity Maturity Model Certification (CMMC)), or by any Person, in respect of the collection, use, storage, disclosure, or other Processing of Protected Data.

(k)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of each Operating Group Company, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) each Operating Group Company has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the applicable Operating Group Company to notify customers or employees of such breach or intrusion.

4.12Contracts; No Defaults.

(a)Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, each Operating Group Company is a party or by which its assets are bound (together with all material amendments, waivers, or other changes thereto) (collectively, the “Material Contracts”). True, correct, and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.

(i)each employee collective bargaining Contract;

(ii)any Contract pursuant to which an Operating Group Company (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of such Operating Group Company, excluding click-wrap, shrink-wrap, off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support, and other fees less than $100,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers, or service providers in the ordinary course of business);

(iii)any Contract that restricts in any material respect or contains any material limitations on the ability of an Operating Group Company to compete in any line of

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business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv)any Contract under which an Operating Group Company has created, incurred, assumed, or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on any of its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $100,000;

(v)any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by an Operating Group Company since December 31, 2020 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets, or real estate, other than sales or purchases in the ordinary course of business;

(vii)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(viii)any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $100,000 in the calendar year ending December 31, 2022;

(ix)any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former

(A) officer of a Group Company, (B) member of the Company Board, or (C) employee of an Operating Group Company providing for an annual base salary or payment in excess of $200,000;

(x)any Contract providing for indemnification or any guaranty by any Operating Group Company, in each case that is material to the Operating Group Companies, taken as a whole, other than (A) any guaranty by any Operating Group Company of any of the obligations any Operating Group Company or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(xi)any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(xii)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of any Operating Group Company;

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(xiii)any Contract that contains any provision that requires the purchase of all or a material portion of any Operating Group Company’s requirements for a given product or service from a given third party, which product or service is material to the Operating Group Companies, taken as a whole;

(xiv)any Contract that obligates any Operating Group Company or to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Acquiror, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xv)any joint venture Contract, partnership agreement, limited liability company agreement, or similar Contract that is material to the business of the Operating Group Companies, taken as a whole; and

(xvi)any Contract that is not otherwise described in clauses (i)-(xv) above that is material to the Operating Group Companies, taken as a whole, and is outside the ordinary course of business.

(b)Except as set forth on Schedule 4.12(b), and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all such Material Contracts are in full force and effect and represent the legal, valid, and binding obligations of the Operating Group Company and, to the knowledge of the Company, represent the legal, valid, and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Operating Group Company in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Operating Group Companies or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2020, no Operating Group Company has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Operating Group Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since December 31, 2020 through the date hereof, no Operating Group Company has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.13Company Benefit Plans.

(a)Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each

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equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy, or Contract, and each other material employee compensation or benefit plan, program, policy, or Contract that is maintained, sponsored, or contributed to (or required to be contributed to) by any Operating Group Company or pursuant to which any Operating Group Company has or may have any material liabilities.

(b)The Company has made available or made available to Acquiror accurate summaries of each material Company Benefit Plan.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6)-year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6)-year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m), or (o) of the Code.

(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no administrative investigation, audit, or

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other administrative proceeding by the Department of Labor, the Internal Revenue Service, or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor, or against the assets of any Company Benefit Plan or such Contract.

(h)Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by any Operating Group Company to any current or former employee, director, independent contractor, or consultant, or (v) limit the ability of any Operating Group Company to terminate any Operating Company Benefit Plan or Contract with any consultant or independent contractor.

(i)No amount or benefit that could be, or has been, received by any current or former employee, officer, or director of any Operating Group Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Operating Group Company has agreed to pay, gross up, or otherwise indemnify any employee, director, or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.

4.14Labor Matters.

(a)(i) No Operating Group Company is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council and no such agreements or arrangements are currently being negotiated by any Operating Group Company, (ii) no labor union or organization, works council, or group of employees of any Operating Group Company has made a pending written demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company (i) is, and since January 1, 2019 has been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours,

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immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) since January 1, 2019, has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns, or work stoppages against or affecting any Operating Group Company.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Operating Group Company is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)To the knowledge of the Company, no employee of any Operating Group Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant, or other obligation: (i) to any Operating Group Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Operating Group Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e)To the knowledge of the Company, all employees of each Operating Group Company are legally permitted to be employed by the applicable Operating Group Company in the jurisdiction in which such employees are employed in their current job capacities.

(f)No Operating Group Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15Taxes.

(a)Each of the Operating Group Companies has timely filed with the appropriate Governmental Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct, and complete in all respects and were prepared in compliance in all respects with all applicable Laws.

(b)Each of the Operating Group Companies has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(c)Each of the Operating Group Companies has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection, and retention and has, within the time and in the manner prescribed by

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applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)Each of the Operating Group Companies has (i) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Governmental Authority in the time and in the manner required by applicable Law and (ii) returned all sales Taxes erroneously collected from any Person to such Person in the time and in the manner required by applicable Law. Each of the Operating Group Companies has properly requested, received, and retained all necessary exemption certificates and other documentation supporting any claimed exemption of waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(e)Except as set forth on Schedule 4.15(e), none of the Operating Group Companies currently is engaged in any Action with a Governmental Authority with respect to Taxes. No Operating Group Company has received any written notice from a Governmental Authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where any of the Operating Group Companies does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any of the Operating Group Companies, and no written request for any such waiver or extension is currently pending.

(f)None of the Operating Group Companies nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)None of the Operating Group Companies has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar or corresponding provision of state, local or foreign Law) for a taxable period for which the applicable statute of limitations remains open.

(h)None of the Operating Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date and made on or prior to the Closing Date; (B) any ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed on or prior to the Closing Date; (C) any installment sale or open transaction disposition made prior to

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the Closing Date; (D) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the United States Treasury Regulations and IRS Revenue Procedure 2004-34); (E) any intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed on or prior to the Closing Date; (F) any cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date; or (G) application of Section 965 of the Code.

(i)There are no Liens with respect to Taxes on any of the assets of any of the Operating Group Companies, other than Permitted Liens for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(j)None of the Operating Group Companies has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by Contract or otherwise. None of the Operating Group Companies is or has been a member of an affiliated, consolidated, combined, unitary, or similar Tax group (other than any such Tax group the common parent of which was the Company).

(k)None of the Operating Group Companies is a party to or bound by, nor do any have any obligation to, any Governmental Authority or other Person under any Tax allocation agreement, Tax receivables, Tax sharing agreement, Tax indemnification agreement, or any other similar agreement or arrangement that contains an obligation to make any payment with respect to Taxes of any other Person (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(l)None of the Operating Group Companies has made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state, or local income tax purposes, or made any election on IRS Form 8832 (or any similar form for state or local Tax purposes).

(m)None of the Operating Group Companies is, or has been at any time during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)Each of the Operating Group Companies is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Operating Group Companies, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,.

(o)There are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. No Operating Group Company has taken or agreed to take any action

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not contemplated by this Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p)The unpaid Taxes of the Operating Group Companies (i) for all periods ending on or before December 31, 2021 do not, in the aggregate, materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(q)No Operating Group Company is a party to any joint venture or other arrangement or Contract that could be treated as a partnership for U.S. federal income tax purposes.

(r)Each of the Operating Group Companies is in compliance with all federal, state, local, and foreign Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted, or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted, or delivered to that jurisdiction, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,. None of the Operating Group Companies holds any property or owes any amount that is presumed abandoned under the Laws of any state or other jurisdiction.

(s)None of the Operating Group Companies has any property subject to, or of the type described in Section 197(f)(9) of the Code.

(t)None of the Operating Group Companies has applied for or received any public aid granted in whatever form (including grants or Tax incentives of any form) except in accordance with applicable Laws and in compliance with all regulatory orders, conditions, and impositions, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,. None of the Operating Group Companies is currently or has ever been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction contract or order.

(u)All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of each of the Operating Group Companies, have been timely filed and all such forms were true, correct, and complete when filed.

(v)None of the Operating Group Companies has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has operations, an office, branch, or fixed place of business in any jurisdiction other than the jurisdiction where such entity is organized. None of the Operating Group Companies is a “controlled foreign corporation” as defined in Section 957(a) of the Code or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code. None of the Operating Group Companies has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8, or has transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

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(w)None of the Operating Group Companies has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and any similar Law, (ii) to the extent applicable, not properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFA and Section 2301 of the CARES Act and any similar Law, or (iii) sought (nor has any Affiliate that would be aggregated with any of the Operating Group Companies and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. No deferral of the withholding, deposit, or payment of any Tax pursuant to the CARES Act, the CAA, or the ARP has occurred.

4.16Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.

4.17Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, an Operating Group Company as of the date of this Agreement. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs, and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding, and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) no Operating Group Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened, and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance, or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18Real Property; Assets.

(a)No Operating Group Company owns any real property and no Operating Group Company is a party to any agreement or option to purchase any real property or material interest therein.

(b)Schedule 4.18(b) contains a true, correct, and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct, and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications,

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amendments, supplements, guaranties, extensions, renewals, waivers, side letters, and other agreements relating thereto) for the Leased Real Property to which any Operating Group Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding, and enforceable obligation of the applicable Operating Group Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror, and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy, and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)No material default or breach by (i) any Operating Group Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. No Operating Group Company has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document that has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists that, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by any Operating Group Company or by the other parties thereto. No Operating Group Company has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. No Operating Group Company has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Each Operating Group Company has a good and valid leasehold title to its respective Leased Real Properties subject only to Permitted Liens.

(e)No Operating Group Company has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements, or agreements applicable to such Leased Real Property.

4.19Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)Each Operating Group Company is and, during the last three (3) years, has been in compliance with all Environmental Laws;

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(b)There has been no release of any Hazardous Materials at, in, on, or under any Leased Real Property or, to the knowledge of the Company, at, in, on, or under any formerly owned or leased real property, in each case during the time that an Operating Group Company owned or leased such property;

(c)No Operating Group Company is subject to and has not received any Governmental Order that remains unresolved relating to any non-compliance with Environmental Laws by such Operating Group Company or the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Materials;

(d)No Action is pending or, to the knowledge of the Company, threatened in writing and no investigation is pending or, to the knowledge of the Company, threatened in writing, in each case with respect to any Operating Group Company’s compliance with or liability under Environmental Law;

(e)The Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments) and audits relating to the Leased Real Property or any formerly owned or operated real property in its possession, custody, or reasonable control.

(f)Notwithstanding any other provision of this Article IV, this Section 4.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

4.20Absence of Changes. Except (i) as set forth on Schedule 4.20 and (ii) in connection with the Transactions, from December 31, 2021 through and including the date of this Agreement, the Operating Group Companies (1) have, in all material respects, conducted their respective businesses and operated their respective properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19 and disclosed to Acquiror), and (2) have not taken any action that is both material to the Operating Group Companies, taken as a whole, and would require the consent of Acquiror pursuant to Section 6.1 if such action had been taken after the date hereof.

4.21Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, no Operating Group Company is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any Operating Group Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Operating Group Company, or (iii) Affiliate, “associate,” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset

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accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23Permits. Each Operating Group Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease, or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation, or termination of any Material Permit has been received by any Operating Group Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and subject to conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction, or termination of any Material Permit, and (e) each Operating Group Company is in compliance with all of its Material Permits.

4.24Registration Statement. None of the information relating to any Operating Group Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value, or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability, or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the (A) Acquiror and Merger Sub Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty, or covenant if specified therein and (b) such other representations, warranties, or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty, or covenant is reasonably apparent) or (B) Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof (excluding (x) any disclosures in such Acquiror SEC Reports under the headings

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“Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.1Corporate Organization.

(a)Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease, or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct, and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms, and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.2Due Authorization.

(a)Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Document to this Agreement to which it is a party and (subject to the approvals described in Section 5.7) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and such Ancillary Documents by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly, and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Documents or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Document will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Document will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b)The affirmative vote of a majority of the votes cast at the Special Meeting, by the holders of the Acquiror Common Stock present in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval is the only vote of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing).

(c)The Acquiror Board has duly adopted resolutions: (i) determining that this Agreement and the transactions contemplated hereby and thereby (including the approval of the PubCo Charter) are fair to, advisable, and in the best interests of Acquiror and its stockholders; (ii) determining that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approving the transactions contemplated by this Agreement as a Business Combination; (iv) approving this Agreement and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement, and Acquiror’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby and thereby, and (v) resolving to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Merger Sub of this Agreement and Merger Sub’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby, (ii) declaring this Agreement and the merger to be advisable and in the best interests of Merger Sub and its sole stockholder, and (iii) recommending that Acquiror approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub.

5.3No Conflict. The execution, delivery, and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c), or (d) above) for such violations,

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conflicts, breaches, or defaults that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect .

5.4Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, that, if determined adversely, could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Acquiror that could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.5Compliance with Laws.

(a)Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) there has been no action taken by Acquiror, or any of its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent, or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) neither Acquiror nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) there has been no action taken by Acquiror, any of its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent, or representative of Acquiror or any of its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor any of its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor any of its

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Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) neither Acquiror nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.6Employee Benefit Plans. Except as may be contemplated by the Acquiror Incentive Plan Proposal, neither Acquiror, Merger Sub, nor any of their respective Subsidiaries maintains, contributes to, or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement, or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than sixty (60) days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor, or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, or other stock-based compensation plans, policies, programs, practices, or arrangements, but not including any plan, policy, program, arrangement, or agreement that covers only former directors, officers, employees, independent contractors, and service providers and with respect to which Acquiror, Merger Sub, or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, officer, or employee of Acquiror, Merger Sub, or any of their respective Subsidiaries or (ii) result in the acceleration, vesting, or creation of any rights of any stockholder, director, officer, or employee of Acquiror, Merger Sub, or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.7Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval, or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq. and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.

5.8Trust Account.

(a)As of the date of this Agreement, Acquiror has at least $115,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of January 11, 2022, by and between Acquiror and American Stock Transfer & Trust Company, LLC (“Trustee”), for the benefit of its public stockholders, with such funds invested in United States Government securities

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or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of Acquiror under this Agreement are not subject to any conditions regarding Acquiror’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)The Trust Agreement has not been terminated, repudiated, rescinded, amended, or modified, is valid, and in full force and effect, to the knowledge of Acquiror, is a legal, valid, and binding obligation of the Trustee, and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the knowledge of Acquiror, Trustee. There are no separate Contracts, side letters, or other written understandings: (i) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect or (ii) to the knowledge of Acquiror, that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation, in each case, as described in the Acquiror SEC Reports) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Acquiror Common Stock in accordance with the provisions of the Acquiror Organizational Documents. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. There are no Legal Proceedings pending or, to the Knowledge of Acquiror, threatened in writing with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement, or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.9Taxes.

(a)All material Tax Returns required by Law to be filed by Acquiror, if any, have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

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(b)All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c)Except where the failures to do so would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, director, agent, manager, supplier, lender, creditor, stockholder, or any other third party and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)Acquiror is not currently engaged in any material audit, administrative, or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)To the knowledge of Acquiror, there are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f)Other than the representations and warranties set forth in Section 5.6, this Section 5.9 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.9 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date, or limitations on (or availability of) any Tax attribute.

5.10Brokers’ Fees. Except for a marketing fee equal to $4,500,000 payable to A.G.P./Alliance Global Partners upon the consummation of the Transactions, as disclosed in Acquiror’s Registration Statement on Form S-1 as filed with the SEC on November 20, 2021, as amended, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finder’s fee, or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor.

5.11Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)Acquiror has filed in all required reports, schedules, forms, statements, and other documents required to be filed by it with the SEC since the date of incorporation of the Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their

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respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror, or

(iii) any claim or allegation regarding any of the foregoing.

(f)As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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5.12Business Activities; Absence of Changes.

(a)Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party that has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, that have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations, or liabilities with respect to, and is not party to, bound by, or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination.

(c)Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1) and (ii) with respect to fees and expenses of Acquiror’s legal, financial, and other advisors or in connection with Acquiror’s directors’ and officers’ liability insurance policy, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract, or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1).

(d)There is no liability, debt, or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved, or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2022 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

(e)Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party that has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects,

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individually or in the aggregate, that have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f)Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity.

(g)Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Documents to this Agreement will have no, assets, liabilities, or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)Since the date of Acquiror’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event, or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.1 if such action had been taken after the date of this Agreement.

5.13Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company for inclusion in the Registration Statement.

5.14No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Merger Sub and its other Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members, or Representatives, acknowledge and agree that Acquiror and Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents, or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including, without limitation, any other implied warranty or representation as to condition, merchantability, suitability, or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the Acquiror and Merger Sub Schedules or elsewhere, as well as any information, documents, or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates,

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agents, or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties, and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.2(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15Capitalization.

(a)As of the date of this Agreement, the authorized capital stock of the Acquiror consists of 50,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 14,751,000 shares of Common Stock are issued and outstanding as of the date hereof and no shares of preferred stock are issued and outstanding. 11,876,000 shares of Common Stock are reserved for issuance upon the exercise of the Acquiror Warrants. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law,

(iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b)Except for this Agreement and the Acquiror Warrants, there are (i) no subscriptions, calls, options, warrants, rights, or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound, obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, Acquiror and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem, or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes, or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Acquiror is not a party to any stockholders’ agreement, voting agreement, or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement, or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be

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triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c)As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.

5.16Nasdaq Stock Market Listing. The Acquiror Units, the Acquiror Public Warrants, and the issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “WAVSU” (with respect to the Acquiror Units), “WAVS” (with respect to the Acquiror Common Stock), and “WAVSW” (with respect to the Acquiror Public Warrants). Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority, Inc., or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Common Stock, or the Acquiror Public Warrants or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Common Stock, or the Acquiror Public Warrants under the Exchange Act.

5.17Contracts; No Defaults.

(a)The Acquiror SEC Reports filed with the SEC on or prior to the date hereof contain a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (collectively, “Material Contracts”). True, correct, and complete copies or template forms of each such SEC Material Contracts have been delivered to or made available to the Company or its agents or representatives. The Acquiror has not entered into any other Contracts, except (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1), (ii) with Acquiror’s legal, financial, and other advisors, (iii) in connection with Acquiror’s directors’ and officers’ liability insurance policy, or (iv) otherwise in the ordinary course of business (the Material Contracts and the Contracts referred to in clauses (i)-(iv), collectively, the “Acquiror Contracts”).

(b)Each Acquiror Contract was entered into at arm’s length and in the ordinary course of business. Except for any Acquiror Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Acquiror Contract (i) such Acquiror Contract is in full force and effect and represents the legal, valid, and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represents the legal, valid, and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, is enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in

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equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Acquiror Contract, (iii) since the dates of their respective incorporations, neither Acquiror nor its Subsidiaries has received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Acquiror Contract, (iv) to the knowledge of Acquiror, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Acquiror Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor its Subsidiaries has received written notice from any other party to any such Acquiror Contract that such party intends to terminate or not renew any such Contract.

5.18Title to Property. Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property, or other material interest therein.

5.19Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20Affiliate Agreements. None of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement, or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company, or (iii) Affiliate, “associate, ” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.21Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct, and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment, or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid, and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration, or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time, or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.

5.22PIPE Financing. Acquiror has delivered to the Company a true, correct, and complete copy of the fully executed Subscription Agreements as in effect as of the date hereof, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to subscribe for and purchase the PIPE Investment Amount. Each of the Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor and the Company, that each such Subscription Agreement has been duly authorized, executed, and delivered by each applicable PIPE Investor), and as of the date hereof,

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none of the Subscription Agreements has been withdrawn, rescinded, or terminated or otherwise amended or modified in any respect, and, to the knowledge of Acquiror, no such amendment or modification is contemplated as of the date hereof. Acquiror is not in material breach of any of the representations or warranties of Acquiror, or terms or conditions set forth in any of the Subscription Agreements. Acquiror (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the Subscription Agreements, (ii) has no knowledge of any fact, event, or other occurrence that makes any of the representations or warranties of Acquiror in any of the Subscription Agreements inaccurate in any material respect, and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has provided written, or to the knowledge of Acquiror, oral notice of its intention to terminate all or any portion of the PIPE Investment Amount or not to provide the financing contemplated thereunder. Other than as set forth in the PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (i) there are no conditions precedent or contingencies to the obligations of the parties under the Subscription Agreements to make the full PIPE Investment Amount available to Acquiror on the terms therein and (ii) to the knowledge of Acquiror, there are no side letters or other agreements, understandings, contracts, or arrangements (written, oral, or otherwise) related to the Subscription Agreements or the PIPE Financing, other than those entered into with the placement agents of the PIPE Investment.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall and shall cause its Subsidiaries to, except (1) as set forth on Schedule 6.1, (2) as expressly contemplated by this Agreement, (3) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), or (4) as may be required by Law, conduct and operate its business in the ordinary course of business, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organizations, to keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with them. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), or as may be required by Law, the Company shall not, and shall cause each other Operating Group Company not, during the Interim Period, to:

(a)change or amend its certificate of incorporation or similar formation document, or its bylaws or similar governing document;

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(b)(i) make, declare, or pay any dividend or distribution (whether in cash, stock, or property) to its stockholders, members, or partners in their capacities as stockholders, members, or partners (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment), (ii) effect any recapitalization, reclassification, split, or other change in its capitalization, or (iii) except pursuant to the Company Stock Plan or related Company Options, issue, repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any shares of its capital stock or other equity interests;

(c)enter into, amend, or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims, or benefits under, any Material Contract (or any Contract, that, if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any Operating Group Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement or otherwise would not be in the ordinary course of business;

(e)except as set forth on Schedule 6.1(e), sell, transfer, license, sublicense, or otherwise dispose of, covenant not to assert, lease, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse, or convey or dispose of any assets, properties, or business of the Company (including Owned Intellectual Property and Owned Company Software), except for real estate transactions in the ordinary course of business or dispositions of obsolete or worthless assets or granting non-exclusive licenses under the Owned Intellectual Property or Owned Company Software, in each case in the ordinary course of business;

(f)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization (other than as contemplated by this Agreement);

(g)except as set forth on Schedule 6.1(g) or otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of any Operating Group Company in effect on the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, employees, or consultants, other than increases in compensation made to non-officer employees or consultants in the ordinary course of business, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plan, or any plan, agreement, program, policy, trust, fund, or

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other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit plans as in effect on the date hereof, or that are made in the ordinary course of business, or (iv) establish, adopt, enter into, amend, or terminate any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound;

(h)fail to maintain its existence;

(i)make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed [$250,000], other than any capital expenditure (or series of related capital expenditures) materially consistent with the Company’s or applicable other Operating Group Company’s annual capital expenditure budget for periods following the date hereof, as made available to Acquiror;

(j)make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP, including pursuant to standards, guidelines, and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(k)(i) settle or compromise any material Tax claim, audit, or assessment for an amount in materially excess of the amount reserved or accrued on the Audited Financial Statements of the Company for the year ended December 31, 2021, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds,

(iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset, or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, or (v) enter into any Tax sharing, Tax indemnity, Tax allocation, or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and the subject matter of which is not primarily related to Taxes);

(l)take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(m)enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance other than in the ordinary course of business;

(n)acquire any fee interest in real property, other than in the ordinary course of business;

(o)enter into, renew, or amend in any material respect any Company Affiliate

Agreement (or any Contract that, if existing on the date hereof, would have constituted a Company Affiliate Agreement);

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(p)except as set forth on Schedule 6.1(p), waive, release, compromise, settle, or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed [$250,000] in the aggregate;

(q)except as set forth on Schedule 6.1(q), enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.1(q) shall not restrict the Company from extending its business into new geographies);

(r)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(s)(i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and

(t)enter into any agreement to do any action prohibited under this Section 6.1.

6.2Inspection. Except for any information the disclosure of which, in the reasonable judgment of legal counsel of the Company, would result in the loss of attorney-client privilege or contravene any Law or confidentiality obligations to which the Company is bound, the Company shall afford and cause its Subsidiaries to afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company or applicable Subsidiary, to the officers, accountants, agents, properties, offices, and other facilities of the Company or applicable Subsidiary, and to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, and analyses, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that as such Representatives may reasonably request and that are in the possession of the Company or its Subsidiaries. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.3Notice of Changes. The Company shall give prompt written notice to Acquiror of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate, such that the condition set forth in Section 9.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement, such that the condition set forth in Section 9.2(b) would not be satisfied, and (c) any event, circumstance, or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements, or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

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6.4No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of the Acquiror.

6.5No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization, or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated January 11, 2022, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by January 1, 2023, or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present, or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.5 shall survive the termination of this Agreement for any reason.

6.6Proxy Solicitation; Other Actions.

(a)The Company has provided or will provide to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, the audited financial statements, including balance sheets, statements of operations, statements of stockholders’ deficit and statements of cash flows as of and for the years ended December 31, 2020 and 2021, and the unaudited financial statements including balance sheets, statements of operations, statements of stockholders’ deficit, and statements of cash flows as of and for the six-month period ended June 30, 2022 and, if necessary, the unaudited financial statements including balance sheets, statements of operations, statements of stockholders’ deficit, and statements of cash flows as of and for the six-month period ended June 30, 2022, in each case, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act, and, in the case of such audited financial statements, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and (y) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

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(b)From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries, or of any development regarding the Company or any of its Subsidiaries, or of any change in any information supplied by the Company for inclusion in the Registration Statement, in any such case that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or that would otherwise be required to be described in an amendment or supplement to the Registration Statement; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.6 shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement, or amend the Company Schedules.

(c)Acquiror, on the one hand, and the Company, on the other hand, covenant that none of the information supplied or to be supplied by the Company or the Acquiror, as applicable, for inclusion or incorporation by reference in (i) the Registration Statement or any Form 8-A will, at the time such filing or any amendment or supplement thereto is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the stockholders of Acquiror or at the time of the Acquiror Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and any Form 8-A will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the Acquiror with respect to statements or omissions made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

(d)If, prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of the Company for inclusion in the Proxy Statement, the Registration Statement, or a Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Registration Statement, or the Form 8-A, then the Company shall promptly notify the Acquiror of such event, and the Company and the Acquiror shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Registration Statement, or the Form 8-A and, as required by applicable

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Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Acquiror.

6.7PubCo Nasdaq Listing. The Company shall use its reasonable best efforts to file, prior to the Closing Date, an initial listing application (the “PubCo Listing Application”) to cause PubCo’s common stock and warrants to be approved for listing on Nasdaq as promptly as practicable following the Closing, subject to official notice of issuance to be listed on Nasdaq.

ARTICLE VII

COVENANTS OF ACQUIROR

7.1Conduct of Acquiror During the Interim Period.

(a)During the Interim Period, except as set forth on Schedule 7.1 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)change, modify or amend the Trust Agreement, the Acquiror Organizational Documents, or the organizational documents of Merger Sub;

(ii)(i) split, combine, or reclassify any of its equity securities, (ii) issue, repurchase, redeem, or otherwise acquire, or offer to issue, repurchase, redeem, or otherwise acquire, any of its equity securities, other than the issuance of Acquiror Common Stock in connection with the PIPE Investment, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(iii)enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries, including the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims, or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which any of such entities is bound;

(iv)waive, release, compromise, settle, or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(v)incur, create, assume, repurchase, repay, refinance, guarantee, or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Acquiror or any of its Subsidiaries, guarantee any debt securities of another Person, enter

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into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it), or enter into any arrangement having the economic effect of any of the foregoing;

(vi)issue, sell, pledge, dispose of, or encumber any of its equity;

(vii)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(viii)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(ix)make any capital expenditures;

(x)enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xi)make any change in financial accounting methods, principles, or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines, and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xii)voluntarily fail to maintain, cancel, or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties;

(xiii)sell, transfer, license, sublicense, or otherwise dispose of, covenant not to assert, lease, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse, or convey or dispose of any assets, properties, or business of the Acquiror, except for dispositions of obsolete or worthless assets in the ordinary course of business;

(xiv)fail to maintain its existence;

(xv)increase the compensation payable or that could become payable by the Acquiror or any of its Subsidiaries to directors, officers, employees, or consultants, or hire any employee of the Acquiror or any other individual who is providing or will provide services to the Acquiror except to replace terminated employees in the ordinary course of business;

(xvi)(i) settle or compromise any Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Acquiror balance sheet as of June 30, 2022, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquiror or its Subsidiaries;

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(xvii)take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xviii)enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(xix)acquire any fee interest in real property, other than in the ordinary course of business;

(xx)enter into, renew, or amend in any material respect any Acquiror Affiliate Agreement;

(xxi)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(xxii)enter into any agreement to do any action prohibited under this Section 7.1.

(b)During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.2Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following uses: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.7; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.

7.3Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that, in the opinion of legal counsel of Acquiror, would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates, and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses, and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information

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obtained by the Company, its Affiliates, and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.4Acquiror Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to remain listed on, Nasdaq. Acquiror shall cooperate and support the Company’s efforts to file the PubCo Listing Application and in support of having PubCo’s common stock and warrants be approved for listing on Nasdaq as promptly as practicable following the Closing, subject to official notice of issuance to be listed on Nasdaq.

7.5Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.6Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.7Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue, or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to, or commence due diligence with respect to, any Person (other than the Company, its stockholders, and/or any of their Affiliates or Representatives), concerning, relating to, or that is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal, or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders, and their respective Affiliates and Representatives. Acquiror shall and shall use its reasonable best efforts to cause its Affiliates and Representatives immediately to cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.8Stockholder Action. Acquiror shall notify the Company promptly in connection with the filing of an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution, or other developments with respect to any such Stockholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation. and not to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, denied, delayed, or conditioned; provided, that, for the avoidance

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of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

7.9Written Consent of Merger Sub. Acquiror shall, promptly after the execution of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to Section 228 of the DGCL and in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.

7.10Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and, subject to approval of the stockholders of Acquiror, adopt the Acquiror Incentive Plan.

7.11Obligations as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror not to qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time.

ARTICLE VIII

JOINT COVENANTS

8.1Reserved.

8.2Support of Transaction. (a) Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations, and applications described in Section 8.8, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, (c) use commercially reasonable efforts to obtain any financing required for satisfaction of the condition precedent to Closing set forth in Section 9.3(f), and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations, or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

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(b)Without limiting the foregoing, Acquiror shall take, or cause to be taken, and the Company shall reasonably cooperate at the request of Acquiror in taking or causing to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (iv) confer with the Company regarding timing of the Scheduled Closing Date (as defined in the Subscription Agreements); (v) deliver notices to counterparties to the Subscription Agreements at least five (5) Business Days prior to the Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is scheduled to occur hereunder; and (vi) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. If reasonably requested by the Company, Acquiror shall, to the extent it has such rights under the Subscription Agreement, waive any breach of any representation, warranty, covenant, or agreement of the Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Investment set forth in the Subscription Agreements and solely for the purpose of consummating the Closing. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt (and, in any event, within one (1) Business Day) written notice: (A) of any request from a PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers expressly permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by such Party; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination, or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. The Parties shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Effective Time.

(c)Acquiror shall not amend, modify, or waive any provisions of any Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification, or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as Acquiror has provided to the Company no less than two (2) Business Days’ written notice of such amendment, modification, or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification, or waiver (i) reduces the PIPE Investment Amount or (ii) imposes new or additional conditions or otherwise

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expands, or adversely amends or modifies any of the conditions to the receipt of the PIPE Investment.

8.3Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a)Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall provide all information concerning the Company as may reasonably be requested by Acquiror in connection with the preparation of the Registration Statement and the Proxy Statement, including, but not limited to, information about the Company as if it were a registrant on such Registration Statement containing the accompanying Proxy Statement. No such information shall contain an untrue statement of a material fact or and the Company shall not omit to state a material fact necessary in order to make its statements, in light of the circumstances under which they were made, not misleading. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed or otherwise transmitted to the stockholders of Acquiror.

(b)Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed, conditioned, or denied), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed, conditioned, or denied) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and upon the terms and subject to the conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction

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Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo Common Stock in connection with the Transactions in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal”; and, together with the Agreement Proposal, Merger Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal, and the Stock Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo Common Stock equal to 10% of the fully diluted outstanding shares of PubCo Common Stock immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(d)Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene, and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Acquiror’s stockholders, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify, or modify, or publicly propose to change, withdraw, withhold, qualify, or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 8.3(d), if, on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(e)The Company shall solicit the Company Requisite Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law, and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify, or modify, or publicly propose to change, withdraw, withhold, qualify, or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then, promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with

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its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.3(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement, or submission of any Acquisition Proposal.

8.4Tax Matters.

(a)Transfer Taxes. Notwithstanding anything to the contrary contained herein, the PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added, or other similar Taxes incurred in connection with the Transactions. Pubco shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Group Companies will join in the execution of any such Tax Returns.

(b)Tax Treatment. Acquiror, Merger Sub, and the Company intend that, for U.S. federal income tax purposes, the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

8.5Confidentiality; Publicity.

(a)Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)None of Acquiror, the Company, or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be

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unreasonably withheld, denied, conditioned, or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers, and advisors without the consent of any other party hereto; and provided, further, that, subject to Section 6.2 and this Section 8.5, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.6Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations, and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.7Additional Insurance and Indemnity Matters.

(a)Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Company).

(b)Prior to the Effective Time, Acquiror shall obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than the sum of (x) 300% of the premium of Acquiror’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement plus (y) a dollar amount equal to 3.6% of the amount in clause (x) (intended to cover taxes on such amount), extending coverage for an aggregate period of six (6) years (or such other coverage period as mutually agreed by Acquiror and the Company) providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Acquiror’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Acquiror; provided, however, that, to

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the extent a policy as permitted by this Section 8.7(b) is purchased by Purchaser, the aggregate cost of such policy shall be deemed an Outstanding Acquiror Expense.

(c)Prior to the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, or any other person who may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.7, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws, or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit, or proceeding brought by any such Person to enforce his or her rights under this Section 8.7). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws, and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws, and other organizational documents as of the date of this Agreement and (ii) not amend, repeal, or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company and its respective Subsidiaries to honor, each of the covenants in this Section 8.7.

(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company, or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.7. The obligations of PubCo and the Surviving Company under this Section 8.7 shall not be terminated or modified in such a manner as to affect, materially and adversely, any present and former director or officer of the Company, or other person who may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.7 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule, or regulation or otherwise. The provisions of this Section 8.7 are expressly

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intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs, and representatives, each of whom is an intended third-party beneficiary of this Section 8.7.

8.8HSR Act and Regulatory Approvals.

(a)In connection with the transactions contemplated by this Agreement, each of Acquiror and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.

(b)Each of Acquiror and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate, or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.8 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates, and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors, including the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating, or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets, or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d)Each of the Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or

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written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that neither Acquiror nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of the Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents, or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.7 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.7 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.7 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets, or properties of the Company or such investors or Affiliates, or any interest therein.

(e)Acquiror and the Company shall each be responsible for one-half of all filing fees, if any, payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f)Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger, or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.8(f) shall not

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apply to or be binding upon Acquiror’s Affiliates, the Sponsor, their respective Affiliates, or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, or any such investment fund or investment vehicle.

8.9Non-Solicitation; Acquisition Proposals.

(a)Except as expressly permitted by this Section 8.9 or as set forth on Schedule 8.9, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.1, (1) the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Acquisition Proposal (each, an “Acquisition Agreement”), and (2) Acquiror and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly, (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Acquiror, Merger Sub, or any of their Subsidiaries to, afford access to the business, properties, assets, books, or records of the Acquiror, Merger Sub, or any of their Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquiror, Merger Sub, or any of their Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any Acquisition Agreement relating to any Acquisition Proposal. The Company Board shall not effect a Company Adverse Recommendation Change and the Acquiror Board shall not effect an Acquiror Adverse Recommendation Change. Each of the parties shall, and shall cause its respective Subsidiaries and its and its respective Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)The Company also agrees that, within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access

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to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer, or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information, or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 8.9(b) by any Party’s Representatives acting on such Party’s behalf shall be deemed to be a breach of this Section 8.9(b) by such Party.

(c)For purposes of this Section 8.9, “Acquisition Proposal” means, (i) with respect to the Company, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 15% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (d) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries that, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (e) any combination of the foregoing; and (ii) with respect to the Acquiror and Merger Sub, a transaction (other than the transactions contemplated by this Agreement) concerning an initial business combination for Acquiror.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

(a)HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

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(b)No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule, or regulation enjoining or prohibiting the consummation of the Transactions.

(c)Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents, and the Proxy Statement.

(d)Net Tangible Assets. The Acquiror shall not have redeemed shares of Acquiror Common Stock in the Offer in an amount that would cause Acquiror to have less than

$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e)Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)Company Requisite Approval. Each of the Company Requisite Approval and the consent of at least a majority of the outstanding shares of Company Preferred Stock approving the Company Preferred Stock Conversion shall have been obtained.

9.2Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)Representations and Warranties.

(i)Each of the representations and warranties of the Company contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Company Subsidiaries, Section 4.3 (Due Authorization), Section 4.4 (No Conflicts), Section 4.5 (Government Authorities; Consents), Section 4.6 (Capitalization), and Section 4.16 (Broker’s Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.2(a)(i)) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the

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knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)Director Nomination Agreement. The Company shall deliver to Acquiror a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit F (the “Director Nomination Agreement”), duly executed by Company, which shall be effective immediately following the Effective Time.

(e)Lock-Up Agreements. The persons listed on Schedule 9.2(e) shall have entered into a Company Stockholder Lock-up Agreement.

(f)No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement or, if one has occurred, it shall not, in the sole, reasonable determination of Acquiror, be continuing as of the Closing Date; provided, that, the Company shall promptly, and in good faith, provide Acquiror with all supporting documentation and information with respect to its position that such Material Adverse Effect is no longer continuing as may be reasonably requested by Acquiror to aid Acquiror in such determination.

9.3Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)Representations and Warranties.

(i)Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub contained in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), and Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality,” “material adverse effect,” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(ii)The representations and warranties of Acquiror and Merger Sub contained in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), and Section 5.15 (Capitalization) shall be true and correct in all respects, as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b)Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

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(d)PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e)Director Nomination Agreement. Acquiror shall deliver to the Company a counterpart of the Director Nomination Agreement, duly executed by the Sponsor to be effective immediately following the Effective Time.

(f)Minimum Cash Condition. The aggregate cash available to Acquiror at the Closing from the Trust Account, pursuant to a debt or equity financing or otherwise (after giving effect to the redemption of any shares of Acquiror Common Stock in connection with the Offer) shall equal or exceed $3,500,000 (the “Minimum Cash Condition”).

(g)Company Convertible Note Novation. Each Company Convertible Note that is issued and outstanding immediately prior to the Effective Time shall be novated from the Company to Acquiror.

(h)Lock-Up Agreements. The persons listed on Schedule 9.3(h) shall have entered into an Acquiror Stockholder Lock-up Agreement.

(i)No Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement or, if one has occurred, it shall not, in the sole, reasonable determination of the Company, be continuing as of the Closing Date; provided, that, Acquiror shall promptly, and in good faith, provide the Company with all supporting documentation and information with respect to its position that such Acquiror Material Adverse Effect is no longer continuing as may be reasonably requested by the Company to aid the Company in such determination.

ARTICLE X

TERMINATION; EFFECTIVENESS

10.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)by written consent of the Company and Acquiror;

(b)prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement (or any breach on the part of the applicable Company Stockholder that is a party to a Company Support Agreement of Section 1 of such Company Support Agreement), such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach (which written notice shall be provided promptly upon Acquiror becoming aware of such violation or breach) and the Termination Date) after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall

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become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule, or regulation; provided, that the right to terminate this Agreement under Section 10.1(b)(ii) shall not be available if the failure of Acquiror or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant, or agreement on the part of Acquiror or Merger Sub set forth in this Agreement (or any breach on the part of the applicable holder of shares of Acquiror Common Stock that is a party to the Sponsor Support Agreement of Section 1 of such Sponsor Support Agreement), such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach (which written notice shall be provided promptly upon the Company becoming aware of such violation or breach) and the Termination Date) after receipt by Acquiror of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.1(c)(ii) shall not be available if the Company’s material failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d)by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting).

10.2Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.6. The provisions of Sections 6.6, 8.5, 10.2, and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

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ARTICLE XI

MISCELLANEOUS

11.1Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable Law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable Law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.2Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service), or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)If to Acquiror or Merger Sub, to:

Western Acquisition Ventures Corp.

42 Broadway, 12th Floor

New York, NY 10004

Attention: Stephen Christoffersen

E-mail: schristoffersen@westacqventures.com

with a mandatory copy to (which shall not constitute notice):

J.P. Galda & Co.

40 East Montgomery Avenue, LTW 220

Ardmore, PA 19003

Attn: J.P. Galda

Email: jpgalda@jpgaldaco.com

(b)If to the Company to:

Cycurion, Inc.

1749 Old Meadow Road, Suite 500

McLean, VA 22102

Attention: Emmit McHenry

Email: emit.mchenry@cycurion.com

with a mandatory copy to (which shall not constitute notice):

Clark Hill LLP

555 South Flower Street, 24th Floor

91

Los Angeles, CA 90071

Attn: Randolf W. Katz

Email: rkatz@clarkhill.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.3Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

11.4Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.7 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs, and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.5Expenses. Except as otherwise provided herein (including Section 3.7, Section 8.8(e) and Section 8.4(a)), each Party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.7Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably

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apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.9Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated                                      , between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement.

11.10Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors of any of the Parties to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11.12Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.13Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

11.14Nonsurvival of Representations, Warranties, and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate, statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Document that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.15Stockholder Representative.

(a)Upon approval of this Agreement by the Company Stockholders, each Company Stockholder shall be deemed to have irrevocably appointed Emmit McHenry as its representative and attorney-in-fact (in such capacity, the “Stockholder Representative”) to serve as the Stockholder Representative for and on behalf of the Company Stockholders, including (i) sending or receiving notices or communications, (ii) entering into amendments or providing waivers of this Agreement or other Ancillary Documents, and (iii) retaining counsel, experts, and other agents (any representatives so retained, the “Retained Agents”). Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act. The Stockholder Representative shall have no liability to any Company Stockholder (or any other Person) with respect to actions taken or omitted to be taken in its capacity as the Stockholder Representative. In the absence of bad faith by the Stockholder Representative, the Stockholder Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Stockholder Representative may resign at any time after giving thirty (30) days’ notice to the Company and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a successor stockholder

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representative shall be appointed by the last Chief Financial Officer of the Company if he then serves as the Chief Financial Officer of PubCo and, if not, by [                                    ].

(b)The Stockholder Representative shall be reimbursed by PubCo for any and all reasonable and documented expenses, disbursements, costs, and advances (including fees and disbursements of Retained Agents) incurred by the Stockholder Representative in his capacity as such.

(c)To the fullest extent permitted by Law, PubCo shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.

(d)A decision, act, consent, or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding, and conclusive upon all Company Stockholders. Acquiror is hereby entitled to rely on all statements, representations, and decisions of the Stockholder Representative and shall have no liability to the Company Stockholders and the Stockholder Representative in connection with any actions taken or not taken in reliance on such statements, representations, and decisions of the Stockholder Representative.

11.16Privilege Matters.

(a)Notwithstanding that the Operating Group Companies have, from time to time prior to the date hereof, been represented by Clark Hill LLP (the “Firm”), Acquiror agrees that, from and after the Closing, the Firm may represent any Company Stockholder, the Stockholder Representative, and/or any of the Affiliates of the Stockholder Representative in all matters related to this Agreement, including in respect of any indemnification claims pursuant to this Agreement; provided, that the Firm shall not use any attorney-client privileged information of the Operating Group Companies that the Firm may receive after the Closing Date. Each party hereto hereby acknowledges, on behalf of itself and its Affiliates, that it hereby waives any conflict arising out of such future representation.

(b)Any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching to communications with respect to the negotiation and consummation of the transactions contemplated by this Agreement as a result of the Firm’s representation of the Operating Group Companies from time to time prior to the Closing, and all information and documents covered by such privilege or protection shall, after the Closing, belong to and be controlled solely by the Stockholder Representative on behalf of the Company Stockholders, and may only be waived by the Stockholder Representative, on behalf of the Company Stockholders. To the extent that Acquiror or any of the Operating Group Companies receives or takes physical possession of any privileged or protected material covered by this Section 11.16 after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Stockholder Representative or any other Person, of the privileges or protections described in this Section 11.16. Each of the Parties further agrees that it shall not take

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any actions that might constitute, or otherwise be deemed, a waiver of the privileges or protections described in this Section 11.16.

[signature page follows]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Stockholder Representative have caused this Agreement to be executed and delivered as of the date first written above.

WESTERN ACQUISITION VENTURES CORP.

By:
Name: Stephen Christoffersen
Title:

WAV MERGER SUB, INC.

By:
Name: Stephen Christoffersen
Title:

CYCURION, INC.

By:
Name: Emmit McHenry
Title:

STOCKHOLDER REPRESENTATIVE

By:
Name: Emmit McHenry
Title:

[Signature page to Merger Agreement]

EXHIBIT A

FORM OF PUBCO BYLAWS

[See attached]

EXHIBIT B

FORM OF PUBCO CHARTER

[See attached]

EXHIBIT C

FORM OF ACQUIROR INCENTIVE PLAN

[See attached]

EXHIBIT D

FORM OF SURVIVING COMPANY BYLAWS

[See attached]

EXHIBIT E

FORM OF SURVIVING COMPANY CHARTER

[See attached]

EXHIBIT F

FORM OF DIRECTOR NOMINATION AGREEMENT

[See attached]

EXHIBIT G-1

FORM OF COMPANY STOCKHOLDER LOCK-UP AGREEMENT

[See attached]

EXHIBIT G-2

FORM OF ACQUIROR STOCKHOLDER LOCK-UP AGREEMENT

[See attached]

Annex D

FAIRNESS OPINION

RELATED TO THE PURCHASE

OF CYCURION, INC. BY

WESTERN ACQUISITION VENTURES CORP.

VALUATION DATE: SEPTEMBER 30, 2022

REPORT DATE: NOVEMBER 1, 2022

Prepared for:

Board of Directors

Western Acquisition Ventures Corp.

November 1, 2022

Board of Directors

Western Acquisition Ventures Corp.

c/o Stephen Christoffersen, CEO

42 Broadway, 12th Floor

New York, NY 10004

Dear Mr. Christoffersen:

ValueScope, Inc. was engaged to advise the Board of Directors (the “Board”) of Western Acquisition Ventures Corp. (“Western” or the “Client”) as to the concluded range and fairness of a potential purchase (the “Subject Transaction”) by Western of Cycurion, Inc. (“Cycurion” or the “Company”). Our analysis and opinion of fairness (“Opinion,” “Letter,” or “Fairness Opinion”) is based on the available financial information as of June 30, 2022 and limited financial information as of September 30, 2022 (the “Valuation Date”).1

Our Opinion is based on a review of publicly available business and financial information relating to Western and Cycurion. We have also reviewed internal financial and operating information related to Western and Cycurion, including financial forecasts prepared by Cycurion’s management (“Management”). In addition, we interviewed the Company’s CFO and current shareholder, Alvin McCoy, on multiple occasions. Our analysis and Opinion do not assume a material difference in the Company’s financials between June 30, 2022 and the Valuation Date. Based on the procedures and methodologies discussed below we have concluded that the:

SUBJECT TRANSACTION IS FAIR TO THE SHAREHOLDERS OF WESTERN

ACQUISITION VENTURES CORP. FROM A FINANCIAL POINT OF VIEW

1      It is our understanding that Management’s financial projections for the Company became available on October 3, 2022.

950 E. State Highway 114 • Suite 120 • Southlake • Texas • 76092 • Tel: 817.481.4900 • Fax: 817.481.4905

www.valuescopeinc.com

The concluded range and this Opinion are based on financial analyses prepared in accordance with generally accepted valuation standards. These procedures included substantive valuation tests that we considered necessary and appropriate under the circumstances.

Our analyses relied upon, but were not necessarily limited to, the following procedures:

●	A review of Cycurion’s audited financial statements for the years ended December 31, 2018, December 31, 2019, December 31, 2020, and December 31, 2021
●	A review of Cycurion’s reviewed (unaudited) financial statements for the six months ended June 30, 2022 and June 30, 2021
●	A review of Cycurion’s unaudited consolidated financial statements for the nine months ended September 30, 2021
●	A review of financial projections for 2023 through 2028, provided by Management
●	A review of the draft of the Non-Binding Confidential Term Sheet summarizing the principal terms and conditions of the proposed transaction between Western and Cycurion, signed by Stephen Christoffersen of Western Acquisition Ventures Corp. as of September 9, 2022
●	A review of the Company’s draft Form S-1 (Pre-effective Amendment No. 5), dated June 2022

●	A review of the term sheet between the Company and HoneyTek Systems, a Canadian corporation, effective as of June 15, 2022
●	A review of the asset purchase agreement between the Company and Sabres Security Ltd., dated as of August 17, 2021
●	Two interviews with Cycurion’s CFO, including detailed discussions regarding the Company’s history, business segments, and financial projections
●	A review of information relating to Cycurion’s industry and similar companies
●	A review of pricing data of comparable guideline companies and industry transactions existing as of the Valuation Date

We have not independently verified any of the foregoing information and have relied upon its completeness and accuracy in all material aspects.

We are not acting as the financial advisor to Western or its shareholders in connection with this acquisition. It is understood that this Letter is for the use of the Board of Directors and shareholders of Western Acquisition Ventures Corp. This Letter is not to be used with any other document in connection with the Subject Transaction without the express written consent of ValueScope, Inc. We understand that our analysis and conclusion will be shared with current and potential shareholders and advisors of Western Acquisition Ventures Corp.

Our estimate of the fair market value of Cycurion, Inc. of between $96 million and $116 million, indicated that the total consideration paid for Cycurion by Western is FAIR to the shareholders of Western Acquisition Ventures Corp. from a financial point of view.

We are independent of and have no current or prospective economic interests in Western or Cycurion. Our conclusion of value was in no way influenced by our fee for the development of this Fairness Opinion.

Respectfully submitted,

ValueScope, Inc.

Martin Hanan, CFA

President

TABLE OF APPENDICES

Appendix A: Background of Transaction2

In September 2022, Western, as purchaser, proposed a Business Combination Agreement (the “Agreement”) pursuant to which Western will acquire 100% of the outstanding equity and equity equivalents in Cycurion, Inc. The legal transaction structure (including any pre-closing reorganization) will be mutually determined by Cycurion and Western so as to result in the most tax-efficient outcome, after taking into account tax, accounting, legal, regulatory, commercial, and other considerations.

At the closing of the Acquisition (the “Closing”), Western will change its name to use the “Cycurion, Inc.” name (or another name to be mutually agreed upon).

The purchase price to be provided to or for the benefit of Cycurion’s equity holders (including holders of options, warrants, and other convertible securities, which such convertible equity interests will roll into the Surviving Company and be included in the calculation of the total consideration using the treasury stock method) (such equity holders, the “Existing Equity holders”) will be based, subject to completion of

Western’s due diligence, on pre-money equity, fully-diluted valuation of Cycurion, on a cash-free, debt-free basis, of $95,000,000, depending on due diligence and market conditions (the “Transaction Consideration”). The Transaction Consideration will consist of the issuance of 9,500,000 shares of common stock to the Existing Equity holders (the “Transaction Shares”).

Under the Agreement, the Transaction Consideration to be paid to the shareholders of Cycurion is $95,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares.

Western currently has $116,500,000 in its trust account, subject to deferred underwriting fees of $5,175,000. A $5,000,000 private investment in public equity (PIPE) is expected to be raised that would be in exchange for convertible preferred stock and warrants.

2      Information in this section was obtained from Non-Binding Confidential Term Sheet summarizing the principal terms and conditions of the proposed transaction between Western and Cycurion

Appendix B: Company Overview

Western Acquisition Ventures Corp.

Company Background3

Western Acquisition Ventures Corp. (“Western”) was incorporated in Delaware on April 28, 2021. The company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Western consummated its initial public offering (IPO) on

January 14, 2022. On May 2, 2022, Western’s units began separating into common stock and warrants. Western has up to 12 months from the closing of its IPO to consummate an initial business combination. Western may extend this duration twice by 3 months each, which would allow for a total search term of 18 months.

Cycurion, Inc.4

Company Background

Cycurion, Inc. (“Cycurion” or the “Company”) originally incorporated as KAE Holdings, Inc. delivers high-quality, low-cost information technology and cybersecurity solutions to federal government civilian, defense, and judiciary agencies in addition to commercial clients across a variety of industries. The Company offers a wide range of services such as:

●	Security Operations Center
●	Mobile device testing; penetration testing
●	Managed Security Services Provider (MSSP)
●	Identification and authorization of security systems
●	Cybersecurity profile identification
●	Continuous diagnostic and mitigation
●	Incident response; information assurance; malware analyses
●	Risk assessment and mitigation
●	Vulnerability assessment
●	Wireless exploitation detection and response

3      Business description obtained from Western’s 10-Q filing as of June 30, 2022 and the Western’s Prospectus filed pursuant to rule 424(b)(4) as of January 11, 2022.

4      Cycurion’s description obtained from Company website, S-1/A, and discussions with Management.

Cycurion has been rolling up cybersecurity companies since 2016. Axxum Technologies was purchased in November 2017. Cloudburst Security was purchased in April 2019. The Company purchased some assets from SLG Innovation, Inc. (“SLG”) in June 2020, after deciding to delay the entire Company purchase due to some tax liabilities that SLG was facing. In September 2021, Cycurion purchased software-related assets from Saber Cybersecurity Ltd, an Israeli cyber security provider. The Company executed an LOI to purchase HoneyTek Systems, a Canadian cybersecurity corporation.

Subsidiaries

The Company provides their professional services through their wholly owned subsidiaries, Axxum Technologies LLC5, Cloudburst Security LLC6 and Cycurion Innovation, Inc7.

The Company, through their operating subsidiaries and strategic partnerships, have numerous prime and subcontracts with key government agencies. The Company provides professional services to their clients using a targeted approach, where their cybersecurity professionals team up to create solutions unique to each contract. These cybersecurity professionals have top-secret security clearance and have worked across multiple government agencies, both installing hardware and developing the necessary software protection against cyber-attacks. The Company relies heavily on unaffiliated, third-party software to provide professional services.

The Company’s Security Platform’s line of products (that were acquired from Sabre Security Ltd.) provides solutions for substantially all web application security needs.

The Cycurion Security Platform’s tools constantly survey a client’s data to detect security issues in need of attention, send automatic updates, and provide the client with a complete database of rules and threats.

Additionally, the Company has established a subcontractor — prime contractor relationship with SLG in the fall of 2017, where they have serviced several government agencies and commercial customers including State of New Mexico, Cognizant, KPMG, and University of Illinois.

Contract Vehicles

A government contract vehicle is a mechanism for conducting business with government agencies. Government contract vehicles help to significantly reduce such agency’s or department’s lead time for procuring products or services and lowers agency acquisition costs associated with managing complex bid procedures. The Company has the following contract vehicles:

•	Administrative Office of the U.S. Courts (AOUSC) Security Penetration and Validation Testing Services (USCA15B0007)
•	General Services Administration IT Schedule 70 (Gs35F0189V)
•	General Services Administration IT Schedule 70 (Gs35F0235Y)
•	Department of Justice Cybersecurity Program Management BPA (15JPSS20A00000265)
•	General Services Administration 8(a) Stars II (GS00Q17GWD2020)
•	New Mexico Statewide Pricing Agreement (10-00000-20-0007)

Department of Education Cybersecurity and Privacy Support Services BPA (91003121A0004)

5      A Virginia limited liability company formed in December 2006

6      A Virginia limited liability company formed in January 2007

7      A Delaware corporation formed in connection with Cycurion’s acquisition of assets from Sabres Security Ltd, a leading Israeli-based cyber security provider

Business Segments

Although the Company had primarily focused on its Government Solutions business, Cycurion has generated revenues related to its Managed IT and Managed Security Solutions Provider (MSSP) businesses. The Company also has a software product that is ready to be marketed. The Company’s Software business has only received minimal revenues from select customers using the beta version of the platform. Management is expecting to scale the business with four segments.

The Government Solutions business represents its cybersecurity contracting work with federal, state, and local governmental authorities. Cycurion typically partners with other larger firms, servicing the cybersecurity piece of government contracts. The Company hires employees and subcontractors to maintain staff to service these contracts. The duration and size of each contract varies, with the average contract lasting a few years. Management indicated that their current contracts will typically expire within two years. However, the Company recently received a contract that will last about ten years.

The Managed Solutions business represents managed IT services and offers network services solutions to support its managed IT and other customers. The Company’s managed IT business is subscription-based, and the fees charged vary depending on their customer’s requirements. Network services is project-based. Network projects range from simple single-day fixes to larger network infrastructure projects.

Customers are currently governmental organizations and Management plans to introduce this business to commercial customers as well.

The MSSP business, like Managed Solutions, is subscription based. The key difference is that the MSSP business segment relates to cybersecurity, and this is also known as a SOC-as-a-Service.8 Within this segment the Company primarily manages threat detection and response. Cycurion’s core MSSP customers group are banks, credit unions, and other financial institutions. The Company is planning to implement tiered MSSP subscription offerings based on their customers’ size and cybersecurity requirements.

The Company’s Software business segment relates to its Arx platform which aims on protecting APIs and web applications. Management indicated that some of the key competitors for this business segment will be F5, Akamai, and RadWare. When the Company purchased the IP necessary for this platform, they also retained a key personnel related to the development of this software. The Arx platform already has the required third-party certifications to deploy the platform at any government organization. The Company has a product roadmap in place to improve the platform over the next couple of years. The full platform is available now to be marketed to customers.

Historical Financial Review

We reviewed Cycurion’s financial statements for the years ended December 31, 2018, December 31, 2019, December 31, 2020, and December 31, 2021, and the twelve months ended June 30, 2022, (collectively, the “Review Period”).

Historical Income Statements

Cycurion’s revenues increased from $8.6 million in FY 2018 to $16.7 million for the twelve months ended June 30, 2022 (the “TTM Period”). During the same period, the

8      A SOC is a 24/7 security operations center.

Company’s gross profit increased from $1.8 million in FY 2018 to $2.2 million in the TTM Period, while EBITDA decreased from $740k in FY 2018 to negative $280k in the TTM Period. EBITDA margin during this period ranged from negative 1.7% to positive 8.6%. The following chart details the Company’s historical revenues and revenue growth rates.

Historical Balance Sheets

As of June 30, 2022, Cycurion reported $17.3 million in total assets, $12.5 million in total liabilities, and $4.8 million in total equity. The reported total current assets were valued at $5.8 million, with $191 thousand in cash and cash equivalents. The Company’s historical balance sheets are presented in the following chart.

Appendix C: Valuation Methodology

There are three conceptually distinct methodologies that can be applied to determine the fair market value of a business or asset: (a) the income approach, (b) the market approach and (c) the cost approach. Each of these generally accepted valuation methodologies are considered in the appraisal process and are more or less relevant given the nature of the business and the observable data used to apply the method.

The income approach was utilized to arrive at a conclusion of value for Cycurion’s equity. The income approach directly measures the value of a company by estimating the expected cash flows derived from the business.

We did not utilize the market approach due to the Company’s early stage in its life cycle. The market approach requires using the multiples of comparable publicly traded companies (“Guideline Companies”) or private transactions to estimate the value of the Company. The Company’s early stage makes these comparisons less reliable. We did review the multiples of the Guideline Companies and private transactions to help estimate a terminal exit value of Cycurion.

The cost approach was considered and rejected for the valuation of Cycurion because this approach tends to misstate the fundamental economic value of an ongoing business enterprise.

Valuation Approaches

Income Approach

The income approach quantifies the present value of anticipated future income generated by a business or an asset. Forecasts of future income require analyses of variables that influence income, such as revenues, expenses, and taxes. One form of the income approach, the discounted cash flow (DCF) analysis, defines future economic income as net cash flow and considers not only the profit-generating abilities of a business but also the investment in capital equipment and working capital required to sustain the projected net cash flow. The forecasted net cash flow is then discounted to present value using an appropriate rate of return or discount rate. The income approach is unique in its ability to account for the specific contribution to the overall value of various factors of production.

We developed a DCF model to arrive at Cycurion’s market value of invested capital (MVIC) as of the Valuation Date. The DCF method first projects the cash flow the business is expected to produce over a discrete period. Then, each discrete cash flow is discounted to present value at a rate that reflects the risk of receiving that amount at the time anticipated in the projection. To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted. These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value using an appropriate discount rate. Total outstanding debt was then subtracted from the MVIC to arrive at the value of equity.

Our projections of the Company’s financials were based on Management’s projections through 2028, discussions with Management, historical operating data, and industry research. The version of Management’s projections that we reviewed were board approved and available as of October 3, 2022. Our projections as well as Management’s projections do not consider any potential future acquisitions, including HoneyTek Systems, LLC or SLG Innovation, Inc.

We projected revenues and cost of sales for each business segment individually and consolidated them. Government solutions revenues were based on the number of billable hours and the average billable hourly rate. Billable hours were projected based on the number of government contracts and the average number of employees per contract. Revenues in 2028 of $73.3 million were projected based on the Company having 67 government contracts by the end of 2028, with the average contract having almost 5 employees at an average rate of $121.44 per hour.

The Company generates gross profit from its Government Solutions segment by charging a greater hourly billable rate than what it has to pay its employees and subcontractors. We projected the Government Solutions gross profit margin to increase from 28.1% in Q4 2022 and FY 2023 to 30.5% in FY 2028.

Managed Solutions revenue projections were based on the average number of managed IT customers, and an average fee per customer.9 Managed IT revenues of $27.4 million were projected in FY 2028 based on an average of 89 customers at $308k per year. Additional revenues were projected from network services projects. Network services has a slow season during the fourth quarter of the year and therefore we projected only $85k of revenues during Q4 2022. We project network services revenues to represent one-half of Managed Solutions revenues in FY 2023, and for this percentage to decrease to below 10.0% in FY 2028 as the Company scales this business segment.

[9]

Monthly fees vary substantially per customer. The Company currently has one large customer that is much larger than the other two. It is likely that in the farther out years the Company takes on more smaller customers than projected, and not as many customers associated with such large monthly revenues.

The Company’s direct expenses include direct labor for its managed IT solutions and direct labor for its network solutions. We projected the Company’s Managed

Solutions gross profit margins to increase from 11.4% in Q4 2022 to 33.2% in FY 2028. We projected larger gross profit margins associated with the managed IT business as opposed to the smaller network solutions business.

MSSP revenues are based on the average number of subscribers in each subscription package. The Company plans to market a silver, gold, and platinum package at $4,500 per month, $8,500 per month, and $12,700 per month in FY 2023, respectively. Management acknowledges that the Company may offer a micro package at a smaller monthly rate; however, revenues associated with this package are not included in the projections since the economics of marketing this platform are likely not substantial for the Company. We projected revenues in this segment for Q4 2022 based on the

Company’s current MSSP customers. Our projections assume that existing customers will be converted to the subscription packages after 2023. MSSP segment revenues of $36.5 million were projected in FY 2028 based on an average of 387 customers throughout that fiscal year. Management has indicated that there are approximately 15,000 banks, credit unions, and financial institutions that the Company could market its services to, as well as to companies in other industries.

Direct expenses within the MSSP segment are composed of direct labor, travel, and other expenses which is primarily equipment. The Company will need to staff three shifts to service 24 hours per day. Management is planning to open three security operations centers (SOCs) across the country. Travel expenses is primarily related to employees traveling to the Company’s various SOCs. Equipment was projected to decline from 15.0% of segment revenues in FY 2023 to 3.3% of segment revenues in FY 2028. MSSP gross profit margins were projected to increase from 19.4% in FY 2023 to 60.2% in FY 2028.

Software revenues are based on the number of platforms servicing customers. Revenues associated with each platform were projected to be $325 per month in FY 2023. Management indicated that the current market rate for this platform should be in the $299 to $399 range per month. The Arx platform can be quickly installed via the cloud. Each platform may protect one server or web app and some customers may need multiple installations. Management indicated that they may sell bulk quantities of access to this platform at a discounted rate to certain customers. In this event, Management would expect to sell a greater number of platforms. The Company expects to sell an average of one platform to each of its MSSP subscribers. Additionally, we projected that the company would have an average of more than 10,000 platforms protecting web applications in FY 2028. We projected revenues to increase from $1.5 million in FY 2023 to $47.2 million in FY 2028 within the Software business segment.

Direct expenses for the Software business segment only includes direct labor expenses. We projected the gross profit margin for the Software segment to increase from 72.7% in FY 2023 to 87.8% in FY 2028.

Combined, we projected Company revenues to increase from $26.4 million in FY 2023 to $187.4 million in FY 2028. The Company’s gross profit margin was projected to increase from 29.9% to 51.2% during this same period.

The Company reports its operating expenses in three segments: fringe benefits, overhead expense, and general and administrative. Fringe benefits were projected to be $1.1 million in FY 2023 and to grow at one-half of the government services growth rate. Overhead expenses were projected to be $1.0 million in FY 2023 and grow to between 11.0% and 15.0% of government services revenues. Management’s projections had shown this to be a larger expense; however, discussions with Management indicated that the 30% of government revenues rate should have been 15% and Management would expect for this to decrease each year.

General and administrative expenses were projected to be the largest component of operating expenses. These expenses are primarily representative of the sales and supporting staff required to grow the Company’s non-governmental revenues. Management plans to hire a new sales director, most likely at the beginning of FY 2023, and to implement a sophisticated marketing plan to sell its products and services across segments and with channel partners. We projected general and administrative expenses to be larger than what Management had projected. We projected these expenses to increase from $6.5 million in FY 2023 to $47.5 million in FY 2028.

We projected the Company to produce negative EBITDA until FY 2025. The Company’s

EBITDA margin was projected to increase from 2.3% in FY 2023 to 20.4% in FY 2028, or $38.3 million in EBITDA.

We projected the Company’s balance sheet to determine the Cycurion’s projected working capital needs. Working capital was projected to decrease from 20.5% of revenues in FY 2023 to 5.5% of revenues in FY 2028. Capital expenditures, depreciation, and amortization were projected to be minimal throughout the forecast period.

We determined the Company’s weighted average cost of capital of 27.7% based on a selected cost of equity of 32.0% and cost of debt of 8.0%.

We applied a 2.5x enterprise value to revenue (EV/S) multiple to the Company’s projected FY 2028 revenues of $187.4 million to determine the residual value. We determined this multiple based on our observation and analysis of guideline public company multiples as of the Valuation Date and reviewed transaction multiples of target companies with related products and service offerings as well as risk profiles. We believe that a 2.5x EV/S multiple is appropriate for the Company given the substantial portion of projected Company revenues associated with cybersecurity software and subscription-based services.

We subtracted net debt from the Company’s market value of invested capital (MVIC) to determine the value of the Company’s equity.10

Based on the income approach the total consideration paid for Cycurion by Western is FAIR to the shareholders of Western Acquisition Ventures Corp. from a financial point of view. The following table details our range of values based on a sensitivity analysis regarding the discount rate and residual enterprise value to revenue multiple applied to the Company’s projected FY 2028 revenues. These two assumptions are key inputs to the valuation.

Sensitivity Analysis of Residual Multiple and Selected Discount Rate

Residual EV / Revenue Multiple	Discount Rate 24.7%	26.2%	27.7%	29.2%	30.7%
2.30x	$114.1	$105.4	$97.5	$90.1	$83.4
2.35x	$116.5	$107.6	$99.5	$92.0	$85.2
2.40x	$118.8	$109.8	$101.5	$93.9	$86.9
2.45x	$121.2	$112.0	$103.6	$95.8	$88.7
2.50x	$123.5	$114.2	$105.6	$97.7	$90.4
2.55x	$125.9	$116.4	$107.6	$99.6	$92.2
2.60x	$128.3	$118.6	$109.7	$101.5	$94.0
2.65x	$130.6	$120.8	$111.7	$103.4	$95.7
2.70x	$133.0	$122.9	$113.7	$105.3	$97.5

Selected Residual Multiple Range
$90
$124
Selected Discount Rate Range
$97
$114
$95.0 Million
Offer Price
Concluded Range
$96
$116
$85
$90
$95
$100
$105
$110
$115
$120
$125
$130
in millions of USD

10Net debt represents debt less the $2.0 million refundable deposit for acquisition from SLG. Management indicated that they may still purchase this company but would receive a discount equal to the refundable deposit. SLG would still owe this amount if the Company does not purchase SLG.

Appendix D: Assumptions and Limiting Conditions

This Fairness Opinion prepared by ValueScope, Inc. (“ValueScope”) is subject to and governed by the following Assumptions and Limiting Conditions and other terms, assumptions and conditions contained in the engagement letter.

Limitation on Distribution and Use

The Fairness Opinion, the conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the Board may rely on them for any purpose whatsoever. Neither the Fairness Opinion, nor its contents, nor any reference to the appraiser or ValueScope, may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. In addition, except as set forth in the Fairness Opinion, our analysis and Fairness Opinion are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent; provided, however, that if ValueScope fails to inform the Company whether ValueScope will provide such consent within five (5) business days after receiving the Company’s request thereof, then ValueScope’s consent shall be deemed conclusively to have been provided without any further action by the Board or ValueScope.

No change of any item in this Fairness Opinion shall be made by anyone other than ValueScope, and we shall have no responsibility for any such unauthorized change. The Fairness Opinion may not be used in conjunction with any other appraisal or study. The conclusion(s) stated in this appraisal is based on the program of utilization described in the Fairness Opinion and may not be separated into parts. The Fairness Opinion was prepared solely for the purpose, function and party so identified in the Fairness Opinion. The Fairness Opinion may not be reproduced, in whole or in part, and the conclusions may not be utilized by a third party for any purpose, without the express written consent of ValueScope.

As required by new U.S. Treasury rules, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this Fairness Opinion, including attachments, is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service.

Purpose of Fairness Opinion

This Fairness Opinion was prepared for the sole purpose of reviewing the Transaction. Our conclusion of fairness does not extend to any managerial decisions which occurred pre- or post-transaction.

We did not evaluate Western’s or Cycurion’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities whether contingent or otherwise.

Operational Assumptions

Unless stated otherwise, our analysis (i) assumes that, as of the Valuation Date, Cycurion and its assets will continue to operate as configured as a going concern, (ii) is based on the past, present and future projected financial condition of Cycurion and its assets as of the valuation date, and (iii) assumes that Cycurion has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.

We did not make an onsite visit to Cycurion’s facilities.

Competent Management Assumed

It should be specifically noted that the Fairness Opinion assumes Cycurion will be competently managed and maintained over the expected period of ownership. This Fairness Opinion does not entail an evaluation of Management’s effectiveness, nor are we responsible for future marketing efforts and other Management or ownership actions upon which actual results will depend.

No Obligation to Provide Services after Completion

Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of this engagement. If the need for subsequent services related to a valuation assignment (e.g., including testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Board or by subpoena or other legal process initiated by a party other than the Board) arises, special arrangements for such services acceptable to ValueScope must be made in advance. ValueScope reserves the right to make adjustments to the analysis, opinion and conclusion set forth in the Fairness Opinion as we deem reasonably necessary based upon consideration of additional or more reliable data that may become available.

In all matters that may be potentially challenged by a Court or other party, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your matter(s), and will be available to assist in defending our professional positions taken, at our then current rates, plus direct expenses at actual, and according to our then current Standard Professional Agreement.

No Opinion is Rendered as to Legal Fee or Property Title

No opinion is rendered as to legal fee or property title. No opinion is intended in matters that require legal, engineering, or other professional advice that has been or will be obtained from professional sources.

Liens and Encumbrances

ValueScope will give no consideration to liens or encumbrances except as specifically stated. We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our Fairness Opinion as legal evidence in any particular court or jurisdiction.

Information Provided by Others

Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the Fairness Opinion.

Prospective Financial Information

Fairness opinions may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our Fairness Opinion, and the variations may be material.

Any use of Management’s projections or forecasts in our analysis will not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

Regulatory and Environmental Considerations

The Fairness Opinion assumes all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in the Fairness Opinion are based.

ValueScope is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Fairness Opinion, wishing to know whether such liabilities exist, or the scope and their effect on the value of the property, is encouraged to obtain a professional environmental assessment. ValueScope does not conduct or provide environmental assessments and has not performed one for the subject property.

ValueScope has not determined independently whether Cycurion or Western are subject to any present or future liability relating to environmental matters (including, but not limited to CERCLA/Superfund liability) or the scope of any such liabilities.

ValueScope’s valuation takes no such liabilities into account, except as they have been reported to ValueScope by the Company or by an environmental consultant working for the Company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Fairness Opinion. To the extent such information has been reported to us, ValueScope has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

ValueScope has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.

ValueScope expresses no opinion for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers.

Indemnification by the Company

The following indemnifications apply only to the extent that any losses, claims, damages, judgments, or liabilities are not caused by fraud, bad faith, gross negligence or willful malfeasance on the part of ValueScope.

The Client agrees to indemnify and hold harmless ValueScope, and its respective principals, affiliates, agents and employees (“Indemnified Party”) against any losses, claims, damages, judgments or liabilities arising out of or based upon any professional advisory services rendered pursuant to this agreement. Furthermore, the Client agrees to indemnify ValueScope and any Indemnified Party against any losses, claims, damages, judgments or liabilities incurred as a result of a third party initiating a lawsuit against any Indemnified Party based upon any consulting services rendered to the Client pursuant to this agreement. In consideration for this indemnification agreement, ValueScope will provide professional advisory services.

The Client agrees to reimburse ValueScope and any Indemnified Party for any necessary and reasonable expenses, attorneys’ fees or costs incurred in the enforcement of any part of the indemnity agreement 30 days after receiving written notice from ValueScope.

The obligations of ValueScope under this agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person in ValueScope shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

TABLE OF SCHEDULES

FINANCIAL STATEMENT ANALYSIS	A
Historical Income Statements	A.1
Historical Balance Sheets	A.2
DISCOUNTED CASH FLOW METHOD	B
Summary of Revenues and Direct Expenses by Business Segment	B.1
Revenue Projections for Government Solutions	B.2a
Direct Expense Projections for Government Solutions	B.2b
Revenue Projections for Managed Solutions	B.3a
Direct Expense Projections for Managed Solutions	B.3b
Revenue Projections for MSSP	B.4a
Direct Expense Projections for MSSP	B.4b
Revenue Projections for Software	B.5a
Direct Expense Projections for Software	B.5b
Projected Income Statements	B.6
Balance Sheet Projection Inputs	B.7
Projected Balance Sheets and Working Capital	B.8
Projected Capital Expenditures – Economic / Book	B.9
Projected Capital Expenditures – Tax	B.10
Projected Tax Expenses	B.11
Pepperdine Cost of Capital Estimate	B.12
Weighted Average Cost of Capital	B.13
Synthesis of Net Cash Flow	B.14
Equity Value Sensitivity Analysis	B.15
Review of Software Revenue Growth	B.16
GUIDELINE PUBLIC COMPANIES	C
Determination of Relevant Multiples	C.1
Summary of Multiples	C.2
GUIDELINE TRANSACTIONS	D
Transaction Approach multiples	D.1

Cycurion, Inc.	Schedule A.1
Financial Statement Analysis	Valuation Date: September 30, 2022
Historical Income Statements

	For the 12 Months Ended:								For the 12 Months Ended:
	31-Dec-18		31-Dec-19		31-Dec-20		31-Dec-21		30-Jun-22
	Actual	%	Actual	%	Actual	%	Actual	%	Actual	%
Revenue	$8,555,500	100.0%	$13,090,802	100.0%	$15,546,663	100.0%	$16,879,311	100.0%	$16,737,972	100.0%
Cost of sales (COS)	6,782,704	79.3%	11,236,432	85.8%	13,028,666	83.8%	14,528,846	86.1%	14,513,278	86.7%
Gross Profit	1,772,796	20.7%	1,854,370	14.2%	2,517,997	16.2%	2,350,465	13.9%	2,224,694	13.3%
Operating expenses	1,032,668	12.1%	1,435,029	11.0%	1,768,619	11.4%	2,111,002	12.5%	2,505,467	15.0%
Earnings before interest, taxes, depreciation & amortization (EBITDA)	740,128	8.7%	419,341	3.2%	749,378	4.8%	239,463	1.4%	(280,773)	(1.7)%
Depreciation expense	7,746	0.1%	4,125	0.0%	42,242	0.3%	43,868	0.3%	69,175	0.4%
Amortization expense	—	0.0%	22,444	0.2%	30,640	0.2%	24,786	0.1%	33,082	0.2%
Earnings before interest & taxes (EBIT)	732,382	8.6%	392,772	3.0%	676,496	4.4%	170,809	1.0%	(383,030)	(2.3)%
Other income (expense)	(265,114)	(3.1)%	(358,485)	(2.7)%	(102,372)	(0.7)%	924,724	5.5%	862,779	5.2%
Interest income	11	0.0%	323	0.0%	—	0.0%		0.0%	—	0.0%
Interest (expense)	(475,256)	(5.6)%	(511,236)	(3.9)%	(840,087)	(5.4)%	(892,888)	(5.3)%	(695,965)	(4.2)%
Other income, net	(740,359)	(8.7)%	(869,398)	(6.6)%	(942,459)	(6.1)%	31,836	0.2%	166,814	1.0%
Pretax Income (EBT)	(7,977)	(0.1)%	(476,626)	(3.6)%	(265,963)	(1.7)%	202,645	1.2%	(216,216)	(1.3)%
Provision (benefit) for income taxes	205,407	2.4%	50	0.0%	50	0.0%	12,320	0.1%	12,525	0.1%
Net Income	$(213,384)	(2.5)%	$(476,676)	(3.6)%	$(266,013)	(1.7)%	$190,325	1.1%	$(228,741)	(1.4)%

Annualized Growth Rates
Revenue	NA		53.0%		18.7%		8.6%
Gross Profit	NA		4.6%		35.7%		(6.7)%
EBITDA	NA		(43.3)%		78.4%		(68.0)%
EBIT	NA		(46.4)%		72.0%		(74.8)%
Net Income	NA		NA		NA		NA

Cycurion, Inc.	Schedule A.2
Financial Statement Analysis	Valuation Date: September 30, 2022

Historical Balance Sheets

	As of:
	31-Dec-18		31-Dec-19		31-Dec-20		31-Dec-21		30-Jun-22
	Actual	%	Actual	%	Actual	%	Actual	%	Actual	%
Current Assets
Cash & cash equivalents	$318,789	5.0%	$194,101	1.7%	$208,051	1.7%	$666,554	3.7%	$191,475	1.1%
Restricted cash	194,117	3.0%	194,117	1.7%	69,117	0.6%	—	0.0%	—	0.0%
Accounts receivable, net	595,924	9.3%	2,072,878	18.6%	3,240,537	26.9%	5,226,541	29.0%	5,574,050	32.3%
Other receivables	25,162	0.4%	46,270	0.4%	29,439	0.2%	246,582	1.4%	17,875	0.1%
Advances and prepayment to suppliers	—	0.0%	—	0.0%	16,321	0.1%	—	0.0%	—	0.0%
Prepaid expenses and other CA	31,933	0.5%	57,739	0.5%	38,048	0.3%	339,336	1.9%	35,000	0.2%
Total Current Assets	1,165,925	18.2%	2,565,105	23.0%	3,601,513	29.8%	6,479,013	36.0%	5,818,400	33.7%

Fixed assets, net	36,266	0.6%	58,628	0.5%	49,661	0.4%	2,670,789	14.8%	2,665,828	15.4%
Refundable deposit for acquisition	—	0.0%	—	0.0%	1,401,923	11.6%	2,000,000	11.1%	2,000,000	11.6%
Right of use assets	—	0.0%	440,365	4.0%	338,824	2.8%	230,316	1.3%	173,207	1.0%
Other assets	5,751	0.1%	5,751	0.1%	39,879	0.3%	10,351	0.1%	10,351	0.1%
Intangible assets, net	59,361	0.9%	72,016	0.6%	41,376	0.3%	16,590	0.1%	8,294	0.0%
Goodwill	5,153,266	80.3%	7,992,304	71.8%	6,592,304	54.6%	6,592,304	36.6%	6,592,304	38.2%
Total Assets	6,420,569	100.0%	11,134,169	100.0%	12,065,480	100.0%	17,999,363	100.0%	17,268,384	100.0%

Current Liabilities
Accounts payable	445,608	6.9%	1,073,722	9.6%	946,892	7.8%	1,829,981	10.2%	1,349,510	7.8%
Deferred revenue	—	0.0%	—	0.0%	598,593	5.0%	463,757	2.6%	15,000	0.1%
Lease obligation - current	—	0.0%	7,231	0.1%	—	0.0%	—	0.0%	—	0.0%
Operating lease liability - current	—	0.0%	93,491	0.8%	108,904	0.9%	120,822	0.7%	127,152	0.7%
Taxes payable	180,258	2.8%	33,687	0.3%	—	0.0%	—	0.0%	—	0.0%
Accrued liabilities	173,451	2.7%	743,094	6.7%	1,842,580	15.3%	3,905,083	21.7%	3,593,812	20.8%
Customer advances and deposits	7,668	0.1%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Notes payable	—	0.0%	1,400,000	12.6%	1,700,000	14.1%	1,850,000	10.3%	1,519,079	8.8%
Bank loan revolving line	45,525	0.7%	1,846,092	16.6%	1,913,269	15.9%	1,999,919	11.1%	2,956,456	17.1%
Loan payable - current	—	0.0%	—	0.0%	719,176	6.0%	1,586	0.0%	3,202	0.0%
Bank loan - current portion	1,312,500	20.4%	625,439	5.6%	750,000	6.2%	743,421	4.1%	868,421	5.0%
Total Current Liabilities	2,165,010	33.7%	5,822,756	52.3%	8,579,414	71.1%	10,914,569	60.6%	10,432,632	60.4%

Long-term debt, net of current	2,792,017	43.5%	2,436,543	21.9%	1,686,543	14.0%	928,319	5.2%	556,609	3.2%
Long-term loan, payable	—	0.0%	—	0.0%	351,024	2.9%	148,414	0.8%	146,798	0.9%
Operating lease liability - non current	—	0.0%	351,606	3.2%	248,991	2.1%	121,881	0.7%	56,333	0.3%
Subordinated convertible promissory notes	500,000	7.8%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Series A - convertible preffered stock	399,847	6.2%	619,882	5.6%	962,139	8.0%	1,294,117	7.2%	1,294,117	7.5%
Other long-term liabilities	(116,362)	-1.8%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Total Long-term Liabilities	3,575,502	55.7%	3,408,031	30.6%	3,248,697	26.9%	2,492,731	13.8%	2,053,857	11.9%
Total Liabilities	5,740,512	89.4%	9,230,787	82.9%	11,828,111	98.0%	13,407,300	74.5%	12,486,489	72.3%
Commitments and Contingent Liabilities	—	0.0%	1,400,000	12.6%	—	0.0%	—	0.0%	—	0.0%
Total Equity	680,057	10.6%	503,382	4.5%	237,369	2.0%	4,592,063	25.5%	4,781,895	27.7%
Total Liabilities & Equity	$6,420,569	100.0%	$11,134,169	100.0%	$12,065,480	100.0%	$17,999,363	100.0%	$17,268,384	100.0%

Cycurion, Inc.	Schedule B.1
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Summary of Revenues and Direct Expenses by Business Segment

Revenues and Direct Expenses Projections

Cycurion, Inc. Gross Profit
		12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Period Duration	Source	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Revenues
Government Solutions	Schedule B.2a	$4,533,037	$20,451,465	$25,827,279	$33,661,580	$44,078,245	$57,403,118	$73,304,072
Managed Solutions	Schedule B.3a	316,291	2,423,552	4,203,492	7,572,972	13,466,676	20,970,864	30,407,633
Managed Security Solutions	Schedule B.4a	62,254	2,094,162	5,838,246	11,026,782	18,193,905	26,968,992	36,541,478
Software Platform	Schedule B.5a	0	1,460,550	4,790,273	10,105,868	19,927,407	33,417,144	47,189,700
Total Revenues		$4,911,582	$26,429,729	$40,659,289	$62,367,203	$95,666,232	$138,760,118	$187,442,883
Growth Rate				53.8%	53.4%	53.4%	45.0%	35.1%
Direct Costs
Government Solutions	Schedule B.2b	$3,258,599	$14,701,653	$18,566,087	$24,081,484	$31,230,356	$40,278,347	$50,936,277
Managed Solutions	Schedule B.3b	280,112	1,729,056	3,074,373	5,467,681	9,774,885	14,555,767	20,305,362
Managed Security Solutions	Schedule B.4b	168,680	1,688,844	3,724,709	6,432,879	9,728,262	12,495,104	14,560,327
Software Platform	Schedule B.5b	0	398,400	1,035,840	1,929,770	3,202,346	4,663,278	5,740,382
Total COGS		$3,707,391	$18,517,953	$26,401,010	$37,911,815	$53,935,849	$71,992,496	$91,542,348
Growth Rate				42.6%	43.6%	42.3%	33.5%	27.2%
Gross Profit
Government Solutions		$1,274,437	$5,749,812	$7,261,191	$9,580,096	$12,847,889	$17,124,771	$22,367,795
Managed Solutions		36,179	694,496	1,129,119	2,105,291	3,691,791	6,415,097	10,102,270
Managed Security Solutions		(106,426)	405,318	2,113,537	4,593,903	8,465,642	14,473,888	21,981,152
Software Platform		0	1,062,150	3,754,433	8,176,098	16,725,061	28,753,866	41,449,318
Total Gross Profit		$1,204,190	$7,911,776	$14,258,279	$24,455,388	$41,730,383	$66,767,622	$95,900,535
Growth Rate				80.2%	71.5%	70.6%	60.0%	43.6%
Gross Profit Margin
Government Solutions		28.1%	28.1%	28.1%	28.5%	29.1%	29.8%	30.5%
Managed Solutions		11.4%	28.7%	26.9%	27.8%	27.4%	30.6%	33.2%
Managed Security Solutions		(171.0)%	19.4%	36.2%	41.7%	46.5%	53.7%	60.2%
Software Platform		N/A	72.7%	78.4%	80.9%	83.9%	86.0%	87.8%
Total Gross Profit Margin		24.5%	29.9%	35.1%	39.2%	43.6%	48.1%	51.2%

Cycurion, Inc.	Schedule B.2a
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Revenues — Government Solutions Business Segment

Revenue Projections

	Government Solutions Revenue Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Reporting Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Number of Government Contracts
Number of Government Contracts - Beginning	19	19	23	28	35	44	55
Number of Government Contracts - Ending	19	23	28	35	44	55	67
Avg Number of Government Contracts	19	21	26	32	40	50	61
Growth Rate			21.4%	23.5%	25.4%	25.3%	23.2%
Government Contract Billable Hours
Average Number of Workers per Contract (1)	4.83	4.83	4.83	4.90	4.92	4.94	4.97
Number of Hours per Worker (2)	488	1,992	1,992	1,992	1,992	1,992	1,992
Billable Hours per Government Contract	2,356	9,616	9,616	9,756	9,796	9,836	9,895
Government Contract Billable Hours	44,761	201,945	245,219	307,310	386,930	486,859	603,613
Growth Rate			21.4%	25.3%	25.9%	25.8%	24.0%
Government Solutions Revenues
Average Billable Hourly Rate - Government Contracts	$101.27	$101.27	$105.32	$109.54	$113.92	$117.90	$121.44
Government Contract Billable Hours	44,761	201,945	245,219	307,310	386,930	486,859	603,613
Government Solutions Revenues	$4,533,037	$20,451,465	$25,827,279	$33,661,580	$44,078,245	$57,403,118	$73,304,072
Growth Rate			26.3%	30.3%	30.9%	30.2%	27.7%

(1)Management expects approximately one-half of the workers to be employees and the other half sub-contractors.

(2)Q4 has slightly less working hours than the average quarter of 498 hours.

Cycurion, Inc.	Schedule B.2b
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Direct Expenses — Government Solutions Business Segment

Direct Cost Projections

	Government Solutions Direct Expense Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Reporting Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Number of Government Contracts
Number of Government Contracts - Beginning	19	19	23	28	35	44	55
Number of Government Contracts - Ending	19	23	28	35	44	55	67
Avg Number of Government Contracts	19	21	26	32	40	50	61
Growth Rate			21.4%	23.5%	25.4%	25.3%	23.2%
Government Contract Expense Hours
Average Number of Workers per Contract (1)	4.83	4.83	4.83	4.90	4.92	4.94	4.97
Number of Hours per Worker (2)	488	1,992	1,992	1,992	1,992	1,992	1,992
Billable Hours per Government Contract	2,356	9,616	9,616	9,756	9,796	9,836	9,895
Government Contract Billable Hours	44,761	201,945	245,219	307,310	386,930	486,859	603,613
Growth Rate			21.4%	25.3%	25.9%	25.8%	24.0%
Government Solutions Revenues
Average Hourly Expense Rate	$72.80	$72.80	$75.71	$78.36	$80.71	$82.73	$84.39
Government Contract Billable Hours	44,761	201,945	245,219	307,310	386,930	486,859	603,613
Government Solutions Direct Costs	$3,258,599	$14,701,653	$18,566,087	$24,081,484	$31,230,356	$40,278,347	$50,936,277
Growth Rate			26.3%	29.7%	29.7%	29.0%	26.5%

(1)Management expects approximately one-half of the workers to be employees and the other half sub-contractors.

(2)Q4 has slightly less working hours than the average quarter of 498 hours.

Cycurion, Inc.	Schedule B.3a
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Revenues — Managed Solutions Business Segment

Revenue Projections

	Managed Solutions Revenue Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Manged IT Customers
Beginning Customers	3	3	5	12	26	47	73
Customer Attrition	10%	10%	10%	10%	10%	10%	10%
New Customers	0	2	8	15	24	31	40
Ending Customers	3	5	12	26	47	73	106
Average Managed IT Customers	3	4	9	19	37	60	89
Growth Rate			125.0%	111.1%	94.7%	62.2%	48.3%
Managed IT Services Revenues
Average Fee per Customer (1)	$77,097	$308,388	$308,388	$308,388	$308,388	$308,388	$308,388
Average Managed IT Customers	3	4	9	19	37	60	89
Managed IT Revenues	$231,291	$1,233,552	$2,775,492	$5,859,372	$11,410,356	$18,503,280	$27,446,532
Growth Rate			125.0%	111.1%	94.7%	62.2%	48.3%
Network Services Projects (2)
Network Solutions Revenues	$85,000	$1,190,000	$1,428,000	$1,713,600	$2,056,320	$2,467,584	$2,961,101
Growth Rate			20.0%	20.0%	20.0%	20.0%	20.0%
Total Managed Solutions Revenues
Managed IT Revenues	$231,291	$1,233,552	$2,775,492	$5,859,372	$11,410,356	$18,503,280	$27,446,532
Network Solutions Revenues	$85,000	$1,190,000	$1,428,000	$1,713,600	$2,056,320	$2,467,584	$2,961,101
Total Managed Solutions Revenues	$316,291	$2,423,552	$4,203,492	$7,572,972	$13,466,676	$20,970,864	$30,407,633
(1)	Revenues in the business segment are typically negotiated as flat-fees.
(2)	Management offers this service to support their customers’ network infrastructure needs. Fees for these projects vary greatly depending on the task at hand.

Cycurion, Inc.	Schedule B.3b
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Direct Expenses — Managed Solutions Business Segment

Direct Expense Projections

	Managed Solutions Direct Expense Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Reporting Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Direct Labor Hours - Managed IT Solutions
Average Number of Employees	6	10	22	44	84	126	176
Average Hours per Employee	488	1,992	1,992	1,992	1,992	1,992	1,992
Total Direct Labor Hours	2,928	19,920	43,824	87,648	167,328	250,992	350,592
Growth Rate			120.0%	100.0%	90.9%	50.0%	39.7%
Direct Labor Expenses - Managed IT Solutions
Average Hourly Rate	$45.00	$45.00	$46.80	$48.44	$49.89	$51.14	$52.16
Total Direct Labor Hours	2,928	19,920	43,824	87,648	167,328	250,992	350,592
Total Direct Labor Expenses - Managed IT Solutions	$131,760	$896,400	$2,050,963	$4,245,494	$8,348,185	$12,835,334	$18,287,295
Growth Rate			128.8%	107.0%	96.6%	53.8%	42.5%
Direct Labor Hours - Network Solutions
Average Number of Employees	8	11	13	15	17	20	23
Average Hours per Employee	488	1,992	1,992	1,992	1,992	1,992	1,992
Total Direct Labor Hours	3,904	21,912	25,896	29,880	33,864	39,840	45,816
Growth Rate			18.2%	15.4%	13.3%	17.6%	15.0%
Direct Labor Expenses - Network Solutions
Average Hourly Rate	$38.00	$38.00	$39.52	$40.90	$42.13	$43.18	$44.05
Total Direct Labor Hours	3,904	21,912	25,896	29,880	33,864	39,840	45,816
Total Direct Labor Expenses - Network Solutions	$148,352	$832,656	$1,023,410	$1,222,188	$1,426,700	$1,720,433	$2,018,068
Growth Rate			22.9%	19.4%	16.7%	20.6%	17.3%
Total Managed Solutions Direct Expenses
Total Direct Labor Expenses - Managed IT Solutions	$131,760	$896,400	$2,050,963	$4,245,494	$8,348,185	$12,835,334	$18,287,295
Total Direct Labor Expenses - Network Solutions	$148,352	$832,656	$1,023,410	$1,222,188	$1,426,700	$1,720,433	$2,018,068
Total Managed Solutions Direct Expenses	$280,112	$1,729,056	$3,074,373	$5,467,681	$9,774,885	$14,555,767	$20,305,362
Growth Rate			77.8%	77.8%	78.8%	48.9%	39.5%

Cycurion, Inc.	Schedule B.4a
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Revenues — MSSP Business Segment

Revenue Projections

	Managed Security Services (MSSP) Revenue Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Reporting Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months

Beginning Subscriber Customers
Silver	0	0	32	62	109	158	213
Gold	0	0	10	20	35	53	74
Platinum	0	0	7	14	25	40	58
Total Beginning Subscriber Customers	0	0	49	96	169	251	345

Customer Attrition Rates (Based on Period Duration)
Silver	N/A	10%	10%	10%	10%	10%	10%
Gold	N/A	10%	10%	10%	10%	10%	10%
Platinum	N/A	10%	10%	10%	10%	10%	10%

New Subscribers
Silver	0	32	33	53	60	71	66
Gold	0	10	11	17	22	26	26
Platinum	0	7	8	12	18	22	25
Total New Subscribers	0	49	52	82	100	119	117

Ending Subscriber Customers
Silver	0	32	62	109	158	213	258
Gold	0	10	20	35	53	74	93
Platinum	0	7	14	25	40	58	77
Total Ending Subscriber Customers	0	49	96	169	251	345	428
Growth Rate			95.9%	76.0%	48.5%	37.5%	24.1%
Avg Subscriber Customers
Silver	0	16	47	86	134	186	236
Gold	0	5	15	28	44	64	84
Platinum	0	4	11	20	33	49	68
Total Average Subscriber Customers	0	25	73	133	210	298	387
Growth Rate			195.9%	82.8%	58.5%	41.9%	29.7%
Revenue Per Subscriber Customer
Silver	N/A	$54,000	$55,620	$57,289	$59,007	$60,777	$62,601
Gold	N/A	$102,000	$105,060	$108,212	$111,458	$114,802	$118,246
Platinum	N/A	$152,400	$156,972	$161,681	$166,532	$171,528	$176,673

Total MSSP Subscriber Revenue
Silver	$0	$864,000	$2,614,140	$4,898,175	$7,877,469	$11,274,222	$14,742,488
Gold	$0	$510,000	$1,575,900	$2,975,825	$4,904,159	$7,289,921	$9,873,537
Platinum	$0	$533,400	$1,648,206	$3,152,783	$5,412,277	$8,404,850	$11,925,452
Total MSSP Subscriber Revenue	$0	$1,907,400	$5,838,246	$11,026,782	$18,193,905	$26,968,992	$36,541,478
Growth Rate			206.1%	88.9%	65.0%	48.2%	35.5%
Additional Revenues
Avg Existing Customers (1)	7	7	0	0	0	0	0
Revenue per Non-subscriber Customer	$8,893	$26,680	N/A	N/A	N/A	N/A	N/A
Total MSSP Non-Subscriber Revenue	$62,254	$186,762	$0	$0	$0	$0	$0

Total MSSP Revenues
Total MSSP Subscriber Revenue	$0	$1,907,400	$5,838,246	$11,026,782	$18,193,905	$26,968,992	$36,541,478
Total MSSP Non-Subscriber Revenue	$62,254	$186,762	$0	$0	$0	$0	$0
Total MSSP Revenues	$62,254	$2,094,162	$5,838,246	$11,026,782	$18,193,905	$26,968,992	$36,541,478
Growth Rate			178.8%	88.9%	65.0%	48.2%	35.5%

(1)We are assuming that existing customers will be converted to the standardized subscriptions after 2023.

Cycurion, Inc.	Schedule B.4b
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Direct Expenses — MSSP Business Segment

Direct Expense Projections

	Managed Security Services (MSSP) Direct Expense Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Reporting Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Direct Labor Hours
Average Number of Employees	2	12	26	46	69	86	97
Average Hours per Employee	488	1,992	1,992	1,992	1,992	1,992	1,992
Total Direct Labor Hours	976	23,904	51,792	91,632	137,448	171,312	193,224
Growth Rate			116.7%	76.9%	50.0%	24.6%	12.8%
Direct Labor Expenses
Average Hourly Rate	$55.00	$55.00	$57.20	$59.49	$61.87	$64.34	$66.92
Total Direct Labor Hours	976	23,904	51,792	91,632	137,448	171,312	193,224
Total Direct Labor Expenses	$53,680	$1,314,720	$2,962,502	$5,451,004	$8,503,567	$11,022,595	$12,929,760
Growth Rate			125.3%	84.0%	56.0%	29.6%	17.3%
Other Direct Expenses
Travel	$15,000	$60,000	$120,000	$210,000	$315,000	$393,750	$442,969
Other (1)	$100,000	$314,124	$642,207	$771,875	$909,695	$1,078,760	$1,187,598
Total Other Direct Expenses	$115,000	$374,124	$762,207	$981,875	$1,224,695	$1,472,510	$1,630,567
Growth Rate			103.7%	28.8%	24.7%	20.2%	10.7%
Total MSSP Direct Expenses
Total Direct Labor Expenses	$53,680	$1,314,720	$2,962,502	$5,451,004	$8,503,567	$11,022,595	$12,929,760
Total Other Direct Expenses	$115,000	$374,124	$762,207	$981,875	$1,224,695	$1,472,510	$1,630,567
Total MSSP Direct Expenses	$168,680	$1,688,844	$3,724,709	$6,432,879	$9,728,262	$12,495,104	$14,560,327
Growth Rate			120.5%	72.7%	51.2%	28.4%	16.5%

(1)Primarily represents equipment.

Cycurion, Inc.	Schedule B.5a
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Revenues — Software Business Segment

Revenue Projections

	Software Revenue Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Reporting Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Average Web Apps
Beginning Web Apps	0	0	700	1,540	3,080	5,852	8,778
Web App Attrition	N/A	N/A	15%	15%	15%	15%	15%
New Web Apps	0	700	945	1,771	3,234	3,804	3,862
Ending Web Apps	0	700	1,540	3,080	5,852	8,778	11,324
Average Web Apps	0	350	1,120	2,310	4,466	7,315	10,051
Growth Rate			220.0%	106.3%	93.3%	63.8%	37.4%
Revenues from Web Apps
Revenue Per Web App (1)	N/A	$3,900.00	$4,017.00	$4,137.51	$4,261.64	$4,389.48	$4,521.17
Average Web Apps	0	350	1,120	2,310	4,466	7,315	10,051
Revenues from Web Apps	$0	$1,365,000	$4,499,040	$9,557,648	$19,032,463	$32,109,078	$45,442,269
Growth Rate			229.6%	112.4%	99.1%	68.7%	41.5%
Revenues from MSSP Subscribers
Revenue Per Server (1)	N/A	$3,900.00	$4,017.00	$4,137.51	$4,261.64	$4,389.48	$4,521.17
Average MSSP Subscribers (Schedule B.4a )	0	25	73	133	210	298	387
Revenues from MSSP Subscribers	$0	$95,550	$291,233	$548,220	$894,943	$1,308,066	$1,747,432
Growth Rate			204.8%	88.2%	63.2%	46.2%	33.6%
Total Software Revenues
Revenues from Web Apps	$0	$1,365,000	$4,499,040	$9,557,648	$19,032,463	$32,109,078	$45,442,269
Revenues from MSSP Subscribers	$0	$95,550	$291,233	$548,220	$894,943	$1,308,066	$1,747,432
Total Software Revenues	$0	$1,460,550	$4,790,273	$10,105,868	$19,927,407	$33,417,144	$47,189,700
Growth Rate			228.0%	111.0%	97.2%	67.7%	41.2%
(1)	Based on a price of $325 per month in 2023. Management expects the market rate for this platform to be in the $299 to $399 per month range. Management indicated that they may sell bulk quantities of access to this platform at a discounted rate to certain customers. Due to these occurances management would expect to sell a greater number of monthly platforms.
(2)	Assumes that the Company will sell an average of one software product per MSSP subscriber. Each product covers one server.

Cycurion, Inc.	Schedule B.5b
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Direct Expenses — Software Business Segment

Direct Expense Projections

	Software Direct Expense Projections
	12/31/2022	12/31/2023	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Reporting Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Direct Labor Hours
Average Number of Employees	0	4	10	18	29	41	49
Average Hours per Employee	488	1,992	1,992	1,992	1,992	1,992	1,992
Total Direct Labor Hours	0	7,968	19,920	35,856	57,768	81,672	97,608
Growth Rate			150.0%	80.0%	61.1%	41.4%	19.5%
Software Direct Expenses
Average Hourly Rate	$50.00	$50.00	$52.00	$53.82	$55.43	$57.10	$58.81
Total Direct Labor Hours	0	7,968	19,920	35,856	57,768	81,672	97,608
Total Software Direct Expenses	$0	$398,400	$1,035,840	$1,929,770	$3,202,346	$4,663,278	$5,740,382
Growth Rate			160.0%	86.3%	65.9%	45.6%	23.1%

Cycurion, Inc.	Schedule B.6
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Projected Income Statements

	For the Projected Year Ending:
	31-Dec-22	31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28
Period Duration	3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Revenue	$4,911,582	$26,429,729	$40,659,289	$62,367,203	$95,666,232	$138,760,118	$187,442,883
Annual Growth Rate			53.8%	53.4%	53.4%	45.0%	35.1%
Cost of sales (COS)	3,707,391	18,517,953	26,401,010	37,911,815	53,935,849	71,992,496	91,542,348
Gross Profit	1,204,190	7,911,776	14,258,279	24,455,388	41,730,383	66,767,622	95,900,535
Operating expenses	1,575,000	8,610,000	14,870,563	22,474,162	33,407,349	45,804,359	57,647,094
Fringe Benefits	270,000	1,080,000	1,221,943	1,407,271	1,625,013	1,870,635	2,129,722
Overhead Expense	255,000	1,020,000	1,826,372	3,001,517	4,564,017	6,296,250	8,045,355
General & administrative	1,050,000	6,510,000	11,822,248	18,065,373	27,218,319	37,637,474	47,472,017
Earnings before interest, taxes, depreciation & amortization (EBITDA)	(370,810)	(698,224)	(612,283)	1,981,226	8,323,034	20,963,264	38,253,441
Depreciation expense	267,123	269,766	273,425	278,415	285,111	293,437	302,809
Amortization expense	8,294	—	—	—	—	8,294	8,294
Earnings before interest & taxes (EBIT)	(646,227)	(967,990)	(885,709)	1,702,811	8,037,922	20,661,533	37,942,337
Other income, net	—	—	—	—	—	—	—
Pretax income (EBT)	(646,227)	(967,990)	(885,709)	1,702,811	8,037,922	20,661,533	37,942,337
Current income taxes	—	—	—	51,719	1,364,206	5,642,352	10,302,553
Deferred taxes	(52,990)	(91,495)	(75,943)	408,040	806,033	(63,738)	(58,122)
Total taxes	(52,990)	(91,495)	(75,943)	459,759	2,170,239	5,578,614	10,244,431
Net Income	$(593,237)	$(876,495)	$(809,765)	$1,243,052	$5,867,683	$15,082,919	$27,697,906

Profit Margins	Projected Profit Margins

Gross margin	24.5%	29.9%	35.1%	39.2%	43.6%	48.1%	51.2%
EBITDA margin	(7.5)%	(2.6)%	(1.5)%	3.2%	8.7%	15.1%	20.4%
EBIT margin	(13.2)%	(3.7)%	(2.2)%	2.7%	8.4%	14.9%	20.2%
Net income margin	(12.1)%	(3.3)%	(2.0)%	2.0%	6.1%	10.9%	14.8%
Effective tax rate	8.2%	9.5%	8.6%	27.0%	27.0%	27.0%	27.0%

Cycurion, Inc.	Schedule B.7
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Summary of Balance Sheet Projection Inputs

Balance Sheet Inputs

	For the Projected Year Ending:
	31-Dec-22	31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28
Days cash & equivalents	80.0	60.0	50.0	45.0	37.5	30.0	25.0
Basis: SG&A
Days A/R	100.0	90.0	70.0	60.0	50.0	45.0	40.0
Basis: Revenue
Prepaid expenses	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%
Basis: SG&A
Days A/P	30.0	30.0	30.0	30.0	30.0	30.0	30.0
Basis: Cost of Sales
Days accrued expenses	60.0	60.0	60.0	60.0	60.0	60.0	60.0
Basis: SG&A

Cycurion, Inc.	Schedule B.8
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Projected Balance Sheets

	Base
	Period	Projected As Of:
	30-Jun-22	31-Dec-22	31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28
Current Assets
Cash & cash equivalents	$191,475	$1,400,000	$1,415,342	$2,037,063	$2,770,787	$3,432,262	$3,764,742	$3,948,431
Accounts receivable, net	5,574,050	5,457,313	6,516,920	7,797,672	10,252,143	13,104,963	17,107,412	20,541,686
Prepaid expenses & other current assets	52,875	78,750	430,500	743,528	1,123,708	1,670,367	2,290,218	2,882,355
Total Current Assets	5,818,400	6,936,063	8,362,762	10,578,263	14,146,638	18,207,593	23,162,372	27,372,472

Fixed assets, net	2,665,828	2,409,510	2,192,604	1,992,365	1,813,738	1,662,559	1,535,634	1,420,268
Other Assets	10,351	10,351	10,351	10,351	10,351	10,351	10,351	10,351
Right of use assets	173,207	173,207	173,207	173,207	173,207	173,207	173,207	173,207

Intangible assets	8,294	—	—	—	—	—	(8,294)	(16,588)
Goodwill	6,592,304	6,592,304	6,592,304	6,592,304	6,592,304	6,592,304	6,592,304	6,592,304

Total Assets	15,268,384	$16,121,435	$17,331,228	$19,346,491	$22,736,238	$26,646,014	$31,465,574	$35,552,014

Current Liabilities
Accounts payable	$1,349,510	$1,235,797	$1,522,024	$2,169,946	$3,116,040	$4,433,083	$5,917,191	$7,524,029
Accrued liabilities	$3,593,812	1,050,000	1,415,342	2,444,476	3,694,383	5,491,619	7,529,484	9,476,235
Deferred revenue	$15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000
Current debt (1)	$3,474,310	3,474,310	3,474,310	3,474,310	3,474,310	3,474,310	3,474,310	3,474,310
Total Current Liabilities	8,432,632	5,775,107	6,426,676	8,103,732	10,299,732	13,414,013	16,935,985	20,489,573

Deferred tax liability / (asset)	—	(52,990)	(144,485)	(220,428)	187,611	993,644	929,906	871,785
Series A - convertible preffered stock	1,294,117	1,294,117	1,294,117	1,294,117	1,294,117	1,294,117	1,294,117	1,294,117
Long-term debt, net of current portion	759,740	759,740	759,740	759,740	759,740	759,740	759,740	759,740
Total Liabilities	10,486,489	7,775,974	8,336,048	9,937,161	12,541,201	16,461,514	19,919,748	23,415,215

Total Capital
Beginning capital	5,010,636	4,781,895	8,345,461	8,995,180	9,409,330	10,195,037	10,184,500	11,545,826
Current period earnings (loss)	(228,741)	(593,237)	(876,495)	(809,765)	1,243,052	5,867,683	15,082,919	27,697,906
Net cash flow	NA	(4,156,803)	(1,526,214)	(1,223,916)	457,345	5,878,221	13,721,593	27,106,933
Ending Capital	4,781,895	8,345,461	8,995,180	9,409,330	10,195,037	10,184,500	11,545,826	12,136,799

Total Liabilities & Capital	$15,268,384	$16,121,435	$17,331,228	$19,346,491	$22,736,238	$26,646,014	$31,465,574	$35,552,014

Working capital (CA - CL)	$875,078	$4,650,266	$5,425,396	$5,963,841	$7,336,216	$8,282,890	$9,715,697	$10,372,208
WC balance as % revenue	5.2%	23.7%	20.5%	14.7%	11.8%	8.7%	7.0%	5.5%

Additions (subtractions) thereto		$3,775,188	$775,130	$538,445	$1,372,374	$946,674	$1,432,806	$656,512
(1)	Net of the $2.0 million receivable from SLG that is also excluded from total assets.

Cycurion, Inc.	Schedule B.9
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Projected Capital Expenditures — Economic/Book Schedule

		31-Dec-22	31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28
Fixed asset utilization rate		2.0x	12.1x	20.4x	34.4x	57.5x	90.4x	132.0x
Required assets		$2,409,510	$2,192,604	$1,992,365	$1,813,738	$1,662,559	$1,535,634	$1,420,268
Beginning assets		2,665,828	2,409,510	2,192,604	1,992,365	1,813,738	1,662,559	1,535,634
Depreciation		267,123	269,766	273,425	278,415	285,111	293,437	302,809

Short-term capital expenditures		8,644	42,288	58,549	79,830	107,146	133,210	149,954
Long-term capital expenditures		2,161	10,572	14,637	19,958	26,787	33,302	37,489
Required capital expenditures		$10,805	$52,859	$73,187	$99,788	$133,933	$166,512	$187,443
As % revenue		0.2%	0.2%	0.2%	0.2%	0.1%	0.1%	0.1%

Economic / Book Depreciation Schedule:
Existing assets, net	2,665,828
Depreciation life - existing assets	10.0	$266,583	$266,583	$266,583	$266,583	$266,583	$266,583	$266,583
Depreciation life - capital expenditures	20.0

Capital expenditures - 2022	$10,805	540	540	540	540	540	540	540
Capital expenditures - 2023	52,859		2,643	2,643	2,643	2,643	2,643	2,643
Capital expenditures - 2024	73,187			3,659	3,659	3,659	3,659	3,659
Capital expenditures - 2025	99,788				4,989	4,989	4,989	4,989
Capital expenditures - 2026	133,933					6,697	6,697	6,697
Capital expenditures - 2027	166,512						8,326	8,326
Capital expenditures - 2028	187,443							9,372

Total	$3,390,355	$267,123	$269,766	$273,425	$278,415	$285,111	$293,437	$302,809

Cycurion, Inc.	Schedule B.10
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Projected Capital Expenditures — Tax Schedule

		31-Dec-22	31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28
Tax Depreciation Schedule: Short-term
Existing assets, net	2,665,828
Depreciation life - existing assets	5.0	$533,166	$533,166	$533,166	$533,166	$533,166	$0	$0
Depreciation life – capital expenditures	5.0

Depreciable Capex - 2022	—	8,644	—	—	—	—	—	—
Depreciable Capex - 2023	8,458	35,522	1,692	1,692	1,692	1,692	—
Depreciable Capex - 2024	23,420			39,814	4,684	4,684	4,684	4,684
Depreciable Capex - 2025	47,898				41,512	9,580	9,580	9,580
Depreciable Capex - 2026	85,717					38,573	17,143	17,143
Depreciable Capex - 2027	133,210						26,642	26,642
Depreciable Capex - 2028	149,954							29,991
Total	$3,114,484	$541,810	$568,687	$574,671	$581,053	$587,693	$59,740	$88,040
Tax Depreciation Schedule: Long-term
Depreciation life - capital expenditures	20.0
Depreciable Capex - 2022	2,161	108	108	108	108	108	108	108
Depreciable Capex - 2023	10,572		529	529	529	529	529	529
Depreciable Capex - 2024			14,637	732	732	732	732	732
Depreciable Capex - 2025	19,958				998	998	998	998
Depreciable Capex - 2026	26,787					1,339	1,339	1,339
Depreciable Capex - 2027	33,302						1,665	1,665
Depreciable Capex - 2028	37,489							1,874
Total	$144,905	$108	$637	$1,369	$2,366	$3,706	$5,371	$7,245

Cycurion, Inc.	Schedule B.11
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Projected Tax Expenses

			For the Projected Year Ending:
			31-Dec-22	31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28

Deferred Taxes	Depreciable/ Amortizable	Estimated Life	Annual Depreciation & Amortization Expense
Economic / Book Basis
Fixed assets	Y	See B.9	267,123	269,766	273,425	278,415	285,111	293,437	302,809
Intangible assets	Y	1	8,294	—	—	—	—	8,294	8,294
Total Economic / Book Basis			$275,417	$269,766	$273,425	$278,415	$285,111	$301,731	$311,103
Income Tax Basis
Fixed assets	Y	See B.9	541,918	569,324	576,039	583,419	591,399	65,111	95,285
Intangible assets	Y	15	553	553	553	553	553	553	553
Total Tax Basis			$981,958	$1,009,364	$1,016,079	$1,023,459	$1,031,439	$65,664	$95,838
Increase / (Decrease) in deferred tax liability @		27.0%	190,766	199,691	200,516	201,162	201,508	(63,738)	(58,122)
(Increase) / Decrease in deferred tax assets @		27.0%	(243,756)	(291,186)	(276,460)	206,878	604,524	—	—
Deferred tax expense			$(52,990)	$(91,495)	$(75,943)	$408,040	$806,033	$(63,738)	$(58,122)
Total deferred tax liability (asset), net		$0	$52,990	$144,485	$220,428	$187,611	$993,644	$929,906	$871,785
Income Taxes and Net Operating Losses
Pretax income			(646,227)	(967,990)	(885,709)	1,702,811	8,037,922	20,661,533	37,942,337
Excess Interest Expense Adjustment			449,967	629,121	604,437	—	—	—	—
Tax depreciation adjustment			706,541	739,598	742,654	745,044	746,327	(236,067)	(215,265)
Earnings before taxes and NOL utilization		(902,801)	(1,078,467)	(1,023,926)	957,767	7,291,595	20,897,600	38,157,603
Net operating loss utilization			—	—	—	(766,214)	(2,238,980)	—	—
Earnings before taxes			(902,801)	(1,078,467)	(1,023,926)	191,553	5,052,615	20,897,600	38,157,603
Income taxes @	27.0%		$0	$0	$0	$51,719	$1,364,206	$5,642,352	$10,302,553
Beginning net operating losses			—	902,801	1,981,267	3,005,193	2,238,980	—	—
Additions to / (utilization of) net operating losses			902,801	1,078,467	1,023,926	(766,214)	(2,238,980)	—	—
Ending net operating losses			$902,801	$1,981,267	$3,005,193	$2,238,980	$—	$—	$—

Cycurion, Inc.	Schedule B.12
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Pepperdine Cost of Capital Estimate

Private Capital Market Required Rates of Return
Investment Type	1st Quartile	Median	3rd Quartile
Bank ($1M CF loan)	5.0%	5.5%	6%
Bank ($5M CF loan)	3.9%	4.3%	4.8%
Bank ($10M CF loan)	3.9%	4.0%	4.5%
Bank ($25M CF loan)	3.8%	4.0%	4.3%
Bank ($50M CF loan)	3.0%	3.3%	3.5%
ABL ($1M loan)	15.5%	16.0%	18.5%
ABL ($5M loan)	14.8%	15.5%	16.3%
ABL ($10M loan)	4.4%	8.5%	15.0%
ABL ($25M loan)	3.5%	5.0%	8.0%
ABL ($50M loan)	3.1%	3.8%	4.4%
Mezz ($1M loan)	11.5%	14.0%	21.0%
Mezz ($5M loan)	11.0%	14.0%	17.5%
Mezz ($10M loan)	9.5%	12.0%	13.0%
Mezz ($25M loan)	8.5%	12.0%	13.0%
Mezz ($50M loan)	8.5%	10.0%	12.0%
PEG ($1M EBITDA)	27.5%	37.0%	38.0%
PEG ($10M EBITDA)	25.5%	30.0%	31.5%
PEG ($25M EBITDA)	22.5%	25.0%	27.5%
PEG ($50M EBITDA)	21.0%	25.0%	25.5%
VC (Seed)	33.0%	38.0%	40.0%
VC (Startup)	30.0%	33.0%	40.0%
VC (Early Stage)	23.0%	30.0%	38.0%
VC (Expansion)	19.0%	25.0%	32.0%
VC (Later Stage)	18.0%	23.0%	38.0%
Angel (Seed)	33.0%	43.0%	65.0%
Angel (Startup)	23.0%	33.0%	50.0%
Angel (Early Stage)	23.0%	28.0%	48.0%
Angel (Expansion)	23.0%	25.0%	48.0%
Angel (Later Stage)	18.0%	23.0%	38.0%
Selected Cost of Equity		32.0%
Selected Cost of Debt		8.0%

Cycurion, Inc.	Schedule B.13
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Weighted Average Cost of Capital	(Dollar figures in thousands, except for per share figures)

Company Name	Ticker Symbol	Historical Beta (1)	Shares Out	Share Price	Market Cap	Debt, Pref. & Min Int.	Avg. Debt / Equity (2)	Debt / Total Cap	Effective Tax Rate (3)	Unlevered Beta
F5, Inc.	FFIV	1.14	59,562	$144.73	$8,620,436	$663,163	7.7%	7.1%	29.4%	1.08
Akamai Technologies, Inc.	AKAM	NM	158,957	$80.32	$12,767,437	$3,224,013	25.3%	20.2%	24.5%	NM
Radware Ltd.	RDWR	1.00	44,841	$21.79	$977,080	$59,225	6.1%	5.7%	23.4%	0.95
Booz Allen Hamilton Holding Corporation	BAH	0.62	132,328	$92.35	$12,220,474	$3,070,565	25.1%	20.1%	27.9%	0.52
Rapid7, Inc.	RPD	1.40	58,700	$42.90	$2,518,245	$915,232	36.3%	26.7%	0.0%	1.02
CACI International Inc	CACI	0.92	23,422	$261.06	$6,114,427	$2,115,479	34.6%	25.7%	28.9%	0.74
CrowdStrike Holdings, Inc.	CRWD	1.27	233,381	$164.81	$38,463,440	$789,845	2.1%	2.0%	0.0%	1.25
Okta, Inc.	OKTA	1.26	158,873	$56.87	$9,035,097	$2,387,502	26.4%	20.9%	0.0%	1.00
Splunk Inc.	SPLK	1.43	162,709	$75.20	$12,235,710	$4,075,521	33.3%	25.0%	0.0%	1.07
Qualys, Inc.	QLYS	0.64	38,364	$139.39	$5,347,505	$42,880	0.8%	0.8%	21.5%	0.63

Capital Asset Pricing Model (CAPM) Inputs

(4) Effective tax rate	27.00%
(5) Risk-free rate (Rf)	4.08%
(6) Equity Risk Premium (ERP)	6.22%
(7) Unlevered beta	1.00
(8) Target debt/equity	19.77%
(9) Pretax cost of debt	8.00%
(10) Small Stock Risk Premium (SSRP)	4.80%
(11) Implied Unsystematic Risk Premium (USRP)	16.00%

High	36.3%	26.7%	29.4%	1.25
Mean	19.8%	15.4%	15.6%	0.92
Median	25.2%	20.1%	22.4%	1.00
CV	0.71	0.67	0.87	0.26

Capital Asset Pricing Model (CAPM) Calculations
Relevered beta	1.14
Ke = Rf + (Levered Beta x ERP) + SSRP + USRP
CAPM Cost of Equity (k e )	32.0%
Pepperdine Cost of Capital – Selected	32.0%
After-tax cost of debt	5.8%
Debt/capital ratio	16.5%
Weighted Average Cost of Capital (WACC)	27.7%

Notes:

(1)Primary Beta: CIQ Beta 5-Year (Monthly)

(2)Debt to equity (D/E) ratio as of Valuation Date

(3)Average effective tax rate for LTM + prior 10 years excluding negative rate or rates greater than 100%

(4)Reflects the corporate tax rate of the United States and the state of Virginia

(5)20-Year United States Treasury rate as of September 30, 2022

(6)Kroll Cost of Capital Navigator, long-term supply side ERP

(7)Unlevered and relevered using Hamada method

(8)Mean debt-to-equity of the guideline companies

(9)Assumes a weighted average of mezzanine debt and bank loans

(10)Kroll market cap 10th Decile ($10.59 million – $289.01 million)

(11)Implied Unsystematic Risk Premium required for CAPM to equal Selected Pepperdine Cost of Capital

Cycurion, Inc.	Schedule B.14
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Synthesis of Net Cash Flow

		For the Projected Year Ending:
		31-Dec-22	31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28
Period Duration		3 Months	12 Months	12 Months	12 Months	12 Months	12 Months	12 Months
Sources of Cash Flow:
Net income		(593,237)	(876,495)	(809,765)	1,243,052	5,867,683	15,082,919	27,697,906
Depreciation		267,123	269,766	273,425	278,415	285,111	293,437	302,809
Amortization		8,294	—	—	—	—	8,294	8,294
Increase in deferred taxes		(52,990)	(91,495)	(75,943)	408,040	806,033	(63,738)	(58,122)
Total Sources of Cash Flow		(370,810)	(698,224)	(612,283)	1,929,507	6,958,828	15,320,912	27,950,888

Uses of Cash Flow:
Additions to working capital		3,775,188	775,130	538,445	1,372,374	946,674	1,432,806	656,512
Capital expenditures		10,805	52,859	73,187	99,788	133,933	166,512	187,443
Net cash flow		(4,156,803)	(1,526,214)	(1,223,916)	457,345	5,878,221	13,721,593	27,106,933
Total Uses of Cash Flow		(370,810)	(698,224)	(612,283)	1,929,507	6,958,828	15,320,912	27,950,888

Net Cash Flow		(4,156,803)	$(1,526,214)	$(1,223,916)	$457,345	$5,878,221	$13,721,593	$27,106,933

Period (Mid - Period)		0.13	0.75	1.75	2.75	3.75	4.75	5.75
PV Factor @ WACC =	27.7%	0.9699	0.8324	0.6519	0.5105	0.3997	0.3130	0.2451

Present Value (PV) Net Cash Flow		$(4,031,676)	$(1,270,493)	$(797,843)	$233,463	$2,349,795	$4,295,342	$6,644,812

PV net cash flow	$7,423,402
PV residual value	101,651,983
Market Value of Invested Capital	$109,075,385
Less: total debt (1)	(3,474,310)
Value of Equity	$105,601,075
(1)	Debt is net of a $2.0 million receivable from SLG, as discussed further in the report.

Residual Value – Revenue Multiple

2028 Revenue :	$187,442,883
x Revenue Multiple :	2.5x
Residual value :	$468,607,207
x PV factor :	0.2169
PV residual value :	$101,651,983

Cycurion, Inc.	Schedule B.15
Valuation Summary and Conclusion	Valuation Date: September 30, 2022

Synthesis of Equity Value

Sensitivity Analysis of Residual Multiple and Selected Discount Rate

Residual EV / Revenue Multiple	Discount Rate 24.7%	26.2%	27.7%	29.2%	30.7%
2.30x	$114.1	$105.4	$97.5	$90.1	$83.4
2.35x	$116.5	$107.6	$99.5	$92.0	$85.2
2.40x	$118.8	$109.8	$101.5	$93.9	$86.9
2.45x	$121.2	$112.0	$103.6	$95.8	$88.7
2.50x	$123.5	$114.2	$105.6	$97.7	$90.4
2.55x	$125.9	$116.4	$107.6	$99.6	$92.2
2.60x	$128.3	$118.6	$109.7	$101.5	$94.0
2.65x	$130.6	$120.8	$111.7	$103.4	$95.7
2.70x	$133.0	$122.9	$113.7	$105.3	$97.5

Selected Residual Multiple Range
$90
$124
Selected Discount Rate Range
$97
$114
Concluded Range
$96
$116
$95.0 Million Offer Price
$85
$90
$95
$100
$105
$110
$115
$120
$125
$130
in millions of USD

Cycurion, Inc.	Schedule B.16
Discounted Cash Flow Method	Valuation Date: September 30, 2022

Review of Software Revenue Growth

Cyber-Software Annual Revenue
Company (in 000s)	9/30/2020	9/30/2021	9/30/2022
F5, Inc.	$2,350,822	$2,603,416	$2,677,809
Akamai Technologies, Inc.	$3,123,985	$3,402,152	$3,572,670
Radware Ltd.	$248,343	$278,900	$298,882
Rapid7, Inc.	$389,975	$496,925	$616,371
CrowdStrike Holdings, Inc.	$654,277	$1,137,922	$1,834,048
Okta, Inc.	$703,669	$1,018,625	$1,600,445
Splunk Inc.	$2,343,253	$2,411,444	$3,038,704
Qualys, Inc.	$352,826	$396,193	$448,027
	12/31/2026	12/31/2027	12/31/2028
Cycurion	$95,666,232.3	$138,760,118.1	$187,442,882.9

Annualized Revenue Growth - 2020-2022
Company	CAGR	Revenue Multiple
F5, Inc.	6.7%	3.19x
Akamai Technologies, Inc.	6.9%	4.28x
Radware Ltd.	9.7%	2.53x
Rapid7, Inc.	25.7%	5.18x
CrowdStrike Holdings, Inc.	67.4%	20.14x
Okta, Inc.	50.8%	5.59x
Splunk Inc.	13.9%	4.79x
Qualys, Inc.	12.7%	11.10x

Cycurion CAGR
Cycurion	40.0%

Residual Multiple Analysis
Implied Revenue Regression Multiple	10.05x
DCF Selected Residual Multiple	2.50x
DCF Residual Multiple Discount Applied	(75.1)%

Cycurion, Inc.	Schedule C.1
Guideline Public Companies	Valuation Date: September 30, 2022

Determination of Relevant Multiples	(Dollar figures in thousands, except for per share figures)

Ticker:	FFIV	AKAM	RDWR	BAH	RPD	CACI	CRWD	OKTA	SPLK	QLYS
		Akamai		Booz Allen		CACI
		Technologies,		Hamilton		International	CrowdStrike
Company:	F5, Inc.	Inc.	Radware Ltd	Holding	Rapid7, Inc.	Inc	Holdings, Inc.	Okta, Inc.	Splunk Inc.	Qualys, Inc.
LTM Operating Performance											Mean	Median
Revenue (S)	$2,677,809	$3,572,670	$298,882	$8,624,234	$616,371	$6,202,917	$1,834,048	$1,600,445	$3,038,704	$448,027
Gross profit	$2,156,966	$2,252,764	$244,711	$2,019,474	$417,456	$2,151,729	$1,352,365	$1,104,100	$2,251,101	$352,772
% margin	80.5%	63.1%	81.9%	23.4%	67.7%	34.7%	73.7%	69.0%	74.1%	78.7%	64.7%	71.4%
Earnings before interest, taxes, depreciation & amortization (EBITDA)	$555,547	$1,207,663	$27,553	$938,964	$(106,818)	$631,010	$(65,644)	$(659,751)	$(643,565)	$163,134
% margin	20.7%	33.8%	9.2%	10.9%	(17.3)%	10.2%	(3.6)%	(41.2)%	(21.2)%	36.4%	3.8%	9.7%
Earnings before interest & taxes (EBIT)	$436,710	$798,004	$16,825	$780,860	$(146,943)	$496,329	$(129,788)	$(770,465)	$(740,037)	$127,554
% margin	16.3%	22.3%	5.6%	9.1%	(23.8)%	8.0%	(7.1)%	(48.1)%	(24.4)%	28.5%	(1.4)%	6.8%
Net income to common shareholders	$343,532	$578,150	$6,296	$512,922	$(166,930)	$366,794	$(173,243)	$(915,682)	$(998,179)	$101,596
% margin	12.8%	16.2%	2.1%	5.9%	(27.1)%	5.9%	(9.4)%	(57.2)%	(32.8)%	22.7%	(6.1)%	4.0%
Calculation of Equity and Capital Value
Share price	$144.73	$80.32	$21.79	$92.35	$42.90	$261.06	$164.81	$56.87	$75.20	$139.39
Shares out (000s)	59,562	158,957	44,841	132,328	58,700	23,422	233,381	158,873	162,709	38,364
Market capitalization	8,620,436	12,767,437	977,080	12,220,474	2,518,245	6,114,427	38,463,440	9,035,097	12,235,710	5,347,505
Less: cash & equivalents	738,341	690,689	280,810	497,828	239,713	115,141	2,318,858	2,476,978	1,743,393	419,089
Equity value less cash (P)	7,882,095	12,076,748	696,270	11,722,646	2,278,532	5,999,286	36,144,582	6,558,119	10,492,317	4,928,416
Minority interest	—	—	35,000	1,419	—	135	17,928	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—
Total debt	663,163	3,224,013	24,225	3,069,146	915,232	2,115,344	771,917	2,387,502	4,075,521	42,880
Enterprise value (EV)	8,545,258	15,300,761	755,495	14,793,211	3,193,764	8,114,765	36,934,427	8,945,621	14,567,838	4,971,296
Operating Multiples											Mean	Median
EV/S	3.2	4.3	2.5	1.7	5.2	1.3	20.1	5.6	4.8	11.1	6.0	4.5
EV/EBITDA	15.4	12.7	27.4	15.8	NMF	12.9	NMF	NMF	NMF	30.5	19.1	15.6
EV/EBIT	19.6	19.2	44.9	18.9	NMF	16.3	NMF	NMF	NMF	39.0	26.3	19.4

Cycurion, Inc.	Schedule C.2
Guideline Public Companies	Valuation Date: September 30, 2022

Summary of Multiples

Observed Multiples	FFIV	AKAM	RDWR	BAH	RPD	CACI	CRWD	OKTA	SPLK	QLYS
EV/S	3.2	4.3	2.5	1.7	5.2	1.3	20.1	5.6	4.8	11.1
EV/EBITDA	15.4	12.7	27.4	15.8	NMF	12.9	NMF	NMF	NMF	30.5
EV/EBIT	19.6	19.2	44.9	18.9	NMF	16.3	NMF	NMF	NMF	39.0

Summary Statistics	Software	Government Cyber Solutions / Managed Solutions / MSSP
EV/S – Median	5.0x	1.5x
EV/S – Mean	7.1x	1.5x
(1)	Software includes all except for BAH and CACI. Several of the software companies also provide MSSP services.
(2)	Government Solutions/ Managed Solutions / Managed Security Solutions only includes BAH and CACI.

Cycurion, Inc.	Schedule D.1
Merger & Acquisitions	Valuation Date: September 30, 2022

Transaction Multiples

Industry Transactions									Transaction Multiples
#	Date	Target	Related Business Segment(s)	Target Revenue $(mm)	Target EBITDA $(mm)	Target EBITDA Margin (%)	Enterprise Value $(mm)	Transaction Size $(mm)	Target	EV/S	EV/EBITDA
1	27-Jan-21	Perspecta Inc.	Gov Solutions, MSSP	4,483.0	646.0	14.4%	7,273.2	6,791.8	Perspecta Inc.	1.6	11.3
2	12-Feb-18	CSRA Inc.	Gov Solutions, MSSP	5,064.0	841.3	16.6%	9,871.1	9,951.1	CSRA Inc.	1.9	11.7
3	9-Feb-22	Tripwire, Inc.	Gov Solutions, Managed IT, MSSP	106.8	4.0	3.7%	350.0	350.0	Tripwire, Inc.	3.3	87.7
4	3-Jan-18	Spikes Inc.	MSSP	27.1	—	—	34.3	34.3	Spikes Inc.	1.3	—
5	21-Jan-19	Software Information Systems,	Managed IT Solutions	89.0	2.6	2.9%	15.4	15.4	Software Information Systems,	0.2	5.9
6	14-Aug-19	Presidio, Inc.	Managed IT Solutions, MSSP	3,026.1	220.2	7.3%	2,375.4	2,406.1	Presidio, Inc.	0.8	10.8
7	19-Feb-15	MegaPath Corporation, Managed	Managed IT Solutions, MSSP	124.0	20.0	16.1%	152.4	152.4	MegaPath Corporation, Managed	1.2	7.6
8	11-Apr-22	SailPoint Technologies Holding	Software	463.6	(41.2)	(8.9)%	7,051.2	7,465.9	SailPoint Technologies Holding	15.2	—
9	22-Aug-19	Carbon Black, Inc.	Software	229.7	(60.4)	(26.3)%	2,060.3	2,208.4	Carbon Black, Inc.	9.0	—
10	8-Mar-22	Mandiant, Inc.	Software	483.5	(224.6)	(46.5)%	5,357.1	7,550.9	Mandiant, Inc.	11.1	—
11	12-Jun-16	Blue Coat, Inc.	Software	598.3	8.9	1.5%	4,722.2	4,858.8	Blue Coat, Inc.	7.9	—
12	19-Dec-19	Shape Security, Inc.	Software	59.7	(43.4)	(72.8)%	1,028.0	1,028.0	Shape Security, Inc.	17.2	—
13	16-Nov-18	Cylance Inc.	Software	130.0	—	—	1,500.0	1,500.0	Cylance Inc.	11.5	—

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 21. Exhibits and Financial Statement Schedules.

(a)The following exhibits are filed as part of this Registration Statement:

The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Western hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

1.2

Business Combination Agreement, dated January 11, 2022, by and between the Registrant and A.G.P./Alliance Global Partners, as representative of the several underwriters is incorporated herein by reference to Exhibit 1.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

2.1

Agreement and Plan of Merger, dated as of November 21, 2022, by and among Registrant, WAV Merger Sub, Inc., Cycurion, Inc., and the Stockholders’ Representative is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

3.1

Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on April 28, 2021, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

3.2

Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on January 13, 2021, is incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

3.3

Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on January 13, 2022, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 12, 2023.

3.4	By-Laws of the Registrant incorporated herein by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.1

Specimen Unit Certificate of the Registrant is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.2

Specimen Common Stock Certificate of the Registrant is incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.3

Specimen Warrant Certificate of the Registrant is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.4

Form of Warrant Agreement between American Stock Transfer & Trust Company, LLC and the Registrant is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.5

Warrant Agreement, dated January 11, 2022, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as warrant agent is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.1

Form of Letter Agreement from each of the Registrant’s officers, directors, sponsor, and A.G.P./Alliance Global Partners is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

10.2

Investment Management Trust Agreement, dated January 11, 2022, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as trustee, is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.3

Registration Rights Agreement, dated January 11, 2022, by and among the Registrant, the Sponsor, A.G.P./Alliance Global Partners and certain other security holders of the Registrant is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.4

Stock Escrow Agreement, dated January 11, 2022, by and between the Registrant, American Stock Transfer & Trust Company, LLC and the initial stockholders is incorporated herein by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.5

Indemnity Agreement, dated January 11, 2022, by and among the Registrant and each of the directors and officers of the Registrant is incorporated herein by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.6

Investment Management Trust Agreement, dated January 11, 2022, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as trustee, is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.7

Form of Stockholder Support Agreement among the Registrant, Cycurion, Inc., and the parties signatory thereto is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.8

Form of Sponsor Support Agreement among the Registrant, the Sponsor, and Cycurion, Inc., is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.9

Form of Parent Support Agreement among the Registrant, Cycurion, Inc., and the parties signatory thereto is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.10

Form of Lock Up Agreement among the Registrant, WAV Merger Sub, Inc., Cycurion, Inc., and the parties signatory thereto is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.11

Forward Share Purchase Agreement entered into as of January 10, 2023, by and among the Registrant, Cycurion, Inc., Alpha Capital Anstalt is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 17, 2023..

10.12	Term Loan Note issued by the Registrant and Axxum Technologies LLC in favor of Mainstreet Bank, dated November 22, 2017.

10.13	Pledge Agreement by the Registrant and Mainstreet Bank, dated November 22, 2017.

10.14a	Amended and Restated Loan and Security Agreement by and among the Registrant, Axxum Technologies LLC, Cloudburst Security LLC, and Mainstreet Bank, dated April 18, 2019.

10.14b	First Amendment to Amended and Restated Loan and Security Agreement by and among the Registrant, Axxum Technologies LLC, Cloudburst Security LLC, and Mainstreet Bank, dated March 30, 2020.

10.14c	Second Amendment to Amended and Restated Loan and Security Agreement by and among the Registrant, Axxum Technologies LLC, Cloudburst Security LLC, and Mainstreet Bank, dated June 29, 2020.

10.15	Amended and Restated Revolving Credit Note of the Registrant, Axxum Technologies LLC, and Cloudburst Security LLC in favor of Mainstreet Bank, dated April 18, 2019.

10.16	Collateral Assignment of Acquisition Documents by the Registrant and Mainstreet Bank, dated November 22, 2017.

10.17	Small Business Administration Paycheck Protection Program loan by Mainstreet Bank in favor of the Registrant, dated April 20, 2020.

10.18	Office Lease by and between Scandium LLC and the Registrant, dated October 22, 2019.

10.19a	Employment Agreement by and between the Registrant and L. Kevin Kelly, dated January 25, 2023.

10.20	Joint Venture Agreement Between Cycurion, Inc. and Lunar Privacy, Inc., made and entered December 29, 2022.

14.1	Code of Ethics is incorporated herein by reference to Exhibit 14.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

21.1	List of subsidiaries of the Registrant.

23.1	Consent of Marcum LLP.

23.2	Consent of WWC, P.C.

99.1

Audit Committee Charter of the Registrant is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

99.2

Compensation Committee Charter of the Registrant is incorporated herein by reference to Exhibit 99.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

99.3

Nominating Committee Charter of the Registrant is incorporated herein by reference to Exhibit 99.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

107	Filiing Fees

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)	The registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 13, 2023.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ Stephen Christoffersen
Stephen Christoffersen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen Christoffersen	Chief Executive Officer, President and Director	February 13, 2023
(Principal Executive Officer)

/s/ William Lischak	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial Officer)	February 13, 2023
Principal Accounting and Financial Officer

/s/ Robin Smith	Director	February 13, 2023

/s/ Adam Stern	Director	February 13, 2023

/s/ Ade Okunubi	Director	February 13, 2023